BLUE MOON METALS

NI 43-101 Technical Report on the Feasibility Study of the Nussir Project

Effective Date: 14 April 2026
Signing Date: 16 April 2026

Qualified Persons:

Martin Prior – M Eng, FSAIMM, Senior Project Manager, Worley

Roy Levesque – P.Eng, Principal Mining Engineer, Worley

Lumin Ma – Principal Geotechnical Engineer, Worley

Susan Abell – SACNASP, Principal Environmental Scientist, Worley

Adam Wheeler – C. Eng, Eur Ing., FIMMM, Mining Consultant

Unit 15 Falcon Court
Preston Farm Industrial Estate
Stockton-On-Tees TS18 3TU
United Kingdom
T: +44 1642 130302
Worley Europe Limited

worley.com

Table of contents

1. Executive Summary 23
1.1 Principal Outcomes 23
1.2 Property Description and Ownership 24
1.2.1 License Areas and Operating Status 24
1.2.2 Operating License Applications and Extensions 25
1.3 Geology and Mineralisation 25
1.3.1 Lithology 25
1.3.2 Structure 26
1.3.3 Mineralisation 26
1.4 Mineral Processing and Metallurgical Testing 26
1.4.1 Ore Characteristics and Mineralogy 26
1.4.2 Comminution Characteristics 27
1.4.3 Flotation Performance 27
1.4.4 Concentrate Quality 27
1.4.5 Tailings Thickening 28
1.4.6 Metallurgical Basis for Design 28
1.4.7 Risks and Opportunities 28
1.5 Mineral Resource Estimates 28
1.6 Mineral Reserve Estimates 29
1.7 Mining Methods 30
1.7.1 Mining Method Selection 31
1.7.2 Main Decline Access 32
1.7.3 Ramp Design 32
1.8 Geotechnical Considerations 33
1.8.1 Rock Mass Characterization Along Ore Strike 33
1.8.2 Summary of Geotechnical Conditions 33
1.8.3 Other Considerations 34
1.9 Ventilation Assessment and System Selection 34
1.9.1 Ventilation Modelling and Scenario Development 34
1.9.2 Ventilation Options Considered 35
1.9.3 Ventilation Demand Analysis 35
1.10 Underground Infrastructure Overview 35
1.10.1 Underground Mine Dewatering System 36
1.10.2 Material Handling System 36
1.10.3 Interim Haulage and Mucking Operations 37
1.10.4 Permanent Conveyor System Implementation 37
1.10.5 Crushing and Material Transfer 37

Effective Date: April 14, 2026

ii

1.10.6 Expansion of Crushing and Conveyor Systems 38
1.11 Recovery Methods 38
1.11.1 Design Basis and Throughput 38
1.11.2 Recovery Flowsheet 38
1.11.3 Grinding Circuit and Sizing Basis 39
1.11.4 Flotation Circuit and Sizing 39
1.11.5 Regrind and Cleaner Circuit Basis 39
1.11.6 Concentrate Dewatering, Storage and Load-Out 39
1.11.7 Tailing Thickening, Pipeline Transport, and Sub-Sea Disposal 39
1.11.8 Reagent, Water, Air and Control Systems 40
1.12 Project Infrastructure 42
1.12.1 Site Access and Surface Facilities 42
1.12.2 Materials Handling, Aggregate Operations, and Port Infrastructure 42
1.12.3 Tailings Deposition 43
1.12.4 Water Management and Water Balance 43
1.12.5 Water Treatment 43
1.12.6 Electrical Power Supply and Distribution 44
1.12.7 Control, Instrumentation, and Telecommunications 44
1.13 Market Studies 44
1.13.1 Overview 44
1.13.2 Copper 45
1.13.3 Gold 49
1.14 Environmental Studies and Permitting 50
1.14.1 Permitting 50
1.14.2 Environmental and Social Management 51
1.14.3 Social 51
1.14.4 Biophysical 51
1.15 Capital and Operating Costs 52
1.15.1 Operating Costs 53
1.16 Summary of the Economic Analysis 54
1.16.1 Sensitivity Analysis 57
1.17 Interpretations and Conclusions 58
1.18 Recommendations 58
2. Introduction 59
2.1 Issuer 59
2.2 Terms of Reference and Purpose of this Report 59
2.3 Sources of Information 60
2.4 Specific Areas of Responsibility 60
2.5 Effective Dates 62
2.6 Involvement of the Qualified Person and Personal Inspections 62

Effective Date: April 14, 2026 iii

3. **Reliance On Other Experts 63**
4. **Property Description And Location 64**
   - 4.1 Location 64
   - 4.2 Mineral Deposit 66
   - 4.3 Licenses 67
   - 4.4 Royalties and Related Information 70
   - 4.5 Environmental Liabilities 70
   - 4.6 Permits 70
   - 4.7 Other Relevant Factors 71
     - 4.7.1 Secondary Approvals Obtained 71
     - 4.7.2 Secondary Approvals to be Obtained 72
   - 4.8 Key Risks and Opportunities 72
5. **Accessibility, Climate, Local Resources And Infrastructure 73**
   - 5.1 Accessibility 73
   - 5.2 Site Description 73
   - 5.3 Climate 74
   - 5.4 Local Resources 74
   - 5.5 Infrastructure 74
   - 5.6 Power Supply 75
   - 5.7 Water Supply 75
6. **History 76**
   - 6.1 Initial Exploration 76
   - 6.2 Geophysical Surveys 77
     - 6.2.1 Gound IP and Resistivity 77
   - 6.3 Historical Mineral Resources 81
   - 6.4 Production History 82
7. **Geological Setting and Mineralisation 83**
   - 7.1 Regional Geology 83
     - 7.1.1 Geology of The Repparfjord Window 84
     - 7.1.2 Lithology 85
     - 7.1.3 Structure 87
   - 7.2 Local Geology and Mineralisation 89
8. **Deposit Type 90**
   - 8.1 Background 90
9. **Exploration 92**
10. **Drilling 96**
    - 10.1 Nussir 96
11. **Sample Preparation, Analysis and Security 105**
    - 11.1 Nussir 105

Effective Date: April 14, 2026 iv

11.1.1 1984 to 1996 105
11.1.2 Terra Control/Nussir ASA 2006 to 2019 105
11.1.3 Quality Assurance/Quality Control 106
11.1.4 Density Measurements 126
11.1.5 Summary 127
11.2 Core and Sample Storage 127
11.3 Overview 128
12. Data Verification 129
12.1 Drillhole Data 132
12.1.1 Collar Data 132
12.1.2 Drillhole Core 136
12.2 Database 140
12.3 Overview 141
13. Mineral Processing and Metallurgical Testing 142
13.1 Introduction 142
13.2 Representativeness of Test Samples 142
13.2.1 SGS Lakefield Test Work 2011 143
13.2.2 Test Work for the PFS 148
13.3 Feasibility Study Test Work 153
13.3.1 Sample Receipt and Preparation 153
13.3.2 Head Analysis 163
13.3.3 SGS – QEMSCAN Analysis (2019) 167
13.3.4 Comminution Test Work 171
13.3.5 Metallurgical Test Work 178
13.3.6 Composite 1 and 2 Rougher Flotation 188
13.3.7 Locked Cycle Flotation Testing 201
13.3.8 Impact of Dilution 209
13.3.9 Settling Testwork 211
13.3.10 Copper Concentrate Product Specification 212
13.4 Testwork Conclusions 217
13.4.1 Feed characterization 217
13.4.2 Comminution 218
13.4.3 Rougher Flotation 218
13.4.4 Cleaner Flotation 219
13.4.5 Locked Cycle Testing 219
13.4.6 Project Metallurgy 220
13.5 Risks and Opportunities 222
13.5.1 Risks 222
14. Mineral Resource Estimate 224
14.1 Introduction 224

Effective Date: April 14, 2026 v

14.2 Data Collation....224
14.3 Data Verification....226
14.4 Initial Statistical Analysis....227
14.5 Lithology and Interpretation....228
14.6 Exploratory Data Analysis....233
14.7 Compositing....237
14.7.1 Geostatistics....238
14.8 Volumetric Modelling....242
14.9 Density 245
14.10 Grade Estimation....248
14.11 Resource Classification....251
14.12 Model Validation....257
14.12.1 Visual Examination....257
14.12.2 Global Comparison of Grades....257
14.12.3 Local Comparison of Grades....258
14.13 Resource Evaluation....259
14.14 Risk to Resource Estimation....263
14.14.1 Drillholes....263
14.14.2 Density Measurements....263
14.14.3 Rejects/Pulps Inventory....264
14.14.4 Historic QA/QC Procedures....264
14.14.5 Fault Zones....264
14.14.6 Structural Modelling....264
15. Mineral Reserve Estimates....265
15.1 Mineral Reserve Statement....265
15.2 Mineral Reserve Process....266
15.2.1 Geological Block Model....266
15.2.2 Stope Design Geotechnical Parameters....266
15.2.3 Mining Losses....268
15.2.4 Economic Parameters....268
15.2.5 Cutoff Value....270
15.3 Reserve Waterfall....271
15.4 Factors Affecting Mineral Reserve Estimates....272
16. Mining Methods....273
16.1.1 Main Decline....273
16.1.2 Transport Drive....274
16.1.3 Ramps....274
16.1.4 Level Development....275
16.2 Mining Method Selection....276
16.3 Geotechnical Considerations....276

Effective Date: April 14, 2026 vi

worley BLUE MOON METALS

16.3.1 Rock Mass Characterization Along Ore Strike 276
16.7.2 Surface Water – Groundwater Interactions 299
16.7.3 Climate and Recharge 300
16.7.4 Discharge 300
16.7.5 Groundwater Inflows 301
16.8 Mine Infrastructure and Services 302
16.8.1 Water Supply 302
16.8.2 Underground Maintenance Workshop 303
16.8.3 Fuel and Lube Bays 309
16.8.4 Refuge Stations 312
17. Recovery Methods 367
17.1 Introduction 367
17.2 Process Design 369
17.2.1 General 369
17.2.2 Grinding Mill Sizing 371
17.2.3 Flotation 372
17.2.4 Regrind Mill 373
17.2.5 Concentrate Dewatering and Storage 373
17.2.6 Tailings Dewatering 374
17.3 Process Description 374
17.3.1 Overview 374
17.3.2 Underground crushing and conveying – Area 1300 375
17.3.3 Ore storage and reclaim – Area 2100 375
17.3.4 SAG and ball milling circuit – Area 2200 376
17.3.5 Flotation – Area 2300 378
17.3.6 Concentrate Dewatering and Storage- Area 2400 381
17.3.7 Tailings Thickening and Disposal – Area 2500 382
17.3.8 Reagent Systems – Area 2600 383
17.3.9 Water Systems – Area 2700 385
17.3.10 Air Systems – Area 2700 385
17.3.11 Concentrate Loadout – Area 3800 386
17.3.12 Project Usage 386
18. Project Infrastructure 387
18.1 Introduction 387
18.2 Infrastructure and Facilities 388
18.2.1 Access to Site 388
18.2.2 Site Roads 389
18.2.3 Buildings 390
18.2.4 Temporary and Permanent Camp 393
18.2.5 Aggregate Operations 393

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18.2.6 Port, Quay and Ship Loading 393
18.3 Ore and Waste Rock Management 394
18.3.1 Dumps and Stockpiles 394
18.3.2 Permit Constraints 394
18.3.3 Waste Rock Storage 397
18.3.4 Characteristics of waste rock 398
18.3.5 Waste rock material flow 398
18.4 Tailings Deposition 399
18.5 Tailings Pipeline Design 400
18.5.1 Tailings System Pipeline Routing 401
18.6 Overall Water Management 404
18.6.1 Djupelva Reservoir 405
18.6.2 Mine Dewatering Collection, Pumping and Pipeline Systems 405
18.6.3 Water Treatment Plant 406
18.6.4 Tailings Discharge Pipeline 406
18.6.5 Other Contact Water 406
18.6.6 Geresjohka Watercourse Diversion 407
18.7 Water Balance 408
18.7.2 Water Balance Results 413
18.7.3 Climate Change Assessment 416
18.7.4 Assumptions, Risks and Uncertainties 419
18.8 Water Treatment 420
18.8.1 Purpose of the Water Treatment Plan 420
18.8.2 Design Basis 420
18.8.3 Treated Water Quality Requirements 421
18.8.4 Conceptual Water Treatment Process 421
18.8.5 Assumptions, Risks, and Uncertainties 422
18.9 Electrical Site Reticulation and Diesel Power Generation 422
18.10 Control, Instrumentation and Telecommunications 427
18.10.1 Control and Automation Systems 427
18.10.2 Mine Automation Interface 428
18.10.3 Instrumentation 429
18.10.4 Telecommunications Systems 429
18.10.5 Network Architecture and Cybersecurity 430
18.10.6 Environmental and Design Considerations 431
18.11 Key Infrastructure Risks and Opportunities 431
19. Market Studies and Contracts 433
19.1 Introduction 433
19.2 Copper 433
19.2.1 Copper Price 433

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viii

19.2.2 Macroeconomics 434
19.2.3 Demand 435
19.2.4 Outlook 436
19.3 Gold 438
19.3.1 Gold price 438
19.3.2 Macroeconomics 438
19.3.3 Global demand 439
19.3.4 Outlook 440
19.4 Commodity Prices 441
19.5 Material Contracts 441
19.5.1 Mining Contract 441
19.5.2 Off-Take Agreement 442
19.5.3 Port Agreements 442
20. Environmental Studies, Permitting and Social Impact 443
20.1 Introduction 443
20.2 Legislation and Approvals 443
20.2.1 Relevant Legislation 443
20.2.2 Primary Approvals That Have Been Obtained 446
20.2.3 Background For the Primary Approval Decision, Appeals and Final Decisions 448
20.2.4 Secondary Approvals Obtained 451
20.2.5 Secondary Approvals to be Obtained 451
20.3 Approach to Health, Safety, Environmental and Social Management 453
20.3.1 Health, Safety, Environmental and Social Management System Commitment 453
20.3.2 Environmental impact assessment (EIA) 454
20.3.3 Stakeholder engagement 454
20.3.4 Sea Tailings Placement (STP) in the Repparfjord 456
20.3.5 Waste Management Plan Approval 457
20.3.6 Traffic, Dust and Noise 460
20.3.7 Cultural heritage, Landscape and the Recreational Outdoor

Effective Date: April 14, 2026 ix

Environment 461
20.3.8 Positive Economic and Social Impacts 461
20.4 Closure 461
20.5 Risks and Action Plan 462
21. Capital and Operating Costs 465
21.1 Capital Cost (CAPEX) 465
21.1.1 Summary of Cost by Commodity 465
21.1.2 Initial Spend Profile - CAPEX 471
21.1.3 Summary of Costs by Commodity Level – Sustaining 472
21.1.4 Foreign Exchange Rates 472
21.1.5 Cost Risk Analysis 474
21.1.6 Major Assumptions 477
21.1.7 Major Exclusions 478
21.1.8 Estimating Structure and Methodology 479
21.2 Operating Costs 482
21.2.1 NSR/Royalty 484
21.2.2 Mining Operating Cost Estimate 485
21.2.3 Plant Processing and Tailing Operating Costs 486
21.2.4 Mine Services 492
21.2.5 Site General and Administration 493
22. Economic Analysis 495
22.1 Forward-Looking Information 495
22.2 Assumptions 496
22.2.1 Economic Assumptions 496
22.2.2 Royalty 497
22.2.3 Technical Assumptions 498
22.3 Basis of Analysis 503
22.4 Taxation 503
22.5 Financial Model and Results 503
22.6 Sensitivity Analysis 506
22.6.1 Upside 507
22.6.2 Ulveryggen 507
23. Adjacent Properties 508
23.1 Comparable Projects 508
24. Other Relevant Data and Information 509
24.1 Project Execution Plan 509
24.1.1 Phase 1: Collaborative Project Development 510
24.1.2 Phase 2: Conversion to EPC 511
24.1.3 Design Approach 511
24.1.4 Execution Principles 512

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24.1.5 PMC scope 512
24.1.6 EPC Contractors' scopes: 513
24.1.7 Blue Moon's Scope 513
24.2 Project Schedule 514
25. Interpretation And Conclusions 516
25.1 Geology and Mineral Resource Estimate 516
26. Recommendations 520
26.1 General 520
26.2 Geology and Exploration 520
26.3 Mining 520
26.4 Geotechnology and Hydrogeology 520
26.5 Processing 521
26.6 Infrastructure 521
26.7 Environmental, Permitting and Community Relations 522
26.8 Engineering and Feasibility 522
27. References 523
27.1 Mineral Reserve Estimates 523
27.2 Mineral Processing and Metallurgical Testing 523
27.3 Mining Methods 524
27.4 Project Infrastructure 524
27.5 Environmental Studies, Permitting and Social Impact 524
28. Qualified Persons 526

List of tables

Table 1-1: Nussir Mineral Resource Statement 29
Table 1-2: Nussir Mineral Reserves 29
Table 1-3:Copper Production and Price Forecast 47
Table 1-4: Historical and Future Mine Supply and Gold Prices 50
Table 1-5: Summary by WBS Level 1 - CAPEX to go 52
Table 1-6: Summary of Costs by Commodity Level – Sustaining 52
Table 1-7: Summary Operating Costs (excluding Royalties) 54
Table 1-8: Economic Parameters and Results Parameters 54
Table 1-9: NPV Sensitivity to Discount Rate 57
Table 2-1: Areas of Responsibility 61
Table 4-1: Summary of License Areas - Nussir 68
Table 4-2: Summary of License Areas – Ulveryggen 68
Table 4-3: Summary of License Areas – Ulveryggen 69
Table 4-4: Primary Approvals obtained for the Project 71

Effective Date: April 14, 2026

xi

Table 4-5: Risk to Access, Title or Right or Ability.. 72
Table 7-1: Stratigraphic sequence of the Saltvatn Group [Source: Promin]................. 86
Table 10-1: Summary of Collar Positioning Systems – Nussir 98
Table 10-2: Nussir Diamond Drilling Summary... 98
Table 10-3: Nussir Drillhole Collars, 1985-2011 100
Table 10-4: Nussir Drillhole Collars, 2013-2019 101
Table 10-5: Nussir – Main Drillhole Intersections, 1985-2011 102
Table 10-6: Nussir – Main Drillhole Intersections, 2013-2019 103
Table 11-1: Summary of Reassay Cu Analysis - 2008.. 107
Table 11-2: Summary of 2011 Nussir Cu Check Assay Analysis 108
Table 11-3: Summary of 2011 ALS Internal Duplicates.. 109
Table 11-4: Summary of Internal Coarse Duplicates - 2013 110
Table 11-5: External Duplicates' Summary – 2013 112
Table 11-6: Summary of QAQC Samples – 2014 and 2015 113
Table 11-7: Summary of QAQC Samples – 2017 115
Table 11-8: Precision Analysis – Field Duplicates - 2017... 116
Table 11-9. Precision Analysis – Pulp Duplicates - 2017.. 118
Table 11-10. Standards' Results Summary and Global Accuracy - 2017....................... 119
Table 11-11. Summary of QAQC Samples – 2019... 121
Table 11-12: Summary of Sample Standards... 127
Table 11-13: Summary of Core Inventories... 128
Table 11-14: Summary of Analytical Laboratories.. 128
Table 12-1: Summary of Horizontal Displacements - Azimuth Differences – Nussir 132
Table 12-2: Summary of Collars' Elevation Differences with LIDAR - Nussir............... 135
Table 13-1: Copper Minerals with Corresponding Formula and Copper Content.......... 142
Table 13-2: Composites for 2011 Metallurgical Test work at SGS Lakefield 143
Table 13-3: Copper, Silver and Sulphur Grades for the Three Composites 145
Table 13-4: SPI® and BWI results for the Three Composites...................................... 146
Table 13-5: Results from Locked Cycle Tests for the Three Composites..................... 146
Table 13-6: 2011 SGS Concentrate Analyses 147
Table 13-7: PFS Samples and Locations.. 149
Table 13-8: Summary of Results of the Grindability, Head Grade and Flotation tests.. 150
Table 13-9: Composite Sample Preparation 153
Table 13-10: Variability Sample Preparation and Test Work Outline.......................... 161
Table 13-11: Composite Head Analysis 163
Table 13-12 : Sequential Copper Analysis of Composite Head Samples 164
Table 13-13: Variability Samples Head Analysis 165
Table 13-14: Variability Samples Head Analysis 166
Table 13-15: Composite Mineral Mass Make-up... 168
Table 13-16: Normalized Mass of Bornite in Test Composites 170
Table 13-17: Normalized Mass of Chalcopyrite... 171
Table 13-18: Summary of Grindability Testwork Results 172
Table 13-19: CEET Ci and SPI® Test Results 173

Effective Date: April 14, 2026 xii

Table 13-20: Bond Ball Mill Grindability Test Results 175
Table 13-21: ModBond Test Results 176
Table 13-22: Bond Abrasion Test Results 178
Table 13-23: Rougher Flotation Test Conditions – Effect of Primary Grind Size 179
Table 13-24: Rougher Flotation Test Results Summary – Effect of Primary Grind Size 180
Table 13-25: Rougher Flotation Test Results at 65 µm - Effect of Reagent Addition 182
Table 13-26: Rougher Flotation Test Results at 97 µm - Effect of Reagent Addition 185
Table 13-27: Composite 1 Rougher Test Results Summary 188
Table 13-28: Composite 2 Rougher Test Results Summary 189
Table 13-29: Regrind Size Test Results Summary.. 191
Table 13-30: Reagent Addition Test Results Summary 192
Table 13-31: Final Open-Circuit Batch Test 194
Table 13-32: Final Open Circuit Batch Test Results Summary 195
Table 13-33: Variability Open-Circuit Batch Test Flotation Conditions 197
Table 13-34: Locked Cycle Test Conditions.. 201
Table 13-35: Locked Cycle Test Results Summary 202
Table 13-36: Variability Locked Cycle Test Conditions 205
Table 13-37: Variability Locked Cycle Test Results Summary 206
Table 13-38: Gold and Silver Recoveries (LCT-1 to 4) 207
Table 13-39: Detailed Copper Concentrate Analyses from Locked Cycle Tests 208
Table 13-40: Modified Bond Ball Mill Grindability Test Results................................. 209
Table 13-41: Dilution Flotation Testwork Results 210
Table 13-42: Tailings Settling Test Sample Characterization................................... 211
Table 13-43: Tailings Thickening Results by Unit Area... 212
Table 13-44: Precious Metal Analyses... 213
Table 13-45: Concentrate Analyses for LCT 1 to 5 with Laboratory and Methods........ 214
Table 13-46: Expected Copper Concentrate Product Specification 216
Table 13-47: Head Assays 217
Table 13-48: Copper Flotation Metallurgical balance 220
Table 14-1: Holes and Cu Sample Data Summary 226
Table 14-2: Summary of Top-Cuts Applied 227
Table 14-3: Sample Statistics 233
Table 14-4: Summary of Top-Cuts Applied 234
Table 14-5: Composite Statistics – Nussir 237
Table 14-6: Model Variogram Parameters 241
Table 14-7: Model Prototype Definitions.. 245
Table 14-8: Statistical Summary of Density Measurements 246
Table 14-9: Statistical Summary of Composite Densities 246
Table 14-10: Grade Estimation Parameters 248
Table 14-11: Conditional Simulation Results for Nussir [3 Month and 1 Year Test Blocks] 255
Table 14-12: Resource Classification Criteria 256
Table 14-13: Global Comparison of Grades 257

Effective Date: April 14, 2026 xiii

Table 14-14: MSO Parameters 259
Table 14-15: Average Resource True Thickness [Derived from MSO Constrained Resources].. 260
Table 14-16: Cut-Off Grade Calculation 260
Table 14-17: Copper-Equivalent Calculations.. 261
Table 14-18: Grade-Tonnage Table – Measured and Indicated Resources Only.......... 261
Table 14-19: Constrained Resource Evaluation Statement – Nussir deposit............... 262
Table 15-1: Nussir Mineral Reserves 265
Table 15-2: Maximum Stope Lengths along Strike for Each Zone at Varying Depths... 266
Table 15-3: Sill Pillar Height and Rib Pillar Length for Each Zone at Varying Depths ... 267
Table 15-4: ELOS Applied to Each Stope for each Zone at Varying Depths................ 267
Table 15-5: Metal Prices.. 268
Table 15-6: Input Parameters for the NSR Calculation.. 269
Table 15-7: Breakeven Cutoff Value.. 270
Table 16-1: Stope Length Determination Results.. 281
Table 16-2: Rib Pillar Dimensions by Geotechnical Area.. 282
Table 16-3: Sill Pillar Dimensions by Geotechnical Area.. 283
Table 16-4: Summary of Dilution.. 285
Table 16-5: Lateral Development Profiles.. 291
Table 16-6: Vertical Development Profiles.. 292
Table 16-7: MHS Belt Conveyor List.. 293
Table 16-8: Groundwater Inflow Estimates by Mine Development Stage.................. 302
Table 16-9: Underground Electrical Loads by Year 328
Table 16-10: LNS Equipment List for Nussir (Basis) 339
Table 16-11: Additional Nussir Mobile Equipment Types Required 340
Table 16-12: Advantages and Disadvantages of Conventional Raising Techniques...... 341
Table 16-13: Tradeoff Between Nussir Raise Excavation Techniques........................ 342
Table 16-14: Equipment OEE Time Definitions 343
Table 16-15: Primary Equipment Overall Equipment Effectiveness Factors................ 343
Table 16-16: Equipment Productivity and Operating Parameters............................ 344
Table 16-17: Nussir Underground Mobile Equipment Requirements 348
Table 16-18: Initial Purchases, Mid-life Rebuilds and First/Second Replacement Purchases Schedule 353
Table 16-19: Direct Labour Requirements 355
Table 16-20: Indirect Labour Requirements.. 357
Table 16-21: Lateral Development Advance Rates 359
Table 16-22: Operating and Capital Lateral Development by Year 360
Table 16-23: Vertical Development Advance Rates 361
Table 16-24: Yearly Vertical Development by Excavation Type 362
Table 16-25: Stope Productivity and Average Activity Duration.............................. 362
Table 16-26: Development and Stope Production by Year 364
Table 17-1: Mill Size Evaluation Summary.. 372
Table 17-2: Flotation Circuit Sizing 372

Effective Date: April 14, 2026 xiv

Table 17-3: Concentrate Thickening Benchmark Data ... 373
Table 17-4: Tailings Thickening Benchmark Data ... 374
Table 18-1: Water management design criteria summary ... 405
Table 18-2: Water Balance Model Scenarios ... 414
Table 18-3: Profile of Installed Power ... 423
Table 18-4: Key Infrastructure Risks and Opportunities ... 431
Table 19-1: Copper Supply, Demand and Price Outlook ... 437
Table 19-2: Historical and Future Mine Supply and Gold Prices ... 440
Table 19-3: Feasibility Study Commodity Prices ... 441
Table 19-4: Opportunity Case Commodity Prices ... 441
Table 20-1: Legislation Relevant to Environmental and Social Approvals and Management ... 444
Table 20-2: Primary Approvals obtained for the Project ... 446
Table 20-3: Specialist Studies Undertaken to Provide Input into the EIA and Zoning Plan ... 454
Table 20-4: The DMF and NEA Closure Plan Requirements ... 462
Table 20-5: High Level Action Plan ... 462
Table 21-1: Summary of Costs by Commodity Level – CAPEX ... 465
Table 21-2: CAPEX to go April to Dec 27 ... 470
Table 21-3: Summary of Costs by Commodity Level – Sustaining ... 472
Table 21-4: Foreign Exchange Rates ... 473
Table 21-5: WBS ... 479
Table 21-6: Estimating Methodology ... 481
Table 21-7: Summary Operating Costs (Excluding Royalty) ... 483
Table 21-8: Royalties ... 484
Table 21-9: Mining Operating Cost Summar ... 485
Table 21-10: Annual Process Plant Operating Cost and Percentage Split ... 486
Table 21-11: Manning Plan for the Process Plant Staff ... 487
Table 21-12: Annual Consumable (Fixed) OPEX ... 489
Table 21-13: Annual Consumable (Variable) OPEX ... 490
Table 21-14: Annual Consumable (Variable) OPEX ... 491
Table 21-15: Annual Operating Spares OPEX Costs ... 492
Table 21-16: Annual Infrastructure Cost by Services ... 492
Table 21-17: Annual Transport and Quay Costs ... 493
Table 21-18: Annual G&A Operating Costs ... 493
Table 22-1: Applied Consensus Market Forecast ... 496
Table 22-2: Smelter Terms ... 497
Table 22-3: Royalties ... 497
Table 22-4: Applied LOM Metallurgical Recoveries ... 498
Table 22-5: LOM Plant Production ... 499
Table 22-6: Summary of Operating Costs (excluding Royalties) ... 500
Table 22-7: Summary of Costs by Commodity Level – CAPEX ... 501
Table 22-8: Summary of Costs by Commodity Level – Sustaining ... 502

Effective Date: April 14, 2026 xv

Table 22-9: Economic Parameters and Results 504
Table 22-10: NPV Sensitivity to Discount Rate 506
Table 24-1: Project Milestones 515
Table 25-1: Resource Estimate Classification 519

List of figures

Figure 1-1: LOM Recovered Ore Tonnes and Grade 31
Figure 1-2: The Rock Mass Zones 34
Figure 1-3: Summary Process Flowsheet 41
Figure 1-4: Commodity Pricing Forecast 45
Figure 1-5: Geo-Political Events Fueling the Gold Price 49
Figure 1-6: Gold Price Forecast 50
Figure 1-7: LOM Free Cashflow 56
Figure 1-8:Copper Cash Cost Curve, Copper Equivalent Basis [Source: S&P Global Market Intelligence (2025)] 56
Figure 1-9: NPV (8%) Sensitivity to Cu price, OPEX and CAPEX 57
Figure 4-1: Area Map of West Finnmark 64
Figure 4-2: Aerial photo showing the Area of The Copper Deposits, View to the West ... 65
Figure 4-3: Plan of License Areas [Source: Norwegian Directorate of Mining] 69
Figure 6-1: Historical Workings Sampled by NGU 76
Figure 6-2: Geophysical Signature of the Nussir West Area [Source: NGU] 78
Figure 6-3: Structural Interpretation of Nussir West Area [Source: NGU] 80
Figure 6-4: Profile Plot of Inverse of Apparent Resistivity, Hz 34133 [Source: NGU] 81
Figure 7-1: Geological map of the Kola Peninsula and Eastern Finnmark [Source: Promin] 84
Figure 7-2: Nussir Geological Map [Source: NGU Description of Stratigraphic Units] 88
Figure 9-1: Map of Former Workings Sampled by NGU [Source: NGU] 94
Figure 9-2: Map of Stream Sediment Samples Collected by NGU in 1960s [Source: NGU] 94
Figure 9-3: The Repparfjord- Nussir- Ulveryggen Area Looking Towards South-West.... 95
Figure 10-1: Plan of Drill Holes – Nussir 104
Figure 10-2: Example Drill Hole Cross-Sections – Nussir 104
Figure 11-1: Nussir - Reassayed Grade Comparison 107
Figure 11-2: Check Assay Scatterplot – 2009 Campaign. 108
Figure 11-3: ALS Internal Duplicate Assays – 2011 Drilling Campaign 109
Figure 11-4: Internal Coarse Cu Duplicates – 2013 110
Figure 11-5: Blanks' Results – 2013 111
Figure 11-6: External Duplicates – 2013 111
Figure 11-7: Standards' Results - 2013 112
Figure 11-8: 2015 Field Duplicates – Precision Analysis 113
Figure 11-9: Pulp Duplicates' Analyses – 2014 and 2015 114
Figure 11-10: External Duplicates' Analyses – 2014 and 2015 114

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xvi

Figure 11-11: Blanks' Analyses – 2014 and 2015 115
Figure 11-12: Precision Analysis – Field Duplicates – 2017.................................... 116
Figure 11-13: Precision Analysis – Coarse Duplicates - 2017 117
Figure 11-14: Precision Analysis – Pulp Duplicates - 2017...................................... 117
Figure 11-15. Standard Analyses' Graphs – Cu% - 2017... 119
Figure 11-16. Coarse Blanks' Assays - 2017 120
Figure 11-17. Field Duplicates' Results -2019 122
Figure 11-18: Coarse Duplicates' Results -2019 123
Figure 11-19: Pulp Duplicates' Results -2019.. 123
Figure 11-20: Coarse Blanks' Results – 2019... 124
Figure 11-21: Standard 910-11 Results 2017-2019 124
Figure 11-22: Standard 310-1 Results 2017-2019... 125
Figure 11-23: External Check Sample Results – 2019 126
Figure 12-1: Looking West Along Topography at Nussir 129
Figure 12-2: Looking North at Drilling Rig Set-Up – Nussir 130
Figure 12-3: Southeast Wall of Holvedfelt Pit, Ulveryggen...................................... 130
Figure 12-4: Looking Eastwards into Old Pit Workings, Ulveryggen........................... 131
Figure 12-5: Skaidi Core Shack 131
Figure 12-6: Histograms of Collars' LiDAR Errors - Nussir 133
Figure 12-7: Histograms of Collars' Elevation Differences with LiDAR - Nussir 134
Figure 12-8: Histograms of Collars' LiDAR Errors – Nussir...................................... 134
Figure 12-9:Histograms of Collars' LiDAR Errors – Nussir....................................... 135
Figure 12-10: Plan of LiDAR Differences with Collar Elevation – Nussir 136
Figure 12-11: 3D View of Holes, Showing H 1... 137
Figure 12-12: Hole NUS-DD-90-009 1 [24-27.8m, 1.48% Cu, 35.3g/t Ag, 0.07g/t Au]137
Figure 12-13: Hole NUS-DD-90-017 1 [73.85-77.7m; 1.82% Cu, 16.1g/t Ag, 0.15g/t Au] 138
Figure 12-14: Hole NUS-DD-90-021 1 [97-100m; 1.23% Cu, 15.5g/t Ag, 0.15g/t Au] 138
Figure 12-15: Hole NUS-DD-14-001 1 [1078.85-1088.4m, 0.94% Cu, 11.7g/t Ag, 0.28g/t Au]... 139
Figure 12-16: Hole NUS-DD-15-030 1 [445.6-449.2m; 1.22% Cu, 27.3g/t Ag, 0.16g/t Au].. 140
Figure 13-1: Metallurgical Sample Locations - 2016 PFS Summary PFS Results 149
Figure 13-2: Box and Whisker Illustration of Cu to S Ratios in Table 13-8 Samples.... 151
Figure 13-3: Composite 1 Drill Core Locations Looking Down (NUS-DD-15-001, NUS-DD-15-002, NUS-DD-15-003, NUS-DD-15-004) 157
Figure 13-4: Composite 1 Drill Core Locations Looking Southwest (NUS-DD-15-001, NUS-DD-15-002, NUS-DD-15-003, NUS-DD-15-004)... 157
Figure 13-5: Composite 2 Drill Core Locations Looking Down (NUS-DD-15-006, NUS-DD-15-007, NUS-DD-15-029, NUS-DD-15-030, NUS-15-032) 158
Figure 13-6: Composite 2 Drill Core Locations Looking Southwest (NUS-DD-15-006, NUS-DD-15-007, NUS-DD-15-029, NUS-DD-15-030, NUS-15-032) 158

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worley
BLUE MOON METALS

Figure 13-7: Composite 3 Drill Core Locations Looking Down (NUS-DD-15-009, NUS-DD-15-010, NUS-DD-15-011, NUS-DD-15-022, NUS-15-031, NUS-15-034).................... 159
Figure 13-8: Composite 3 Drill Core Locations Looking Southwest (NUS-DD-15-009, NUS-DD-15-010, NUS-DD-15-011, NUS-DD-15-022, NUS-15-031, NUS-15-034) 159
Figure 13-9: All Composite Drill Core Locations Looking Down 160
Figure 13-10: All Composite Drill Core Locations Looking East 160
Figure 13-11: All Composite Drill Core Locations Looking West 161
Figure 13-12: Drill Core Locations Of Variability Samples - 2018............................. 162
Figure 13-13: Bornite Association in Test Composites 169
Figure 13-14: Chalcopyrite Association in Test Composites 170
Figure 13-15: SPI® Test Database 174
Figure 13-16: Bond Ball Mill Work Index Database 175
Figure 13-17: ModBond Work Index Database 177
Figure 13-18: Comparison of Standard to Modified Bond Work Index........................ 177
Figure 13-19: Cleaner and LCT Tests - Grade/Recovery Graph 178
Figure 13-20: Effect on Grind Size on Copper Rougher Grade vs. Recovery 181
Figure 13-21: Effect of Grind Size on Copper Rougher Flotation Kinetics................... 181
Figure 13-22: Copper Rougher Recovery vs. Primary Grind Size 182
Figure 13-23: Effect of Reagent Addition (65 µm) on Copper Rougher Flotation Kinetics 184
Figure 13-24: Effect of Reagent Addition (65 µm) on Copper Rougher Recovery vs. Mass Pull.. 184
Figure 13-25: Effect of Reagent Addition (65 µm) on Copper Rougher Grade vs. Recovery 185
Figure 13-26:Effect of Reagent Addition (97 µm) on Copper Rougher Grade vs. Recovery 187
Figure 13-27: Effect of Reagent Addition (97 µm) on Copper Rougher Flotation Kinetics 187
Figure 13-28: Composite 1 Copper Rougher Grade vs. Copper Recovery 189
Figure 13-29: Composite 2 Copper Rougher Grade vs. Copper Recovery 190
Figure 13-30: Effect of Regrind Size Copper Grade vs. Copper Recovery 192
Figure 13-31: Effect of Reagent Copper Grade vs. Copper Recovery 193
Figure 13-32: Final Open-Circuit Batch Tests Copper Grade vs. Recovery................. 196
Figure 13-33: Copper Grade-Recovery Curves for Variability Samples....................... 200
Figure 13-34: Copper Head Grade versus Estimated LCT Copper Recovery to Final Concentrate 201
Figure 13-35: Locked Cycle Test Flowsheet 202
Figure 13-36: LCT 1 Stability Curve 203
Figure 13-37: LCT 2 Stability Curve 204
Figure 13-38: LCT 3 Stability Curve 204
Figure 13-39: Comparison of Locked Cycle Test and Open-Circuit Batch Tests 204
Figure 13-40: VAR 1 - Locked Cycle Test 4 Stability Curve...................................... 206

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xviii

Figure 13-41: Comparison of Variability Locked Cycle Tests (LCT-4 & 5) and Open-Circuit Batch Tests ... 207
Figure 13-42: Dilution Flotation Test Setup ... 210
Figure 14-1: Log-Probability Plots of Cu% Grades by Principal Lithology ... 228
Figure 14-2: Nussir Horizontal Section at 0mRL, with Lithological Interpretation ... 229
Figure 14-3: Nussir Section - Lithological Interpretation – Section 393200 ... 230
Figure 14-4: Sections - Lithological Interpretation - 395380 and 397460 ... 231
Figure 14-5: Plan View of Drillholes and Interpretation Limits ... 232
Figure 14-6: 3D View of Nussir Mineralised Zones – East Side ... 232
Figure 14-7: 3D View of Nussir Mineralised Zones – West Side ... 233
Figure 14-8: Sample Length Histogram ... 234
Figure 14-9: Log-Probability Plots of Mineralised Zone Samples ... 235
Figure 14-10: Coefficient of Variation Analyses' Graphs ... 236
Figure 14-11: Histogram of Composite True Thicknesses ... 238
Figure 14-12: Statistical Cu Plots, Composites ... 239
Figure 14-13: Histograms/ Log-Probability Plots- - Composites Au, Ag. Pd, Pt ... 240
Figure 14-14: Experimental and Model Variograms ... 241
Figure 14-15: Plan of Evaluation Regions ... 242
Figure 14-16: Plan View of Mineralised Wireframe Model ... 243
Figure 14-17: W-E Long Section of Wireframe Model [5:1 Vertical Exaggeration] ... 243
Figure 14-18: 3D View of Wireframe Model – View from SW ... 244
Figure 14-19: 3D View of Model Prototype Structures– View from SW ... 244
Figure 14-20: Grade vs Density Graph – Mineralised Zone Measurements ... 246
Figure 14-21: Density Histograms by Rock Type ... 247
Figure 14-22: Density Histograms by Lithology ... 247
Figure 14-23: 3D View of Density Measurement Locations ... 248
Figure 14-24: 3D View of Estimated Cu Grades ... 249
Figure 14-25:Long Section of Modelled Cu Grades ... 250
Figure 14-26: Long Section of Resource Classification ... 251
Figure 14-27:Normal Score Variogram for Cu ... 253
Figure 14-28:Example Histogram of Simulated Average Cu Grades ... 254
Figure 14-29: Resource Classification – Plan ... 256
Figure 14-30: Resource Classification – 3D View from NE, With Drillholes ... 256
Figure 14-31: Swath Plots ... 258
Figure 14-32: Constrained Resource Evaluation Long Section – Nussir (looking north) 262
Figure 14-33: Long Section - Resource Model Partitions – Nussir (looking north) ... 263
Figure 15-1: Resource to Reserve Waterfall Chart ... 272
Figure 16-1: Nussir Long Section ... 273
Figure 16-2: Plan View of a Typical Level Design ... 275
Figure 16-3: Modified Stope Stability Graph ... 279
Figure 16-4: Induced Stress at 260 m Depth ... 280
Figure 16-5: Pillar Stability Graph ... 282
Figure 16-6: Crown Pillar Stability Graph ... 284

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Figure 16-7: Dilution Graph 285
Figure 16-8: Stress Regime proposed by SRK 287
Figure 16-9: Typical Stope Cross Section 289
Figure 16-10: Stope Width Histogram 290
Figure 16-11: Nussir Mine Long Section with Stope Width Colouring 290
Figure 16-12: Ramp 2 Mining Sequence Long Section 291
Figure 16-13: Orepass/Finger Raise General Arrangement 294
Figure 16-14: Mobile Crusher General Arrangement 295
Figure 16-15: Nussir Mine Long Section with Conveyor Labels 296
Figure 16-16: Silo Tunnel Diverter General Arrangement 296
Figure 16-17: Intersection of A1 Conveyor and Silo Tunnel 297
Figure 16-18: A1 and Silo Tunnel Conveyor General Arrangement 298
Figure 16-19: Resampled Running Average Hydraulic Conductivity versus Depth for Tested Boreholes 299
Figure 16-20: Workshop Access, Work Areas and Pedestrian Circulation 305
Figure 16-21: Typical Maintenance Bay Section showing the Crane Clearance 305
Figure 16-22: Shop Compressor Room and Compressed Air Distribution 306
Figure 16-23: Oil/Fluids, Compressed Air and Water Distribution to Maintenance Bays 307
Figure 16-24: Underground Wash Bay Section 307
Figure 16-25: Underground Shop Door Example (Source: American Mine Doors) 309
Figure 16-26: Typical Fuel Storage Unit 310
Figure 16-27: Fuel Delivery to Underground Operations 311
Figure 16-28: Underground Fuel Bay 311
Figure 16-29: Typical Refuge Chamber Layout 313
Figure 16-30: Permanent Refuge Station with Lunchroom 314
Figure 16-31: Typical Underground Materials Storage Bays 315
Figure 16-32: Underground Explosives Storage Facility 317
Figure 16-33: Total Underground Dewatering Inflow and Pumping Capacity 318
Figure 16-34: Dewatering System Overview 319
Figure 16-35: Long Section of Typical Transport Drive Sump 320
Figure 16-36: Long Section of Main Sumps 321
Figure 16-37: Plan View of the Main Pump Station 322
Figure 16-38: Underground Mobile Equipment Compressed Air Demand 324
Figure 16-39: Ramp 1-3 Compressed Air Infrastructure 325
Figure 16-40: Ramp 5-7 Compressed Air Infrastructure 326
Figure 16-41: Ramp 7 and 8 Compressed Air Infrastructure 327
Figure 16-42: Option 1 Ventilation Schematic 329
Figure 16-43: Option 2 Ventilation Schematic 329
Figure 16-44: Option 3 Ventilation Schematic 330
Figure 16-45: Initial Ramp Development Ventilation Circuit 332
Figure 16-46: Ramps 1 through 3 Ventilation System 332
Figure 16-47: Ramps 4 through 7 Ventilation System 333
Figure 16-48: Airflow Volume Legend in m^3/s 333

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Figure 16-49: Ramp Primary Vent Configuration 334
Figure 16-50: Main Fan Pressure Graph 335
Figure 16-51: Egress Routes.. 338
Figure 16-52: Jumbo and Bolter Requirements over LOM.. 350
Figure 16-53: LHD and Truck Requirements over LOM 350
Figure 16-54: Charge Vehicle Requirements over LOM 350
Figure 16-55: Raise Drill and Production Drill Requirements over LOM 350
Figure 16-56: Secondary Breakage Equipment Requirements over LOM 351
Figure 16-57: Shotcrete Sprayer and Transmixer Requirements over LOM.................. 351
Figure 16-58: Integrated Toolcarrier and Zoom Boom Requirements over LOM 351
Figure 16-59: Flatbed Truck Requirements over LOM 351
Figure 16-60: Light Vehicle Requirements over LOM 352
Figure 16-61: Nussir Direct and Indirect Labour Requirements 358
Figure 16-62: Yearly Capital and Operating Lateral Development................................ 361
Figure 16-63: Stope Size and Production Blasting Frequency...................................... 363
Figure 16-64: Stope Production and Production Drilling 364
Figure 16-65: LOM Ore Production 365
Figure 16-66: Yearly Ore Production by Ramp 366
Figure 17-1: 3D Model View of the Process Facilities 367
Figure 17-2: Plan View of the Process Plant 368
Figure 17-3: Summary Process Flowsheet 370
Figure 17-4: 3D Model View of the Grinding System Layout 377
Figure 17-5: Plan View of the Flotation Area Layout.. 378
Figure 17-6: 3D Model View of the Flotation Area Layout 379
Figure 18-1: Map of Main Roads, Airports and Ports Serving the Site 389
Figure 18-2: Site Plan showing New and Existing Site Roads 390
Figure 18-3: Image Looking east at Existing Administration and Process Buildings (2025) 391
Figure 18-4: New Mill and Concentrate Storage Buildings 392
Figure 18-5: Photo of the Quay and Loading Facilities (2011) 394
Figure 18-6: Waste Rock Storage Areas... 396
Figure 18-7: Waste and Ore Stockpile Tonnages, Month End Close............................ 398
Figure 18-8:Ore and Waste Storage (Orange/Blue Area) 399
Figure 18-9: Pipeline Operating Range 401
Figure 18-10: Pipeline Plan View Profile (End of Life – 3.8 km) 402
Figure 18-11: Proposed Approximate Seawater Intake Pipeline Shown in Pink and Green 403
Figure 18-12: Approximate Location of Proposed Tailings and Seawater Intake Pipeline Road Crossings... 404
Figure 18-13: View looking upstream through the Geresjohka lower culvert under the highway (left), and at the exit from the upper culvert (right) 407
Figure 18-14: Schematic Layout of the Main Components of the Nussir Water Management System 408

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Figure 18-15: Components of the Site-Wide Water Balance Model.......................... 409
Figure 18-16: Modelled Inflow to the Djupelva Reservoir (1982–2019 timeseries) 410
Figure 18-17: Estimated Mine Water Flow Rates for LOM (0 to 14 years)................. 411
Figure 18-18: Modelled Contact Water Inflow (1982–2019 timeseries)..................... 412
Figure 18-19: Summary of Main Annual Average Water Flows 414
Figure 18-20: Scenario 1 Reservoir Behaviour (01/01/1984 to 31/12/1998)............. 415
Figure 18-21: Scenario 2 Reservoir Behaviour (01/01/2004 to 31/12/2018)............. 416
Figure 18-22: Annual Air Temperature (1980 to 2024)... 417
Figure 18-23: Total Annual Precipitation (1980 to 2017)...................................... 418
Figure 18-24: Maximum Ice Thickness (1983 to 2018).. 418
Figure 18-25: HV Switching SLD.. 424
Figure 18-26: 22kV Distribution 425
Figure 19-1: Events Influencing the Copper Price over the Last Three Years 434
Figure 19-2: Copper Prices supported by USD Weakness and Global Inflation 434
Figure 19-3: EV Demand for Copper by US, China and Europe and Forecasted Demand by Country Supply.. 435
Figure 19-4: Forecasted Supply... 436
Figure 19-5: Geo-Political Events Fueling the Gold Price 438
Figure 19-6: Macroeconomics, Dollar and 10 Year Yield influence on Gold Price......... 439
Figure 19-7: Global Gold Demand.. 439
Figure 19-8: Gold Price Forecast... 440
Figure 20-1: Plan View of Area surrounding the Øyen Industrial Area 460
Figure 21-1: Initial Spend Profile – CAPEX.. 471
Figure 21-2:Cost Risk Curve 476
Figure 21-3: OPEX Trends during LoM 484
Figure 21-4: Annual Process Plant Operating Cost Split 487
Figure 22-1: Mining Production... 498
Figure 22-2: LOM Free Cashflow... 505
Figure 22-3: Copper Cash Cost Curve, Copper Equivalent Basis 505
Figure 22-4: NPV (8%) Sensitivity to Cu price, OPEX and CAPEX 506
Figure 23-1:Claims in the Repparfjord Area... 508
Figure 24-1:Project Schedule... 514

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1.   Executive Summary

Worley Europe Limited was commissioned by Blue Moon Metals Inc. (“Blue Moon, BMM or Company”) to perform a Feasibility Study (FS) on the Nussir Project (the Project).

The FS was completed in accordance with the requirements set forth in the National Instrument 43-101 Standards of Disclosure for Mineral Project (NI 43-101) with inputs from technical studies completed by other specialist consultants.

The quality of the information, conclusions and estimates contained herein is consistent with the level of effort, as based on the following:

•       Information available at the time of preparation

•       Data supplied by outside sources

•       The assumptions, conditions and qualifications set forth in this report

•       Monetary units expressed in United States dollars (USD).

This technical report, entitled “NI 43-101 Technical Report on the Nussir Project – Feasibility Study” and with an effective date of 14 April 2026, was prepared by the Company and the following Qualified Persons (QPs):

•       Chris Hughes-Narborough – C Eng, MIMMM, Principal Process Engineer, Worley.

•       Martin Prior – M Eng, FSAIMM, Senior Project Manager.

•       Roy Levesque – P.Eng, Principal Mining Engineer.

•       Lumin Ma – Principal Geotechnical Engineer.

•       Susan Abell – SACNASP, Principal Environmental Scientist.

•       Adam Wheeler – C. Eng, Eur Ing., FIMMM, Mining Consultant.

1.1      Principal Outcomes

The Nussir FS updates an internal assessment completed in 2023 and relies on the NI 43-101 Resource Statement Report for the Nussir and Ulveryggen Projects (published January 24, 2025; amended and restated in September 12, 2025); however, the FS focuses solely on the Nussir deposit. The FS confirms that the Project is economically viable, with significant improvements over the previous version, and provides the foundation for a production and final investment decision (FID).

The highlights of this report are as follows:

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•       Total measured and indicated resource for Project is 28.72 Mt at 1.20% CuEq grade.

•       Total proven and probable reserve estimate is 24.98 Mt at 0.99% CuEq grade.

•       Life of Mine (LOM) is 13 years with nominal mill throughput of 6,000 tonnes per day.

•       LOM average annual production of 19 kt of CuEq, including an average of

3,600 ounces of gold and 546,000 ounces of silver in the consensus price scenario.

•       Initial capital expenditures of 184 MUSD.

•       LOM total cash costs (net of by-products) of 0.95 USD per pound of copper and all-in sustaining costs of 2.05 USD per pound of copper.

•       After-tax Net Present Value (NPV) of 235 million USD (MUSD) (8% discount rate) at long term copper price of 4.78 USD, gold price of 3,515 USD per ounce, and silver price of 45.26 USD per ounce.

•       After-tax Internal Rate of Return of 19.0%.

1.2     Property Description and Ownership

The Nussir deposit is located about 1.5 km north of the Øyen industrial area, in Repparfjord, Kvalsund, Hammerfest Municipality, which is in the western part of Finnmark county in northern Norway. The Ulveryggen deposit is located approximately 3 km south of Nussir and does not form part of this FS. It is envisaged that an industrial area with a mineral processing plant and related facilities will be located at the established industrial area at Øyen. The area, zoned for mining and industrial activity, is about 5,000 acres.

Access to the underground is available throughout the year. However, surface exploration is not permitted between May 1 and June 15 each year to facilitate the legally protected reindeer calving season. This means that all work that is planned and budgeted for the Project can be undertaken on tenure.

1.2.1  License Areas and Operating Status

The principal licence areas for both Nussir and Ulveryggen are currently held by BMM. Both of these areas have valid extraction status and the extraction licences themselves remain in force for as long as the underlying operating licence is valid. Both the extraction and operating licences are retained by BMM, ensuring ongoing rights to mineral extraction within these areas.

The Nussir Project is at an advanced exploration stage. An exploration decline is advancing to directly access the deposit. Exploration drilling both underground and on

Effective Date: April 14, 2026	24

surface are continuing on site. Early surface works has commenced in preparation for construction with two distinct phases of early works already completed. Procurement of long lead processing equipment has also commenced and high voltage transformer and mills have been purchased.

1.2.2  Operating License Applications and Extensions

Blue Moon submitted an application for an operating licence that covers an area encompassed by 25 extraction licences. The operating licence was successfully granted in 2019. In 2024, Blue Moon sought an extension of the operating licence for an additional three years in accordance with the Norwegian Minerals Act. The Mining Directorate of Norway approved this extension in 2024.

1.3     Geology and Mineralisation

1.3.1  Lithology

The Nussir project area is situated within the Repparfjord-Komagfjord lithological package, a Precambrian tectonic window that was uplifted and exposed due to erosion of the overlying Caledonian nappes. The volcano-sedimentary rocks that make up the geology of the Repparfjord Tectonic Window (RTW) can be divided into four main groups and 11 formations. The groups can be summarised (from the bottom to top) as follows:

•       The Holmvatn Group is comprised of a sequence of immature metasediments that is at least 3 km thick and interbedded with metavolcanic horizons of basic and intermediate composition, including tholeiitic to calc-alkaline basaltic, andesitic and rhyolitic volcanic and volcaniclastic rocks.

•       The Saltvatn Group is made up of coarse-grained arkosic sandstones of the Ulveryggen Formation that form the lowermost part of the group and hosts the Ulveryggen deposit.

•       The Nussir Group is composed of tholeiitic basaltic tuffs and lavas and can be subdivided into Krokvatn Formation (green tuffs and tuffites) and the Svartfjellet Formation, with massive, pillowed and amygdaloidal lavas. The Nussir deposit is hosted in thin, laterally extensive dolarenite beds in the lower part of the Krokvatn Formation. U–Pb dating of zircons from mafic tuffs yielded a maximum formation age of 2073 +23/-12 Ma (Perelló et al., 2015).

•       The Porsa Group is divided into three formations (the Vargsund, Kvalsund and Bierajávri formations) in the Repparfjord volcano-sedimentary succession The contact with the underlying Nussir Group is tectonic, characterised by bedding-parallel thrusting and transposition along large fold limbs.

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1.3.2  Structure

Field structural analysis and qualitative interpretation of an airborne geophysical survey of the area suggests a revised structural scheme for this part of the window and for the genesis of the copper mineralisation. It is proposed that the structural framework of the area is largely controlled by thrusts with top-to-the-SE transport direction (of unknown age) and a set of NE-SW striking ductile and brittle-ductile shear zones that bound a broad, copper (Cu)-mineralised shear corridor. It has also been suggested that the Nussir Copper deposit may continue westward, although more information is required to verify the validity of this model. A top-to-the-SE thrust is inferred at the base of the Nussir Group, thus forming a tectonic contact between the Nussir greenstones and the overridden Saltvatn Group, which contains the Nussir deposit.

1.3.3  Mineralisation

The Nussir deposit mineralisation is hosted by yellowish to greenish grey, banded, fine-grained sandstones and siltstones with common carbonate-rich layers. The major ore minerals in the eastern part of Nussir are bornite and chalcocite. Accessory sulphide minerals include chalcopyrite, covellite, wittichenite, carollite and cinnabar. Gold (Au) and silver (Ag) are closely associated with the Copper mineralisation.

1.4     Mineral Processing and Metallurgical Testing

Extensive metallurgical test work was completed on samples from the Nussir Copper deposit to support the FS. The work program included historical studies (2011 and 2016), a comprehensive feasibility-level campaign undertaken by SGS Lakefield in 2019 and subsequent supplementary testing. The objective of the program was to characterise the metallurgical response of the Nussir ore, confirm process flowsheet selection, quantify recoveries and concentrate quality and evaluate variability and potential operational risks.

1.4.1  Ore Characteristics and Mineralogy

The Nussir ore is characterized by a high proportion of secondary copper sulphides, predominantly bornite with lesser chalcocite, and variable but generally lower proportions of chalcopyrite. Mineralogical investigations, including sequential copper analysis and QEMSCAN, indicate that most of the copper (>70–90%) occurs as secondary sulphides, with minimal oxidized copper species. Liberation characteristics are favourable, with over 70% of bornite occurring as free or liberated particles at a primary grind size of approximately P80 = 95–105 µm. Gangue minerals are dominated by calcite, quartz, feldspar and mica, with negligible quantities of deleterious sulphides.

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1.4.2  Comminution Characteristics

The comminution test work included SAG Power Index (SPI®), Bond Ball Mill Work Index (BWI), Modified Bond, Comminution Economic Evaluation Tool (CEET) and abrasion testing. Results indicate that Nussir ore ranges from soft to moderately hard, with typical BWIs of approximately 11–13 kWh/t (75th percentile 12.2 kWh/t) and SPI® values spanning the soft to hard range. Abrasion indices classify the ore as slightly abrasive to abrasive. Variability testing confirms manageable geometallurgical variability across the drill core samples tested.

1.4.3  Flotation Performance

The flotation test work demonstrates fast kinetics and robust performance across a range of grind sizes. Rougher flotation achieves copper recoveries more than 95% at primary grind sizes between P80 = 65–100 µm. Sodium isobutyl xanthate (SIBX), with lime addition to control pH, was identified as an effective reagent scheme.

The cleaner flotation testing shows that regrinding the rougher concentrate to P80 of 25–30 µm produces a significant upgrade in concentrate grade with minimal loss of recovery. Two stages of cleaning, including a scavenger stage, were found to be sufficient to achieve target concentrate specifications.

Two stages of cleaning, including locked cycle and variability testing and locked cycle flotation tests (LCTs) performed on three representative composites and an additional selected variability sample confirm stable operation and reproducible metallurgical performance. The LCT results consistently achieved copper recoveries of approximately 95–97% at concentrate grades ranging from 35% to over 60% copper, depending on mineralogical composition and grind size. Comparison of open-circuit batch and locked cycle results indicates an improvement in copper recovery of approximately 2–4% under simulated continuous operation. Gold and silver report predominantly to the copper concentrate. The LCT results indicate gold recoveries in the range of approximately 79–87% and silver recoveries of approximately 93–96% for the Nussir composites.

1.4.4  Concentrate Quality

The expected copper concentrate is high grade, with a conservative design basis of approximately 45% copper, supported by laboratory results indicating higher achievable grades. Concentrate analyses demonstrate low levels of deleterious or penalty elements, with arsenic, bismuth, lead and zinc consistently below levels of commercial concern. Precious metals (gold, silver and minor platinum group elements) are present at potentially payable levels.

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1.4.5  Tailings Thickening

Settling and thickening tests on flotation tailings show favourable settling characteristics. A suitable anionic flocculant was identified, producing clear overflow and acceptable underflow densities.

1.4.6  Metallurgical Basis for Design

Based on the collective test work, a conventional sulphide flotation flowsheet was selected that includes primary grinding, rougher flotation, concentrate regrinding and two stages of cleaner flotation. A primary grind size of approximately P80 of 100 µm and regrind size of P80 equal to 25–30 µm form the basis of design. A conservative metallurgical balance using ~96% copper recovery at a concentrate grade of approximately 45% copper was adopted for the FS.

1.4.7  Risks and Opportunities

The principal metallurgical risks are related to feed grade variability and the need to mitigate this by blending, as well as the requirement for confirmatory dewatering testing at project scale. Opportunities include consistently high recoveries, excellent concentrate quality, rapid flotation kinetics and limited sensitivity to grind size within the selected operating range.

1.5      Mineral Resource Estimates

The mineral resource model for the Nussir deposit considers 211 diamond drill holes and 10 lines of surface channel data. In the opinion of the QP (Adam Wheeler), the resource evaluation reported herein is a sound representation of the copper mineral resources found at the Nussir project at the current level of sampling. The resource estimation was prepared in compliance with Canadian NI 43-101, and the mineral resources in this estimate were calculated using the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Standards on Mineral Resources and Reserves, Definitions and Guidelines prepared by the CIM Standing Committee on Reserve Definitions and adopted by CIM Council May 2014.

The resource database used to estimate the Nussir mineral resource was reviewed and verified for internal consistency by the relevant QP. The relevant QP checked various assayed grades against examples of the original certificates.

Leapfrog Geo software was used to interpret the resource mineralisation envelopes. Datamine software was used for sample data processing, geostatistical analysis, block model generation, estimation of metal grades and evaluation of the mineral resources for the Nussir deposits.

Effective Date: April 14, 2026	28

Table 1-1 presents the Mineral Resource statement for the Nussir deposits.

Table 1-1: Nussir Mineral Resource Statement

Resource	Tonnes (Mt)	Cu Grade (%)	Ag Grade (g/t)	Au Grade (g/t)	CuEq (%)
Measured	2.69	1.08	12.8	0.18	1.31
Indicated	26.03	1.01	12.3	0.11	1.19
Measured + Indicated	28.72	1.02	12.3	0.12	1.20
Inferred	31.99	1.01	14.6	0.14	1.23

Notes:

1. CIM definitions were followed for the Mineral Reserve Estimate (MRE).
2. A minimum mining width of 2.0 m was applied in making the MRE constraint wireframes. These wireframes were generated using a preliminary Mineable Shape Optimizer (MSO).
3. Density values for the Nussir deposit were estimated from density sample values or assigned default average values where insufficient samples occur nearby.
4. MRE constraint wireframes were generated for a cut-off grade of 0.30% Cu, related to potential underground mining.
5. Metal prices assumed for this MRE were 4.20 USD/lb Cu, 27.00 USD/oz silver (Ag) and 2,200 USD/oz gold (Au), which represent reasonable long-term consensus metal pricing.
6. Metallurgy recovery assumptions were 96% Cu, 80% Ag and 93% Au, which stem from SGS metallurgical test work completed in 2022.
7. The cut-off grade of 0.30% Cu was derived from the price and recovery values above, as well as a smelter payability of 97.3% and an assumed total operating cost 26.20 USD/t of ore.
8. Rounding may result in apparent summation differences between tonnes, grades and metal content. It is not considered material.
9. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.
10. Mineral Resources shown are inclusive of Mineral Reserves.

1.6 Mineral Reserve Estimates

The mineral reserve estimate for Nussir is based on a FS level of engineering and costing. The reserves conform to the CIM Definition Standards for Mineral Resources and Mineral Reserves (2014).

The Mineral Reserves have an effective date of 14 April, 2026.

The Nussir deposit's Mineral Reserves are categorized as both Proven and Probable. They are summarised in Table 1-2.

Table 1-2: Nussir Mineral Reserves

Effective Date: April 14, 2026 29

worley
BLUE MOON METALS

Reserve	Tonnes (Diluted, Recovered) (t)	Cu Grade (%)	Cu Metal Content (t)	Au Grade (g/t)	Au Metal Content (koz)	Ag Grade (g/t)	Ag Metal Content (koz)
Proven	2,638,787	0.80	21,198	0.13	11	10.15	861
Probable	22,339,990	0.81	180,925	0.09	64	10.36	7,440
Proven + Probable	24,978,777	0.81	202,123	0.09	75	10.34	8,301

Notes:

1. The Nussir Mineral Reserve estimate follows the CIM (2019) Mineral Resource and Mineral Reserve (MRMR) Best Practice Guidelines
2. The Mineral Reserves include stopes and ore development
3. The Mineral Reserve stopes were diluted based on geotechnical recommendations and have had a mining loss applied.
4. A minimum stope mining width of 3.0 m is used with varying overbreak/dilution applied by geological zone.
5. Stopes were generated at a cut-off-value of 35.43 USD/t Net Smelter Return (NSR).
6. The price assumptions are as follows:

   Cu 9,034 USD/t

   Au 2,487 USD/oz (troy)

   Ag 26.58 USD/oz (troy).

1.7 Mining Methods

The Nussir underground mine is accessed through a 120m long surface portal, which joins the partially completed conveyor decline which, when complete, will provide access to the orebody. The first phase of the Project focuses on establishing access, ventilation and materials handling systems underground. During this phase, development ore and ore from test stopes accessed from Ramp 1 will be trucked to the surface and stockpiled in preparation for commissioning of the mill. The first phase is anticipated to conclude by the end of 2027, at which point the mine will be capable of ramping up production in lockstep with the process plant.

The second phase of the Project involves steady state production from the mine and requires portions of the ventilation and materials handling systems to be complete and operational. The mine will progress westward across the eight ramp systems, with mining occurring on two to three ramps at any given point. As each new ramp system is developed, the supporting conveyor and ventilation systems will be extended and connected to the existing infrastructure. All material will be moved to surface using conveyors along the transport drive and conveyor decline before reaching surface where it is diverted to the mill or waste pad. The second phase requires completion of all supporting surface infrastructure, including conveyors, stackers, mill and site offices. The second phase will run from the beginning of 2028 until the end of mine life in 2041. The ore production profile shown in Figure 1-1 illustrates the step from mine development in 2026 and 2027 to full operation in the second phase for the LOM.

Effective Date: April 14, 2026 30

LOM Production
Recovered Ore Tonnes
Cu Grade %
2,500,000
2,000,000
1,500,000
1,000,000
500,000
0
1.20
1.00
0.80
0.60
0.40
0.20
0.00
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
2038
2039
2040
2041
Stope Ore Tonnes
Development Ore Tonnes
Cu Grade

Figure 1-1: LOM Recovered Ore Tonnes and Grade

1.7.1 Mining Method Selection

A comparative assessment was performed to determine the most suitable mining method for the Nussir deposit. Due to the deposit's relatively low grade and good ground conditions, methods requiring backfill were excluded from consideration. Instead, pillars (rib and sills) will be utilised to manage excavation sizes.

Three mining approaches were analysed in detail: Top Down Longhole Open Stoping (LHOS), Bottom Up LHOS and the Modified Creeping Cone method.

- The modified creeping cone method was considered because it was utilized in the previous 2023 FS, although it is significantly less common compared to the LHOS methods. The evaluation of these mining approaches considered several key factors, including the following:
  - Mineralisation width
  - Dip
  - Dilution
  - Operational flexibility
  - Production and extraction percentage rate
  - Capital expenditures (CAPEX) and operating expenditures (OPEX).

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31

The comparison analysis determined that top down LHOS was the most suitable mining method for the Nussir deposit. This selection was based on several advantages, including the following:

•       Widely used method with substantial real-world performance data

•       Reduced dilution and increased recovery

•       Minimized broken ore inventory within stopes

•       Lower risk of broken material bridging in stopes

•       Operational simplicity

•       Lower operating costs for development.

Consequently, top down LHOS was selected as the mining method for the Nussir mine design.

1.7.2  Main Decline Access

The main decline functions as the central entryway to the underground mine, designed to facilitate both long-term haulage operations and the installation of essential services, including a conveyor system. Its alignment is carefully planned to remain entirely within the footwall stratigraphy, thereby enhancing excavation stability and reducing the likelihood of encountering weaker mineralised horizons.

The construction process for the main decline will consist of creating a large-cross section development opening. This opening is intended to be operational for the entire life of mine (LOM), ensuring it meets both current advancement demands and future stability requirements. These requirements are particularly important for conveyor installation and maintaining consistent access for ongoing operations.

Initially, infrastructure development will rely on truck haulage. As the decline advances, the permanent conveyor system will be installed in stages. Ground support strategies will be tailored to observed conditions, with adjustments made as structural zones or lithological contacts are encountered. The ground support required along the decline is expected to vary, with extra support provided in locations affected by structural discontinuities or changes between rock types. Throughout the development phase, exhaust air will be vented to the surface through the main portal.

1.7.3  Ramp Design

The Nussir underground mine will use eight ramps to access its distinct mining zones. These ramps will connect to the transport drive and will be constructed in a spiralling oval configuration. Ramp excavation will be carried out progressively, which will ensure

Effective Date: April 14, 2026	32

that access to each mining zone and production level is established in line with the mine’s planned production profile. Additionally, the ramps will connect to the fresh air level located near the top of the deposit, which will provide access to an escapeway and the secondary means of egress for personnel.

Ramp excavation conditions are anticipated to be generally favourable when the ramps remain within the footwall sequence. However, as ramp alignments approach or cross the mineralised dolomite horizon or adjacent schistose units, the quality of ground conditions may decline. This deterioration is attributed to greater fracturing, sheared contacts or the presence of weaker mica-rich lithologies.

The ramp design addresses these challenges by including plans for localized ground support enhancements and adjusting excavation spans where necessary. In addition, the design considers depth-related stress factors to maintain stability and safety throughout ramp development.

1.8     Geotechnical Considerations

1.8.1  Rock Mass Characterization Along Ore Strike

A comprehensive characterization of the rock mass at the Nussir deposit has been undertaken through a combination of laboratory testing, core logging, empirical index calculations, and in-situ stress measurements, forming a key component of the FS. The synthesis of these investigations reveals a rock mass that is generally of good quality but exhibits significant heterogeneity along the strike of the orebody. This variability is primarily driven by lithological changes, structural complexity and the localized presence of fault and shear zones.

1.8.2  Summary of Geotechnical Conditions

The rock mass at the Nussir deposit is characterized by a strong, anisotropic rock with a well-developed foliation that controls stability. While large strike-extensive sections (Zones A and B) as shown in Figure 1-2 are classified as "Good" to "Very Good" quality, significant variability exists. A critical area of lower quality ("Fair" to "Poor") is identified in Zone C, where faulting, shearing and the presence of a diabase dike have created a more fractured and weaker rock mass. This spatial heterogeneity in rock mass quality, coupled with the anisotropic strength behaviour, represents a primary geotechnical consideration for mine design.

Effective Date: April 14, 2026	33

Zone D
Zone C
Zone B
Zone A

Figure 1-2: The Rock Mass Zones

1.8.3 Other Considerations

The underground mine design for the Project was developed with geotechnical stability as the key constraint on stope dimensions, sequencing and pillar geometry. The available logging, structural interpretation and empirical analyses indicate that the rock mass conditions are generally suitable for LHOS, although variability near the lithological contacts and structural zones may locally affect stability.

The orebody is hosted in dolomitic arenite with a schistose hanging wall and conglomeratic footwall. The rock mass is largely competent; however, fracturing near the ore contact and local shear or fault zones represents the main geotechnical risks and may contribute to overbreak and dilution if not managed through design and sequencing.

Stope spans were defined using empirical stability graph methods that consider depth, rock quality and hydraulic radius. A systematic pillar strategy provides both local and regional support. Rib pillars maintain panel integrity and sill pillars limit stress interaction between levels.

Overall, the proposed mining method, stope dimensions and pillar configuration are considered appropriate for the expected ground conditions, subject to ongoing monitoring and refinement during detailed engineering and early mine development.

1.9 Ventilation Assessment and System Selection

A comprehensive evaluation of the Nussir mine plan was conducted to explore various ventilation strategies for the underground operation. The ventilation study was anchored in the Deswik mine design and development schedule, which provided the foundation for constructing an airflow model. This design was subsequently imported into VentSim, enabling simulation and analysis of ventilation performance across different stages of mine development.

1.9.1 Ventilation Modelling and Scenario Development

As part of the assessment, a dedicated ventilation model was developed using VentSim for the conveyor-decline advance. This modelling included three independent LOM

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34

ventilation scenarios. Each scenario was designed to compare how different configurations of surface connections and airflow pathways would affect system capacity, air distribution, and operational flexibility.

19.2     Ventilation Options Considered

The following ventilation options were considered:

•       Option 1: This option features a configuration where both fresh air intakes and exhaust raises connect to the surface only at the far eastern extent of the mine. This setup represents the most consolidated breakthrough arrangement.

•       Option 2: This scenario introduces an additional breakthrough point near the central portion of the orebody, supplementing the eastern surface connections. The intention is to improve airflow distribution as mining progresses deeper and further from the singular eastern intake.

•       Option 3: This option evaluates more distributed systems, with surface breakthroughs at each ramp location. This scenario offers greater redundancy and enhanced capacity for isolating ventilation districts, thereby improving airflow control and operational flexibility throughout the mine life.

Option 3 was selected as the optimal ventilation setup and the overall system was designed accordingly. This configuration allows each production ramp to be isolated and ventilated separately through ventilation raises that connect to the surface at the top of each ramp system.

1.9.3  Ventilation Demand Analysis

The ventilation requirements for three distinct scenarios were calculated. For the decline development phase, auxiliary ventilation methods were used until the first ventilation raise to the surface could be established. The next scenario involved the development of the first ramp, which required an airflow of 125 m3/s to support multiple faces necessary for mining and infrastructure development. The final scenario represented steady-state production, for which an estimated 375 m3/s of airflow would be needed to sustain the mining sequence. It is also important to note that a minimum ventilation velocity of

0.5 m/s is required at each working face.

1.10     Underground Infrastructure Overview

The essential infrastructure planned for the Project encompasses a comprehensive suite of underground facilities. These include material handling systems, maintenance facilities, fuel bay, an explosives magazine, ventilation infrastructure, electrical and communications facilities, underground water supply and dewatering installations. These

Effective Date: April 14, 2026	35

components are designed to support efficient operations, safety and reliability throughout the LOM.

1.10.1  Underground Mine Dewatering System

The purpose of the underground mine dewatering system is to collect and remove groundwater inflow and the mine service water used for drilling and dust suppression (collectively referred to as mine water).

This system was designed as a dirty water system, although some primary solids settling will occur in the underground sumps prior to pumping to the surface water treatment plant (WTP).

The system incorporates some redundancy in pumping and sumps to allow maintenance and contingency response without interrupting mining operations.

Groundwater inflows were estimated as part of the previous FS and confirmed as reasonable by Worley. Inflow rates are projected to increase as mining areas expand and additional zones are developed.

Key design inflow estimates are summarised below:

•       Peak groundwater inflow at completion of ramps 1-3: 34 L/s (122 m³/h)

•       Peak life-of-mine inflow: 113 L/s (407 m³/h)

•       Peak service/utility water inflow: 20 m³/h

•       Water losses via wet muck and entrainment: 6 m³/h

•       Maximum total inflow at peak: 421 m³/h

•       The dewatering system was designed to handle the peak projected inflows plus a contingency margin of at least 20%.

1.10.2  Material Handling System

The selected material handling system (MHS) for the Project is based on a network of seven muck passes that connect the production levels to conveyors located in the crosscuts. The crosscut conveyors are designed to transfer material to the conveyors within the transport drive, which then deliver ore and waste to the main decline conveyor. At the terminus, the main conveyor will feed a diverter situated in the silo tunnel, directing material to either the silo or the surface storage area, as required.

Construction and commissioning of sub-vertical raises at each ramp will be necessary to establish muck passes throughout the LOM.

Effective Date: April 14, 2026	36

1.10.3  Interim Haulage and Mucking Operations

During the ramp-up phase, and before the conveyor system is installed, all development ore and waste will be transported to surface by haul truck. This method will be employed until the initial sections of the conveyor system have been commissioned.

Blasted material will be loaded at the mining face by a load-haul-dump (LHD) unit with a capacity of 14 tonne. The material will then be transported to the nearest remuck, level access or, when available, the first operational muck pass. The earliest muck pass will be situated at the base of Ramp 1, which is approximately 1,900 m from the portal. From the remucks or pass, material will be reloaded into mine trucks for surface haulage, where it will be crushed and temporarily stockpiled prior to processing or sale. Crushed waste will be marketed as aggregate, while crushed ore will be sent to the mill via a reloading facility near the stockpile.

1.10.4  Permanent Conveyor System Implementation

Upon completion and commissioning of the main conveyors, the system will move the broken material from underground to the surface. Over the LOM, seven muck passes will be developed along the orebody's strike, extending vertically from the Transport Drive up to the uppermost level at each ramp location.

Ore mucking at each production level will be carried out by LHDs. These vehicles will dump ore into the pass through a finger raise equipped with a sizer (grizzly screen) to prevent oversized material from entering the system. The pass locations on each level were carefully selected to minimize haul distances and ensure that production rates are maintained. Passes will be temporarily assigned for either ore or waste depending on the activities in the mining area, with strict segregation of material types.

1.10.5  Crushing and Material Transfer

A dedicated crushing chamber will be built at the base of each pass to house a mobile crusher, which will be directly fed through a gate installed at the bottom of the pass. Crushed material will be transferred onto a short conveyor in the crosscut that connects to the transport drive conveyors.

Up to three mobile crushers will operate simultaneously beneath separate passes, processing waste, development ore and production ore. As mining advances along the orebody, the crushers will be relocated among the seven rock passes to optimise material handling.

Effective Date: April 14, 2026	37

1.10.6  Expansion of Crushing and Conveyor Systems

As new mining areas are developed, mobile crushers will be installed and the conveyor system will be progressively extended. Material conveyed via the transport drive conveyor will be routed to the main decline conveyor, and subsequently to the ore/waste rock conveyor and silo conveyor for final handling.

1.11     Recovery Methods

The processing facilities at Øyen are designed as a conventional crushing–grinding–flotation operation that produces a saleable copper concentrate for shipment by bulk carrier, with thickened tailings conveyed by pipeline for sub-sea deposition in the adjacent fjord. The FS process design updates prior work completed over several years and is represented by a developing 3D plant model and the associated engineering deliverables.

1.11.1   Design Basis and Throughput

The process plant is designed to treat 2.0 million tonnes per annum (Mtpa) of ore, operating 8,000 hours per year at an overall availability/utilisation of 91.5%, which corresponds to a nominal treatment rate of 250 t/h (dry feed). The design feed grade is

~1.0% copper, with an average LOM grade of ~0.81% Copper. The plant will be configured with underground crushing and conveying to an existing ore silo, supplemented by an external ore stockpile for operational flexibility.

1.11.2  Recovery Flowsheet

The recovery flowsheet includes the following:

•       Underground primary crushing to P80 of 110 mm, followed by conveying to the exiting storage silo.

•       A two-stage wet grinding circuit (semi-autogenous grinding (SAG) mill and ball mill with recycle of SAG mill trommel oversize product and closed circuit hydrocyclone classification to produce a primary grind product of P80 ~100 µm feeding the flotation cells.

•       Conventional mechanically agitated tank flotation cells, including rougher flotation, regrind of rougher/cleaner-scavenger concentrate, and two stages of cleaner flotation plus a cleaner scavenger.

•       Concentrate thickening and pressure filtration to produce filter cake for shipment, with onsite concentrate storage sized to match shipping parcels.

Effective Date: April 14, 2026	38

•       Tailings thickening followed by pumping via a long-distance pipeline for deep fjord deposition, with clarified water recycled as process water.

1.11.3  Grinding Circuit and Sizing Basis

The grinding circuit is a conventional SAG and ball mill system with external recycle of SAG mill trommel oversize product. The circuit design allows the addition of a pebble crusher in the future, if required.

The grinding circuit product is classified in hydrocyclones to an 80% passing size of 100 μm as flotation feed.

1.11.4  Flotation Circuit and Sizing

The flotation circuit consists of a single rougher bank followed by two cleaning stages and a cleaner-scavenger bank. The flotation sizing and scale-up assumptions are conservatively selected.

1.11.5  Regrind and Cleaner Circuit Basis

Rougher concentrate and cleaner-scavenger concentrate is combined and classified in a regrind cyclone circuit to produce overflow at P80 ~25–30 µm, with underflow reground in a stirred mill (vertical mill) using ceramic media. This regrind product is conditioned and upgraded in the cleaner flotation stages. The regrind duty is based on a conservative benchmark specific energy assumption.

1.11.6  Concentrate Dewatering, Storage and Load-Out

Final concentrate is thickened and filtered to a target cake moisture of 8–10% w/w and conveyed to a concentrate storage building with 5,000 tonne capacity to match the expected bulk carrier shipment size. A 6 m diameter high rate concentrate thickener is selected using benchmark comparisons. Pressure filtration is specified as an automatic plate-and-frame pressure filter sized to process the daily concentrate tonnage over two shifts, with a stated cycle time of approximately 12–13 minutes. Concentrate load-out is via conveyors to an existing ship loading conveyor system, with falling-stream sampling at load-out.

1.11.7  Tailing Thickening, Pipeline Transport, and Sub-Sea Disposal

Flotation tailings is thickened in a 25 m diameter high-rate thickener, producing an underflow at 50–55% w/w solids, with overflow reclaimed as process water. The tailings thickener selection is supported by limited test work and benchmark comparisons.

Effective Date: April 14, 2026	39

Thickened tailings is pumped through a pipeline to the permitted sub-sea discharge point. The pipeline length is planned to increase from approximately 3.3 km early in the mine life to approximately 3.8 km later in life as deposition advances. The discharge permit requires tailings to be discharged within 30 m of the seafloor, and the tailings slurry density is controlled by seawater dilution at the pump suction. A seawater intake and flushing system is included in the design to support dilution control and pipeline flushing for shutdowns.

1.11.8  Reagent, Water, Air and Control Systems

The recovery methods include reagent preparation and dosing systems for the following:

•       Sodium Isobutyl Xanthate (SIBX) collector, Methyl Isobutyl Carbinol (MIBC) frother, and lime for pH control.

•       Flocculant systems for concentrate and tailings thickeners and mine water clarification.

Process water is primarily sourced from reclaimed thickener overflows and supplemented by mine water clarifier overflow and/or freshwater reservoir supply. Flotation air is supplied by duty/standby centrifugal blowers, and compressed and instrument air systems, which support filtration, maintenance, and plant controls.

The plant incorporates a high level of automation, including in-stream sampling systems and an X-ray fluorescence (XRF) analyser for metallurgical control.

The summary process flowsheet is included in Figure 1-3.

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Figure 1-3: Summary Process Flowsheet

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41

1.12     Project Infrastructure

The project infrastructure was developed to support safe, reliable and economically viable underground mining and mineral processing operations in compliance with Norwegian regulatory requirements, CIM Definition Standards and NI 43-101 disclosure expectations. The infrastructure scope focuses on elements that are material to the technical and economic viability of the Project and appropriate for an FS level assessment.

The Project benefits significantly from the availability of existing infrastructure associated with historic mining and aggregate operations at the Øyen site. Where practical, existing access roads, buildings, utilities, port facilities and power corridors will be reused or refurbished, which will reduce the CAPEX, environmental disturbances and construction risks.

1.21.1  Site Access and Surface Facilities

The Project is accessed year-round via National Highway R94, which provides reliable regional connectivity to Hammerfest and the E6 highway. Existing internal site roads are largely retained with minor upgrades, supplemented by limited new road construction to service key facilities, including the 132 kV electrical switchyard and the east side of the process plant building.

The surface infrastructure includes refurbished historic process and administration buildings, a new mill building to accommodate increased throughput, concentrate handling and storage facilities, warehouses, workshops, offices, laydown areas and both temporary and permanent accommodations. The building layouts and traffic arrangements are designed to support both construction and operational requirements.

1.12.2  Materials Handling, Aggregate Operations, and Port Infrastructure

Ore and waste rock are managed via a combination of underground crushing, conveyor transport and surface stockpiling. A combined ore stockpile and waste rock storage area will be located adjacent to the process plant, which will provide operational flexibility.Waste rock handling will be integrated with ongoing aggregate production, which is expected to consume a significant proportion of mined waste rock, thereby reducing long-term storage requirements.

Effective Date: April 14, 2026	42

An existing deep-water port at Repparfjord will be retained for concentrate export, aggregate sales and receipt of supplies. The port is ice-free year-round and capable of servicing vessels up to approximately 20,000–30,000 Deadweight Tonnage (DWT). Minor refurbishment is planned to support LOM operations, including dedicated conveyor and ship loading systems for concentrate and aggregate.

1.12.3  Tailings Deposition

Tailings from the processing plant will be managed via a sea tailings placement (STP) system. Thickened tailings will be pumped through a dedicated high-density polyethylene (HDPE) pipeline to an offshore discharge point at a controlled depth within a sheltered fjord. Seawater dilution and flushing systems will be incorporated to maintain non-settling flow conditions and to minimise density and temperature contrasts at the discharge point, which will ensure appropriate plume behaviour in accordance with the environmental requirements.

1.12.4  Water Management and Water Balance

Water management is a critical aspect of the Project due to climatic conditions and environmental sensitivity. Site-wide water management will involve controlling surface water, groundwater inflows, contact water and non-contact runoff during construction, operation and closure. Key components include the Dypelva Reservoir for freshwater supply, mine dewatering systems, a permanent water treatment plant, stockpile drainage collection and controlled discharge via the tailings system.

A site-wide water balance model was developed using long-term historical climate data to assess system performance under a range of operating and climatic conditions. The assessment indicates that, while early years of operation are most sensitive to water availability, the risk to the overall long-term water supply is low, particularly under more recent and projected climatic conditions.

1.12.5  Water Treatment

A permanent water treatment plant was included to treat mine dewatering and other contact water streams. The plant is designed to supply treated water for reuse in the processing plant under normal operating conditions and to meet environmental discharge requirements during upset conditions. The treatment process is based on conventional clarification and chemical conditioning methods suitable for variable and potentially high suspended solids loads.

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1.12.6 Electrical Power Supply and Distribution

Electrical power will be supplied via a new 132 kV grid connection, replacing the existing 22 kV supply. A new 132 kV switchyard and main transformer will provide power to the site, with 22 kV reticulation for surface and underground distribution. Standby diesel generation is included to supply emergency loads. The power system was sized to meet the projected LOM demand for the mining, processing and surface facilities.

1.12.7 Control, Instrumentation, and Telecommunications

The Project will employ a centralised integrated control and safety system based on a distributed control system (DCS) for the processing plant and surface infrastructure. Underground mining operations will utilise a dedicated control and telemetry system with selected data interfaced to the central control room. A site-wide fibre-optic telecommunications backbone will support operational communications, safety systems, surveillance and data transfer. Cybersecurity and network segregation principles were incorporated consistent with recognised industrial standards.

1.13 Market Studies

1.13.1 Overview

Copper, Gold and Silver markets showed strong buoyancy over the last 3 years with high demand over the last 18 months. In February 2026 both S&P Global Capital Market Intelligence and Wood Mackenzie Insight remained bullish on all three commodities. Figure 1-4 shows price changes from 2019 to first quarter of 2026. The global tensions of the last month (March 2026) were not factored in these analyses.

Gold
Copper
Zinc
Lead
Silver
Change (%)
500
400
300
200
100
0
-100

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44

Figure 1-4: Commodity Pricing Forecast

1.13.2  Copper

Recent high Copper prices are supported by weaker US dollar and low global inflation. Global refined copper demand growth to slow to 2.9% in 2026 amid softer year on year growth in China. Declining China electric vehicles subsidies in 2026 may reduce the sector's copper demand. Sluggish fixed-asset and real estate investment dampen construction sector copper demand. US copper demand growth projected at 4.5% in 2026, surpassing that of China. The Chinese market remains the largest market for copper while the demand for copper with new AI data centers fueling the market growth in the US.

Copper prices expected to rise amid persistent tightness in mine supply, supporting a bullish market outlook. shows a summary of global Mine, Smelter and Refined output with year-on-year changes as well as Refined use, Refined balance and price forecast.

Effective Date: April 14, 2026	45

Table 1-3 shows a summary of global Mine, Smelter and Refined output with year-on-year changes as well as Refined use, Refined balance and price forecast.

Effective Date: April 14, 2026	46

Table 1-3:Copper Production and Price Forecast

Parameter	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Mined Output (000 t)	22,449	23,122	23,430	23,633	24,920	26,204	27,037	27,704	27,562	27,477	27,063	26,532	25,935
Change YOY (%)	1.5	3.0	1.4	0.9	5.4	5.2	3.2	2.5	-0.5	-0.3	-1.5	-2.0	-2.3
Smelter Output (000t)	19,723	20,300	20,815	21,624	22,432	23,266	24,026	24,548	24,823	25,153	25,255	25,432	25,474
Change YOY (%)	3.4	2.9	2.5	3.9	3.7	3.7	3.3	2.2	1.1	1.3	0.4	0.7	0.2
Refined output (000t)	26,162	27,062	28,572	28,941	29,945	30,889	31,747	32,378	32,462	32,727	32,823	32,946	32,986
Change YOY (%)	4.3	3.4	5.6	1.3	3.5	3.2	2.8	2.0	0.3	0.8	0.3	0.4	0.1
Refined use (000t)	25,973	26,856	27,814	28,627	29,595	30,482	31,273	32,040	32,732	33,352	33,997	34,658	35,315
Change YOY (%)	2.8	4.1	4.6	4.2	0.8	3.4	5.6	8.7	0.3	0.0	3.6	0.9	-1.9
Refined Balance (000t)	189	205	758	315	350	406	474	338	-270	-625	-1174	-1711	-2,329
Total Stocks (000t)	4,316	4,522	5,280	5,959	5,945	6,351	6,825	7,164	6,894	6,269	5,095	3,384	1,054

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47

Parameter	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
LME 3M Price ($/t)	8,522	9,267	9,772	11,415	11,580	11,500	11,400	11,250	11,550	11,940	12,150	12,250	12,450
Change YOY (%)	-3.0	8.7	7.6	14.5	1.5	-0.7	-0.9	-1.3	2.7	3.4	1.8	0.8	1.6

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1.13.3 Gold

Gold's 2025 rally, fuelled by macro shifts, opens door for fifth year of bull run. Figure 1-5 shows the geo-political events that influenced the gold price since 2024.

2024
LBMA gold price ($/oz)
Gold breaches $2,800/oz as US President announces — then retracts — tariffs on Canada, Mexico
Gold peaks following April 2 US tariff announcements
Gold back above $3,400/oz as Israel attacks Iran
Gold breaches $3,500/oz mark ahead of 2025's first Fed rate cut
Silver hits a record above $58/oz, outperforming gold
US government shutdown ignites gold's push to $4,000/oz
Gold breaks $2,700/oz on Middle East tensions, potential changes to US economy
Dovish Fed comments hint at interest rate cut
Gold breaches $2,400/oz on central bank buying spree
Hotter US inflation data pressures gold
US economic indicators signal possible rate cut
US rate cut expectations firm; China announces stimulus
Gold breaches $2,600/oz following US rate cut, concerted attacks in Syria, Lebanon
Gold hits all-time high on pre-US-election jitters
Jan. Feb. Mar. Apr. May Jun. Jul. Aug. Sep. Oct. Nov. Dec.

Figure 1-5: Geo-Political Events Fueling the Gold Price

The gold price forecast (Figure 1-6 and Table 1-4) is based on strong structural demand and the following factors:

- Gold's cycle peak nears, helped by policy easing, slower US momentum and broad currency pressures.
- Strong macro tailwinds boost physical demand, with global gold ETF inflows surging and AUM doubling to $559billion. (AUM = asset under management; ETF = exchange-traded fund)
- The 2026 base forecast of $4,247/oz remains intact. However, a bull run extension scenario emerges, pushing the peak up to average $5,927/oz in 2027.

Effective Date: April 14, 2026 49

Historical
Forecast
Alternate forecast
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Gold price ($/oz)
2021
2022
2023
2024
2025f
2026f
2027f
2028f
2029f
2030f

Figure 1-6: Gold Price Forecast

Table 1-4: Historical and Future Mine Supply and Gold Prices

Parameter	2024e	2025	2026	2027	2028	2029
Mined Supply (Moz)	112,576	111,451	118,575	125,223	127,475	125,079
Price ($/oz)	2,386	3,432	4,247	3,834	3,562	3,384
	2030	2031	2032	2033	2034	2035
Mined Supply (Moz)	122,985	117,572	113,069	107,010	99,860	95,083
Price ($/oz)	3,473	3,650	3,654	3,702	3,901	4,396

1.14 Environmental Studies and Permitting

1.14.1 Permitting

Construction and operation of the Project require primary and secondary permits. Several primary permits have been obtained to date, including: an extraction permit that allows for mining of the Nussir 1-11 and Deep 1-11 ore bodies; an approved zoning plan; a discharge permit to allow for the disposal of tailings and tailings containing xanthate from the process to be disposed in Repparfjord; and an operating license which provides approval for operations to commence prior to 26 September 2027.

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50

Secondary permits that have been obtained include a mine waste plan that allows for the decline and a baseline marine monitoring plan for further marine baseline studies in the Repparfjord prior to the start of operation. An application for a building permit, an updated operating plan, applications for the installation of the ventilation shaft raises and environmental monitoring program have been submitted. A discharge permit (primary permit) must be supported by a waste management plan to allow for the use of mine waste facilities. This plan was submitted in September 2025.

1.14.2 Environmental and Social Management

1.14.2.1 Stakeholder Engagement and Public Consultation

As part of the permitting processes, extensive stakeholder engagement was undertaken since the early 2000's. BMM has developed a stakeholder engagement plan (SEP) that will be updated during the project life cycle. The SEP will guide engagement with interested and affected parties going forward throughout the Project life cycle. As part of this continuous engagement, a stakeholder committee and monitoring group will be set up that is representative of the community. A grievance mechanism has been established through which grievances can be lodged throughout the Project life cycle.

1.14.3 Social

Predicted positive impacts include employment opportunities, an injection to the local economy and residential and industrial development.

An environmental and social management system (ESMS) is in the process of being developed. As construction activities ramp up, it is important that this be implemented to manage potential social and biophysical impacts.

1.14.4 Biophysical

Several specialist studies were undertaken in support of the various permit applications. Some of these studies date back to 2012. Another marine baseline survey campaign is planned for Q2 2026 to Q1 2027 to update the baseline condition prior to the planned start of operation. Similarly, prior to operations commencing further studies will be required to confirm impact mitigation and management requirements. These include, amongst others, further geochemistry analysis, a groundwater contaminant transport model and a biodiversity survey in the area of the vent shafts.

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1.15 Capital and Operating Costs

- **Overall Capital Cost** – Includes all costs to develop the mine to a sustainable production of 2MTPA. Total CAPEX costs total 197.4 MUSD and are expended over a 24 month period from January 2026 to December 2027 including the pre-production construction and commissioning period. Table 1-5 details the cost breakdown by commodity.
- **Sunk Capital Costs –** includes all costs expended from January 1, 2026 to March 31, 2026. These costs are indicative and total 13.4 MUSD
- **Capital Costs to go** – includes all costs to develop the mine from April 2026 to a sustainable production of 2 Mtpa in December 2027. These costs are indicative and total 184 MUSD as detailed in the Table 1-6.
- **Sustaining Capital Costs –** includes all costs from the production of the first stope in August 2027, in addition to the development required to sustain the LOM production, including replacing the mobile mining equipment, re-builds and fixed engineering equipment. Replacement is captured in the operating expenditures (OPEX) model.

Table 1-5: Summary by WBS Level 1 - CAPEX to go

WBS Code	WBS Description	Total Cost (MUSD)
1000	Underground Mine	54.9
2000	Process Plant	47.5
3000	Surface Site Infrastructure	20.4
7000	Construction Indirects	18.0
8000	Owners Cost	18.3
9000	Contingency	25.0
	Total	**184.0**

Table 1-6: Summary of Costs by Commodity Level – Sustaining

Account Description	Total Cost (MUSD)
Mining Equipment	0.8
Mining, Tunnelling & Shaft Development	489.0
Instrumentation & Controls	4.8

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52

Account Description	Total Cost (MUSD)
Total	**494.6**

All costs are priced in native currency and converted to USD, with a base date of Q4 2025 and no escalation added.

1.15.1 Operating Costs

The operating costs were estimated for five distinct functions with the following battery limits:

- Mining: All costs related to mining up to portal and the ore bin.
- Processing: All costs related to transporting the ore from the ore bin to the plant, processing the ore to concentrate and tailings management.
- Infrastructure: Costs related to building, road maintenance and municipal expenses.
- Transportation and Quay: Costs related to renting the quay at Øyen, the allowance for garbage transport and vehicle rentals.
- General and Administration (G&A) – Costs related to office staff and expenses, municipal property taxes, mining claims and environmental expenses.

The basis for these five areas is detailed in the sections below.

The total site operating costs for the Nussir operations were calculated based on separate cost models for each function. Each cost model applies a design criterion to the production schedule to determine the quantity of goods and services that will be required. Unit costs and overall costs were then applied to the resulting physicals.

The operating costs were estimated to be at an Association for the Advancement of Cost Engineering International (AACEI) Class 3 level of accuracy.

All costs were priced in native currency and converted to USD with a base date of Q4 2025 and no escalation added.

Table 1-7 presents a summary of the LOM operating costs (including pre-production) for the areas described above.

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Table 1-7: Summary Operating Costs (excluding Royalties)

Area	Total LOM (MUSD)	LOM Unit Cost (USD/t ore)	LOM Unit Cost (% of Total)
Mining	593.2	23.75	67.9%
Processing	236.0	9.41	27.1%
Site Infrastructure	4.0	0.16	0.5%
Transport and Quay	1.8	0.07	0.2%
G&A	38.6	1.55	4.4%
Total	**873.5**	**34.93**	

1.16 Summary of the Economic Analysis

The results from the economic analysis are presented in Table 1-8. The Project returns a positive NPV of 235 MUSD at an 8% discount rate and an Internal Rate of Return (IRR) of 19.0%. Maximum drawdown occurs in October 2028, totaling 271 MUSD. This is graphically illustrated in Figure 1-7.

The cash cost on a copper equivalent basis is estimated at 1.86 USD/lb CuEq (LOM average). This captures all refinery charges and operating costs, including royalties, and excludes financing costs. As a benchmark, the copper equivalent unit cash cost sits in the 2nd quartile of the cash curve for 2025 (Figure 1-8). The cash cost curve is stated as capturing 87% of global recovered copper production.

In a by-product scenario, the revenue from the by-products (gold and silver in this case) are used as an offset to production costs.

Table 1-8: Economic Parameters and Results

Parameter	Unit	Value
Net Smelter Return		
Cu	MUSD	1,989
Au	MUSD	163
Ag	MUSD	33
Pd	MUSD	21
Pt	MUSD	87
Total NSR	MUSD	2,562
Operating Costs		
Mining	MUSD	(593)

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54

Parameter	Unit	Value
Processing	MUSD	(236)
Site Infrastructure	MUSD	(4)
Transport and Quay	MUSD	(2)
G&A	MUSD	(39)
Sub-total	MUSD	(874)
Royalty	MUSD	(19)
Total	MUSD	(892)
Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) and Taxes		
EBITDA	MUSD	1,578
Corporate Income Tax	MUSD	(191)
Cashflow from Operations	MUSD	1,386
CAPEX		
Development CAPEX	MUSD	(184)
SUSEX	MUSD	(495)
Total CAPEX	MUSD	(679)
Cashflow		
Working Capital	MUSD	0
Net Free Cashflow	MUSD	708
NPV (8%)	MUSD	235
IRR	%	19%
Max Drawdown (Monthly Basis) in	MUSD	(271)
Unit Cash Costs	Period	October 2028
LOM Total Cash Costs		
Cu equivalent basis	USD/lb CuEq	1.86
Net of By-Product Basis	(USD/lb Cu)	0.95

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BLUE MOON METALS

Net Smelter Return
Total Operating Cost
Tax Payable
Develoment Capex
Sustaining Capex
Working Capital
Free Cash Flow
Cumulative Free Cash Flow
705
-264
(157)

Figure 1-7: LOM Free Cashflow

2025 Copper Production Ranked on Total Cash Cost*
Nusir
Project

Figure 1-8:Copper Cash Cost Curve, Copper Equivalent Basis [Source: S&P Global Market Intelligence (2025)]

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1.16.1 Sensitivity Analysis

At spot prices as of 3 March 2026 for Cu (5.84 USD/lb), Au (5,171 USD/oz), Ag (84.61 USD/oz), palladium (Pd) (1,720 USD/oz) and platinum (Pt) (2,164 USD/oz), the Project returns a NPV at 8% of 559 MUSD and an IRR of 31.2%.

Whilst the chosen base discount rate by Nussir for the Project is 8%, Table 1-9 presents the NPV at a range of discount rates. Figure 1-9 shows an NPV sensitivity at 8% against changes to either the copper price, OPEX or CAPEX. The Project is most sensitive to changes in copper price (Figure 1-9).

Table 1-9: NPV Sensitivity to Discount Rate

Discount Rate	NPV (MUSD)
4%	418
6%	316
8%	235
10%	170
12%	118
14%	75

Project Sensitivity
600
500
400
300
200
100
0
-100
NPV (8%)
-30%
-20%
-10%
0%
10%
20%
30%
Copper Price
Operating Expenditure
Capital Expenditure
Sustaining Capital

Figure 1-9: NPV (8%) Sensitivity to Cu price, OPEX and CAPEX

Effective Date: April 14, 2026
57

1.17    Interpretations and Conclusions

Based on the positive economics presented in this report, the QPs recommend proceeding with the Project. The project is most sensitive to changes in copper price. Refer to Section 26 for additional information.

1.18     Recommendations

Given the stated assumptions and work completed for this technical report, Worley recommends continuing to advance the Project as described herein. Additional work, including detailed engineering, drill programs and studies, are recommended to further develop the Project. The recommendations are outlined as follows:

•       Conduct geotechnical and hydrological drill programs to develop the respective models.

•       Detailed engineering, procurement and construction of site infrastructure.

•       Evaluation of the Ulveryggen mineral resource.

•       Conduct additional variability and geometallurgical testing, including locked cycle flotation and concentrate dewatering tests.

•       Continue the ongoing environmental studies and permitting applications necessary for commercial production.

Refer to Section 27 for additional information.

Effective Date: April 14, 2026	58

2. Introduction

2.1     Issuer

This report was compiled for Blue Moon Metals Inc. (“Blue Moon”, “BMM” or the “Company”) an exploration stage company which is focused on the exploration and development of mineral resource properties.

The Company was incorporated on January 15, 2007 under British Columbia’s Business Corporations Act. Its registered office is at Unit 2500 Park Place, 666 Burrard Street, Vancouver V6C 2X8 and its head office is at 550-220 Bay Street, Toronto, Ontario, M5J 2W4.

The Company is advancing five brownfield polymetallic projects, including the Nussir copper-gold-silver project in Norway.

2.2     Terms of Reference and Purpose of this Report

Blue Moon has prepared the National Instrument NI43-101 Feasibility Study report (“Report”) providing the project information for the Nussir project, (“Project”) containing the Nussir Cu-Ag-Au deposits located in the north of Norway.

This report was prepared in accordance with the requirements set forth in the National Instrument 43-101 Standards of Disclosure for Mineral Project (NI 43-101).

The quality of information, conclusions, and estimates contained herein is consistent with the level of effort based on:

•       Information available at the time of preparation

•       Data supplied by outside sources

•       The assumptions, conditions, and qualifications set forth in this report.

Monetary units are expressed in United States dollars (USD).

The Resource and Reserve Estimates completed in this report were completed within the guidelines of the Standards of Disclosure for Mineral Projects Code for Reporting of Exploration Results, Mineral Resources and Mineral Reserves.

The intentions of the report are as follows:

•       To inform investors and shareholders of the progress of the project;

Effective Date: April 14, 2026	59

•       To make public and detail the Mineral Resource and Reserve Estimation for the project.

2.3     Sources of Information

Reports and documents listed in Section 3 of the Nussir Project FS were used to support preparation of the Report. Additional information was provided by Blue Moon as supporting information for the QPs.

The Independent Author/Qualified Person (“QP”) of this report has used the data provided by the representative and internal experts of Blue Moon. This data has been derived from historical records for the area as well as information currently compiled by Blue Moon.

2.4     Specific Areas of Responsibility

The QPs accept overall responsibility for the entire report. The QPs were reliant, with due diligence, on the information provided by Blue Moon internal and non-independent experts. The QPs have also relied upon the inputs of the Blue Moon personnel in compiling this filing.

The following individuals, by virtue of their education, experience and professional association, are considered QPs as defined in the NI 43-101, and are members in good standing of appropriate professional institutions:

•       Roy Levesque is a Principal Consultant - Mining Engineering with the firm Worley Canada Inc. of 69 Young St., Sudbury, ON, P3E 3G5. He is a co-author of this report and is responsible for sections in Table 2-1.

•       Christopher Hughes-Narborough is a Principal Process Engineer employed by Worley Europe Limited with business address at Building 6, Chiswick Park, 566 Chiswick High Road, Chiswick, W4 5HR, United Kingdom. He is a co-author of this report and is responsible for the Sections shown in Table 2-1.

•       Lumin Ma is a Principal Geotechnical Engineer at 2296 Pheasant Bend Circle, South Jordan, Utah 84095, USA. He is a co-author of this report and is responsible for sections in Table 2-1.

•       Adam Wheeler is an Independent Mining Consultant and has been involved with the Nussir Project since 2007. He is a co-author of this report and is responsible for the Sections shown in Table 2-1

•       Martin Prior is a Project Manager with the firm Worley Europe, 27 Great West Road Brentford TW8. He is a co-author of this report and is responsible for sections in Table 2-1.

Effective Date: April 14, 2026	60

- Susan Abell who is registered as a Professional Natural Scientist in Ecological Science and Environmental Science with the South African Council for Natural Scientific Professions and is responsible for sections in Table 2-1.

The QPs are responsible for specific sections in Table 2-1.

Table 2-1: Areas of Responsibility

Report Section No.	NI43-101 Heading	QP Name
1	Summary	Martin Prior
2	Introduction	Martin Prior
3	Reliance on Other Experts	Martin Prior
4	Property Description and Location	Martin Prior
5	Accessibility, Climate, Local Resource Infrastructure and Physiography	Martin Prior
6	History	Adam Wheeler
7	Geological Setting and Mineralisation	Adam Wheeler
8	Deposit Types	Adam Wheeler
9	Exploration	Adam Wheeler
10	Drilling	Adam Wheeler
11	Sample Preparation, Analysis and Security	Adam Wheeler
12	Data Verification	Adam Wheeler
13	Mineral Processing and Metallurgical Testing	Chris Hughes-Narborough
14	Mineral Resource Estimates	Adam Wheeler
15	Mineral Reserve Estimates	Roy Levesque
16	Mining Methods	Roy Levesque and Lumin Ma (Sections 1.8,16.3, 26.4, and related disclosure in Section 27)
17	Recovery Methods	Chris Hughes-Narborough
18	Project Infrastructure including tailings	Martin Prior
19	Market Studies and Contracts	Martin Prior
20	Environmental Studies, Permitting and Social/Community Impact	Susan Abell
21	Capital and Operating Costs	Martin Prior
22	Economic Analysis	Martin Prior
23	Adjacent Properties	Adam Wheeler
24	Other Relevant Data and Information	Martin Prior
25	Conclusions and Interpretations	Martin Prior
26	Recommendations	Martin Prior

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61

Report Section No.	NI43-101 Heading	QP Name
27	References	Martin Prior

2.5 Effective Dates

There are several effective dates for the information included in the Report, as follows:

Mineral Resource Update on Nussir Project: January 20, 2025

Base date for Capital and Operation Cost Estimates: Q4 2025

Base date for Spot Prices: March 3, 2026

Effective Date: 14 April 2026

Signing Date: 16 April 2026

2.6 Involvement of the Qualified Person and Personal Inspections

The Qualified Persons (QPs) preparing this report are specialists in the fields of geology, exploration, Mineral Resource and Mineral Reserve estimation and classification, geotechnical, environmental, permitting, metallurgical testing, mineral processing, processing design, capital and operating cost estimation, and mineral economics.

The independent QPs (L. Ma, R. Levesque, M. Prior, C. Hughes-Narborough and A. Wheeler) have visited the Nussir property.

Mr. Ma, Mr. Levesque and Mr. Hughes-Narborough visited the site on 4/08/2025, Mr. Prior on 25/08/2025.

Mr. Wheeler visited the site on 2/7/2007 – 4/7/2007, 14/6/2010 – 16/6/2010, 22/9/2014 – 24/9/2014 and 14/1/2025 – 16/1/2025. The visits before 2024 were part of prior involvement with Nussir as an independent contractor, related to previous resource estimation exercises for the Nussir and Ulveryggen projects.

None of the QPs or any associates employed in the preparation of this report have any beneficial interest in Blue Moon and neither are insiders, associates, or affiliates to the Company. The results of this report are not dependent upon any prior agreements concerning the conclusions to be reached, nor are there any undisclosed understandings concerning any future business dealings between Blue Moon and the QPs.

Effective Date: April 14, 2026 62

3. Reliance On Other Experts

This report was prepared in the format of the Canadian NI 43-101 Technical Report by the QPs as listed in Section 2.4.

These individuals are considered Qualified Persons under NI43-101 definitions. The QPs have reported and made conclusions within this report with the sole purpose of providing information for Blue Moon use subject to the terms and conditions of the contract between the QPs and Blue Moon.

The QPs were reliant on the information provided by Blue Moon internal and non-independent experts. The sources of information were subjected to a reasonable level of inquiry and review. The QPs have been granted access to all information. The QPs conclusion, based on diligence and investigation, is that the information is representative and accurate.

The following were provided by Blue Moon:

•       Marketing and Contracts for the Nussir Project;

•       Ownership and Permitting status;

•       Legal tenure specialists, royalty and taxes assumptions for royalties and taxes;

•       Geological and assay information;

•       Test work analytical and survey data;

•       Mineral Resource Estimation was compiled by Adam Wheeler from information derived and supplied by Blue Moon;

•       Previous technical studies and reports by other persons and organizations as referenced in specific sections.

The QPs are not qualified to offer legal opinion on title and offer no opinion as to the validity of the titles claimed. The description of the properties and ownership is provided for general purposes only and was supplied by Blue Moon. The QPs were satisfied with the title to the extent required for the statement of Resources and Reserves and this report.

For details of references refer to Section 27.

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4. Property Description And Location

4.1 Location

For exploration activities, access is year-round for the underground, however, for surface exploration, only the legislated window of May 1 to June 15 each year is unavailable. This means that all work that is planned and budgeted can be undertaken on tenure for the Nussir and Ulveryggen projects.

THE REPPARFJORD AREA
WITH SURROUNDINGS
THE NORTH SEA
N
NUSSIR
ULVERYGGEN
ØYEN
AREA
20km
FINLAND

Figure 4-1: Area Map of West Finnmark

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64

The total area of zoning plan is approximately 37 km², which includes a land area totalling 16 km² and a sea area of 21 km². The mountains around Ulveryggen and Nussir are included in the land area, as well as the valley down to the Repparfjord. The land area includes an existing earth and rockfill dam water reservoir which provided water supply to the processing plant located at Oyen, when the Ulveryggen mine was operating in the 1970s. The water reservoir is still in use today. The sea area of the zoning plan includes roughly half the Repparfjord from the innermost part where the Repparfjord river exits to the sea and halfway out the fjord.

The mountainous area included forms part of a larger interconnected mountain range extending south towards Sennalandet (Figure 4-2 sourced from www.norgei3d.no). The zoned area stretches along the south side of the Nussir mountain ridge, as well as to the eastern part of a mountain ridge around Ulveryggen. The highest point in the vicinity of the zoning area for the Nussir is 592 metres above sea level (mASL). Closer still, just east of Nussir is Svartfjellet, with its highest point at 520 mASL. The Ulveryggen mountain ridge extends up from the Oyen industrial area and its highest point is within the zoning plan at 528 mASL. Further west, outside the planning area, the Ulveryggen ridge extends up to 648 mASL. Vegetation on the mountain is sparse and most of the areas appear barren.

NEDRE
KVALSUND TOWN
NUSSIR MOUNTAIN
SVARTFJELLET MOUNTAIN
ULVERYGGEN MOUNTAIN
DYPELVA DAM
ULVERYGGEN MINE PORTAL
ØYEN INDUSTRIAL AREA
MARKOPPNESET INDUSTRIAL AREA
REPPARFJORD

Figure 4-2: Aerial photo showing the Area of The Copper Deposits, View to the West

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65

The Ásavággi river is located in the valley between the two mountain ridges. From

Ásajávri the water flows to Dypelva (Ciekŋalisjohka) further out in the Repparfjord.

A series of small and medium-sized lakes are located along the mountain ridge to Nussir and Ulveryggen, among them Nedre Saltvatnet, Langvatnet, Rundvatnet, Ásajávri, Svartfjellvatnet and Fiskevatna (which includes the Dypelva dam). About 750 m southeast of Dypelva the Geresjohka River runs down from small lakes on the Ulveryggen ridge, and outflows at Oyen. These lakes contain stationary brown trout and Arctic charr populations.

The Repparfjord River (Repparfjordelva) and its delta is a significant water body discharging into the Repparfjord. Salmon fishing takes place in the river. Other rivers discharging into the Repparfjord also carry sea trout and anadromous Artic charr. Nussir plans to collaborate with the western Finnmark fishermen who already monitor the fish in these rivers of interest to the Project, to identify any change or other impact.

4.2    Mineral Deposit

Nussir is considered to be a stratabound sediment hosted copper deposit. The Nussir Cu-mineralised zone is an almost continuous layer over a strike length of 9 km, which is dolomite-dominated in the west and mostly calcite-dominated sandstone-limestone, along with medium dark schist with chalcocite/bornite dissemination in the east. This mineralised zone is within the Gorohatjohca sedimentary formation, which consists of claystone and is 200- 400m thick in the west, thinning out to a few meters wide in the east. The Gorohatjohca overlies the Stangvatn conglomerate formation and underlies the Nussir volcanic formation.

The Ulveryggen prospect area is comprised of folded Precambrian sedimentary rocks, that are exposed in the Caledonian mountain belt of western Finnmark. Sediments in the general prospect area are typically described as sandstones and quartzites, trending to what have been previously described as conglomeratic beds in the immediate area of the old Ulveryggen Mine.

The Ulveryggen sedimentary units are fault-bounded to the south by older greenstones and to the north by younger sedimentary units.

The main Ulveryggen deposit area is dominated by two sub-parallel ENE-trending faults, dipping steeply towards each other. Known mineralisation occurs in several pods along a 2-kilometer trend between the two main faults and along a fan of smaller faults located in between.

It is considered that the mineralisation is most likely of shear zone origin, rather than sedimentary, primarily in the form of chalcopyrite, bornite, and lesser chalcocite and

Effective Date: April 14, 2026	66

secondary malachite. The thickness of mineralisation appears to diminish with depth as the two main faults coalesce. However, there is potential for more, heretofore undiscovered, copper mineralisation along strike of the main system, both to the east and west.

4.3     Licenses

Nussir ASA owns 25 extraction licences and 4 exploration licences covering the Nussir and Ulveryggen deposit areas within the Kvalsund district. There are no protected areas (national park, nature reserve, landscape conservation) in the area.

Blue Moon entered into a definitive agreement with Nussir ASA, a private Norwegian Company, on December 19, 2024, to which Blue Moon has agreed to acquire 99.5% of the issued and outstanding shares of Nussir. The consideration is being satisfied through the issuance of common shares of Blue Moon. Closing of such transaction is subject to TSX-V approval, and therefore acceptance of this NI 43-101 technical report.

The main license areas held by Nussir ASA, a subsidiary of Blue Moon, are shown in Figure 4-3, and are summarised in Table 4-1 for Nussir and in Table 4-2 for Ulveryggen. These areas all have valid extraction status and are held by Blue Moon. These extraction licences areas do not expire as the operating licence on top of these is valid and is held by Blue Moon. Blue Moon applied for an operating license for the area covered by the 25 extraction licences, and the operating licence was awarded in 2019. In 2024, it applied for extension of the operating licence for further 3 years according to the Minerals Act of Norway and has been awarded an extension till September 2027. Other than the fees described in section 4.4, there are no other obligations that must be met to retain the permit.

Nussir ASA holds various mineral extraction and exploration permits necessary for its mining operations. According to the title and legal opinion provided by Simonsen Vogt Wiig AS, Nussir ASA is duly incorporated and in good standing under Norwegian law, with no ongoing bankruptcy proceedings as of December 19th, 2024, and has valid title to all licences listed in Table 4-1 and Table 4-2. The company has entered into an agreement with the public landowner Finnmark Estate for mining activities. Blue Moon is given access by the state to the land covered by the extraction permits which allows Blue Moon to access the surface rights both for the Nussir and Ulveryggen properties, and to carry out the required exploration and development activities. In addition, Blue Moon needs to submit application to the Municipality for use of vehicles for such activities, typically once a year. At this time Blue Moon is in good legal standing with all its licenses and access arrangements with the different governing entities for the current stage of project.

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The third-party, legal, title opinion confirms that Nussir holds a 100% interest in all its registered mining permits, which remain in good standing. These include an operating license, extraction permits named for copper, gold, palladium, platinum, and silver, but will in fact also include all other state-owned minerals (i.e. metals with a specific gravity of 5 grams/cm^3 or higher) within the license areas and 4 exploration permits.

Table 4-1: Summary of License Areas - Nussir

License Code	Name	Area (m^2)
G.UTV 0001/2006-FB	Nussir 1	291,172
G.UTV 0002/2006-FB	Nussir 2	292,251
G.UTV 0003/2006-FB	Nussir 3	299,109
G.UTV 0004/2006-FB	Nussir 4	298,875
G.UTV 0005/2006-FB	Nussir 5	296,036
G.UTV 0006/2006-FB	Nussir 6	174,865
G.UTV 0007/2006-FB	Nussir 7	287,282
G.UTV 0008/2006-FB	Nussir 8	205,676
G.UTV 0009/2006-FB	Nussir 9	242,878
G.UTV 0010/2006-FB	Nussir 10	255,072
G.UTV 0011/2006-FB	Nussir 11	199,900
G.UTV 0012/2006-FB	Nussir 12	215,893
G.UTV 0001-1/2015	Nussir Deep 1	644,623
G.UTV 0002-1/2015	Nussir Deep 2	288,715
G.UTV 0003-1/2015	Nussir Deep 3	433,512
G.UTV 0004-1/2015	Nussir Deep 4	269,706
G.UTV 0005-1/2015	Nussir Deep 5	283,553
G.UTV 0006-1/2015	Nussir Deep 6	399,766
G.UTV 0007-1/2015	Nussir Deep 7	806,227
G.UTV 0008-1/2015	Nussir Deep 8	233,762
G.UTV 0009-1/2015	Nussir Deep 9	207,267
G.UTV 0010-1/2015	Nussir Deep 10	184,362
G.UTV 0011-1/2015	Nussir Deep 11	369,850

Table 4-2: Summary of License Areas – Ulveryggen

License Code	Name	Area (m^2)
G.UTV 001-1/2013	Ulveryggen 1	991,269
G.UTV 002-1/2013	Ulveryggen 2	988,113

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Table 4-3: Summary of License Areas – Ulveryggen

License Code	Name	ID at Figure 4-3
1640/2024	Nussir Vest1	1
0868/2025	Assavagi 1	2
0869/2025	Assavagi 2	3
0870/2025	Assavagi 3	4
0871/2025	Assavagi 4	5
1641/2024	Ulveryggen A	7
1642/2024	Ulveryggen B	8
1643/2024	Ulveryggen C	6

Nussir
Guohrratrašša
Olderness
Riehpesuonmohkki
Sehdrašša

Figure 4-3: Plan of License Areas [Source: Norwegian Directorate of Mining]

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4.4     Royalties and Related Information

Under the Norwegian Minerals Act, metals with a specific gravity of 5 g/cm³ or higher, including copper, silver, and gold, are classified as state-owned minerals. These metals, which are of primary economic interest at both Nussir and Ulveryggen, require compensation to the state through payment of yearly fees in order to uphold the extraction and exploration permits. These fees are calculated based on the size of the areas in question and must be paid within 15th January each year. Nussir ASA has made payment of NOK 107,000 in total for all extraction and exploration permits for 2025.

Further, all extraction of state-owned minerals requires payment of a 0.5% net smelter royalty of the sales value of the extracted minerals to the landowner, who is Finnmarkseiendommen (FeFo). In addition, an increased landowner royalty of 0.25% net smelter royalty is mandated for projects in Finnmark as is the case for Blue Moon, which is also paid to Finnmarkseiendommen (FeFo).

Blue Moon must therefore pay a 0.75% net smelter royalty on all extracted minerals. This royalty will be due for payment by March 31 of the following year. There are no back-in rights, payments or other encumbrances to which both Nussir and Ulveryggen permits are subject to.

4.5     Environmental Liabilities

The Nussir project faces minimal environmental liability, as any consequences arising from previous mining activities—particularly at the Ulveryggen deposit—are the responsibility of the State, specifically the Norwegian Government.

4.6     Permits

The primary approvals required for mining projects in Norway are outlined in Table 4-4. The listed approvals must be obtained sequentially. For each approval there is a process of consultation and decision-making that must be followed. The consultation processes extend beyond the lead authorities – the local municipality, the Directorate for Minerals Management and the Norwegian Environment Agency (NEA) – to other interested regulatory authorities, the Sami Parliament, Sami people, other users of land, and interested members of the public.

As shown in Table 4-4, the primary approvals required to proceed with the Project have been obtained. An operating license for the Project was granted by the Directorate for Minerals Management on 19 February 2019. Several approvals were pre-requisites to the granting of this approval. These include extraction permits, zoning plan approval and a discharge permit. An environmental impact assessment (EIA) was used to inform the zoning plan approval.

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Table 4-4: Primary Approvals obtained for the Project

Primary Approvals Required	Project Approvals Obtained
Extraction Permit for state-owned minerals under the Minerals Act of 2009	The Nussir orebody was split into two parts: Nussir 1-11; and Nussir Deep 1-11. Nussir ASA claimed mineral rights to these two parts in 2006 and 2015 respectively. Mineral rights to the Ulveryggen deposit were claimed in 2013. Blue Moon decided not to develop the latter deposit to minimize interaction with reindeer herding areas.
Approved Zoning Plan Revision of Municipal Land Use Plan to include the Mining Area under the Planning and Buildings Act	The scoping Plan for the EIA was submitted to the Kvalsund Municipality in early 2010 and was approved in June 2010. An EIA was undertaken to support the zoning plan. The zoning plan was adopted by Kvalsund Municipality on 8 May 2012. Appeals were made against the zoning plan. The zoning plan was adopted by Kvalsund Municipality on 8 May 2012. Minor modifications to the zoning plan or dispensation for the ventilation shafts. The building permit and dispensation for the ventilation shaft has been applied for but not yet granted, The building permit for the tunnel has been approved by Hammerfest Municipality and awaits final decision from the County Governor.
Discharge Permit under the Pollution Control Act	The application of tailings discharge in the Repparfjord was approved on 15 January 2016. Appeals against the decision were made. After review of the appeals, the approval decision was upheld on 19 December 2016. The discharge permit was amended on 30 November 2021 to allow for disposal of xanthate, and replaces the previous permit. This decision was appealed and then upheld by the Ministry of Climate and Environment on 23 January 2024.
Operating License under the Minerals Act	A pre-application was submitted in 2016 and final application submitted in January 2017. Nussir ASA was granted an operating license on 14 February 2019. An appeal was made against the decision. After review the license decision was upheld by the King in Council on 29 November 2019. On 29 August 2014, before the 5 year deadline, Nussir applied for an extension to start with operations. This extension was granted on 27 September 2024 and is valid for 3 years until 26 September 2027. The extension decision was upheld by the Ministry of Trade, Industry and Fisheries on 17th March 2025.

4.7 Other Relevant Factors

4.7.1 Secondary Approvals Obtained

The Company obtained the following secondary approvals for the project:

- Approved mine waste management plan for the exploration decline development.
- Approve marine baseline monitoring plan in Reppafjord (scheduled to start in May of 2026).

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4.7.2 Secondary Approvals to be Obtained

Some secondary approvals before full implementation are still required for the Project. Notable among these are:

- Building permits to the Municipality of Hammerferst (application submitted).
- Building permit for the ventilation shaft raises by the Hammerfest municipality.
- The building permit for the tunnel: This has been approved by Hammerfest Municipality and awaits final decision by the County Governor.
- An approved updated operating plan for the mine: A latest submittal was sent in March 2026 and is awaiting approval from the Directorate for Mining
- Approved updated mine waste management plans for the tailings and waste rock: The application was submitted in September 2025, comments from the public consultation were received and the consultation inputs were sent to Nussir on 03 February 2026. The Norwegian Environmental Agency is working through finalizing the review.
- An approved environmental monitoring programme for the Project, including baseline monitoring,

The required approvals are discussed in Section 20 of this NI43-101 Report.

4.8 Key Risks and Opportunities

Risks and opportunities are qualitative, consistent with feasibility level disclosure. Risks have been discussed throughout this report in their relevant sections. No mitigation measures, probabilities, or cost impacts are implied beyond what is described in Section 18 and Section 20. Material risks affecting access, title or the right or ability to execute the project can be summarise in Table 4-5

Table 4-5: Risk to Access, Title or Right or Ability

Element	Key Risks	Key Opportunities	Permitting/Schedule/Cost Sensitivity
Site Access and Roads	• Exposure to extreme winter weather on R94. • Maintenance requirements for new roads in steep terrain.	• Year-round highway access. • Reuse of existing internal roads limits new works.	Permitting: Low Schedule: Medium (weather-related access risk) Cost: Low
Permits & Mineral Licenses	• Permits/Licenses can be contested or objected • Potential permit/license revocation	• Permits have already been contested and upheld	Permitting: Low Schedule: Low Cost: Low

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5. Accessibility, Climate, Local Resources And Infrastructure

5.1     Accessibility

The Øyen area is located on the coast just southeast of the Nussir deposit, along National Highway 94 (R94). This highway heads northwest to Hammerfest, a city known for its significant oil infrastructure. The major E6 road is only a few kilometres from Skaidi, linking the former mining area to Alta, the largest city in Finnmark. Alta lies about 70 km southwest of the deposits and features an international airport. Repparfjord remains ice-free throughout winter, which enables year-round shipping of supplies and concentrate directly to and from the site by sea.

5.2     Site Description

The topography surrounding the Nussir deposit is characterized by an unspoiled Arctic environment, extending westward from the port area at Øyen. The area directly above the Nussir deposit remains relatively flat over the initial 8 km inland from the coast, traversing several small, shallow post-glacial lakes at an approximate elevation of 200 meters. Just north of the Nussir outcrop, hills ascend sharply to approximately 500 meters, while about 800 meters southeast of the deposit, the landscape rises again to elevations between 400 and 500 meters. The westernmost portion of the Nussir deposit lies beneath these ascending hills.

Vegetation within the project area is predominantly alpine and rare, though it varies considerably. Birch trees are found near the fjord, transitioning to sparse, tundra-like vegetation at higher altitudes. Dwarf birch is present near bog ecosystems.

The Ulveryggen deposit is located roughly 3 km southeast of the Nussir deposit and 2 km southwest of the coastline. It contains four former open pits that were mined between 1972 and 1979. Existing surface infrastructure connects to a historical underground haulage tunnel measuring 2.5 km in length and 36 m² (6x6 meters), which remains in good condition. There are also 4.5 km of surface haul roads linking the Øyen industrial area directly to the open pits at 450 meters above sea level. An inactive workshop facility for trucks and other vehicles is situated adjacent to the historical tunnel portal. The current strike length of the Ulveryggen deposit is significantly smaller than that of Nussir, extending approximately 2 km from west to east. The Ulveryggen deposit is not a part of this feasibility study.

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5.3 Climate

The climate and landscape of the Kvalsund Municipality is typical of Arctic and Sub-Arctic Zones. There is midnight sun in the summers and 24 hours without sun in the winter. Precipitation is typically over 1 mm for 10-15 days/month throughout the year, and over 10 mm for 1-2 days/month throughout the year. Wind speeds are typically over 10 m/s (Force 5) from December through to April, and otherwise much lower for the other months. Winter temperatures are generally below freezing for November through till April, typically around -5o C. The lowest temperatures can be down to around -10o C. Summer temperatures are typically around 7-10o C, and can get up to 16o C.

5.4     Local Resources

Kvalsund was a municipality located on the western coast of Finnmark, covering an area of 1,846 km². The region is notable for its pristine and rugged landscapes. Situated approximately 20 km from the western boundary of various projects, Kvalsund benefits from well-maintained roads that facilitate adequate transportation. The majority of the municipality’s territory was on the mainland, with 125 km² on Kvaløya Island and 85 km² on Seiland Island. The population numbered around 1,000, predominantly residing in the village of Kvalsund, which served as the administrative center, and in the Sami village of Kokelv, located in the inner Revsbotn Fjord.

Since 1950, the population of Kvalsund has experienced a decline of 43% by 2004, primarily due to reduced employment in the fisheries sector. On January 1st, 2020, Kvalsund Municipality merged with Hammerfest Municipality. Local businesses are mainly composed of small enterprises across diverse trades. In recent years, primary industries have diminished in importance, while tourism, transport, aquaculture, construction, and service sectors have taken prominence. Notably, 37% of the working population are employed outside the Kvalsund area, primarily in Hammerfest.

5.5     Infrastructure

Repparfjord Eiendom AS, a subsidiary of Blue Moon, manages the industrial area and former processing plant. The Nussir deposit is easily accessible due to its fjord location with a year-round deep-water harbour. New construction, such as processing facilities or roads, can be situated within the regulated Øyen industrial area. Historically, the Øyen site supported mining at Ulveryggen in the 1970s, using an open pit and underground tunnel for ore transport. More recently, the industrial area partially serves a local quarry, using harbour loading facilities. The quay, built in 1971, accommodates vessels up to 30,000 tonnes and features two Ship Loader with a 1,000–1,500 tph capacity, operated by Repparfjord Eiendom.

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5.6     Power Supply

The municipality operates two hydroelectric power plants in Porsaelva on the east side of Vargsundet, with a combined average annual output of 65 GWh. Currently, Northern Norway has an excess supply of green hydroelectric power, resulting in relatively low electricity prices and making energy readily available for future industrial development.

5.7     Water Supply

The area has ample freshwater resources. Repparfjord Eiendom owns the dam and an existing 280mm pipeline and holds water usage rights from FEFO. A study was launched to review the security of the water supply. There might be requirements to reinforce the dam at 170 m or sourcing water from the Geresjohka River. The road to the dam is steep and can be accessed using ATV.

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6. History

6.1 Initial Exploration

Copper ore deposits in the Repparfjord area were discovered at the turn of the last century. In 1903, the Swedish company Nordiska Grufaktiebolag began to explore the ore field. Approximately 700 m of crosscuts, shafts and about 1700 m of trenches were opened. The detected mineralisation turned out to be too poor for a profitable mining operation at the time. The Norwegian Geological Survey (NGU) has sampled all these historical workings. The sample locations are shown in Figure 6-1.

Øya
Skáidi
2 km
N
Tegnforklaring
Metaller

Figure 6-1: Historical Workings Sampled by NGU

In 1955 a Canadian company, Invex Corporation Ltd, continued exploration, with over 2,000 m of drilling. A Norwegian company, AS National Industri, acquired the claims in 1963. Subsequently, the Norwegian Geological Survey completed approximately 10,000 m of drilling. This work culminated in the discovery of ca.10 Mt of ore averaging 0.72 % Cu at Ulveryggen, which lies approximately 3 km to the south-east of Nussir.

Sydvaranger AS, a large Norwegian mining company with an iron ore mine in Finnmark, was prospecting west of Ulveryggen and found some Cu-enriched sites, which were later identified to be the Nussir orebody. AS Prospektering was established from Sydvaranger

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as an independent company, and worked on building their geological database, including the Nussir Project.

In 2000, Terra Holding bought AS Prospektering and took over the Nussir deposit rights. Further analyses on the deposit showed promising results, and plans were made to further study and develop the project. In December 2004, Terra Holding created Nussir ASA to focus on developing the Nussir deposit.

6.2 Geophysical Surveys

6.2.1 Gound IP and Resistivity

Three ground geophysical surveys campaigns have been done by the Norwegian Geological Survey (NGU) using surveying equipment comprising a Terrameter ABEM-LS unit and multi-electrode cables. Cables configured with 2m electrode interval were used for the five 160m long survey lines in 2007, 10m electrode interval were used for the four long survey lines in 2011 and an electrode interval of 5m were used for the nine 4-700m long survey lines in the 2013 campaign. Depth range depended on profile length, being roughly 160m for the long 2011 profiles and 60 m for the 2013 profiles. Most profiles were oriented normal to structures, as shown in Figure 6-2.

Induced polarisation and resistivity were measured in the ground above drillhole intersections for correlation purposes and in target exploration areas. Results indicated strong correlations between copper mineralisation, strong IP anomalies and low resistivity anomalies, as exemplified in Figure 6-2. (Dalsegg. E. et.al. 2013). Other mineralisation suffers from a low signal-to-noise ratio. Large parts of the regions are characterized by "negative" in phase data, typical for regions with high susceptibility and/or high resistivity. All collected data have a significant higher quality and resolution than earlier airborne data collected by the NGU in the same area in the 1970s.

A GPS system from Seatex (SEAPOS 100E) was used for helicopter positioning. This system has an accuracy of ±5 m. Moreover, a Bendix/King radar-altimeter was mounted on the helicopter. Its accuracy is 5 % of the measured altitude. The time sampling of the GPS was 1 second.

It was important to interpret all the geophysical data in order to understand the overall occurrence of the mineralised zones. Progressing from the (eastern) Nussir I mineralised body, detailed field observations allowed the establishment of its potential Nussir II continuation towards west. Figure 6-2 shows its magnetic and radiometric signatures, with a red line highlighting a possible thrust discontinuity (Pharaoh et al.,1983). The vertical derivative of the total magnetic field (Figure 6-2a) shows that the Nussir greenstones to the east of the red line are characterised by two very prominent, parallel

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high anomalies. A third, weaker and less continuous anomaly parallels these two anomalies further to the north. These features are the most prominent elements of the magnetic signature in the greenstones of the Nussir Mountain. They are folded about a NE-SW trending axis and can be readily traced eastward, where they strike ENE-WSW. The same fold geometry is shown by the anomalies generated by the Saltvatn Group lithologies, south of the yellow line. The Nussir mineralisation is folded by this structure, which generated local thickening and duplication of the deposit.

It is obvious from Figure 6-2 that these high anomalies do not continue simply to the west of the red line, where a single, yet extremely irregular and laterally stepped magnetic anomaly has instead been observed. The radiometric dataset is less conclusive with regard to the detailed internal architecture of the greenstone bodies exposed to the east and west of the discontinuity, but on the other hand, highlights significant compositional similarities between the two greenstone bodies, expressed by a similar total count signature (Figure 6-2b) and, above all, the ternary radiometric information of (Figure 6-2c). It needs to be mentioned that only the radioactive concentrations of the uppermost 1-2 m are detected by gamma ray spectrometry and, therefore, the radiometric signature reflects only the surface geology.

N
a
5km
N
b
5km
N
c
5km

Figure 6-2: Geophysical Signature of the Nussir West Area [Source: NGU]

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78

Geological information is drawn on top of:

- The vertical gradient of the magnetic total field.
- The radiometric total count.
- The ternary radiometry.

The red line traces possible thrust discontinuity (Pharaoh et al., 1983). The yellow line shows the boundary between the Nussir (to the north) and Saltvatn Groups (to the south).

The current interpretation of the local structural framework is shown in Figure 6-3. White lines are used to trace the main anomalies within the greenstones. These interpretations are supported by the results from structural investigations (Viola, G. et al 2008): the Skinnfjellet greenstone body is interpreted as being folded by a Fn+1 antiform, with an undulating axial trace trending generally SW-NE. The fold nose has been traced, however, not by following the curved map pattern of the dolomites, but instead by joining the high magnetic anomalies of the underlying greenstones, which are the likely source of the magnetic signature from underneath a presumably very thin dolomite occurrence. The south-eastern limb of the antiform is easily identified and corresponds to the top-to-the-NW sheared contact between dolomites and greenstones and the Dypelv conglomerates.

The conglomerates contain also early Fn folds, which are the oldest structural feature recognised by Nussir within the Repparfjord Window (see Sandstad et al., 2007). Later Fn+2 shortening generated the prominent folds that refold Fn+1 and Fn folds. Fn+2 are the folds that caused the current folded pattern of the Nussir and Saltvatn Group lithologies in the Nussir West area.

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N
5 km
F_n axial trace
F_{n+1} axial trace
F_{n+2} axial trace

[Interpretation superimposed on the vertical gradient of the total magnetic field]

Figure 6-3: Structural Interpretation of Nussir West Area [Source: NGU]

Key to the understanding of a possible existence of a south-westward continuation of Nussir I, into the postulated Nussir II towards the west, was the geological and structural evolution in the Nussir West area. The currently preferred interpretation, i.e. the Nussir Group greenstones occupying the hanging wall of a thrust with top-to-the-SE transport direction, calls for a possible continuation of Nussir I below this thrust plane on the south-eastern side of Skinnfjellet. The dip of the thrust plane is, however, an important factor. Although there is a lack of direct field constraints on the geometry of the structure, it can be argued that the dip of this thrust is probably steep, as indicated by the abrupt termination of the magnetic anomalies of the highly magnetic Djupelv Formation conglomerate. If the conglomerate continued at shallow depth beneath the greenstones of Steinfjellet, then the magnetic signature of this formation should be encountered as deeply seated magnetic anomalies, which is not the case, thus, suggesting a sharp truncation by the thrust plane.

Detailed studies of the highest frequency of apparent resistivity, as shown in Figure 6-4, give a clear indication of an anomaly which fits with the mapped Nussir mineralisation in

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the eastern part. In this part the geophysical profiles are perpendicular to the mineralisation. In the western part the outline of the mineralisation is swinging north, and the geophysical profiles are parallel. In this area the geophysical anomalies are not easy to interpret.

The geophysical study show that lakes and strong faults also give the same anomaly as the mineralised zone, and it is not easy to distinguish the three. There are a lot of lakes and faults in the area.

NGU
150

Figure 6-4: Profile Plot of Inverse of Apparent Resistivity, Hz 34133 [Source: NGU]

6.3 Historical Mineral Resources

There have been several historical mineral resources for the Nussir and Ulveryggen projects, which are summarised in this section. Blue Moon is not treating the historical estimates as current mineral resources or mineral reserves.

The Author of this report has not done sufficient work to classify any of the historical estimates discussed in this section as current mineral reserves or mineral resources. The Author has referred to these estimates as "historical estimates" and the reader is cautioned not to treat them, or any part of them, as current mineral resources. The historical estimates summarised below are included simply to provide the reader with a

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complete history of the Property. The Author of this report has reviewed the information in this section, as well as that within the cited references, and have determined that it is suitable for disclosure.

All stakeholders are cautioned that none are considered current and therefore should not rely on them due to being superseded by this report.

In 2012, the Author was commissioned by Nussir ASA for a mineral resource estimate that incorporated drilling from 1985 to 2011 (17,761 m in 90 core drill holes). The mineral resource estimate report was completed, titled "Nussir Report Estimation Updated May 2012" (Wheeler, 2012) and it is historical in nature and should not be relied upon. Subsequently in 2013, the Author was re-engaged for a mineral resource estimate update to include an additional 3,222 metres of drilling from 21 core drill holes. A report titled, "Nussir Report Estimation Updated March 2014" was completed (Wheeler, 2013), The report is considered historical in nature and should not be relied upon.

In April 2016, Nussir ASA commissioned a PFS for the Nussir project. For the PFS, an updated mineral resource estimate report was completed, titled "Nussir Report Estimation Updated October 2016" that incorporated additional drilling results from 67 core drill holes totalling 19,880 metres. Both the PFS and the mineral resource are historical in nature and should not be relied upon.

The Author was commissioned by Nussir ASA in 2018 to update the mineral resource estimate to incorporate an additional 7,947 metres of drilling in 20 core drill holes. A report titled "Nussir Report Estimation Updated January 2018" was completed (Wheeler, 2018). This mineral resource is historical in nature, and it should not be relied upon.

In 2019, Nussir ASA commissioned a DFS for the Nussir project. The DFS, titled, "Nussir Feasibility Study 2023", was supported by a mineral resource estimate that incorporated a further 3,912 metres of additional drilling in 13 core drill holes. Both the DFS and the mineral resource are historical in nature and should not be relied upon.

6.4 Production History

There has been no production from the Nussir deposit.

Historically, mining by Folldal Verk AS of the Ulveryggen deposit occurred between 1972 and 1979. The four open pits produced 3 Mt of ore averaging 0.66%. From this ore, 50kt of concentrate with an average content of 35.5% Cu were processed. In 2011, Nussir ASA purchased the mine with all its existing facilities and access.

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7. Geological Setting and Mineralisation

7.1 Regional Geology

The Nussir project area is situated within the Repparfjord-Komagfjord (Pharaoh et al. 1983). The position of the Repparfjord window relative to northern Norway is shown in Figure 7-1 This Precambrian tectonic window which was uplifted and exposed due to erosion of the overlying Caledonian nappes. The first detailed bedrock mapping of the region was carried out by Reitan (1963). Revised mapping of the northern part was done in the 1970's by Pharaoh et al (1983). Later, more detailed mapping of the area was conducted by Nilsen & Nilsson (1996). Geochemical studies of the metavolcanic rocks were performed by Jensen (1996).

The Repparfjord Tectonic Window is one of several exposures of Palaeoproterozoic greenstone belts within the Scandinavian Caledonides in northern Norway. The window covers an area of 20 x 50 km and exposes a ~8 km-thick, ~2.1 Ga, early Palaeoproterozoic, volcano-sedimentary succession, consisting of metasupracrustal rocks of the Raipas Supergroup.

The bedrock of the window consists predominantly of metavolcanic and metasedimentary rock, as shown in Figure 7-2. The rocks are intruded by mafic, ultramafic and felsic intrusive rocks. Although geochronological constraints are generally scarce, the meta-supracrustal rocks are assumed to be primarily of Early Proterozoic age, even though the lowermost stratigraphic sequences might represent Archaean rocks, as suggested by the comparison to correlative sequences in inner Finnmark. The oldest metavolcanic unit within the Kautokeino Greenstone Belt has revealed an Archaean Age (~2780 Ma, A). The Paleoproterozoic rocks are overlain by thin sequences of Neoproterozoic sediments. The basement rocks are overthrust by allochthonous rocks of the Caledonian Nappe Complex and have undergone multiphase deformation during the Svecokarelian and Caledonian orogenies.

NW–SE compression has caused large-scale upright folding of the entire sequence around sub-horizontal to gently NE- and SW-plunging axes and the development of a subvertical NE– SW-striking axial planar cleavage. Deformation resulted in a regional structural architecture defined by two large, paired, ENE–striking anticlinoria and synclinoria, each composed of a multitude of similarly oriented, upright to inclined, moderately open to tight isoclinal folds, plus numerous brittle and ductile shear zones, all of which accommodated progressive shortening events. The metamorphic grade increases from middle greenschist facies in the northwestern part of the Repparfjord window, where Nussir and Ulveryggen occur, to amphibolite facies in its southeastern part.

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PROMIN
N
Reppardfjord window
FINNMARK
BARENTSHAVET
FINLAND
Kandalaksha
RUSSLAND
250 km

Figure 7-1: Geological map of the Kola Peninsula and Eastern Finnmark [Source: Promin]

7.1.1 Geology of The Repparfjord Window

The volcano-sedimentary rocks that make up the geology of the RTW can be divided into four main groups and eleven formations (Pharaoh, 1983). The groups can be summarised (from the bottom to top) as follows:

- The **Holmvatn** Group are interpreted as the lowermost exposed stratigraphic group. It comprises an at least 3 km-thick sequence of immature metasediments interbedded with metavolcanic horizons of basic and intermediate composition, including tholeiitic to calc-alkaline basaltic, andesitic, and rhyolitic volcanic and volcaniclastic rocks.
- The **Saltvatn** Group is made up of coarse-grained arkosic sandstones of the Ulveryggen Formation that form the lowermost part of the group and hosts the Ulveryggen deposit. It is intruded by several thin, elongated, NE–SW-trending intrusions mafic intrusions, also referred to as diorite-porphyrites. The Ulveryggen Formation is overlain by two distinct volcanoclastic conglomerates, the lower greenstone clast-dominated Dypelva Formation and the overlying purple, dacite clast-dominated Stangvatn Formation. Conformably above, the porphyrite conglomerate are situated the copper mineralised Ca-rich dolomite and schistose siltstones that host the

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Nussir deposit (from G. Viola et al, 2007). The area is interpreted as a rift zone (I. Ramberg et al, 2006).

7.1.2 Lithology

Most of the geological understanding of the rocks around the Nussir and Ulveryggen prospects is based on microscopic and macroscopic observations from diamond drill hole core and local surface mapping. The outcrop exposure is generally very good in the area, with exceptions of the eastern part of Nussir which is partly covered by glaciofluvial material and marshes.

Copper mineralisation at Nussir has been identified over a 9 km strike length with mineralisation striking East-West and a general dip of 60 to 65 degrees towards North. The dip may change to less than 40 degrees due to local folding. However, the area is dominated by a NE-SW schistosity dipping 60 to 65 degrees. This schistosity is associated with thrusting and thrust folding. Microscopic studies done by Sandstad, 2010 and Mun, 2011, show that the Copper mineralisation at Nussir is hosted by fine-grained siltstones and sandstones containing carbonate-rich layers.

The Stangvatn Formation fines upwards from the Stangvatn conglomerate characterized by purple boulders of volcanic origin (porphyrite conglomerate). The conglomerate is intercalated with sandy layers with typically coarser purple grains of jasper. The mineralised yellowish to greenish grey siltstone and sandstone is situated stratigraphically conformably just above the porhyrite conglomerate. The hangingwall and footwall of the mineralised horizon comprises of sandstones and claystones. In the west, the hanging wall sediments have a high carbonate content and locally contains grains of jasper. Conformably above the Nussir mineralisation are situated the metavolcanic Nussir Group, which is a +1.7 km thick sequence consisting of magnetic metabasalts and metatuffites. This unit shows clearly as a magnetic anomaly. The

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Stangvatn Formation is underlain by the Dypelv and Ulveryggen Formations within the Saltvatn Group.

Mineralisation at the Nussir Project is hosted by the Ulveryggen and Gorahatjohca Formations of the Saltvatn Group. The 2m-5m thick dolomite-carbonaceous schist unit that hosts the Cu mineralisation is deposited conformably in claystone (Gorahatjohca formation) and overlies a 1- 2 km thick conglomerate-dominated sequence belonging to the Stangvatn and Djupelv formations of the Saltvatn group. The overlying Nussir Group is dominated by tholeiitic basalts in the upper part, and a mixture of lavas, clastic tuffs, and derived sediments (tuffites) in lower part (Krokvatn formation).

The Saltvatn sedimentary-volcanite sequence is interpreted to have formed in a continental back arc basin, with associated half-grabens. Isotope dating give a depositional age of approximately 2,060 Ma. The stratigraphic succession of the Saltvatn Group is summarised in Table 7-1.

Table 7-1: Stratigraphic sequence of the Saltvatn Group [Source: Promin]

Formation	Lithology	Thickness m		Dissemination	Veins, cracks
Svartfjell	Basalt, pillow lava	> 200		py	cpy, py
	Basaltic tuff	20- 100		py	py, cpy
	Basalt, pillow lava	100- 150		py cpy	cpy, py
Krokvatn	(ultra)mafic tuff	30-60		mt	
	Tuffitic schists	60-150		py mt	cpy
	Basalt, pillow lava	100- 200		py	py cpy, bn
	Basaltic tuff	40- 60		py, cpy, po	py, cpy, sp
Gorahatjohca (Krokvatn)	Tuffitic schists	40- 100		py, mt	cpy
	Pyroclastic tuffs	50- 100		py	
	Turbiditic schist	40- 100		mt, py	cpy, bn, cc (Ag, Au)
	Clastic sandstone	5- 50		mt, py, cpy	cpy, bn
	Ashflow / tuffite	20- 150		mt, cp	cpy, bn, py
	Jasper cng	2- 5		cpy, py	
Gorahatjohca	Claystone	2 -200		py	py
Nussir Cu-ore	Dolomite -schist	2- 5		cc, bn, cpy Au	cpy, bn, mo,asp ++
	Clay-siltstone	5- 15		(Pt-, Pd-)	cpy, py
Stangvatn	Dacitic cng	400- 600		he tou	py
Djupelv	Mafic cng	400- 800		mt py	
Ulveryggen	Jasper cng tuff	200- 300		py cpy	py
	Sandstone	> 200		py cpy	py cpy he
Cu- ore	Sandstone cng tuff	<5 -40		cpy	cpy bn cc he py

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7.1.3 Structure

NGU completed reconnaissance structural mapping and an ore geological investigation on selected targets in the north-western part of the Repparfjord Tectonic Window in 2008. The aims of the study were to shed light on several critical aspects of the structural framework of the Paleoproterozoic rocks of the Repparfjord Window within the Nussir West area.

Field structural analysis and qualitative interpretation of an airborne geophysical survey of the area suggest a revised structural scheme for this part of the window and for the genesis of the copper mineralisation being studied. It is proposed that the structural framework of the area is largely controlled by thrusts with top-to-the-SE transport direction (of unknown age) and a set of NE-SW striking ductile and brittle-ductile shear zones that bound a broad, Cu-mineralised shear corridor. It has also been suggested that the Nussir Cu-deposit may continue westward, although more information is needed in order to verify the validity of this model. A top-to-the-SE thrust is inferred at the base of the Nussir Group, thus forming a tectonic contact between the Nussir greenstones and the overridden Saltvatn Group, which contains the Nussir deposit. No convincing evidence was found of top-to-the-NW thrusting, as proposed by Pharaoh et al. (1983). A plan of the main stratigraphic units in the area Nussir is shown in Figure 7-2.

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87

N
Nussir West
Nussir
Skinnfjellet
5km
Kalak Nappe Complex
Kalak Nappe Complex, undifferentiated
Lomvatn Formation
Schists alternating with siltstones
Raudfjell Suite
Metagabbro
Porsa Group
Metamorphosed shales, sandstones, tuffs and carbonate beds
Graphitic slates with limestone and siltstone beds
Dolomites with quartzitic basal conglomerate (Vargsand Fm.)
Nussir Group
Metabasalts, pillow lavas
Mafic tuff, pyrite- and magnetite bearing
Homogeneous metabasalts with massive tuff layers
Metamorphosed mafic and ultramafic (serpentinitic) tuffs and metabasalts, massive and pillowed
Saltvatn Group
Siltstones, thin dolomitic and cherty layers
Dolomite, copper bearing
and siltstones
Metamorphosed purple porphyrite conglomerate
Sandstones, fuchsite-bearing layers
Metaconglomerate with mafic
Quartz and jasper conglomerate with sandstone intercalations
Metasandstones, arenites, conglomerates,
micaschist intercalations
Holmvatn Group
Undifferentiated

Figure 7-2: Nussir Geological Map [Source: NGU Description of Stratigraphic Units]

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7.2 Local Geology and Mineralisation

The Nussir deposit mineralisation is hosted by yellowish to greenish grey, banded, fine-grained sandstones and siltstones with common carbonate-rich layers. Studies of thin sections show that the rocks have strong variations in deformation, from well-preserved primary layering to strong ductile deformation (Sandstad, 2010). These show that the major ore minerals in the eastern part of Nussir are bornite and chalcocite. They mainly comprise cement of clastic grains of the sandstone and suggest a diagenetic origin for their deposition rather than strictly epigenetic formation, related to deformation of the host rock. Accessory sulphide minerals include chalcopyrite, covelite, wittichenite, carrollite, and cinnabar.

Gold (Au) and Silver (Ag) are closely associated with the Cu-mineralisation. Electrum (AuAg) has been identified at the contact and as inclusions and cracks in bornite. Ag also occurs in minerals associated with Tellurium (Te), Lead (Pb), Selenium (Se) and Bismuth (Bi). Platinum (Pt) most frequently occurs as microscopic grains of sperrylite that form clusters of inclusions in bornite and disseminated, interstitial grains in the silicate matrix of the sandstone.

Other sulphides are rare, although pyrite and molybdenite occur locally. Malachite is observed on surface outcrops. The mineralisation occurs as fine-grained impregnation fracture fillings. The thickness of the mineralised zone varies from zero to more than 4 meters.

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8. Deposit Type

8.1     Background

The two Cu-deposits, Nussir and Ulveryggen, have a similar composition of Cu-bearing sulphides. The most abundant Cu sulphides in the Nussir deposit are chalcopyrite and bornite. In addition, more Cu-rich minerals such as digenite, chalcocite, and malachite have been identified. These deposits are probably the result of a similar geological system. They represent examples of sedimentary-associated type of deposits, with many common features found in the Copperbelt in central Africa and Kupferschiefer in Poland and Germany, which include a continental rift environment, hot sub-aquatic conditions, shale/ dolomite/ conglomerate sequences, strata bound disseminated veinlets of Cu minerals, partly extensive alteration, syngenetic-diagenetic settings and epigenetic events.

Although the Nussir and Ulveryggen deposits share many similarities with sediment-hosted Cu deposits such as the Central African Copperbelt and the Central European Kupferschiefer in terms, the tectonic setting of the volcano-sedimentary rocks in the Repparfjord Window differs from the typical intracontinental rift setting inferred for most other sediment-hosted Cu (Torgersen et al., 2015).

In addition, geochronology and detailed geological observations at various scales indicate that copper mineralisation at Nussir and Ulveryggen formed syntectonically (~1765 Ma), roughly ~300 m.y. after the sedimentation and volcanism (~2070 Ma) responsible for the host sequence (Perello et al., 2015). This is supported by copper sulfides that occur as fine-grained (<3 mm), stretched foliation-parallel, disseminated grains, laminations, as well as veinlets and lenticular fissures.

The Nussir deposit is strata bound sediment hosted copper deposit, and the mineralisation is interpreted as post-diagenetic. The Nussir deposit is a generally homogenous, Cu-ore zone with Ag, Au, some Pt and Pd. It was primarily deposited as a continuous dolomite-schist layer on the sea floor, with relatively little deviation in grade, thickness and other factors. Later events with folding, sharing, and alterations have partly affected primary features. Description of the Copperbelt deposits has many similarities with the mineralisation in the Repparfjord area, with the Nussir deposit. They both have a base of conglomerates overlaid by dolomites and siltstones. Both are interpreted to associated with deposition in rift basins. Similar stratigraphy can also be seen in the Kupferschiefer in Poland. At the base there are clastic materials lying in a series of basins, mainly red sandstones and conglomerates, and the uppermost sections are composed of arenites and carbonates.

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At the Kupferschiefer deposit in Poland, there are clastic materials lying in a series of basins, mainly red sandstones and conglomerates (Rotliegendes). The uppermost section of the Rotliegendes is composed of light grey sandstone known as Weissliegendes. The upper part of the Weissliegendes is composed of quartz arenites and carbonates. Above the quartz arenites and carbonates at Kupferschiefer, a sequence of limestones has been deposited followed by a sequence of shales.

The deposits of Central African Copperbelt in Zambia and Congo, and the Kupferschiefer in Poland and Germany also contain elevated values of other transition metals (e.g.

Kampunzu et al., 2005), compared to e.g. average post-Archaean shales that contain < 60 ppm Cu, < 30 ppm Co and < 100 ppm Ni (Taylor & McLennan, 1985). Enrichment of transition metals other than Cu and Fe is not common in the Nussir copper-mineralisation. However, some enrichment of Co and As have been identified. The sample with the highest As content (617 ppm As), contains 3.17 % Cu.

The content of Ni associated with the Cu mineralisation at Nussir and Ulveryggen is low, although a slight increase in Ni has been identified for the highest Cu-values. Higher contents of Ni in the core samples are mostly found in greenstones of the Nussir Group.

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9. Exploration

As of January 20th, 2025, the effective date of the Mineral Resource estimate, Blue Moon had not carried out any exploration work on the property. For a description of historical exploration work, including that completed by Blue Moon and its predecessor companies (AS Prospektering and Terra Holdings), refer to Section 6.

The Repparfjord Copper Deposit (Ulveryggen) was discovered at the beginning of the 20th century. In 1903 the Swedish company, Nordiska Grufaktiebolag, started exploring of the ore field. Approximately 700 m of crosscuts, shafts and about 1700 m of trenches were opened. The detected mineralisation turned out to be too poor for a profitable mining operation at that time. In 1955 the Canadian company, Invex Corporation Ltd, continued the exploration. Invex drilled 2,358 m of diamond drill holes. The Norwegian company, AS National Industri, acquired the claims in 1963. The Geological Survey of Norway (Norges Geologiske Undersøkelse or NGU) has sampled all historical workings, as shown with red dots on the geological map (Figure 9-1). A total of about 10,000 m of diamond drilling was carried out, along with various geological, geochemical, and geophysical work conducted by NGU. The compilation work was done in 1968 by Roar Hovland (NGU report No 808b, c, 1968), a geologist at the Geological Survey of Norway.

In the 1960s, NGU completed a geochemical stream sample survey. The survey showed that the Repparfjord basement window has generally high background values of Cu (Figure 9-3). The exploration work resulted in the reported discovery of about 10 million tonnes of ore averaging 0.72 % Cu. The resource estimate is historical in nature and is not compliant with the JORC (2012) Reporting Standard.

The Norwegian company, Folldal Verk AS, acquired the rights to the deposit in 1970 and started planning and construction of the mine site and the flotation facilities. The mining at Ulveryggen started in four open pits each 100 to 400 m long, 30 to 120 m wide and with 2 to 5 benches each 10 m high. For transport during winter, a 3,000 m long haulage adit was driven 200 m below the open pit level. Four vertical ore passes spaced at approximately 200 m apart connected to the open pits. The ore was hauled by 40 tonne dump trucks to a 150-meter-high 12,000 tonne underground ore bin. Ore was conveyed from the bin to the 320 tonne-per-hour crushing plant. The dried concentrate, averaging

35.5 % Cu, was stored in the concentrate bin and then conveyed to the shipping quay. The copper mill recovery was approximately 91.3% Cu.

Between May 1972 to June 1979, Folldal Verk produced 5 123 238 tonnes of Cu-ore,

comprising 2 062 000 tonnes of waste rock and 3 061 238 tons of crude ore with an average copper content of 0.663% (Stribny, 1985). The mine closed down in the

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beginning of 1979. It is unclear whether the average tonnage units quoted here from Stribny are imperial or metric tons.

Then, exploration work was carried out to expand the Ulveryggen ore deposit. During this time, the Nussir copper mineralisation was discovered in 1979 by surface mapping 3 to 4 km north of the mine (K. S. Nilsen, field report Folldal Verk 1979, Aspro reports 1984, 1985).

The mineralisation at Nussir was mapped for more than 8 km on surface, a stratiform dolomite layer between 2- 4 m wide and assumed Cu-content 1- 2%. This assumption was later confirmed by drilling to extend for more than 9 km along the strike. Since the first exploration activity by channel sampling started by Sydvaranger AS/ ASPRO in 1984, most of the exploration works on the Nussir deposit have been done by diamond drilling, and some airborne- and ground geophysical methodologies.

In 1985, the first 6 short diamond drill holes were drilled, and extension of the Nussir deposit was documented as a continuous Cu- mineralised layer. The drilling has since then, continued in different periods. During the drilling campaigns between 1985 and 2020, a total of 222 drill holes and 20 percussion drill holes were completed, all of them (with a few exceptions) intersecting the mineralised horizon (Figure 9-3). The width of the mineralisation varies from about 6 m or more, to about 1 m (or less in limited zone where the layer is stretched or ripped off by shearing), but is commonly around 2 - 4 m.

In the Ulveryggen mining area, diamond drilling was used to explore the extension of the ore bodies under the open pit; 21 shorter holes in 2010 from the haulage adit under the pits, one in 2014, and 7 in 2017 from the surface close to the main (Hovedfeltet) pit.

In 2008, Scott Wilson Ltd. used available Excel data and JPG images to create a preliminary drill hole database, but the lack of verification of the old data does not bring the said database to current industry standards. Wilson imported data from 92 drill holes and 163 trench and underground traverses into GEMS 6.1.2. Resource Evaluation Edition. The database used contained 4,370 assay records. Blue Moon received a patented claim on the Ulveryggen deposit in June 2013.

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Øya
Skaidi
2 km
N
Tegnforklaring

Figure 9-1: Map of Former Workings Sampled by NGU [Source: NGU]

Sample locations are shown in red frames, the red line marks the Nussir Cu-ore layer.

Figure 9-2: Map of Stream Sediment Samples Collected by NGU in 1960s [Source: NGU]

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94

leapfrog
Caledonian
cover
N

Figure 9-3: The Repparfjord- Nussir- Ulveryggen Area Looking Towards South-West

The yellow line marks the extension of Nussir Cu-ore layer, and the red dots represent the drilled holes. Øyen industrial plant at the western side of inner fjord and road up to the open pits of Ulveryggen (left side).

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10. Drilling

As of January 2025, Blue Moon had not carried out any drilling activities on either Nussir or Ulveryggen deposits, and all drilling on these properties and for the mineral resource estimation exercises were completed by prior operators. The current mineral resource estimate is presented in Section 14 of this report with an effective date of January 20th, 2025.

10.1     Nussir

A total of 211 exploration diamond drillholes, covering over 52,700 m, have been drilled on the Nussir project up to 2019. One drillhole (no.212) was delayed out of the 2019 resource estimation and was drilled in 2020 and confirmed the modelled grade and width. A few additional drillholes were performed in 2024, however, these were solely for metallurgical and processing test work, in order to achieve enough core material to perform material sorting tests and were not intended or used for mineral resource estimation, because they were all twin drill holes of older, successfully completed drillholes. In addition, ten channel samples have been collected from mineralised surface outcropping. A total of approximately 2,600 samples has been assayed.

In 1984, ten channel samples were collected from mineralised surface outcrops. The drilling started in 1985 with six relatively short diamond drill holes, all less than 80 m in length and a dip varying between 50 to 70 degrees. In 1986, further two diamond drillholes were drilled to check the continuity of the mineralisation at depth. One of the drillholes confirmed the vertical extension of the mineralisation to more than 250 m below surface. The laboratory Mercury Analytical Ltd. was used to analyse the core from the first eight drillholes.

In 1988, six diamond drill holes were drilled. The core was analysed by Caleb Brett Laboratories. A total of 35 diamond drill holes were drilled in the period between 1990 and 1996. Between 1985 and 1996, a total of 600 samples were analysed from 43 drill holes. All samples were analysed for Cu, and partly for Ag and Au. The samples were analysed by different laboratories with unknown analytical methods. For verification purposes, 69 samples from 1990 were assayed in 2008, as described in Section 11. The older samples were not independently used to define blocks defined as Indicated Resources in the current study.

In 2002, 63 samples from nine diamond drillholes were analysed by OMAC Laboratories, Ireland for 47 elements using Aqua Regia digestion and ICP. Ag was the only of the precious metals analysed. However, only a few meters of each of the drill holes were analysed. Typically, the analysed core section analysed was one meter per sample.

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The drilling continued in 2006 with the drilling of seven diamond holes. A total of 32 samples from four holes were analysed by OMAC Laboratories, Ireland using 46 elements by Aqua Regia digestion and ICP-OES. In addition, Au was analysed by Fire Assay/AA on 30 g samples.

407 samples from 9 holes were analysed in 2008 for 46 elements by Aqua Regia digestion and ICP-OES by OMAC Laboratories, Ireland. The digestion is partial for some elements especially Al, Ba, Cr, K, Na, Sn, Sr, Ta, Ti, V and W. In addition, Au, Pt and Pd were analysed by Fire Assay/AA on 30 g samples. The whole cores from drill holes Bh 39 (117.6 m), 40 (43.2 m) and 60 (120 m) were analysed, whereas parts of Bh 19, 20, 54, 55, 57 and 90 were analysed. The analysed core lengths were 1-2 m.

In 2011, a total of six diamond drillholes (1996 m) were drilled on the Nussir deposit. Five of the drill holes (1,432 m) were drilled as infill holes in the eastern part of the deposit to decrease the drill spacing from 250 m to 125 m. In addition, one deep diamond drill hole (564 m) was drilled in the central part of the Nussir deposit to confirm the extension of the mineralisation in this previous undrilled zone. The drill hole successfully confirmed an 8.6 m intersection zone (7m true width) averaging 0.69% Cu (including 3.6 m averaging 1,09% Cu) from 541 m downhole. From the 2011 drill campaign, a total of 164 samples (including standards and blanks) were submitted to ALS Chemex laboratory in Piteå. All samples were analysed by 33 element four acid ICP-AES and Au, Pt and Pd 30 g Fire Assay ICP. In the mineralised zone the core was normally analysed on one-meter intervals. However, additional samples of varying length were sampled in zones of interest.

All pre-2011 drill hole collar locations were originally surveyed using a DPOS GPS (TOPCON) with an accuracy of 1-2 dm. The 2011 drill holes were surveyed using a handheld GPS with and later surveyed by DPOS GPS (TOPCON) in 2012. Downhole surveys have been done for all intact drillholes in 2012 using a pee-wee magnetic survey tool. The registered azimuth values in the upper part of some holes were influenced by magnetic rocks and had to be corrected. Gyro based downhole surveying was chosen during 2013 campaign to avoid this problem.

In 2017, 89 drillhole collars were re-measured using a more accurate (within 1-2cm) CPOS GPS instrument, in a re-survey program completed by the company GeoNord. The collar database used in the resource estimation covered in this report is summarised in Table 10-1, with respect to the positioning system used.

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Table 10-1: Summary of Collar Positioning Systems – Nussir

Method	Number	Proportion
Unknown (Channels)	10	5%
Hand GPS	15	7%
DPOS	107	48%
CPOS	89	40%
TOTAL	221	100%

Most of the drill holes have been drilled with success. However, in the central parts of the 9 km long mineralised horizon, four drill holes were abandoned before they reached the mineralisation. This was due to strongly fractured rocks in an interpreted fault zone.

All cores were transported down to a warehouse with logging facilities and logged for geological, sampling and geotechnical purposes by in-house personnel.

Geotechnical data have been collected from some pre-2011 drill holes, including RQD, core recovery, fracture density and orientation, hardness and joint data. All core drilled from 2008 have been photographed. Data collected on the six diamond drillholes drilled from 2011, includes geology, down hole survey, sample, RQD, core recovery and assay data.

A summary of the current database, with relation to the different diamond drilling campaigns, to date is shown in Table 10-2.

Table 10-2: Nussir Diamond Drilling Summary

Year	Number of Holes	Length (m)	Average Hole Length (m)	Hole Size	Core Diameter (mm)	Drilling Company	Drill Rig
1985	6	264	44	AQ	27	-	-
1986	2	496	248	AQ	27	-	-
1988	6	1,325	221	AQ	27	-	-
1990	24	1,893	78	AQ	27	-	-
1995	4	724	181	AQ	27	-	-
1996	4	1,182	296	AQ	27	-	-
2006	7	2,687	384	-	18	Diamantboring Nord AS	Diamec 262
2007	1	78	78	AQ	27	-	-
2008	30	7,116	233	BQTK	36.5	Arctic Drilling AS	Diamec 252
2011	6	1,996	333	BQTK	40.7	Arctic Drilling AS	Diamec 252
2013	21	3,222	153	BQTK	40.7	ADC Ltd. Oy	K1 with Sandvik drill
2014	34	9,308	274	NQ/BQ	47.6/36.5	Arctic Drilling AS	Atlas U6 and 264
2015	33	10,572	320	NQ	47.6	Arctic Drilling AS	Atlas U6/264
2017	20	7,947	397	NQ	47.6	Arctic Drilling AS/Rockma	Atlas U6/264, Sandvik DE 140 MT
2019	13	3,912	301	NQ	47.6	Arctic Drilling AS/Rockma	Atlas U6/264, Sandvik DE 140 MT
Total	211	52,722	250				

The 10 lines of channel samples that were taken in 1985 covered an average sampled length of 35 m/line. In 2006, 20 air percussive holes were also drilled, with an average

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length of 20 m, but samples from these percussive holes were not used in the current resource estimate. Selected core material including intersections from 2013 campaigns are stored in Skaidi, nearby the deposit. Core from 35 older holes is stored at the Norwegian Geological Survey in Løkken.

The drillhole collar locations for all Nussir holes, directions, dips and lengths are shown in Table 10-3 and Table 10-4.

Summaries of the main Nussir drillhole intersections are shown in Table 10-5 and Table 10-6.

A plan and cross-sections of the drillhole data are shown in Figure 10-1 and Figure 10-2.

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Table 10-3: Nussir Drillhole Collars, 1985-2011

YEAR	BHID	Collar Coordinates (m) Easting	Northing	Elev'n	Azimuth (°)	Dip (°)	Length (m)
1985	NUS-CH-85-001	390,533	7,818,095	371	33	0	3
	NUS-CH-85-002	390,539	7,818,091	375	33	0	4
	NUS-CH-85-003	391,432	7,818,155	410	340	0	4
	NUS-CH-85-004	393,097	7,818,573	360	330	0	3
	NUS-CH-85-005	395,195	7,819,588	314	330	0	3
	NUS-CH-85-006	395,431	7,819,627	279	340	0	2
	NUS-CH-85-007	390,239	7,818,657	400	80	0	5
	NUS-CH-85-008	390,116	7,819,012	410	50	0	4
	NUS-CH-85-009	390,062	7,819,058	402	50	0	5
	NUS-CH-85-010	396,948	7,820,005	173	340	0	3
	NUS-DD-85-001	395,480	7,819,652	278	170	60	25
	NUS-DD-85-002	395,477	7,819,656	278	170	70	42
	NUS-DD-85-003	395,286	7,819,638	297	155	60	28
	NUS-DD-85-004	393,839	7,819,021	323	160	50	80
	NUS-DD-85-005	392,843	7,818,531	399	158	59	64
	NUS-DD-85-007	390,544	7,818,140	375	197	48	25
1986	NUS-DD-86-001	396,070	7,820,037	208	165	60	293
	NUS-DD-86-002	390,259	7,819,114	405	250	75	203
1988	NUS-DD-88-001	396,069	7,820,037	208	165	80	373
	NUS-DD-88-002	395,454	7,819,765	278	170	80	191
	NUS-DD-88-003	394,939	7,819,647	366	145	85	277
	NUS-DD-88-004	395,270	7,819,656	298	160	80	109
	NUS-DD-88-005	396,729	7,820,053	218	155	60	180
	NUS-DD-88-006	396,418	7,819,991	227	170	65	195
1990	NUS-DD-90-001	390,231	7,819,047	414	238	30	93
	NUS-DD-90-002	390,232	7,819,047	414	239	60	99
	NUS-DD-90-003	390,312	7,818,805	403	261	46	55
	NUS-DD-90-004	390,311	7,818,805	403	253	79	72
	NUS-DD-90-006	390,286	7,818,504	413	288	48	50
	NUS-DD-90-007	390,286	7,818,503	413	290	75	68
	NUS-DD-90-008	390,343	7,818,487	423	270	80	120
	NUS-DD-90-009	390,650	7,818,096	394	186	45	34
	NUS-DD-90-010	390,667	7,818,146	398	187	81	106
	NUS-DD-90-011	391,153	7,818,148	432	171	45	63
	NUS-DD-90-012	391,153	7,818,148	432	172	80	95
	NUS-DD-90-013	391,724	7,818,289	421	165	45	70
	NUS-DD-90-014	391,724	7,818,289	421	165	80	114
	NUS-DD-90-015	392,276	7,818,371	441	170	45	84
	NUS-DD-90-016	392,276	7,818,370	441	170	75	90
	NUS-DD-90-017	392,843	7,818,531	399	157	80	89
	NUS-DD-90-018	393,414	7,818,776	346	153	80	55
	NUS-DD-90-019	393,414	7,818,775	346	163	43	44
	NUS-DD-90-020	393,398	7,818,804	351	154	80	110
	NUS-DD-90-021	393,838	7,819,022	323	160	80	118
	NUS-DD-90-022	393,859	7,818,980	316	153	45	43
	NUS-DD-90-023	394,329	7,819,219	335	155	45	56
	NUS-DD-90-024	394,329	7,819,220	335	155	80	57
	NUS-DD-90-026	394,960	7,819,564	336	145	45	110
1995	NUS-DD-95-001	390,480	7,818,709	416	281	69	197
	NUS-DD-95-002	390,415	7,818,382	425	222	42	124
	NUS-DD-95-003	390,415	7,818,383	425	245	87	150
	NUS-DD-95-004	392,791	7,818,660	454	160	70	253
1996	NUS-DD-96-001	390,622	7,818,678	435	270	80	368
	NUS-DD-96-002	391,009	7,818,364	425	165	78	319
	NUS-DD-96-003	391,650	7,818,480	455	165	75	356
	NUS-DD-96-005	396,110	7,819,872	390	155	70	140
2006	NUS-DD-06-001	396,410	7,820,160	207	176	80	427
	NUS-DD-06-002	390,826	7,818,485	433	135	85	520
	NUS-DD-06-003	392,730	7,818,841	435	160	85	403
	NUS-DD-06-004	390,824	7,818,484	434	195	80	469
	NUS-DD-06-005	390,824	7,818,486	434	270	85	306
	NUS-DD-06-006	390,360	7,819,359	444	210	80	443
	NUS-DD-06-007	389,972	7,819,200	398	178	59	120
2007	NUS-DD-07-001	391,457	7,818,203	416	180	60	78
2008	NUS-DD-08-001	396,203	7,819,984	200	150	58	230
	NUS-DD-08-002	396,204	7,819,984	201	150	71	248
	NUS-DD-08-003	396,019	7,819,922	213	140	60	210
	NUS-DD-08-004	396,019	7,819,922	213	150	80	260
	NUS-DD-08-005	395,912	7,819,891	226	138	60	184
	NUS-DD-08-006	395,912	7,819,892	226	140	75	237
	NUS-DD-08-007	395,687	7,819,938	266	160	50	257
	NUS-DD-08-008	395,687	7,819,939	266	160	60	320
	NUS-DD-08-009	395,564	7,819,781	273	160	90	268
	NUS-DD-08-010	395,569	7,819,756	269	160	60	164
	NUS-DD-08-011	395,384	7,819,700	292	160	90	201
	NUS-DD-08-012	395,384	7,819,699	292	160	70	110
	NUS-DD-08-013	395,191	7,819,851	344	160	75	395
	NUS-DD-08-014	395,067	7,819,846	335	160	60	373
	NUS-DD-08-015	394,648	7,819,706	384	160	60	445
	NUS-DD-08-016	394,455	7,819,617	408	160	60	420
	NUS-DD-08-019	395,349	7,819,913	323	160	65	378
	NUS-DD-08-020	395,349	7,819,912	323	160	80	497
	NUS-DD-08-021	396,918	7,820,104	186	160	60	160
	NUS-DD-08-022	396,918	7,820,104	185	160	80	200
	NUS-DD-08-023	397,173	7,820,148	162	160	75	144
	NUS-DD-08-024	397,173	7,820,147	162	160	90	184
	NUS-DD-08-025	396,404	7,819,842	394	160	90	59
	NUS-DD-08-026	396,231	7,819,871	187	150	80	115
	NUS-DD-08-027	397,438	7,820,242	59	160	55	120
	NUS-DD-08-028	397,438	7,820,242	59	160	70	140
	NUS-DD-08-029	397,756	7,820,292	44	160	90	161
	NUS-DD-08-030	395,796	7,819,753	221	160	90	116
	NUS-DD-08-031	398,089	7,820,385	17	80	86	360
	NUS-DD-08-032	390,858	7,818,205	416	190	60	164
2011	NUS-DD-11-001	395,133	7,819,635	321	140	86	200
	NUS-DD-11-002	395,224	7,819,701	320	160	77	194
	NUS-DD-11-003	395,224	7,819,702	320	160	90	238
	NUS-DD-11-004	395,412	7,819,854	310	160	90	462
	NUS-DD-11-005	395,304	7,819,899	330	160	55	339
	NUS-DD-11-006	392,731	7,818,849	456	160	82	563

Effective Date: April 14, 2026

100

Table 10-4: Nussir Drillhole Collars, 2013-2019

YEAR	BHID	Collar Coordinates (m) Easting	Northing	Elev'n	Azimuth (°)	Dip (°)	Length (m)
	NUS-DD-13-001	388,769	7,819,221	382	170	50	112
	NUS-DD-13-002	388,523	7,819,182	345	180	55	154
	NUS-DD-13-003	388,280	7,819,335	312	208	52	162
	NUS-DD-13-004	388,763	7,819,478	402	178	81	437
	NUS-DD-13-005	388,706	7,819,124	367	178	51	175
	NUS-DD-13-006	388,711	7,819,154	368	0	90	14
	NUS-DD-13-007	388,172	7,819,372	293	208	50	64
	NUS-DD-13-008	388,048	7,819,584	290	160	55	247
	NUS-DD-13-009	390,824	7,818,070	388	180	44	61
	NUS-DD-13-010	390,835	7,818,086	391	170	46	51
2013	NUS-DD-13-011	388,605	7,819,222	360	174	45	71
	NUS-DD-13-012	388,513	7,819,207	343	182	44	51
	NUS-DD-13-013	388,200	7,819,315	302	275	44	36
	NUS-DD-13-014	388,251	7,819,352	308	342	44	111
	NUS-DD-13-015	388,175	7,819,181	298	346	44	54
	NUS-DD-13-016	388,228	7,819,121	310	42	46	29
	NUS-DD-13-017A	388,019	7,819,449	262	197	45	23
	NUS-DD-13-017B	388,030	7,819,450	263	197	45	45
	NUS-DD-13-018	388,343	7,819,524	321	203	81	600
	NUS-DD-13-019	390,232	7,819,047	414	239	60	120
	NUS-DD-13-020	393,394	7,819,258	382	139	83	604
	NUS-DD-14-001	391,209	7,818,993	453	226	85	1,101
	NUS-DD-14-002	393,477	7,819,510	432	167	83	979
	NUS-DD-14-003B	391,601	7,818,802	470	154	83	905
	NUS-DD-14-003C	391,601	7,818,802	470	154	83	899
	NUS-DD-14-004	392,616	7,819,071	477	154	83	908
	NUS-DD-14-005	390,623	7,819,427	470	224	83	751
	NUS-DD-14-006	394,565	7,819,323	315	157	45	64
	NUS-DD-14-007	394,070	7,819,093	320	153	50	36
	NUS-DD-14-008	393,828	7,819,099	328	161	83	161
	NUS-DD-14-009	393,646	7,818,889	324	153	45	32
	NUS-DD-14-010	393,146	7,818,627	365	158	45	31
	NUS-DD-14-011	392,984	7,818,553	379	163	60	32
	NUS-DD-14-012	392,946	7,818,539	386	163	55	30
	NUS-DD-14-013	392,917	7,818,514	385	160	60	34
	NUS-DD-14-014	392,882	7,818,492	385	160	60	8
	NUS-DD-14-014B	392,883	7,818,494	387	160		15
2014	NUS-DD-14-015	392,853	7,818,495	394	160	60	26
	NUS-DD-14-016	392,843	7,818,538	402	343	85	164
	NUS-DD-14-017	392,843	7,818,534	403	160	87	111
	NUS-DD-14-018	392,825	7,818,487	398	163	55	31
	NUS-DD-14-019	392,797	7,818,479	401	168	50	35
	NUS-DD-14-020	392,768	7,818,468	407	163	55	37
	NUS-DD-14-021	392,735	7,818,457	409	163	50	50
	NUS-DD-14-022	392,548	7,818,373	409	343	45	40
	NUS-DD-14-022B	392,548	7,818,373	409	153	50	31
	NUS-DD-14-023	391,941	7,818,296	420	158	55	55
	NUS-DD-14-024	391,426	7,818,341	452	168	83	327
	NUS-DD-14-025	393,396	7,818,806	349	330	77	236
	NUS-DD-14-026	392,844	7,818,533	401	339	74	282
	NUS-DD-14-027	392,842	7,818,539	403	339	77	212
	NUS-DD-14-028	392,844	7,818,534	403	343	87	150
	NUS-DD-14-029B	392,275	7,818,373	442	340	76	300
	NUS-DD-14-030	391,662	7,818,575	469	162	83	571
	NUS-DD-14-031	392,183	7,818,664	499	157	83	584
	NUS-DD-15-001	395,635	7,819,958	267	160	75	422
	NUS-DD-15-002	395,846	7,820,008	231	160	71	357
	NUS-DD-15-003	396,324	7,820,019	219	160	83	312
	NUS-DD-15-004	396,083	7,819,819	191	160	79	63
	NUS-DD-15-006	393,834	7,819,048	324	340	78	376
	NUS-DD-15-007	393,710	7,818,986	325	340	77	342
	NUS-DD-15-008	393,627	7,818,912	327	340	85	170
	NUS-DD-15-009	393,514	7,818,858	335	340	78	225
	NUS-DD-15-010	393,241	7,818,725	362	340	72	203
	NUS-DD-15-011	393,083	7,818,604	368	340	73	90
	NUS-DD-15-012	393,063	7,818,616	373	340	68	336
	NUS-DD-15-013	392,622	7,818,417	408	340	70	96
	NUS-DD-15-014	392,106	7,818,334	435	160	82	121
	NUS-DD-15-015	392,055	7,818,473	477	160	85	350
	NUS-DD-15-016	392,404	7,818,552	486	160	83	330
	NUS-DD-15-017	392,584	7,818,628	477	160	84	362
2015	NUS-DD-15-018	391,590	7,818,230	419	175	80	83
	NUS-DD-15-019	391,862	7,818,486	456	160	84	402
	NUS-DD-15-020	392,001	7,818,608	482	160	84	552
	NUS-DD-15-021	392,472	7,818,786	471	160	83	563
	NUS-DD-15-022	392,938	7,818,961	456	160	83	575
	NUS-DD-15-023	393,186	7,819,008	448	160	84	510
	NUS-DD-15-024	393,432	7,819,101	393	160	83	418
	NUS-DD-15-025	391,422	7,818,464	458	175	83	472
	NUS-DD-15-026	391,180	7,818,496	434	175	83	522
	NUS-DD-15-027	391,210	7,818,343	499	175	79	326
	NUS-DD-15-028	391,282	7,818,190	428	175	80	116
	NUS-DD-15-029	394,055	7,819,131	322	160	85	164
	NUS-DD-15-030	393,848	7,819,314	393	160	81	482
	NUS-DD-15-031	393,063	7,818,616	379	340	73	246
	NUS-DD-15-032	393,958	7,819,089	320	340	78	242
	NUS-DD-15-033	394,139	7,819,237	351	160	84	326
	NUS-DD-15-034	393,650	7,819,205	379	160	82	404
	NUS-DD-179	395,890	7,819,786	211	160	80	100
	NUS-DD-180	392,868	7,818,888	452	160	70	470
	NUS-DD-181	396,206	7,820,022	205	340	84	461
	NUS-DD-182	393,047	7,818,899	452	160	79	480
	NUS-DD-183	396,048	7,820,000	209	310	80	504
	NUS-DD-184	393,135	7,819,028	457	160	82	610
	NUS-DD-185	395,839	7,819,933	239	340	82	499
	NUS-DD-186	396,597	7,820,127	219	20	78	473
	NUS-DD-187	396,570	7,820,091	225	160	85	299
2017	NUS-DD-188	396,604	7,819,902	175	340	77	56
	NUS-DD-189	392,377	7,818,702	481	160	78	512
	NUS-DD-190	392,690	7,818,789	468	160	71	465
	NUS-DD-191	393,353	7,819,181	401	180	73	577
	NUS-DD-192	393,479	7,819,172	385	170	81	591
	NUS-DD-193	394,195	7,819,185	328	345	82	185
	NUS-DD-194	393,786	7,819,317	394	164	79	569
	NUS-DD-195	393,991	7,819,401	405	169	85	625
	NUS-DD-196	393,971	7,819,045	314	342	83	86
	NUS-DD-197	392,450	7,818,284	407	339	45	132
	NUS-DD-198	393,287	7,818,720	356	165	83	71
	NUS-DD-199	396,748	7,820,206	204	216	85	488
	NUS-DD-200	397,019	7,820,171	173	179	66	200
	NUS-DD-201	396,988	7,820,171	176	276	80	300
	NUS-DD-202	397,218	7,820,181	151	105	60	200
	NUS-DD-203	397,218	7,820,181	151	317	72	350
	NUS-DD-204	396,761	7,820,172	198	182	74	328
2019	NUS-DD-205	396,572	7,820,092	225	176	77	330
	NUS-DD-206	396,766	7,819,930	185	338	41	30
	NUS-DD-207	396,777	7,819,922	177	346	51	93
	NUS-DD-208	397,007	7,820,220	175	321	83	428
	NUS-DD-209	397,440	7,820,348	48	243	78	270
	NUS-DD-210	397,506	7,820,276	43	160	68	120
	NUS-DD-211	397,504	7,820,391	42	96	71	330

Effective Date: April 14, 2026

101

worley

BLUE MOON METALS

Table 10-5: Nussir – Main Drillhole Intersections, 1985-2011

YEAR	BHID	FROM	TO	Cu	Length	True Thickness
		m	m	%	m	m
1985	NUS-DD-85-001	15.0	17.7	1.07	2.7	2.4
	NUS-DD-85-002	26.0	28.3	1.41	2.3	1.9
	NUS-DD-85-003	19.2	22.6	2.46	3.4	3.1
	NUS-DD-85-004	67.0	72.0	1.10	5.0	4.6
	NUS-DD-85-005	53.0	57.7	1.59	4.7	4.3
	NUS-DD-85-007	17.6	21.6	1.48	4.0	3.5
1986	NUS-DD-86-001	275.2	279.7	1.70	4.5	4.1
	NUS-DD-86-002	140.3	148.0	1.25	7.7	4.4
1988	NUS-DD-88-001	350.8	352.6	1.59	1.8	1.6
	NUS-DD-88-002	176.2	182.8	1.10	6.6	5.2
	NUS-DD-88-003	269.7	271.0	0.70	1.4	1.2
	NUS-DD-88-004	57.0	57.5	0.78	0.5	0.4
	NUS-DD-88-005	147.0	148.7	0.09	1.7	1.5
	NUS-DD-88-006	188.9	191.9	1.20	3.0	2.6
1990	NUS-DD-90-001	40.0	43.0	1.00	3.0	2.1
	NUS-DD-90-002	44.0	49.0	0.66	5.0	3.7
	NUS-DD-90-003	41.0	45.0	1.15	4.0	3.9
	NUS-DD-90-004	59.0	65.0	1.33	6.0	4.9
	NUS-DD-90-006	40.0	45.0	1.10	5.0	4.8
	NUS-DD-90-007	48.0	53.3	1.31	5.3	4.5
	NUS-DD-90-008	96.0	101.0	1.32	5.0	4.1
	NUS-DD-90-009	24.0	28.0	1.47	4.0	2.8
	NUS-DD-90-010	96.0	103.0	0.95	7.0	5.4
	NUS-DD-90-011	56.0	60.0	1.24	4.0	3.9
	NUS-DD-90-012	80.0	86.0	0.93	6.0	4.7
	NUS-DD-90-013	55.0	58.0	0.10	3.0	3.0
	NUS-DD-90-014	99.0	101.0	0.64	2.0	1.5
	NUS-DD-90-015	74.0	75.0	1.02	1.0	1.0
	NUS-DD-90-017	73.9	77.7	1.82	3.8	2.7
	NUS-DD-90-018	52.1	54.9	0.55	2.8	2.0
	NUS-DD-90-019	37.0	40.0	1.33	3.0	2.9
	NUS-DD-90-020	94.0	97.0	1.40	3.0	2.2
	NUS-DD-90-021	97.0	100.0	1.23	3.0	2.0
	NUS-DD-90-022	19.0	22.0	1.17	3.0	2.8
	NUS-DD-90-023	23.0	25.0	0.79	2.0	1.9
	NUS-DD-90-024	37.0	41.0	0.80	4.0	2.8
	NUS-DD-90-026	90.0	91.0	0.57	1.0	1.0
1995	NUS-DD-95-001	184.0	192.0	0.84	8.0	6.8
	NUS-DD-95-002	116.0	122.0	0.98	6.0	5.2
	NUS-DD-95-003	133.9	140.0	1.19	6.2	4.6
	NUS-DD-95-004	243.0	246.0	1.17	3.0	2.5

YEAR	BHID	FROM	TO	Cu	Length	True Thickness
		m	m	%	m	m
1996	NUS-DD-96-001	355.0	362.0	1.51	7.0	5.5
	NUS-DD-96-002	309.0	313.0	1.29	4.0	2.9
	NUS-DD-96-003	343.0	347.5	1.58	4.5	3.4
	NUS-DD-96-005	127.0	130.0	0.98	3.0	2.1
2006	NUS-DD-06-001	415.0	417.0	0.54	2.0	1.4
	NUS-DD-06-002	505.0	512.5	1.26	7.5	5.2
	NUS-DD-06-004	438.1	442.2	1.50	4.1	3.9
	NUS-DD-06-007	24.3	29.0	1.27	4.7	4.1
2007	NUS-DD-07-001	52.0	56.0	1.29	4.0	3.6
2008	NUS-DD-08-001	195.0	198.0	0.98	3.0	2.8
	NUS-DD-08-002	232.7	235.0	2.06	2.3	1.9
	NUS-DD-08-003	174.2	177.1	0.48	2.9	2.6
	NUS-DD-08-004	258.0	260.0	0.54	2.0	1.5
	NUS-DD-08-005	174.6	177.5	1.35	2.9	2.6
	NUS-DD-08-006	207.6	210.9	1.29	3.3	2.5
	NUS-DD-08-008	309.0	313.8	1.39	4.8	4.3
	NUS-DD-08-009	259.4	265.0	1.25	5.6	3.2
	NUS-DD-08-010	132.6	139.0	1.48	6.4	6.0
	NUS-DD-08-011	134.5	144.4	1.60	9.9	5.7
	NUS-DD-08-012	85.2	89.0	1.05	3.8	3.0
	NUS-DD-08-013	374.0	378.9	0.27	4.9	4.0
	NUS-DD-08-014	320.2	324.0	0.63	3.8	3.6
	NUS-DD-08-015	422.9	425.6	0.43	2.7	2.5
	NUS-DD-08-016	405.2	407.3	0.51	2.1	2.0
	NUS-DD-08-019	357.3	361.8	0.61	4.5	4.0
	NUS-DD-08-020	485.4	488.7	0.57	3.3	2.4
	NUS-DD-08-021	125.1	128.8	1.37	3.7	2.9
	NUS-DD-08-022	154.7	158.8	0.14	4.1	2.5
	NUS-DD-08-023	124.0	129.9	1.12	5.9	4.3
	NUS-DD-08-024	168.3	173.1	0.66	4.8	2.8
	NUS-DD-08-025	30.4	32.7	2.34	2.3	1.3
	NUS-DD-08-026	93.5	95.7	2.00	2.2	1.7
	NUS-DD-08-027	99.1	103.1	0.79	4.0	3.3
	NUS-DD-08-028	101.7	104.9	1.82	3.2	2.9
	NUS-DD-08-030	111.9	114.5	0.54	2.6	1.5
	NUS-DD-08-032	147.5	152.5	1.06	5.0	4.2
2011	NUS-DD-11-001	120.0	123.0	0.81	3.0	1.9
	NUS-DD-11-002	146.7	150.0	0.31	3.3	2.5
	NUS-DD-11-003	223.0	228.3	0.19	5.3	3.0
	NUS-DD-11-004	454.1	459.8	0.38	5.8	3.9
	NUS-DD-11-005	314.0	318.0	0.75	4.0	3.7
	NUS-DD-11-006	541.4	550.0	0.69	8.6	7.0

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Table 10-6: Nussir – Main Drillhole Intersections, 2013-2019

YEAR	BHID	FROM m	TO m	Cu %	Length m	True Thickness m
	NUS-DD-13-001	17.0	21.8	1.18	4.8	4.5
	NUS-DD-13-003	142.6	146.7	1.81	4.1	3.5
	NUS-DD-13-004	380.2	389.5	1.30	9.3	6.3
	NUS-DD-13-010	9.0	12.1	1.20	3.1	2.5
2013	NUS-DD-13-011	24.0	30.0	1.87	6.0	5.4
	NUS-DD-13-012	11.5	13.2	0.62	1.8	1.7
	NUS-DD-13-018	417.2	427.2	0.00	10.0	6.4
	NUS-DD-13-019	45.5	50.4	0.64	4.9	3.3
	NUS-DD-13-020	588.7	594.9	1.33	6.2	4.9
	NUS-DD-14-001	1078.8	1088.4	0.93	9.7	7.4
	NUS-DD-14-002	950.4	954.2	0.85	3.8	3.3
	NUS-DD-14-003C	888.5	891.9	3.12	3.4	2.9
	NUS-DD-14-004	803.8	808.0	0.97	4.2	3.6
	NUS-DD-14-005	722.4	730.0	1.11	7.6	4.9
	NUS-DD-14-006	10.2	12.7	0.53	2.5	2.5
	NUS-DD-14-008	143.0	147.0	2.41	4.0	2.8
	NUS-DD-14-011	15.2	18.5	0.92	3.3	3.0
	NUS-DD-14-013	6.3	9.0	1.24	2.7	2.4
	NUS-DD-14-014B	5.4	9.7	1.20	4.3	3.9
	NUS-DD-14-015	17.8	22.0	1.57	4.2	3.8
2014	NUS-DD-14-016	152.4	163.0	1.04	10.6	5.2
	NUS-DD-14-017	98.3	102.8	1.58	4.6	2.8
	NUS-DD-14-018	19.9	22.0	0.59	2.1	2.0
	NUS-DD-14-019	27.3	28.9	0.94	1.6	1.5
	NUS-DD-14-020	29.5	32.7	0.70	3.2	3.0
	NUS-DD-14-024	313.1	316.5	1.26	3.4	2.6
	NUS-DD-14-025	218.7	225.1	0.92	6.4	2.6
	NUS-DD-14-026	259.5	267.7	0.36	8.2	2.9
	NUS-DD-14-027	203.5	217.1	1.18	13.6	5.2
	NUS-DD-14-028	121.0	125.7	1.48	4.7	2.6
	NUS-DD-14-029B	271.4	275.0	1.04	3.6	1.4
	NUS-DD-14-031	557.4	562.0	0.78	4.6	3.8
	NUS-DD-15-001	398.8	403.5	1.49	4.7	4.1
	NUS-DD-15-002	342.6	345.9	1.62	3.3	2.7
	NUS-DD-15-003	296.7	300.3	1.12	3.6	2.6
	NUS-DD-15-004	54.3	57.7	0.93	3.4	2.5
	NUS-DD-15-006	238.0	245.4	1.71	7.4	2.8
	NUS-DD-15-007	200.7	208.2	1.66	7.5	3.5
	NUS-DD-15-008	83.0	98.5	1.44	15.5	8.4
	NUS-DD-15-009	207.5	216.1	1.14	8.6	3.0
	NUS-DD-15-010	180.0	190.5	0.59	10.5	4.2
	NUS-DD-15-011	74.0	81.1	0.84	7.1	2.2
	NUS-DD-15-013	80.6	88.5	0.87	7.9	3.4
	NUS-DD-15-016	318.2	329.0	0.74	10.8	9.5
	NUS-DD-15-017	340.8	345.0	1.64	4.2	3.6
	NUS-DD-15-018	50.2	54.6	1.20	4.4	3.0
2015	NUS-DD-15-020	531.9	536.5	1.43	4.6	4.0
	NUS-DD-15-021	548.8	552.3	1.18	3.5	2.9
	NUS-DD-15-022	560.2	572.0	1.24	11.8	9.9
	NUS-DD-15-023	443.3	447.7	0.98	4.4	3.9
	NUS-DD-15-024	397.7	401.0	1.44	3.3	2.9
	NUS-DD-15-025	441.9	445.9	0.92	4.0	3.6
	NUS-DD-15-026	512.0	518.0	0.92	6.0	4.9
	NUS-DD-15-027	308.7	313.0	1.16	4.3	3.2
	NUS-DD-15-028	101.2	107.0	1.24	5.8	4.0
	NUS-DD-15-029	131.7	137.6	1.08	5.9	3.9
	NUS-DD-15-030	445.6	449.2	1.22	3.6	3.2
	NUS-DD-15-031	176.0	191.0	1.37	15.0	4.8
	NUS-DD-15-032	221.0	231.0	1.32	10.0	4.3
	NUS-DD-15-033	296.0	300.6	0.94	4.6	2.2
	NUS-DD-15-034	393.1	397.6	1.16	4.5	4.0
	NUS-DD-179	86.8	91.0	2.01	4.2	3.1
	NUS-DD-180	459.8	465.5	0.53	5.7	4.8
	NUS-DD-181	403.9	407.9	0.53	4.0	2.7
	NUS-DD-182	469.4	475.0	0.59	5.6	4.3
	NUS-DD-183	481.9	484.6	0.79	2.7	1.8
	NUS-DD-184	601.0	608.5	0.72	7.5	5.6
	NUS-DD-185	493.5	496.4	0.60	2.9	1.3
	NUS-DD-187	449.5	453.3	0.89	3.8	1.8
	NUS-DD-188	20.5	38.0	1.93	17.5	7.2
2017	NUS-DD-189	493.7	497.5	1.59	3.8	3.1
	NUS-DD-190	446.8	451.0	1.18	4.2	3.6
	NUS-DD-191	561.9	565.3	1.08	3.4	2.7
	NUS-DD-192	508.0	513.0	1.25	5.0	3.7
	NUS-DD-193	168.0	178.5	0.69	10.5	5.1
	NUS-DD-194	552.9	561.2	0.88	8.3	6.2
	NUS-DD-195	610.7	617.2	0.95	6.5	4.7
	NUS-DD-196	74.2	81.6	0.95	7.4	3.7
	NUS-DD-197	122.1	127.4	0.35	5.3	1.2
	NUS-DD-198	52.0	56.2	2.18	4.2	2.8
	NUS-DD-199	465.0	468.0	0.68	3.0	1.9
	NUS-DD-200	160.0	164.0	1.03	4.0	3.4
	NUS-DD-201	277.0	280.6	1.79	3.6	2.2
	NUS-DD-202	166.0	172.5	1.46	6.5	5.1
2019	NUS-DD-203	298.9	301.0	1.92	2.1	0.8
	NUS-DD-204	309.9	311.5	1.33	1.6	1.2
	NUS-DD-205	292.3	296.0	0.86	3.7	2.8
	NUS-DD-207	38.0	41.0	0.55	3.0	0.3
	NUS-DD-208	417.0	422.0	1.27	0.0	2.6
	NUS-DD-209	245.5	247.5	1.07	0.0	1.2

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N
A
A'
B
B'
1,000m

Figure 10-1: Plan of Drill Holes – Nussir

A
A'
B
B'
500 Elev
0 Elev
-500 Elev
500m
500m

[Sections' Orientation shown in Figure 10-1]

Figure 10-2: Example Drill Hole Cross-Sections – Nussir

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11.1 Sample Preparation, Analysis and Security

11.1 Nussir

11.1.1  1984 to 1996

Descriptions of historical sampling methods, preparation and analysis by ASPRO have been recorded. The sample intervals are well defined. The sample intervals were picked based on mineralised or geological boundaries. Chemical analysis was normally made for one-meter intervals.

No cores before 1986 are available. Cores from 1986 to 1996 are stored at the central Norwegian core facility at the Norwegian Geological Survey, Lokken in Trondheim.

Sampling and splitting of the cores were done by the company at the site, and sample preparation such as crushing and pulverizing was done by the laboratories.

Mercury Analytical Ltd. was responsible for assay analysis from 1984 to 1985. In 1988, six diamond drill holes were drilled. The holes were analysed by Caleb Brett Laboratories, England. In both cases, the analytical methods are not known, and the analysed core lengths are usually one meter or shorter.

These pre-2000 samples were analysed for Cu, Ag and Au. Cu-oxide mineralisation is confined typically to the upper level of the deposit and, historically, non-sulphide Cu was not universally quantified by analysis of soluble Cu.

In 2002, 63 samples from nine holes were re-analysed for 47 elements by Aqua Regia digestion and ICP by OMAC Laboratories, Ireland. Only Ag among the precious metals was analysed. The samples are from drill holes Bh 21, 25, 26, 27, 28, 29, 35, 38 and 40, but only a few meters of each of the drill holes were analysed. The core was usually analysed for one-meter sections.

11.1.2   Terra Control/Nussir ASA 2006 to 2019

From 2006 to 2008, TerraControl and Nussir ASA drilled 43 (five were abandoned) diamond drill holes on the Nussir property.

Most of the core samples from 2006 and 2007 were marked on core boxes, and cut in half by the on-site geologist, Kjell Nilsen. The samples were placed in boxes and shipped to OMAC, Ireland, for analysis. The drill core boxes from the 2008 drilling campaign were shipped to ALS Chemex in Sweden, which did all the sample preparation based on the marked intervals made by Nussir ASA’s on-site geologist.

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Between 2006 and 2008, samples from 20 percussion drillholes and nine diamond drill holes were analysed for 46 elements using Aqua Regia digestion and ICP-OES by OMAC Laboratories, Ireland.

In 2008, 199 samples from four diamond drillholes (Bh 19, 20, 39, 40) were re-analysed for 46 elements, using four-acid ICP-AES and Pt, Pd, Au 30g Fire Acid ICP. Samples from 30 diamond drillholes were analysed in 2008 by 46 elements four-acid ICP-AES and Pt, Pd, Au 30g Fire Acid ICP.

In 2011, six diamond drillholes were analysed by ALS Chemex laboratory in Sweden by 33 element four acid ICP-AES and Au, Pt and Pd 30 g Fire Assay ICP. In this campaign, intersections for assaying were identified by initial assaying using handheld XRF. In 2011 and 2013, external check samples were sent to SGS.

For the drilling campaigns in 2015, 2017 and 2019, ALS Chemex was used as the primary laboratory, and Labtium as the external check laboratory.

Sample preparation work has been done using ALS Chemex in Piteå, under instructions from Nussir ASA’s geologists, using the following steps:

1.             Sawing of core into two halves.

2.             Crushing of one-half sample, 70% < 2mm.

3.             Riffle splitting of crushed sample.

4.             Pulverising to 85% < 75 µm.

5.             Taking of sample for analysis.

11.1.3     Quality Assurance/Quality Control

11.1.3.1   2008

During 2008, 1443 assay measurements were also made by OMAC, from core stemming from the 1990 drilling campaigns. Most of these were taken to provide measurements of previously unassayed core, but 69 overlapped with previous assays, measured in either Mercury Analytical or Caleb Brett laboratories. A diagram depicting these reassayed duplicates is shown in Figure 11-1 and a check analysis study of this data is summarised in Table 11-1.

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Reassayed Cu Comparison
Original 1990 Assays Cu %
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
0.0
0.5
1.0
1.5
2.0
2.5
3.0
Reassayed Cu Assay %

Figure 11-1: Nussir - Reassayed Grade Comparison

Table 11-1: Summary of Reassay Cu Analysis - 2008

Number of Pairs	HARD Precision @90% Rank	Correlation Coefficient	Slope of Regression Line	Proportion Misclassified
69	31%	95.7%	0.993	7.6%

Notes

. Misclassification based on 0.3% Cu

. HARD = Half Absolute Relative Difference

. In HARD calculation, 10pmm used as level of precision

11.1.3.2 2009-2011

This combined set of 110 check samples was analysed for the 2009 campaign, and the Cu grades are displayed diagrammatically in Figure 11-2.

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Cu Check Assays
Cu Grades (ppm) from Original Samples
10,000
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
-
0
2000
4000
6000
8000
10000
Cu Grades (ppm) from Check Samples
ALS
OMAC

Figure 11-2: Check Assay Scatterplot – 2009 Campaign.

The results of an additional 2011 check analysis study are shown in the Table 11-2.

Table 11-2: Summary of 2011 Nussir Cu Check Assay Analysis

Number of Pairs	HARD Precision @90% Rank	Correlation Coefficient	Slope of Regression Line	Proportion Misclassified
110	17.0%	97.98%	1.018	3.60%

Notes

. Misclassification based on 0.3% Cu
. HARD = Half Absolute Relative Difference
. In HARD calculation, 10pmm used as level of precision

For the samples associated with the 2011 drilling campaign, the following quality control measures were taken:

- Standards (certified by Geostat Pty. Ltd.) and blanks were inserted for every ten samples, and at the start of every batch.

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- ALS inserted their own internal duplicates in the laboratory. Of the 141 samples assayed for the 2011 campaign, 4 internal duplicates were taken, as depicted in diagram in Figure 11-3. ALS Internal Duplicate Assays – 2011 Drilling Campaign and summarised in Table 11-3.

ALS Internal Duplicates
Duplicate Cu Assay ppm
Original Cu Assay ppm
0
100
200
300
400
500
600
700
800

Figure 11-3: ALS Internal Duplicate Assays – 2011 Drilling Campaign

Table 11-3: Summary of 2011 ALS Internal Duplicates

Number of Pairs	Correlation Coefficient	Slope of Regression Line	Proportion Misclassified
4	99.8%	0.997	0.0%

Notes

. Misclassification based on 0.3% Cu

. All HARD (Half Absolute Relative Difference) levels below 5%

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11.1.3.3 2013

For the 2013 campaign, 6-7 internal coarse duplicates were taken, out of 152 primary assays. The results from these duplicates are shown in Figure 11-4 and Table 11-4

ALS internal duplicates 2013 campaign
Duplicate Cu %
Original Cu %
0
0.5
1
1.5
2
2.5

Figure 11-4: Internal Coarse Cu Duplicates – 2013

Table 11-4: Summary of Internal Coarse Duplicates - 2013

Metal	Number of Pairs	Correlation Coefficient	Slope of Regression Line
Cu	7	99.9%	0.99
Au	6	99.9%	1.12
Pd	6	99.7%	0.92

During the 2013 campaign one blank was inserted for approximately every 10 samples. These blanks were prepared from local gabbro source. Of these 26 samples, only 2 showed any Cu grades above expected blank levels, as shown in Figure 11-5, representing 8% of the samples analysed. The cause of the 2 showed any CU grades above expected blank levels (Figure 11-5).

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1800
1600
1400
1200
1000
800
600
400
200
0
Cu ppm
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26

Figure 11-5: Blanks' Results – 2013

During 2013, 27 external duplicates were assayed at SGS, stemming from pulp material returned by ALS from the 2011 and spring 2013 campaigns. These results are summarised in Figure 11-6 and Table 11-5.

Check Cu plot
Cu % SGS
Cu % ALS
Check Au, Pd, Pt plot
Assay ppb ALS
Assay ppb SGS
Au ppb
Pd ppb
Pt ppb

Figure 11-6: External Duplicates – 2013

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Table 11-5: External Duplicates' Summary – 2013

Metal	Number of Pairs	HARD Precision @90% Rank	Correlation Coefficient	Slope of Regression Line	Proportion Misclassified
Cu	27	8.2%	99.8%	0.901	3.7%
Ag	27	25.0%	99.1%	0.980	
Au	27	28.0%	99.2%	1.090	
Pd	24	29.0%	99.9%	0.963	
Pt	12	14.0%	99.9%	1.060	

Notes

. Misclassification based on 0.3% Cu
. HARD = Half Absolute Relative Difference

Three external standard samples were purchased from Geostat. The results of assays on two of these standards are shown in Figure 11-7. These cover both 2011 and 2013 results.

Geostat Standard GBM303-8
Geostat Standard GBM309-4
Assay
Target
+2SD
-2SD

Figure 11-7: Standards' Results - 2013

The results from these 2 standards are acceptable, with no check assays outside of 2 x standard deviation limits. Another lower grade standard was also assayed, and produced consistent results, but there appears to have been a misallocation of the standard ID, and so these results have not been used.

11.1.3.4 2014-2015

A summary of the QA/QC samples taken through the 2014 and 2015 campaigns is shown below in Table 11-6.

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Table 11-6: Summary of QAQC Samples – 2014 and 2015

Type of Control		Number of Samples	Number	Frequency
Twin Samples	TS	265	24	9%
Coarse Duplicates	CD	265	2	0.8%
Fine Duplicates	PD	265	19	7%
Standards	STD	265	16	6%
Coarse Blanks	CB	265	16	6%
Fine Blanks	FB	265	21	8%
External Controls	EC	265	30	11%
			Total	48%

A summary of the 2015 field duplicates' results is shown in Figure 11-8. These results show a relatively high proportion of errors. The 2014 and 2015 pulp duplicates' results are shown in Figure 11-9. Both sets of results are acceptable.

In the 2014 campaign, primary samples were assayed at Labtium, with external assaying done at ALS. In the 2015 campaign, primary samples were assayed at ALS, with external assaying done at Labtium.

Precision Analysis - 2015 FD - Cu%
Results
Type
Number of Pairs
Failed
Error %
FD - Cu
5

Figure 11-8: 2015 Field Duplicates – Precision Analysis

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Precision Analysis - 2014 PD - Cu%
2015 Pulp Duplicates Cu -
Precision Analysis

Figure 11-9: Pulp Duplicates' Analyses – 2014 and 2015

The external duplicates' results are shown in Figure 11-10. These results are acceptable.

2014 Cu% External Check Samples -
Reduction to Major Axis Plot
2016 Cu% External Check Samples -
Reduction to Major Axis Plot

Figure 11-10: External Duplicates' Analyses – 2014 and 2015

The coarse blanks' results are shown in Figure 11-11. These results are acceptable.

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2014 - Cu Blanks v Previous Sample Assay
2015 - Cu Blanks v Previous Sample Assay

Figure 11-11: Blanks' Analyses – 2014 and 2015

11.1.3.5 2017

A summary of the QA/QC samples taken through the 2017 drilling campaign is shown in Table 11-7.

Table 11-7: Summary of QAQC Samples – 2017

Type of Control		Number of Samples	Number	Frequency
Twin Samples	TS	265	24	9%
Coarse Duplicates	CD	265	2	0.8%
Fine Duplicates	PD	265	19	7%
Standards	STD	265	16	6%
Coarse Blanks	CB	265	16	6%
Fine Blanks	FB	265	21	8%
External Controls	EC	265	30	11%
			Total	48%

Precision analysis results for field duplicates are summarised in Figure 11-12 and Table 11-8. The proportion of errors is greater than the usual 10% error threshold for acceptability. However, one of the error pairs is almost directly on the error limit failure line. If this one error was removed, the proportion of errors would be reduced to 13%.

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Precision Analysis - FD - Cu%
Test Samples
Failure Line
45 Degree Line
Errors
Maximum
Minimum
3.0
2.8
2.6
2.4
2.2
2.0
1.8
1.6
1.4
1.2
1.0
0.8
0.6
0.4
0.2
0.0

Figure 11-12: Precision Analysis – Field Duplicates – 2017

Table 11-8: Precision Analysis – Field Duplicates - 2017

Type	Number of Pairs	Failed	Error %
PD - Cu	24	4	17%

Coarse duplicate measurements were very limited but are shown graphically in Figure 11-13. Precision analysis results for pulp duplicates are summarised in Figure 11-14 and Table 11-9. These results are quite acceptable.

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Precision Analysis - CD - Cu%
Maximum
Minimum
Test Samples
Failure Line
45 Degree Line

Figure 11-13: Precision Analysis – Coarse Duplicates - 2017

Precision Analysis - PD - Cu %
Maximum
Minimum
Test Samples
Failure Line
45 Degree Line
Errors

Figure 11-14: Precision Analysis – Pulp Duplicates - 2017

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Table 11-9. Precision Analysis – Pulp Duplicates - 2017

Type	Number of Pairs	Failed	Error %
PD - Cu	18	1	5.6%

Results for standards' analysis are shown in Figure 11-15 and Table 11-10. These results are consistently acceptable.

GMD907-14 Cu%

GMB310-1 Cu%

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GMB910-11 Cu%

Figure 11-15. Standard Analyses' Graphs – Cu% - 2017

Table 11-10. Standards' Results Summary and Global Accuracy - 2017

Standard	Element	Unit	Samples	Outliers	Outliers %	Best Value	Mean	Bias	CV
907-14	Cu	%	3	0	0.0%	0.817	0.781	-4.4%	0.02
910-11	Cu	%	7	0	0.0%	0.131	0.127	-3.1%	0.01
310-1	Cu	%	4	0	0.0%	0.579	0.583	0.7%	0.02

	m	b
Regression Line	0.962	0.007
Bias	-3.83%	
R^2	1.00	

Global Accuracy - STDs Cu
y = 0.9617x + 0.0075
1.0
0.9
0.8
0.7
0.6
0.5
0.4
0.3
0.2
0.1
0.0
Mean Value %
0.0
0.2
0.4
0.6
0.8
1.0
Best Value %

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Coarse blanks' results are summarised in Figure 11-16. This shows consistently acceptable results, as well as no relationship with previous assays, indicating no contamination during sample preparation.

12000
10000
8000
6000
4000
2000
0
Cu ppm of Previous Assay
0
20
40
60
80
100
120
Cu ppm of Blanks Samples

Figure 11-16. Coarse Blanks' Assays - 2017

All fine blanks' Cu assays were below the level of detection, indicating no contamination during analysis.

The lack of coarse duplicates results means there is no direct measure of the precision of sample preparation. That withstanding, it may be concluded that overall, the 2017 QA/QC results are generally acceptable.

11.1.3.6 2019

A summary of the QA/QC samples taken through the 2019 drilling campaign is shown in Table 11-11.

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Table 11-11. Summary of QAQC Samples – 2019

Type of Control		Number of Primary Samples	Number	Frequency
Twin Samples	TS	100	9	9%
Coarse Duplicates	CD	100	11	11%
Fine Duplicates	PD	100	11	11%
Standards	STD	100	5	5%
Coarse Blanks	CB	100	9	9%
Fine Blanks	FB	100	0	0%
External Controls	EC	100	10	10%
			Total	55%

Precision analysis results for all forms of duplicates are shown in Figure 11-17, Figure 11-18 and Figure 11-19 and no errors were apparent.

Standards' results are summarised in Figure 11-21 and Figure 11-22; no errors were apparent.

Coarse blanks' results are shown in Figure 11-20. Although of the assays are rather high, there appears to be no relationship with the previous assays.

In Figure 11-21 and Table 11-8, the proportion of errors is greater than the usual 10% error threshold for acceptability. However, one of the error pairs is almost directly on the error limit failure line. If this one error was removed, the proportion of errors would be reduced to 13%.

Results for the external check Cu samples, which were sent to Labtium, are shown inFigure 11-23. The show very low bias results, and those check samples which were outliers had extremely low grades, of less than 0.005% Cu.

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Precision Analysis - FD - Cu%
Maximum
Minimum
0.0
0.2
0.4
0.6
0.8
1.0
1.2
1.4
Test Samples
Failure Line
45 Degree Line

Type	Number of Pairs	Failed	Error %
FD - Cu	9	0	0%

Figure 11-17. Field Duplicates' Results -2019

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Precision Analysis - CD - Cu%
Maximum
Minimum
0.0
0.2
0.4
0.6
0.8
1.0
1.2
1.4
Test Samples
Failure Line
45 Degree Line

Type	Number of Pairs	Failed	Error%
PD - Cu	11	0	0%

Figure 11-18: Coarse Duplicates' Results -2019

Precision Analysis - PD - Cu%
Maximum
Minimum
0.0
0.2
0.4
0.6
0.8
1.0
1.2
1.4
Test Samples
Failure Line
45 Degree Line

Type	Number of Pairs	Failed	Error %
PD - Cu	11	0	0%

Figure 11-19: Pulp Duplicates' Results -2019

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Coarse Blanks
0.06
0.05
0.04
0.03
0.02
0.01
0
Cu% Blank Sample
0.0
0.2
0.4
0.6
0.8
1.0
Cu% Previous Sample

Figure 11-20: Coarse Blanks' Results – 2019

GMB910-11 Cu%

Figure 11-21: Standard 910-11 Results 2017-2019

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GMB310-1 Cu%

Figure 11-22: Standard 310-1 Results 2017-2019

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Number of Pairs			R²	m	Error (m)	b	Bias
10			1.00	0.97	0.008	0.000	2.53%

Number Accepted	Outliers	Outliers %	R²	m	Error (m)	b	Bias
7	3	30%	1.00	0.97	0.011	0.001	2.63%

Reduction to Major Axis Plot
- Cu% External Check Samples
External Repeat Garde %
Original Grade %
0.0
0.1
0.2
0.3
0.4
0.5
0.6
0.7
0.8
Cu Grade %
Trend (RMA)
45 Degrees

Figure 11-23: External Check Sample Results – 2019

11.1.4 Density Measurements

Density measurements were done by Promin. Selected drill core billets were accurately cut and then polished to have a cut that was as close to 90° as possible (at SINTEF). The length was then measured four times around the circumference of the drill core and averaged.

The same was done with the diameter of the core; measured 4 times and averaged. The resulting volume was then used as the volume for the core billet. Along with the dry weight, the density was then calculated. The drill cores were also inspected for any

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chippings or other damage to the cylinder shape, to check the volume calculation was not affected.

11.1.5 Summary

Up to the end of 2013, the Nussir deposit database stemmed primarily from 108 drillholes, with 1,974 samples. In the 2009 sampling campaign, assays were obtained from OMAC and ALS laboratories. During April-May 2011, 93 samples were sent for check assay to the ALS laboratory (which had originally been assayed by OMAC) and 17 samples were sent for check assay to the OMAC laboratory (which had originally been assayed by ALS). Up to the end of 2009, this gave 110 check assay measurements, approximately 1 in 12 of the available assays, which was considered an acceptable proportion of samples.

For the 2011 and 2013 drilling campaigns, primary samples were analysed by ALS Chemex in Sweden, using four-acid ICP-AES. External duplicates were analysed at SGS laboratories in Bor, Serbia.

In the 2014 campaign, primary samples were assayed at Labtium, with external assaying done at ALS. In the 2015-2019 campaigns, primary samples were assayed at ALS, with external assaying done at Labtium.

The standards (Geostats Pty, Ltd.) used for Nussir work are summarised below in Table 11-12.

Table 11-12: Summary of Sample Standards

Campaigns	Standard	Certified Cu Grade
		Cu %
Prior to 2014	GBM303-8	1.395
	GBM309-4	2.233
2014 -2019	GBM907-14	0.813
	GBM310-1	0.579
	GBM910-11	0.131

11.2 Core and Sample Storage

Drill core is stored at Blue Moon's facility at Skaidi and at the NGU national archive in Løkken. Both are secure lockable facilities. The Author has visited them both. A summary of the core inventories is shown in Table 11-13.

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Table 11-13: Summary of Core Inventories

Location	Description		Holes	Length m	Average Length per Hole (m)
Skaidi	Nussir	Complete Holes	11	3,028	275
	Nussir	Mineralised Intersections	79	1,162	15
Lokken	Nussir		166	33,909	204
	Ulveryggen		23	1,805	78

Rejects and pulp material from 29 Nussir holes (all from 2014) and 1 Ulveryggen hole are stored at Løkken, stemming from the preparation of 289 samples. There is also reject and pulp material at the core shack in Skaidi, but there is no inventory available for this at the current time.

11.3 Overview

There have been five laboratories associated with the Nussir and Ulveryggen project over the year (Table 11-14). Three of the five laboratories have ISO 17025 accreditation. It should be noted that none of the laboratories involved in either project have or have had interests in the project or the operators, which includes Blue Moon.

In the opinion of the Author, the QA/QC results overall are acceptable and support the use of the available samples for resource estimation purposes on the Nussir and Ulveryggen deposits.

Table 11-14: Summary of Analytical Laboratories

	Years	Accreditation
Mercury Analytical	1984-1985	
Caleb Brett Laboratories	1988	
OMAC Laboratories	2002-2008	ISO/IEC 17025
Labtium	2014	ISO/IEC 17025
ALS Chemex	2008-2019	ISO/IEC 17025

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12. Data Verification

During the most recent site visit, the Author undertook the following data verification steps completed by the Author include:

- Site visits to Nussir, before, during, and after exploration drilling campaigns.
- Site visit to Ulveryggen, including open pits and exploration adit.
- Check review of example Nussir and Ulveryggen deposit drill core, at Skaidi and the NGU core storage in Lokken.
- Check of collar positions relative to surface maps.
- Check of data base integrity through drillhole data processing, statistical analysis, visualisation and plotting.
- Additional checking of Ulveryggen sample data relative to underground adit model.

Figure 12-1: Looking West Along Topography at Nussir

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Figure 12-2: Looking North at Drilling Rig Set-Up – Nussir

Figure 12-3: Southeast Wall of Holvedfelt Pit, Ulveryggen

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Figure 12-4: Looking Eastwards into Old Pit Workings, Ulveryggen

Figure 12-5: Skaidi Core Shack

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12.1 Drillhole Data

12.1.1 Collar Data

The Author did his own GPS verifications of 5 historic and recent drillhole collar positions at Nussir during his 2014 site visit. Any XY errors were within 2 m accuracy of the information in the databases, and the Author found no anomalies that would be material to any mineral resource estimate.

The drillhole collars for both Nussir and Ulveryggen, which have been measured by DPOS or CPOS, have been checked for elevation against LiDAR topographical data. Histograms comparing LiDAR elevation differences, and the DPOS/CPOS systems, is shown in Table 12-1. A summary of the elevation differences from this check exercise for Nussir is shown in Table 12-2, and elevation differences have been plotted as histograms in Figure 12-6. A summary of the elevation differences for Ulveryggen is shown in Table 12-2, and elevation differences have been plotted as histograms in Figure 12-6.

The Author also reviewed results from a 2019 resurveying exercise of azimuths at drillhole collars. For the original survey file, 65 holes only had one measurement, i.e. 156 had a proper series of downhole measurements. Of these 65, 33 hole-collars' azimuths were remeasured in 2019 using Devico equipment. The results of the horizontal displacements, at end of these holes due to the azimuth differences, is shown in Table 12-1.

Table 12-1: Summary of Horizontal Displacements - Azimuth Differences – Nussir

Parameter	Value
Number of Collars	30
Mean	4.90
Median	37.76
Prop'n exceeding 0.5m	33%
Prop'n exceeding 1m	23.3%
Prop'n exceeding 5m	10.0%

For these check data, observations include:

- For Nussir deposit, there does not appear to be in appreciable difference in elevation accuracy between DPOS and CPOS measurements as verified by the Author.
  - The azimuth validation review by the Author has identified 3 of the holes with high differences. Two of these three holes did not intersection mineralisation, and the remaining hole has negligible effect of the zones' interpretation.

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- In general, the elevation differences seem worse for Ulveryggen deposit than Nussir deposit. However, this might be due to difficult type of topography at Ulveryggen deposit, with many very steep faces and slopes left by the open pit mining, making the LiDAR pick-up more difficult without more detailed DPOS or CPOS measurements for calibration.
- The distribution of LiDAR errors is near normal, not indicating any positive or negative bias in the opinion of the Author.
- The proportion of +2m and +5m LiDAR errors are rather high, and efforts in the future should be made to increase the precision.
- There does not appear to be any relationship between higher elevation differences and X-Y positioning, as shown in Figure 12-6.
- It is considered the errors encountered from this validation exercise do not have any appreciable effect on the current MRE.

Collars measured with DPOS
Collars measured with CPOS
Frequency
ZDIFF

Figure 12-6: Histograms of Collars' LiDAR Errors - Nussir

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All Collars (221)
Collars from Holes Intersecting Mineralised Zones (178)
Frequency
ZDIFF

Figure 12-7: Histograms of Collars' Elevation Differences with LiDAR - Nussir

Collars measured with DPOS
Collars measured with CPOS
Frequency
ZDIFF

Figure 12-8: Histograms of Collars' LiDAR Errors – Nussir

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All Collars (221)
Frequency
ZDIFF
Collars from Holes Intersecting Mineralised Zones (178)
Frequency
ZDIFF

Figure 12-9:Histograms of Collars' LiDAR Errors – Nussir

Table 12-2: Summary of Collars' Elevation Differences with LiDAR - Nussir

Parameter	All Holes	Mineralised Holes
Number of Collars	221	178
Mean Absolute Difference (m)	1.66	1.42
Median Absolute Difference (m)	0.83	0.80
Prop'n exceeding Mean+3SD	2.7%	2.2%
Prop'n exceeding 2m	21.7%	18.5%
Prop'n exceeding 5m	7.2%	5.1%
Prop'n exceeding 10m	2.7%	1.7%

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N
Legend

Figure 12-10: Plan of LiDAR Differences with Collar Elevation – Nussir

12.1.2 Drillhole Core

The Author's site visits included a review of selected Nussir and Ulveryggen deposit drill core, at Skaidi and the NGU core storage in Lokken, in order to validate and verify the information in the databases against data entry. The drill holes from which mineralised intersections were verified are summarised in Figure 12-11. The items reviewed during this work included:

- Correspondence between logged/database lithologies, and actual lithologies in the core boxes.
- Correspondence between mineralisation and marked sample limits with the database.
- Any notable aspects of copper mineralisation.

Examples of core photos from the Author's core review at Lokken are shown in Figure 12-12 to Figure 12-16. The red blocked-out sections are the main zone intersections, with average zone intersection grades shown above. In these reviews the mineralisation and lithologies observed correspond well with the database information.

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N
1000m
Holes reviewed

Figure 12-11: 3D View of Holes, Showing H 1

Figure 12-12: Hole NUS-DD-90-009 1 [24-27.8m, 1.48% Cu, 35.3g/t Ag, 0.07g/t Au]

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Figure 12-13: Hole NUS-DD-90-017 1 [73.85-77.7m; 1.82% Cu, 16.1g/t Ag, 0.15g/t Au]

Figure 12-14: Hole NUS-DD-90-021 1 [97-100m; 1.23% Cu, 15.5g/t Ag, 0.15g/t Au]

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Figure 12-15: Hole NUS-DD-14-001 1 [1078.85-1088.4m, 0.94% Cu, 11.7g/t Ag, 0.28g/t Au]

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Figure 12-16: Hole NUS-DD-15-030 1 [445.6-449.2m; 1.22% Cu, 27.3g/t Ag, 0.16g/t Au]

12.2 Database

Check of database integrity was through operations including:

- Range checks.
- Checks of tabulated data against original logged data.
- Drillhole data processing.
- Statistical analysis
- Visualisation and plotting.

The Author completed all of the above verification steps. In the case of Ulveryggen, there was additional checking by the Author of Ulveryggen sample data relative to the underground adit model and the old open pit workings.

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12.3     Overview

The data verification procedures applied by the Author are described in sections 11.1,

11.2 and 11.3 above. Please note that the Author could not verify surface drillhole collar locations at Ulveryggen deposit, owing to surface mining activities after drilling, as well as extensive snow cover at the time of the Author’s visits. However, the additional validation step of comparison drill collar locations with LIDAR data, as well as analysis of sections of the pit workings relative to drillhole data, have led the Author to believe that the Ulveryggen deposit, surface drillhole collar data are valid and therefore verified for resource estimation purposes.

In the Author’s opinion, the geological data in the databases are also adequate for the Nussir and Ulveryggen deposit, resource estimation work, and that this technical information was collected in line with industry best practices, as defined in the Canadian Institute of Mining and Metallurgy and Petroleum (CIM) Mineral Resources and Mineral Reserves Best Practice Guidelines.

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13. Mineral Processing and Metallurgical Testing

13.1 Introduction

Metallurgical test work was commissioned on samples from the Nussir orebody in support of the previous 2023 feasibility study. The test work scope of work included sample preparation, head characterization and flotation testing. The main objectives of the program were to optimize the flotation conditions and verify the optimum conditions in locked cycle tests, as well as examine variability in response to grindability and flotation.

It can be noted that both copper concentrate grades and copper recoveries are relatively high compared to most other copper projects in the world. The high concentrate grade can be traced to the type of copper minerals present in the orebody. Nussir ore has a relatively high amount of Bornite and Chalcocite, compared to the lower copper content mineral Chalcopyrite. The nominal copper content of the various minerals is shown in Table 13-1.

Table 13-1: Copper Minerals with Corresponding Formula and Copper Content

Mineral	Chemical formula	% Copper
Native Copper	Cu	100
Chalcopyrite	$CuFeS_2$	34.5
Chalcocite	Cu_2S	79.8
Bornite	$2Cu_2S \cdot CuS \cdot FeS$	63.3

The high copper recovery is a result of a relatively "clean" ore with minimal amounts of non-copper sulphides, no oxidised copper minerals that are more difficult to float, and a relatively coarse liberation size.

13.2 Representativeness of Test Samples

Several metallurgical test work programs have been executed since production ceased on the adjacent Ulveryggen ore deposit in 1979. Two significant test work programs were conducted prior to the feasibility study test work performed in 2019, namely the test work performed by SGS Lakefield in 2011 and the SGS PFS test work conducted in 2016. The test work reports are referenced in Section 27.

Other test work is reported in detail in the appendices of the PFS report.

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13.2.1 SGS Lakefield Test Work 2011

The 2011 SGS test work is referenced in Section 27:

- SGS LAKEFIELD "An Investigation into RECOVERY OF COPPER FROM THE KVALSUND DEPOSIT" prepared for NUSSIR ASA, SGS Project 12527-001 – Final report, dated May 9, 2011.

13.2.1.1 Samples

Drill core samples were selected by Nussir staff in early 2010 for preparation of three composite samples to be used for scoping metallurgical test work at SGS Lakefield, Canada. The core sections used for the three composites, one each from Nussir East, Nussir West and Ulveryggen, are summarised in Table 13-2.

Table 13-2: Composites for 2011 Metallurgical Test work at SGS Lakefield

Sample ID (Nussir East)	Range (m)	Assays						Section in m and Description of Geology
		Wt (kg)	Cu (%)	Ag (ppm)	Au (ppb)	Pd (ppb)	Pt (ppb)	Comments
BH02-08	232.7 to 235	2	1.69	29.2	221	125	195	232.7-234.1 grey sandstone/darker siltstone - 234.1-235 dolomite
BH08-08	309 to 313.8	3	1.39	17.4	93	57	123	309-310.1 dolomite 310.1-312.5 sandstone 312.5-313.8 dolomite
BH11-08	134.5 to 144.4	12.5	1.6	12.8	184	48	105	134.5-144.4 dolomite w/siltstone layers. white sandstone. dolomite
BH14-08	320.2 to 324	5.5	0.63	7.2	207	354	322	320.2-324 white sandstone w/layers of dark amphibolite and dolomite
BH14-08 Footwall	324 to 328							
BH14-08 Hanging Wall	316.7 to 320.2							
BH16-08	405.2 to 407.3	2	0.51	5.9	211	91	170	405.2-407.3 White sandstone w/layers of amphibolite and dolomite
BH21-08	125.1 to 128.8	5	1.37	14.4	401	63	135	125.0-126 Amphibolite. 126-126.8 Breccia. 126.8-

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Sample ID (Nussir East)	Range (m)	Assays						Section in m and Description of Geology
		Wt (kg)	Cu (%)	Ag (ppm)	Au (ppb)	Pd (ppb)	Pt (ppb)	Comments
								128.8 Dolomite and siltstone bands
BH25-08	30.4 to 34	3.5	2.34	40.4	143	2	5	30.4-31.7 White sandstone. 31.7-32.6 Grey mudstone. 32.6-34 Grey sandstone
BH28-08	101.7 to 104.9	4.5	1.82	13	129	5	3	101.7-102.8 Mudstone. 102.8-103.9 Dolomite w/mudstone. Sandstone w/layers of mudstone/dolomite
TOTAL		38	kg					

Sample ID (Nussir East)	Range (m)	Assays						Section in m and Description of Geology
		Wt (kg)	Cu (%)	Ag (ppm)	Au (ppb)	Pd (ppb)	Pt (ppb)	
BH55	505 to 512.5	7.5	1.26	33.7	121			505-506 Dolomite 506-510 Dolomite w/chert bands 510-512.5 Grey slate/siltstone
BH60	24.3 to 29	4.7	1.23	15.7	133			24.3-29 White and grey cherty dolomite
BH89	147.5 to 151.4	3.9	1.22	25.4	118	2	2	147.5-150 Dolomite 150-151.6. Cherty dolomite
BH90	52 to 56	5	1.29	18.2	52	1	1	52-53.5 Dolomite 53.5-56 White q-slate w/bands of dark mudstone
TOTAL	21.1 kg							

Sample ID (Nussir East)	Range (m)	Assays						Section in m and Description of Geology
		Wt (kg)	Cu (%)	Ag (ppm)	Au (ppb)	Pd (ppb)	Pt (ppb)	
BH7-2010	8 to 18	21	0.685					7-14 m,

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Sample ID (Nussir East)	Range (m)	Assays						Section in m and Description of Geology
		Wt (kg)	Cu (%)	Ag (ppm)	Au (ppb)	Pd (ppb)	Pt (ppb)	
								Sandstone/conglomerate
BH18-2010	7 to 14	13	1.023					8-18 m, Sandstone/conglomerate
TOTAL	34	kg						

13.2.1.2 Test Work Scope of Work

The test work was carried out by SGS in 2010. The scope of the test programme was as follows:

- Sample characterization of each composite – head assay analysis and semi-quantitative mineralogical assessment.
- Hardness measurements – SAG Power Index (SPI®) and Bond Work Index (BWI) on each composite
- Flotation scoping tests, 7 on the Nussir East composite and 2 each on Nussir West and Ulveryggen composites
- Locked cycle flotation tests, one on each composite
- Tailings settling tests.

13.2.1.3 Results

Characterization and flotation testing were completed on 3 composite samples from the Nussir deposits. The feed grade of the three composites identified as Nussir North-East (N-NE), Nussir Old West (N-OW), and Ulveryggen (U) are given in Table 13-3. Mineralogy revealed that the copper minerals in the N-NE and U composites are dominated by bornite and chalcocite, with lesser amounts of chalcopyrite, while the N-OW composite is rich in bornite and chalcopyrite with a minimal amount of chalcocite. There were no significant quantities of other sulphides present. Liberation characteristics of the N-NE and N-OW composites were more favourable (80% "liberated") than the U composite (65% "liberated") at a grind size of 95% passing 150 µm.

Table 13-3: Copper, Silver and Sulphur Grades for the Three Composites

Sample ID	N-NE Composite	N-OW Composite	U-Composite
Cu %	1.04	1.09	0.8
Ag g/t	11.2	19.7	1.6
S %	0.3	0.84	0.33

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SPI® and modified Bond testing were completed on each composite to evaluate hardness of the samples. The N-NE and N-OW samples were considered medium in terms of SAG milling and Ball milling hardness, while the U composite was considered medium-hard in both categories. Results are given in Table 13-4 below.

Table 13-4: SPI® and BWI results for the Three Composites

Composite	SPI® [minutes]	BWI [kWh/t]
N-NE	87.4	14.1
N-OW	67.8	13.8
U	106.2	17.4

Flotation testing revealed that typical flotation conditions were applicable to these samples. Material was ground to around 80% passing 100 µm to achieve rougher Cu recoveries in the range of 93-96%. Sodium isopropyl xanthate (SIPX) was identified as a suitable collector, and a small amount of lime was introduced as a pH modifier. Regrinding of concentrate to 80% passing 25 µm was implemented and two stages of cleaning were found to be appropriate to upgrade the rougher concentrate to acceptable levels.

Locked cycle testing was completed on all three composites achieving the results given in Table 13-5.

Table 13-5: Results from Locked Cycle Tests for the Three Composites

	P80	Product	Weight %	Assays %, g/t				% Distribution			
				Cu	S	Au	Ag	Cu	S	Au	Ag
N-NE		Cu 2nd Cleaner Conc	2.1	50.2	16.9	3.26	308	95.5	93.9	60.2	88.6
	1º 91µm	Cu 1st Cl Scav Tail	8.6	0.13	0.05	0.10	4.3	1.0	1.3	7.7	5.2
	2º 22µm	Cu Rougher Tail	89.4	0.041	0.02	0.04	<0.5	3.4	4.8	32.1	6.3
		Head (calc.)	100.0	1.08	0.37	0.11	7.14	100.0	100.0	100.0	100.0
U		Cu 3rd Cleaner Conc	1.7	45.7	19.9	0.40	30.4	94.2	88.8	24.2	48.4
	1º 99µm	Cu 1st Cl Scav Tail	4.7	0.24	0.20	0.05	1.6	1.4	2.5	8.4	7.1
	2º 28µm	Cu Rougher Tail	93.6	0.038	0.04	0.02	0.5	4.4	8.7	67.4	44.4
		Head (calc.)	100.0	0.81	0.38	0.03	1.05	100.0	100.0	100.0	100.0
N-OW	1º 80µm 2º 29µm	Cu 3rd Cleaner Conc	3.1	35.0	24.3	2.50	576	92.0	94.6	70.6	84.5
		Cu 1st Cl Scav Tail	7.9	0.28	0.15	0.07	13.3	1.9	1.4	5.0	5.0
		Cu Rougher Tail	89.0	0.082	0.04	0.03	<2.5	6.2	3.9	24.3	10.5
		Head (calc.)	100.0	1.18	0.80	0.11	21.1	100.0	100.0	100.0	100.0

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Copper recovery and concentrate grade from the two Nussir composites were 95.5% at 50% Cu and 92% at 35% Cu. For the Ulveryggen composite the copper recovery and concentrate grade were 94.2% at 45.7% Cu.

Gold recovery was 60% and 70% for the two Nussir composites and silver recovery 88% and 84%. For the Ulveryggen composite the gold and silver recoveries were 24% and 48% respectively.

Detailed concentrate analyses were completed on concentrates from each of the locked cycle tests. Results indicate that precious metals may be payable in some of these concentrates, while there do not appear to be any penalty elements present in significant quantities.

The detailed concentrate analyses from the three 2011 SGS locked cycle flotation tests are given in Table 13-6.

Table 13-6: 2011 SGS Concentrate Analyses

Element	N-NE	N-OW	U
unit	2nd Clnr Conc D	3rd Clnr Conc D	2nd Clnr Conc D
XRF			
Cu %	50.6	33.7	45.6
LECO			
S %	16.9	22.8	19.8
ICP-OES			
Te g/t	< 50	< 50	< 50
Fire Assay			
Au g/t	3.26	2.50	0.40
Ag g/t	308	576	30.4
Pt g/t	0.36	0.06	0.02
Pd g/t	1.06	0.16	0.03
Atomic Absorption			
Hg g/t	17.2	15.3	3.4
Si %	6.33	6.69	6.01

Element	N-NE	N-OW	U
unit	2nd Clnr Conc D	3rd Clnr Conc D	2nd Clnr Conc D
ICP-OES			
Al g/t	15400	7040	13100
As g/t	< 30	120	< 30
Ba g/t	432	97	304
Be g/t	0.18	0.1	< 0.05
Bi g/t	70	< 40	< 40
Ca g/t	21100	10800	817
Cd g/t	< 10	< 10	< 10
Co g/t	14	491	72
Cr g/t	133	44	225
Fe g/t	62700	180000	127000
K g/t	7870	3660	4000
Li g/t	< 10	< 10	< 10
Mg g/t	4780	27000	1920
Mn g/t	519	447	101
Mo g/t	144	553	32

Element	N-NE	N-OW	U
unit	2nd Clnr Conc D	3rd Clnr Conc D	2nd Clnr Conc D
ICP-OES			
Na g/t	3600	1500	5970
Ni g/t	85	146	115
P g/t	< 200	< 200	< 200
Pb g/t	97	496	89
Sb g/t	< 10	< 10	< 10
Se g/t	73	< 30	55
Sn g/t	< 20	< 20	< 20
Sr g/t	29.8	12.8	21.6
Ti g/t	1410	1880	3000
Tl g/t	< 30	< 30	< 30
U g/t	< 50	< 50	< 50
V g/t	20	12	19
Y g/t	18.2	27.4	7.3
Zn g/t	45	281	< 40

Settling testwork was completed on locked cycle test tailings from the N-NE composite. A non-toxic low-charge density anionic flocculant was selected (Magnafloc 10 manufactured by CIBA) as the best of those tested. Dosages of 30 g/t produced an underflow of approximately 59%wt. solids from a feed of around 8%wt. solids (auto diluted). A direct comparison of a test conducted using sea water revealed negligible effect on the settling characteristics of the sample. The typical results indicated: 0.03 m^2/t/day thickener underflow unit area (TUFUA), 0.005 m^2/t/day thickener hydraulic unit area (THUA) and 2.189 m^3/m^2/day initial settling rate (ISR). The resulting supernatant was clear.

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13.2.2                   Test Work for the PFS

The 2016 SGS testwork is referenced in Section 27:

•       SGS Lakefield “An Investigation into PRE-FEASIBILITY LEVEL METALLURGICAL

TESTING ON SAMPLES FROM NUSSIR AND ULVERYGGEN COPPER DEPOSITS” prepared for NUSSIR ASA, SGS Project 12527-003 – Final Draft Report, dated Aug 17, 2016.

Samples were submitted from the Nussir Project for metallurgical testwork. The main objective of the program was to evaluate grindability and flotation characteristics on variability samples while generating tailings for environmental testwork. A total of 19 composite samples were submitted for some or all head characterization (assays and mineralogy), grindability testing (SPI®, Mod BWI, and BWI), and flotation testing.

13.2.2.1    PFS Samples and Sample Location

Metallurgical sample locations for the PFS are shown in Table 13-7.

The criteria for sample selection were as follows:

•       The samples should not be too old since older samples could have problems with oxidation of the copper sulphides

•       The samples must be available in large enough quantities to accommodate the tests

•       The samples should be spread out spatially throughout the mining blocks to be developed during the first nine years of ore production.

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Table 13-7: PFS Samples and Locations

	P80	Product	Weight %	Assays %, g/t				% Distribution			
				Cu	S	Au	Ag	Cu	S	Au	Ag
N-NE	1º 91µm 2º 22µm	Cu 2nd Cleaner Conc	2.1	50.2	16.9	3.26	308	95.5	93.9	60.2	88.6
		Cu 1st Cl Scav Tail	8.6	0.13	0.05	0.10	4.3	1.0	1.3	7.7	5.2
		Cu Rougher Tail	89.4	0.041	0.02	0.04	<0.5	3.4	4.8	32.1	6.3
		Head (calc.)	100.0	1.08	0.37	0.11	7.14	100.0	100.0	100.0	100.0
U	1º 99µm 2º 28µm	Cu 3rd Cleaner Conc	1.7	45.7	19.9	0.40	30.4	94.2	88.8	24.2	48.4
		Cu 1st Cl Scav Tail	4.7	0.24	0.20	0.05	1.6	1.4	2.5	8.4	7.1
		Cu Rougher Tail	93.6	0.038	0.04	0.02	0.5	4.4	8.7	67.4	44.4
		Head (calc.)	100.0	0.81	0.38	0.03	1.05	100.0	100.0	100.0	100.0
N-OW	1º 80µm 2º 29µm	Cu 3rd Cleaner Conc	3.1	35.0	24.3	2.50	576	92.0	94.6	70.6	84.5
		Cu 1st Cl Scav Tail	7.9	0.28	0.15	0.07	13.3	1.9	1.4	5.0	5.0
		Cu Rougher Tail	89.0	0.082	0.04	0.03	<2.5	6.2	3.9	24.3	10.5
		Head (calc.)	100.0	1.18	0.80	0.11	21.1	100.0	100.0	100.0	100.0

Figure 13-1: Metallurgical Sample Locations - 2016 PFS Summary PFS Results

Summary of the PFS test results for Grindability, Head Grade and Flotation tests performed on the Nussir project samples are summarised in Table 13-8.

The chemical reagents used for flotation testing were lime, SIPX, dithiophosphinate (Aerophine 3418A), methyl isobutyl carbinol (MIBC) and Magnafloc 10.

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Table 13-8: Summary of Results of the Grindability, Head Grade and Flotation tests

Sample ID	Grindability Testing			Head Grade				Flotation Testing			
	SPI® (minutes)	BWI (kWh/t)	Mod BWI (kWh/t)	Cu (%)	Au (g/t)	Ag (g/t)	S (%)	Test No.	P80 (µm)	Cu Grade (%)	Cu Rec (%)
Compo008	37.2		9.2	1.70	0.14	18.6	0.57	F1	73	37.2	91.2
Compo011				0.81	0.05	3.7	0.44	F6	74	41.0	81.7
Compo013			8.8	1.24	0.11	7.6	0.51	F2	67	42.0	72.8
Compo015	77.9		11.1	1.41	0.11	9.5	0.65	F3	72	37.0	93.1
Compo016	76.9	12.1	11.6	1.18	0.12	7.2	0.65	F7	64	43.5	88.4
Compo017			9.7	1.21	0.12	8.7	0.38	F4	62	35.1	86.5
Compo024			12.4	1.16	0.06	19.5	0.89	F11	64	36.5	87.3
Compo027	85.9	12.6	13.4	1.09	0.12	5.1	0.64	F8	60	41.7	88.4
Compo028			12.8	0.070	<0.02	<0.5	0.06	F5	70	35.6	63.9
Compo031				1.11	0.19	13.5	0.54	F12	72	47.8	87.1
Comp-DD11-001				0.75	0.32	2.4	0.20	F9	75	68.3	82.1
Comp-DD11-005				0.54	0.24	4.2	0.18	F10	76	59.5	89.9
ULV-1	86.9**	16.1**	15.9**	1.32	0.03	3.2	0.45	F13	85	56.5	87.7
ULV-2				0.62	<0.02	1.2	0.18	F14	78	61.3	89.7
Compo011-1	63.8										
Compo013-1	62.1										
Compo028-1	61.5										
NUS-DD15-008				1.37	0.09	13.3	0.80	F30	~75	33.1	92.2
NUS-DD15-025				0.57	0.04	5.9	0.47	F32	~73	32.5	91.1
# Measurement	8	3	9								
Average	66.5	12.3	11.1								
Standard Dev.	15.9	0.3	1.7								
Rel. S.D. (%)	24.0	2.8	15.5								
Minimum*	37.2	12.1	8.8								
25th percentile			9.6								
Median			11.4								
75th Percentile			12.5								
90th Percentile			13.0								
Maximum	86.9	16.1	15.9								

**Ulveryggen deposit is not part of this FS

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The composites contained 0.07% to 1.70% Cu, between 0.02 g/t to 0.32 g/t Au, between 0.5 g/t to 19.5 g/t Ag, and 0.06% S to 0.89% S. Mineralogy of the PFS samples, completed by QEMSCAN on twelve of the composite samples, revealed that the mineralogical composition varied significantly among the samples. Copper existed predominantly as bornite and chalcopyrite for most of the samples, although covellite and chalcocite were also present. Very few other sulphides were present, with quartz, plagioclase, micas, calcite, and dolomite making up the majority of the non-sulphide gangue minerals. Free and liberated copper sulphides (>80% exposed area) ranged from 71% to 95% at a P95 of 150 µm.

To illustrate how sulphur is bound up in the copper minerals, the ratio of Cu to S in the Nussir samples is compared to the pure minerals' ratios in Figure 13-2.

Nussir PFS samples
Chalcopyrite
Bornite
Chalcocite
Cu/S [-]
4.0
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0

Figure 13-2: Box and Whisker Illustration of Cu to S Ratios in Table 13-8 Samples

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The samples were classified as medium hard in response to SPI® testing for most samples and soft in response to Bond ball mill grindability testing for most samples. The Ulveryggen sample (Comp ULV) was harder than the Nussir samples, which is consistent with the previous test results.

The flotation tests were completed in two phases.

 13.2.2.2    PFS Flotation Tests – First Phase

The main objective of the first phase of flotation tests was to produce a wide range of flotation results across the orebody and generate sufficient tailings for environmental testwork. Tests F1 to F14 were conducted on each of fourteen composites using the flowsheet and reagent scheme developed under project 12527-001 at a targeted P80 of 75 μm to assess the variability in flotation response. Additionally, tests F15 to F20 were conducted on Comp015, Comp016, Comp027, and Comp-ULV, respectively, to evaluate the effect of grind size on the performance. The results demonstrated that the flotation performance did not have a significant effect when the P80 varied from 64 to 105 μm on Comp016, from 60-85 μm on Comp027, and from 78 to 132 μm on each and combined ULV composites. After taking subsamples for assay and sieve analysis, the remainder of the rougher tailings and the first cleaner scavenger tailings from tests F1 to F20 were combined into a tailings product which weighted ~34 kg and graded 0.051% Cu, with a P80 of 77 μm grind size. This was shipped to Norway for environmental testing.

 13.2.2.3    PFS Flotation Tests – Second Phase

The second phase of flotation tests was conducted on the NUS-DD15-008 and NUS-DD15-025 samples to mainly investigate the effect of primary grind size, pH, and collector type in the rougher stage. The results revealed that the copper recovery decreased approximately 2.5% when the P80 varied from 51 μm to 73 μm for the NUS-DD15-025 composite, while only dropping approximately 1% when P80 varied from 56 μm to 119 μm for the NUS-DD15-008 composite. The size effect was different on both NUS-DD15-008 and NUS-DD15-025 due to their specific mineralogy, and the SGS Metallurgical Report also noted that the NUS-DD15-008 sample achieved better liberation at the P95 of 150 μm. A combination of sodium isobutyl xanthate (SIBX) and dithiophosphinate (Cytec 3418a) did not improve gold and silver recoveries on NUS-DD15-008 but did bring benefits on NUS-DD15-025 compared to only using SIBX. The rougher recovery was slightly better at around pH 10.5 compared to the test at natural pH (~8,0). The batch cleaner tests recovered 91% Cu, 86% Au, and 76% Ag, with a concentrate grading 32.5% Cu for the NUS-DD15-025 composite and recovered 92% Cu, 80% Au, and 89% Ag, with a concentrate grading 33.1% Cu for the NUS-DD15-008 composite.

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The following recommendations were made based on the PFS testing:

- Further flotation flowsheet optimization to better understand the impacts of primary grind size on rougher recovery, rougher pH on rougher recovery, collector 3418a dosage for improving gold and silver recovery, regrind size on concentrate grade, and the number of cleaner flotation stages
- Further variability testing to better define grindability and flotation characteristics across the deposit
- Solid/Liquid Separation testing

Locked cycle flotation tests to investigate the grade and recovery relationship with continuous operation.

13.3 Feasibility Study Test Work

The 2019 SGS testwork is referenced in Section 27:

- SGS Lakefield "An Investigation into THE RECOVERY OF COPPER FROM THE NUSSIR DEPOSIT" prepared for NUSSIR ASA, SGS Project 12527-04 – Report 2, dated June 27, 2019.

13.3.1 Sample Receipt and Preparation

The samples for the program were received at SGS Lakefield and given SGS receipt number 0356-MAY17. One wooden skid with four boxes weighing 188 kg containing 79 bags of half drill core were received. The samples were inventoried, logged, and weighed. The interval samples were sorted into three composites as shown in Table 13-9. Each interval was crushed to minus 10 mesh, blended into each of the indicated composites, and composites rotary split into 2 kg test charges. Sample was removed for head analysis (250 g) and mineralogy (1 kg). The remainder of the material was placed in freezer storage to prevent sample oxidation.

Table 13-9: Composite Sample Preparation

Composite	Drill Hole No.	Depth, m		Weight used in Composite, g
		From	To	
Composite 1	15-001	398.8	400.0	1136
		400.0	401.0	1186
		401.8	202.5	662
		402.5	403.5	1239
	Sub Total			2984

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Composite	Drill Hole No.	Depth, m		Weight used in Composite, g
		From	To	
	15-002	342.6	343.7	880
		343.7	344.7	1375
		344.7	345.2	660
		345.2	345.9	1045
	Sub Total			3960
	15-003	296.7	297.6	876
		297.6	298.8	1266
		298.8	299.3	630
		299.3	300.3	716
	Sub Total			3488
Composite 2	15-006	239.4	240.7	864
		240.7	242.2	1940
		242.2	243.0	845
		243.0	244.0	1336
		244.0	245.4	1576
	Sub Total			6561
	15-007	200.7	202.0	1631
		202.0	203.0	1118
		204.0	205.0	1063
		203.0	204.0	1015
		206.0	207.2	1425
		207.2	208.4	1496
	Sub Total			7748
	15-029	131.7	132.4	707
		133.0	134.0	1272
		134.0	135.1	835
		135.1	136.4	1155
	Sub Total			3969
	15-030	447.1	448.0	1408
		448.3	449.2	1012
	Sub Total			2420
	15-032	222.0	223.5	1546
		223.5	225.0	1108
		225.0	226.7	2072
		226.7	227.6	708
		227.6	228.5	653

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Composite	Drill Hole No.	Depth, m		Weight used in Composite, g
		From	To	
		228.5	230.0	971
		230.0	231.0	663
		231.0	232.3	Store
		231.0	232.0	Store
	Sub Total			7721
	15-009			207.5
				209.0
				210.0
				211.0
				212.0
				213.0
				214.0
	Sub Total			8583
	15-010			180.0
				181.0
				183.0
				184.0
				185.0
				186.0
	Sub Total			7047
Composite 3	15-011			74.0
				75.0
				76.0
				77.0
	Sub Total			5086
	15-022			560.2
				561.2
				562.2
				563.2
				565.2
				567.0
				569.0
				570.0
				571.0
	Sub Total			10385
	15-031			177.0

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Composite	Drill Hole No.	Depth, m		Weight used in Composite, g
		From	To	
				178.5
				180.0
				181.0
				182.0
				183.0
				184.0
				185.4
				187.0
				188.0
				190.0
	Sub Total			14843
	15-034			195.0
				393.1
				394.0
				395.6
	Sub Total			1121

The three composites each represent a specific part of the Nussir ore body. Composite 1 comes from the eastern part of the ore body and corresponds to Zone B in the mine plan. Composite 2 is from the middle of the ore which lies in the eastern part of Zone C. Composite 3 is from the middle of the ore and corresponds to the mid part of Zone C.

The drill core locations for each Composite sample within the Nussir resource are indicated in the Leapfrog geological model views given below (Figure 13-3 to Figure 13-11).

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Figure 13-3: Composite 1 Drill Core Locations Looking Down (NUS-DD-15-001, NUS-DD-15-002, NUS-DD-15-003, NUS-DD-15-004)

Plunge +23
Azimuth 239
0
250
500
750

Figure 13-4: Composite 1 Drill Core Locations Looking Southwest (NUS-DD-15-001, NUS-DD-15-002, NUS-DD-15-003, NUS-DD-15-004)

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Figure 13-5: Composite 2 Drill Core Locations Looking Down (NUS-DD-15-006, NUS-DD-15-007, NUS-DD-15-029, NUS-DD-15-030, NUS-15-032)

Figure 13-6: Composite 2 Drill Core Locations Looking Southwest (NUS-DD-15-006, NUS-DD-15-007, NUS-DD-15-029, NUS-DD-15-030, NUS-15-032)

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Figure 13-7: Composite 3 Drill Core Locations Looking Down (NUS-DD-15-009, NUS-DD-15-010, NUS-DD-15-011, NUS-DD-15-022, NUS-15-031, NUS-15-034)

Plunge +24
Azimuth 218
0
250
500
750

Figure 13-8: Composite 3 Drill Core Locations Looking Southwest (NUS-DD-15-009, NUS-DD-15-010, NUS-DD-15-011, NUS-DD-15-022, NUS-15-031, NUS-15-034)

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Figure 13-9: All Composite Drill Core Locations Looking Down

Figure 13-10: All Composite Drill Core Locations Looking East

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160

Figure 13-11: All Composite Drill Core Locations Looking West

Once composite testing was complete, a total of eighteen samples were prepared for the variability program which included comminution and metallurgical testing as outlined in Table 13-10. The samples were SGS receipt number 0088-JAN19. The samples for the metallurgical test work were prepared by crushing to 10 mesh and rotary splitting into 2 kg test charges. Several samples, as indicated in Table 13-10 with an asterisk, were prepared from the SPI rejects. Representative samples of approximately 200g -250g were removed for chemical analysis.

Table 13-10: Variability Sample Preparation and Test Work Outline

Bore Hole ID	From depth m	To depth m	Panel #	Composite	Comminution Testwork	Metallurgical Testwork
NUS-DD-188	20.5	39.2	1	VAR 1	Full BWI, AI, SPI®, modBond	Chemical Analysis, Batch Cleaner Testing, Locked Cycle Testing
NUD-DD-189	495	497.5	3	VAR 2*	SPI®, modBond	Chemical Analysis
NUD-DD-190	417	420	3	VAR 3*	SPI®, modBond	Chemical Analysis, Batch Cleaner Testing
NUS-DD-191	561.9	567.6	3	VAR 4*	SPI®, modBond	Chemical Analysis, Batch Cleaner Testing
NUS-DD-192	508	510	3	VAR 5*	SPI®, modBond	Chemical Analysis, Batch Cleaner Testing
NUS-DD-195	610	615	3	VAR 6*	SPI®, modBond	Chemical Analysis, Batch Cleaner

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Bore Hole ID	From depth m	To depth m	Panel #	Composite	Comminution Testwork	Metallurgical Testwork
						Testing
NUS-DD-196	71.2	75.5	3	VAR 7*	SPI®, modBond	Chemical Analysis
NUS-DD-193	168	178.5	3	VAR 10	AI, SPI® modBond	Chemical Analysis, Batch Cleaner Testing
NUS-DD-194	552.9	561.2	3	VAR 11	AI, SPI® modBond	Chemical Analysis, Batch Cleaner Testing
NUS-DD-198	51	56.2	3	VAR 12*	SPI®, modBond	Chemical Analysis, Batch Cleaner Testing
NUS-DD-179	86.8	91	1	VAR 14*	SPI®, modBond	Chemical Analysis, Batch Cleaner Testing
NUS-DD-181	405.4	407.3	1	VAR 15	modBond	Chemical Analysis, Batch Cleaner Testing
NUS-DD-183	481.9	484.6	1	VAR 16*	SPI®, modBond	Chemical Analysis, Batch Cleaner Testing
NUS-DD-185	493.5	496.4	1	VAR 17*	SPI®, modBond	Chemical Analysis, Batch Cleaner Testing
NUS-DD-186	419.8	422.6	1	VAR 18*	SPI®, modBond	Chemical Analysis, Batch Cleaner Testing

*Samples prepared from SPI® reject

The locations of the drill hole samples used for variability testwork is shown in Figure 13-12.

Comp 2
Comp 1

Figure 13-12: Drill Core Locations Of Variability Samples - 2018

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13.3.2 Head Analysis

A representative sample of each composite was submitted for Cu, Au, Ag, Pt, S, ICP scan, and a sequential copper analysis. The results are presented in Table 13-11.

Table 13-11: Composite Head Analysis

Sample ID	Comp 1	Comp 2	Comp 3
Au g/t	0.19	0.16	0.11
Ag g/t	17.6	20.1	12.4
Pt g/t	0.13	0.16	< 0.02
S %	0.36	0.67	0.61
Cu seq H_2SO_4 %	0.024	0.025	0.016
Cu seq. NaCN %	0.99	1.4	0.86
Cu seq. A/R %	0.037	0.14	0.3
Cu %	1.10	1.53	1.18
Ag g/t	17	21	11
Al g/t	46200	46300	40400
As g/t	< 30	< 30	< 30
Be g/t	0.8	0.76	0.7
Bi g/t	< 20	< 20	< 20
Ca g/t	130000	126000	125000
Cd g/t	< 2	< 2	< 2
Co g/t	11	13	14
Cr g/t	31	30	27
Fe g/t	12800	13600	16500
K g/t	26200	24400	19500
Li g/t	< 20	< 20	< 20
Mg g/t	10700	13300	36800
Mn g/t	3500	3110	4380
Mo g/t	< 20	< 20	< 20
Na g/t	12700	16300	13800
Ni g/t	< 20	30	24
P g/t	352	417	284
Pb g/t	< 20	< 20	< 20
Sb g/t	< 10	< 10	< 10
Se g/t	< 40	< 40	< 40
Sn g/t	< 40	< 40	< 40
Sr g/t	196	178	123

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Sample ID	Comp 1	Comp 2	Comp 3
Ti g/t	1530	1510	1320
Tl g/t	< 30	< 30	< 30
U g/t	< 20	< 20	< 20
V g/t	46	45	42
Y g/t	11.2	10.9	9.2
Zn g/t	< 40	< 40	< 40

The samples were submitted for determination of copper speciation in a sequential mode. The method subjected the sample to a 5% sulphuric acid leach to dissolve copper oxide minerals such as malachite, azurite, and chrysocolla. The filtrate from this leach was assayed for copper, and the acid soluble copper calculated. The washed reside was then subjected to a 10% NaCN/1% NaOH leach to dissolve secondary copper minerals such bornite, chalcocite, and covellite. Filtrate from the sample was assayed for copper and the cyanide soluble copper calculated. The washed residue was then subjected to a hot aqua regia digestion to dissolve the primary sulphide copper minerals such as chalcopyrite and enargite. Any copper remaining in the residue is considered unobtainable by conventional methods. Results should be considered indicative only. Uncertainties may be encountered due to sulphuric acid leaching some secondary copper minerals, and strong cyanide could leach some primary copper sulphide minerals. The results are shown in Table 13-12

Table 13-12 : Sequential Copper Analysis of Composite Head Samples

Sample ID	Cu % (direct)	Cu % (calc)	Cu H2SO4 sol %	Cu CN sol %	Cu AR sol %	Estimated Copper Mineral Composition, %		
						Oxide	Secondary Sulphides	Primary Sulphides
Comp 1	1.10	1.05	0.024	0.99	0.037	2.3	94.2	3.5
Comp 2	1.53	1.57	0.025	1.40	0.14	1.6	89.5	8.9
Comp 3	1.18	1.18	0.016	0.86	0.30	1.4	73.1	25.5

Note: Calculated Cu is the total of Cu H2SO4 sol + Cu CN sol + Cu AR sol%.

Oxide Cu mineral is the percentage of sulphuric acid soluble copper (sequential assay) out of the calculated total Cu. % Secondary Cu sulphide minerals is the percentage of cyanide soluble copper (sequential assay) out of the calculated total Cu. % Primary Cu sulphide minerals is the percentage of aqua regia soluble copper (sequential assay) out of the calculated total Cu.

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A representative sample of each of the eighteen variability samples was submitted for Cu, Au, Ag, Pt, S analyses and an ICP scan. The results are presented in Table 13-13.

Table 13-13: Variability Samples Head Analysis

Element, Unit	Sample ID					
	VAR 1	VAR 2	VAR 3	VAR 4	VAR 5	VAR 6
	Bore Hole ID					
	NUS-DD-188	NUD-DD-189	NUD-DD-190	NUS-DD-191	NUS-DD-192	NUS-DD-195
Cu, cut 1, %	1.84	0.31	1.13	0.49	1.49	1.05
Cu, cut 2, %	1.84	0.31	1.09	0.49	1.46	1.01
Cu, avg, %	1.84	0.31	1.11	0.49	1.48	1.03
Cu Acetic, %	0.013	< 0.002	< 0.002	< 0.002	< 0.002	0.003
Cu H2SO4, %	0.039	0.009	0.022	0.009	0.014	0.020
Cu NaCN, %	1.87	0.19	0.62	0.40	1.19	0.86
S, %	0.51	0.19	0.69	0.22	0.64	0.42
Au, g/t	0.16	< 0.02	0.05	0.03	0.19	0.17
Pt, g/t	0.02	< 0.02	< 0.02	0.04	< 0.02	< 0.02
Ag, g/t	34.2	1.3	3.8	5.2	14.8	23.3
Al, g/t	40500	46300	43200	49300	40700	42200
As, g/t	< 30	< 30	< 30	< 30	< 30	< 30
Ba, g/t	2220	400	1620	1030	1300	988
Be, g/t	0.52	0.5	0.46	0.82	0.8	0.72
Bi, g/t	< 20	< 20	< 20	< 20	< 20	< 20
Ca, g/t	130000	84100	76400	99500	124000	107000
Cd, g/t	< 2	< 2	< 2	< 2	< 2	< 2
Co, g/t	< 20	< 20	< 20	< 20	< 20	< 20
Cr, g/t	25	16	40	38	29	22
Fe, g/t	8590	16300	16900	13500	14200	15600
K, g/t	21400	14800	25300	24400	25900	23300
Li, g/t	< 30	< 30	< 30	< 30	< 30	< 30
Mg, g/t	6350	33800	32900	13700	21200	28200
Mn, g/t	3510	3680	4250	3060	4210	4490
Mo, g/t	< 20	< 20	< 20	< 20	< 20	< 20
Na, g/t	15200	23300	16500	16100	8660	12700
Ni, g/t	< 40	< 40	< 40	< 40	< 40	< 40
P, g/t	< 600	< 600	< 600	< 600	< 600	< 600
Pb, g/t	< 60	< 60	< 60	< 60	< 60	< 60

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Element, Unit	Sample ID					
	VAR 1	VAR 2	VAR 3	VAR 4	VAR 5	VAR 6
	Bore Hole ID					
	NUS-DD-188	NUD-DD-189	NUD-DD-190	NUS-DD-191	NUS-DD-192	NUS-DD-195
Sb, g/t	< 50	< 50	< 50	< 50	< 50	< 50
Se, g/t	< 200	< 200	< 200	< 200	< 200	< 200
Sn, g/t	< 100	< 100	< 100	< 100	< 100	< 100
Sr, g/t	225	77.1	91.4	109	169	143
Ti, g/t	1300	1550	1250	1730	1500	1430
Tl, g/t	< 40	< 40	< 40	< 40	< 40	< 40
U, g/t	< 20	< 20	< 20	< 20	< 20	< 20
V, g/t	40	44	35	44	49	48
Y, g/t	11.2	10	8.6	11.7	10	10.4
Zn, g/t	< 90	< 90	< 90	< 90	< 90	< 90

Table 13-14: Variability Samples Head Analysis

Element, Unit	Sample ID			
	VAR 9	VAR 10	VAR 11	VAR 12
	Bore Hole ID			
	ULV-DD-17-04	NUS-DD-193	NUS-DD-194	NUS-DD-198
Cu, cut 1, %	0.12	0.61	0.77	1.61
Cu, cut 2, %	0.12	0.61	0.76	1.64
Cu, avg, %	0.12	0.61	0.77	1.63
Cu Acetic, %	< 0.002	0.003	< 0.002	0.002
Cu H2SO4, %	0.003	0.011	0.010	0.020
Cu NaCN, %	0.010	0.47	0.45	1.42
S, %	0.10	0.25	0.42	0.65
Au, g/t	< 0.02	0.11	0.12	0.14
Pt, g/t	< 0.02	0.04	0.14	< 0.02
Ag, g/t	< 0.5	8	7	12.4
Al, g/t	37400	38900	39700	40200
As, g/t	< 30	< 30	< 30	< 30
Ba, g/t	838	635	1290	802
Be, g/t	0.84	0.6	0.64	0.78
Bi, g/t	< 20	< 20	< 20	< 20

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Element, Unit		Sample ID			
		VAR 9	VAR 10	VAR 11	VAR 12
		Bore Hole ID			
		ULV-DD-17-04	NUS-DD-193	NUS-DD-194	NUS-DD-198
Ca, g/t	152000	153000		139000	122000
Cd, g/t	< 2	< 2		< 2	< 2
Co, g/t	< 20	< 20		< 20	< 20
Cr, g/t	13	38		15	27
Fe, g/t	12500	14000		11400	17300
K, g/t	18600	17600		23500	24400
Li, g/t	< 30	< 30		< 30	< 30
Mg, g/t	12800	21200		25000	33600
Mn, g/t	4170	4120		4990	3590
Mo, g/t	< 20	< 20		< 20	< 20
Na, g/t	10100	12000		12100	10400
Ni, g/t	< 40	< 40		< 40	< 40
P, g/t	< 600	< 600		< 600	< 600
Pb, g/t	< 60	< 60		< 60	< 60
Sb, g/t	< 50	< 50		< 50	< 50
Se, g/t	< 200	< 200		< 200	< 200
Sn, g/t	< 100	< 100		< 100	< 100
Sr, g/t	178	177		145	109
Ti, g/t	1420	1320		1310	1430
Tl, g/t	< 40	< 40		< 40	< 40
U, g/t	< 20	< 20		< 20	< 20
V, g/t	41	39		44	43
Y, g/t	10	9.31		10.3	9.97
Zn, g/t	< 90	< 90		< 90	< 90

The Nussir samples' copper head grades ranged from 0.12 to 1.84% with an average of 0.91% Cu. Sulphur ranged from 0.10 to 0.69% with the average at 0.36% S.

13.3.3 SGS – QEMSCAN Analysis (2019)

Subsamples of each of the three composites were stage crushed to 80% passing 105 µm and submitted to the SGS Advanced Mineralogy Facility for mineralogical examination using a QEMSCAN-RMS method. The main objectives were to determine the mineral assemblage and to assess the liberation and association of the copper sulphides.

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Composite mineral mass make-up and association of bornite and chalcopyrite are shown in Table 13-15 and Figure 13-13 and Figure 13-14.

Table 13-15: Composite Mineral Mass Make-up

Sample		Comp 1	Comp 2	Comp 3
Mineral Mass (%)	**Chalcopyrite**	**0.03**	**0.28**	0.67
	Bornite	**1.05**	**2.33**	1.36
	Chalcocite	**0.48**	**0.11**	0.04
	Other Sulphides (1)	**0.01**	**0.01**	0.01
	Quartz	**25.8**	**21.6**	17.9
	K-Feldspar	**7.42**	**6.76**	3.78
	Plagioclase	**13.6**	**17.5**	14.7
	Muscovite/Illite	**13.7**	**10.1**	9.81
	Biotite	**5.34**	**8.23**	8.45
	Chlorite	**0.35**	**0.62**	0.79
	Other Micas/Clays	**0.30**	**0.39**	0.83
	Other Silicates	**0.14**	**0.54**	0.30
	Fe-Oxides	**0.05**	**0.00**	0.01
	Other Oxides	**0.20**	**0.17**	0.34
	Calcite	**30.0**	**30.3**	20.2
	Ankerite/Dolomite	**1.20**	**0.87**	20.5
	Other	**0.24**	**0.18**	0.2
	Total	**100.0**	**100.0**	**100.0**

(1)Other Sulphides include trace levels of sphalerite.

Varying amounts of chalcopyrite, chalcocite, and bornite were present in all three composites. Composite 3 had the most chalcopyrite which agrees with the sequential copper analysis results. The samples contained negligible amounts of other sulphides. The main gangue minerals were quartz, K-feldspar, plagioclase, muscovite/illite, biotite, and calcite.

Figure 13-13 shows that 70% and greater of the bornite was free and liberated, easily recoverable, and 10 – 25% was reported as complex minerals, which are more challenging to recover. Composites 1 and 2 had some bornite associated with chalcocite.

Note that association classes were defined as the follows in the case of bornite. Similar definitions apply to the other mineral groupings (Bornite = Bn).

- Free Bn - a particle that has ≥95% of Bornite.

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- Liberated Bn - a particle that has ≤95% to ≥80% of Bornite.
- Bn: Chalcopyrite - a binary particle that has ≥95 area% of Bn: chalcopyrite.
- Binary Bn: chalcocite - a binary particle that has ≥95 area% of Bn: chalcocite.
- Binary Bn: Qtz/Feld/Amph - a complex particle that has ≥95 area% of Bn:quartz: feldspars: amphiboles.
- Binary Bn: micas/clays - a particle that has ≥95 area% of Bn: micas/clays.
- Binary Bn: Oxides - a particle that has ≥95 area% of Bn: Oxides.
- Binary Bn: Carbonates - a particle that has ≥95 area% of Bn: Carbonates Complex: Any combination of the above definitions has been defined as a complex particle.

It is noted that the complex category refers to ternary and quaternary particles and does not necessarily reflect the complexity of the middling particles.

Mass % Bornite
100
90
80
70
60
50
40
30
20
10
0
Comp 1
Comp 2
Comp 3
Free Bn
Liberated Bn
Bn:Chalcopyrite
Bn:Chalcocite
Bn:Qtz/Feld/Amph
Bn:Micas/Clays
Bn:Oxides
Bn:Carbonates
Complex

Figure 13-13: Bornite Association in Test Composites

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Table 13-16: Normalized Mass of Bornite in Test Composites

Mineral Name	Comp 1	Comp 2	Comp 3
Free Bn	69.4	64.0	74.0
Liberated Bn	3.68	6.43	11.3
Bn: Chalcopyrite	0.33	0.49	1.26
Bn: Chalcocite	3.86	2.24	0.37
Bn: Qtz/Feld/Amph	0.38	0.82	2.75
Bn: Micas/Clays	0.77	0.20	0.19
Bn: Oxides	0.00	0.00	0.00
Bn: Carbonates	2.44	0.52	0.32
Complex	19.1	25.3	9.80
Total	**100.0**	**100.0**	**100.0**

Mass % Chalcopyrite
100
90
80
70
60
50
40
30
20
10
0
Comp 1
Comp 2
Comp 3
Free Cpy
Liberated Cpy
Cpy:Bornite
Cpy:Chalcocite
Cpy:Qtz/Feld/Amph
Cpy:Micas/Clays
Cpy:Oxides
Cpy:Carbonates
Complex

Figure 13-14: Chalcopyrite Association in Test Composites

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170

Figure 13-14 and Table 13-17 show that 44 to 87 % of the chalcopyrite was free and liberated, and some associated with bornite, chalcocite, and gangue material. Complex mineralisation was high in Composites 1 and 2, but chalcopyrite was less prevalent in these composites.

Table 13-17: Normalized Mass of Chalcopyrite

Mineral Name	Comp 1	Comp 2	Comp 3
Free Cpy	33.6	53.1	68.2
Liberated Cpy	10.0	8.14	19.2
Cpy: Bornite	6.27	4.83	4.26
Cpy: Chalcocite	1.35	0.08	0.02
Cpy: Qtz/Feld/Amph	4.11	4.28	1.66
Cpy: Micas/Clays	0.00	1.15	1.11
Cpy: Oxides	1.35	0.00	0.00
Cpy: Carbonates	0.00	0.49	0.68
Complex	43.3	27.9	4.83
Total	**100.0**	**100.0**	**100.0**

Note: Samples were stage-ground to P_{80} = 105 µm.

13.3.4 Comminution Test Work

The results of the comminution tests are provided in Table 13-18 and include results from previous test programs for comparison.

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Table 13-18: Summary of Grindability Testwork Results

Sample Name	SPI$_E$ (Min)	BWI (kWh/t) Full Bond	BWI (kWh/t) Mod Bond	AI (g)
Nussir Deposit				
Comp008 - NUS-DD-14-008	*37.2*	-	*9.5*	-
Comp013 - NUS-DD-14-013	-	-	*9.1*	-
Comp015 - NUS-DD-14-015	*77.8*	-	*11.3*	-
Comp016 - NUS-DD-14-016	*76.9*	*12.1*	*11.8*	-
Comp017 - NUS-DD-14-017	-	-	*9.9*	-
Comp024 - NUS-DD-14-024	-	-	*12.5*	-
Comp027 - NUS-DD-14-027	*65.9*	*12.6*	*13.4*	-
Comp028 - NUS-DD-14-028	-	-	*13.0*	-
Comp011-1 - NUS-DD-14-011	*63.8*	-	-	-
Comp013-1 - NUS-DD-14-013	*62.1*	-	-	-
Comp028-1 - NUS-DD-14-028	*61.5*	-	-	-
Composite 2	-	11.6	-	-
VAR 1 - NUS-DD-188	72.4	11.7	11.5	0.273
VAR 2 - NUS-DD-189	66.6	-	11.0	-
VAR 3 - NUS-DD-190	34.1	-	9.4	-
VAR 4 - NUS-DD-191	87.1	-	13.4	-
VAR 5 - NUS-DD-192	85.9	-	12.0	-
VAR 6 - NUS-DD-195	85.5	-	12.5	-
VAR 7 - NUS-DD-196	90.2	-	10.6	-
VAR 10 - NUS-DD-193	77.7	-	10.7	0.135
VAR 11 - NUS-DD-194	90.3	-	12.0	0.133
VAR 12 - NUS-DD-198	87.7	-	11.3	-
VAR 14 - NUS-DD-179	112.4	-	12.0	-
VAR 15 - NUS-DD-181	-	-	15.1	-
VAR 16 - NUS-DD-183	79.2	-	10.2	-
VAR 17 - NUS-DD-185	79.0	-	11.4	-
VAR 18 - NUS-DD-186	112.3	-	11.5	-
Ulveryggen Deposit				
Comp-ULV - ULV-DD-14-001	*86.9*	*16.1*	*15.8*	-
VAR 8 - ULV-DD-17-01	89.7	16.7	16.7	0.665
VAR 9 - ULV-DD-17-04	104.9	-	17.0	0.614
VAR 13 - ULV-DD-17-05	-	-	16.2	-

Results in italics are from previous project extension 12527-03

Nussir Statistics

Statistic	SPI$_E$ (Min)	BWI (kWh/t) Full Bond	BWI (kWh/t) Mod Bond	AI (g)
Number of samples	21	4	23	3
Maximum	112	12.6	15.1	0.27
Minimum	34.1	11.6	9.13	0.13
Average	77.4	12.0	11.5	0.18
Relative Std Dev, %	25.0	3.76	12.5	44.4
75th Percentile	87.1	12.2	12.3	0.20
25th Percentile	66.6	11.7	10.7	0.13

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13.3.4.1 CEET and SPI® Tests

Sixteen samples were tested for CEET Crusher Index (CEET Ci) and SAG Power Index (SPI®) measurements. The SPI® is a measure of the hardness of the ore from the perspective of semi- and fully- autogenous milling (SAG/AG). It measures the time in minutes required to grind 2 kg of ore sample from 80% passing ½" (2.7 mm) to 80% passing 10 mesh (1.7 mm). The SPI® values are used to predict throughputs and power requirements for SAG and/or AG mills using the CEET technology software. The CEET Crusher Index (CI) is used to predict the SAG feed size distribution of the ore using the CEET2® model and is measured during the SPI® feed preparation procedure. The SPI® is also used to show the ore body hardness profiles for operating or potential mines and has the advantage of requiring a low weight and is therefore well suited for geometallurgical mapping of ore deposits.

The results are shown in Table 13-19. Comparison to the SGS database is illustrated in Figure 13-15. The SPI® values range from 34.1 to 112.4 minutes, which fall in the soft to hard range.

Table 13-19: CEET Ci and SPI® Test Results

Sample Name	SGS ID	CEET Crusher Index (Ci)	SPI (minute)	Hardness Percentile
Comp008 - NUS-DD-14-008	*1-16684*	*5.9*	*37.2*	*19*
Comp015 - NUS-DD-14-015	*1-16685*	*2.6*	*77.9*	*54*
Comp016 - NUS-DD-14-016	*1-16689*	*2.9*	*76.9*	*54*
Comp027 - NUS-DD-14-027	*1-16690*	*3.2*	*85.9*	*60*
Comp011-1 - NUS-DD-14-	*1-16892*	-	*63.8*	*43*
Comp013-1 - NUS-DD-14-	*1-16893*	-	*62.1*	*41*
Comp028-1 - NUS-DD-14-	*1-16894*	-	*61.5*	*40*
VAR 1 - NUS-DD-188	1-20026	14.4	72.4	50
VAR 2 - NUS-DD-189	1-20027	12.3	66.6	45
VAR 3 - NUS-DD-190	1-20028	14.5	34.1	16
VAR 4 - NUS-DD-191	1-20029	17.1	87.1	61
VAR 5 - NUS-DD-192	1-20030	4.7	85.9	60
VAR 6 - NUS-DD-195	1-20031	11.1	85.5	60
VAR 7 - NUS-DD-196	1-20032	5.3	90.2	63
VAR 10 - NUS-DD-193	1-20035	9.7	77.7	54
VAR 11 - NUS-DD-194	1-20036	6.5	90.3	63
VAR 12 - NUS-DD-198	1-20037	8.7	87.7	61
VAR 14 - NUS-DD-179	1-20038	8.5	112.4	73
VAR 16 - NUS-DD-183	1-20039	6.1	79.2	56

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Sample Name	SGS ID	CEET Crusher Index (Ci)	SPI (minute)	Hardness Percentile
VAR 17 - NUS-DD-185	1-20040	7.4	79.0	55
VAR 18 - NUS-DD-186	1-20041	5.9	112.3	73

Results in italic are from previous project extension 12527-03

Frequency
Cumulative Frequency (%)
Database
Nussir
SPI - Minutes
1800
1600
1400
1200
1000
800
600
400
200
0
100
90
80
70
60
50
40
30
20
10
10
30
50
70
90
110
130
150
170
190
210
230
250
270
>280

Figure 13-15: SPI® Test Database

13.3.4.2 Bond Ball Mill Grindability Test

The Bond ball mill grindability test is performed according to the original Bond procedure. It requires 10 kg of minus 6 mesh material preferably prepared at the testing facility to a specified size distribution. The test is performed as a locked cycle with a circulating load of 250% and product passing through a specified screen size until it reaches a steady state. The Bond ball mill Work Index (BWI) is widely used for mill sizing. The closing screen size should be selected to reflect the plant product size P80, and the tests were performed at 150 mesh of grind (106 µm) on three selected samples.

The results are given in Table 13-20. Data from the previous test programs are presented in italics.

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The BWI is characterised as soft, approximately 12 kWh/t, for the Nussir samples.

Table 13-20: Bond Ball Mill Grindability Test Results

Sample Name	Mesh of Grind	F80 (µm)	P80 (µm)	Gram per Revolution	Work Index (kWh/t)	Hardness Percentile
Nussir Deposit						
Comp016 - NUS-DD-14-016[1]	*150*	*2,533*	*80*	*1.65*	*12.09*	*25*
Comp027 - NUS-DD-14-027[1]	*150*	*2,488*	*76*	*1.53*	*12.58*	*31*
Composite 2	150	2,393	80	1.76	11.58	21
VAR 1 - NUS-DD-188[1]	150	2,253	79	1.74	11.70	22

[1]Samples used for ModBond calibration

Database
Nussir
Frequency
Cumulative Frequency (%)
Bond Ball Mill Work Index - Metric
0
200
400
600
800
1000
1200
1400
1600
0
10
20
30
40
50
60
70
80
90
100
1
3
5
7
9
11
13
15
17
19
21
23
25
27
>28

Figure 13-16: Bond Ball Mill Work Index Database

13.3.4.3 ModBond Test

The ModBond test consists of a single batch test, which is calibrated against standard Bond ball mill grindability test results. The ModBond tests were calibrated at 150 mesh (106 µm) and were performed on each of the eighteen samples.

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The six full Bond test results were used to calibrate the ModBond tests. The results are presented in Table 13-21 -and compared to the SGS database in Figure 13-17. The samples covered the very soft to hard range of hardness in the SGS database, ranging from 9.1 kWh/t to 15.1 kWh/t for the Nussir samples.

Table 13-21: ModBond Test Results

Sample Name	Estimated Work Index (kWh/t)	Hardness Percentile
Comp008 - NUS-DD-14-008	9.46	8
Comp013 - NUS-DD-14-013	9.13	6
Comp015 - NUS-DD-14-015	11.32	19
Comp016 - NUS-DD-14-016	11.78	22
Comp017 - NUS-DD-14-017	9.95	10
Comp024 - NUS-DD-14-024	12.55	30
Comp027 - NUS-DD-14-027	13.44	40
Comp028 - NUS-DD-14-028	12.96	35
VAR 1 - NUS-DD-188	11.48	20
VAR 2 - NUS-DD-189	11.00	17
VAR 3 - NUS-DD-190	9.38	7
VAR 4 - NUS-DD-191	13.38	39
VAR 5 - NUS-DD-192	12.02	25
VAR 6 - NUS-DD-195	12.55	30
VAR 7 - NUS-DD-196	10.62	14
VAR 10 - NUS-DD-193	10.70	14
VAR 11 - NUS-DD-194	12.01	25
VAR 12 - NUS-DD-198	11.35	19
VAR 14 - NUS-DD-179	12.03	25
VAR 15 - NUS-DD-181	15.13	59
VAR 16 - NUS-DD-183	10.16	11
VAR 17 - NUS-DD-185	11.38	19
VAR 18 - NUS-DD-186	11.48	20

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1600
1400
1200
1000
800
600
400
200
0
Frequency
Database
Nussir
100
90
80
70
60
50
40
30
20
10
0
Cumulative Frequency (%)
1 3 5 7 9 11 13 15 17 19 21 23 25 27 >28
Bond Ball Mill Work Index - Metric

Figure 13-17: ModBond Work Index Database

Comparison of the full BWI to the ModBond Work Index is illustrated in Figure 13-18. The modified BWI results, of the five samples used for calibration, correlated well with their full BWI results.

Modified Bond (kWh/tonne)
y = 0.7344x + 7.3993
R² = 1
8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24
Standard Bond (kWh/tonne)

Figure 13-18: Comparison of Standard to Modified Bond Work Index

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13.3.4.4 Bond Abrasion Test

Five samples were submitted for the Bond abrasion test. The results are summarised in Table 13-22. The Abrasion Indices (Ai) varied from 0.133 to 0.273 g, corresponding to the slightly abrasive to abrasive range.

Table 13-22: Bond Abrasion Test Results

Sample Name	Ai (g)
VAR 1 - NUS-DD-188	0.273
VAR 10 - NUS-DD-193	0.135
VAR 11 - NUS-DD-194	0.133

13.3.5 Metallurgical Test Work

The metallurgical test work program included open circuit rougher and cleaner flotation and locked cycle flotation testing. Tests were completed to study the effect of grind and regrind size P80 and reagent additions on composite samples, before progressing to test variability samples.

An overview of results from the feasibility test work can be found in Figure 13-19. In general terms, the five locked cycle tests demonstrate that, compared to the batch tests, higher copper recoveries at elevated concentrate grades are readily achievable.

Cleaner & LCT tests Composites - Variability samples - Grade - Recovery
LCT 1 (Comp 3)
LCT 2 (Comp 1)
Comp 1 (Ph 1)
LCT 3 (Comp 2)
Comp 2 (Ph 1)
Comp 1 (Ph 1)
Comp 1 (Ph 1)
Comp 2 (Ph 1)
Comp 3 (Ph 1)
Comp 2 (Ph 1)
Comp 3 (Ph 1)

Figure 13-19: Cleaner and LCT Tests - Grade/Recovery Graph

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These tests have been used to define the project metallurgy, which is summarised in Section 13.4.6.

A conservative final concentrate grade of 45% Cu has been selected to ensure higher copper recoveries.

13.3.5.1 Composite 3 Rougher Flotation

Rougher kinetics testing was completed on the Composite 3 sample using SIBX as collector, lime to adjust pH, and MIBC as frother. The concentrates were collected in five increments for a total retention time of 12 minutes. Each concentrate, along with the final tailings, was filtered, dried, weighed, and submitted for chemical analysis.

13.3.5.2 Effect of Grind Size

Tests were completed at four different P80 grind sizes at the general baseline conditions shown in Table 13-23.

Table 13-23: Rougher Flotation Test Conditions – Effect of Primary Grind Size

Stage	Reagents added, grams per tonne			Time, minutes			pH
	Lime	SIBX	MIBC	Grind	Conditioning	Froth	
Grind (RM)	500	5	-	AR			9.8
Rougher 1	AR	-	AR		1	1	10.5
Rougher 2	AR	5	AR		1	2	10.5
Rougher 3	AR	5	AR		1	3	10.5
Rougher 4	AR	2.5	AR		1	3	10.5
Rougher 5	AR	2.5	AR		1	3	10.5

AR = s required

Stage	Bulk Rougher
Flotation Cell	1000g-D1
Speed: rpm	1800

The results are given in Table 13-24 and illustrated in Figure 13-20 to Figure 13-22.

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Table 13-24: Rougher Flotation Test Results Summary – Effect of Primary Grind Size

Test No.	P_{80}, µm	Product	Time min (cum)	Wt %	Assay Cu, %	% Dist'n Cu
F3	65	Cu Ro Conc 1	1	2.5	36.8	72.3
		Cu Ro Conc 1-2	3	5.1	24.1	97.2
		Cu Ro Conc 1-3	6	6.5	19.0	98.2
		Cu Ro Conc 1-4	9	7.4	16.7	98.5
		Cu Ro Conc 1-5	12	8.0	15.5	98.6
		Cu Ro Tails		92.0	0.019	1.4
		Head (calc.)		100.0	1.25	100.0
F4	65	Cu Ro Conc 1	1	2.8	35.3	79.0
		Cu Ro Conc 1-2	3	5.5	21.8	97.4
		Cu Ro Conc 1-3	6	7.0	17.3	98.4
		Cu Ro Conc 1-4	9	8.2	14.9	98.6
		Cu Ro Conc 1-5	12	9.1	13.4	98.7
		Cu Ro Tails		90.9	0.017	1.3
		Head (calc.)		100.0	1.24	100.0
F8	74	Cu Ro Conc 1	1	2.9	35.0	81.4
		Cu Ro Conc 1-2	3	5.1	23.2	96.4
		Cu Ro Conc 1-3	6	7.0	17.3	97.7
		Cu Ro Conc 1-4	9	8.1	14.9	98.1
		Cu Ro Conc 1-5	12	9.0	13.5	98.2
		Cu Ro Tails		91.0	0.024	1.8
		Head (calc.)		100.0	1.24	100.0
F9	92	Cu Ro Conc 1	1	2.7	33.8	77.3
		Cu Ro Conc 1-2	3	5.3	21.6	96.2
		Cu Ro Conc 1-3	6	7.0	16.7	97.7
		Cu Ro Conc 1-4	9	8.1	14.5	98.1
		Cu Ro Conc 1-5	12	8.8	13.3	98.3
		Cu Ro Tails		91.2	0.022	1.7
		Head (calc.)		100.0	1.19	100.0
F10	145	Cu Ro Conc 1	1	2.1	36.1	63.0
		Cu Ro Conc 1-2	3	5.4	20.6	91.1
		Cu Ro Conc 1-3	6	7.8	15.0	95.2
		Cu Ro Conc 1-4	9	9.2	12.9	96.2
		Cu Ro Conc 1-5	12	10.1	11.7	96.6
		Cu Ro Tails		89.9	0.046	3.4

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Test No.	P80, µm	Product	Time min (cum)	Wt %	Assay Cu, %	% Dist'n Cu
		Head (calc.)		100.0	1.23	100.0

Copper Grade, %
Copper Recovery, %
40
35
30
25
20
15
10
5
0
60
65
70
75
80
85
90
95
100
F3 - 65 µm
F4 - 65 µm
F8 - 74 µm
F9 - 92 µm
F10 - 145 µm

Figure 13-20: Effect on Grind Size on Copper Rougher Grade vs. Recovery

Copper Recovery, %
Flotation Time, min
100
90
80
70
60
50
40
0
2
4
6
8
10
12
14
F3 - 65 µm
F4 - 65 µm
F8 - 74 µm
F9 - 92 µm
F10 - 145 µm

Figure 13-21: Effect of Grind Size on Copper Rougher Flotation Kinetics

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The graph illustrates that the kinetics were fast for grind sizes from 65 to 92 µm. After 6 minutes of rougher flotation, copper recovery was completed.

Copper Recovery, %
100
99
98
97
96
95
94
93
92
91
90
0
20
40
60
80
100
120
140
160
Grind Size P80, µm

Figure 13-22: Copper Rougher Recovery vs. Primary Grind Size

Grind sizes from 65 – 95 µm were chosen for further testing, given that copper recovery was largely the same over this size range, while it dropped off at coarser grind sizes.

13.3.5.3 Effect of Reagent Addition at P_{80} of 65 µm

Tests were conducted at the baseline conditions, at a P80 of 65 µm, varying the SIBX addition points as described in Table 13-25. The test results are provided in Table 13-25 and illustrated in Figure 13-23: Effect of Reagent Addition (65 µm) on Copper Rougher Flotation Kinetics

to Figure 13-25.

Table 13-25: Rougher Flotation Test Results at 65 µm - Effect of Reagent Addition

Test No.	Conditions	Product	Time min (cum)	Wt %	Assay Cu, %	% Distribution Cu
F1	Baseline	Cu Ro Conc 1	1	2.1	11.2	19.6
	no reagents in	Cu Ro Conc 1-2	3	5.5	21.2	95.9
	first roughing stage	Cu Ro Conc 1-3	6	6.9	17.0	97.4

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Test No.	Conditions	Product	Time min (cum)	Wt %	Assay Cu, %	% Distribution Cu
		Cu Ro Conc 1-4	9	8.1	14.6	97.7
		Cu Ro Conc 1-5	12	9.1	13.0	97.9
		Cu Ro Tails		90.9	0.028	2.1
		Head (calc.)		100.0	1.21	100.0
F2	Baseline with lime	Cu Ro Conc 1	1	1.8	12.4	18.1
	added to mill	Cu Ro Conc 1-2	3	4.7	24.9	95.6
	no SIBX in first	Cu Ro Conc 1-3	6	6.2	19.4	97.5
	roughing stage	Cu Ro Conc 1-4	9	7.3	16.6	97.9
		Cu Ro Conc 1-5	12	8.0	15.2	98.1
		Cu Ro Tails		92.0	0.026	1.9
		Head (calc.)		100.0	1.23	100.0
F3	Baseline with lime	Cu Ro Conc 1	1	2.5	36.8	72.3
	and SIBX added to mill	Cu Ro Conc 1-2	3	5.1	24.1	97.2
		Cu Ro Conc 1-3	6	6.5	19.0	98.2
		Cu Ro Conc 1-4	9	7.4	16.7	98.5
		Cu Ro Conc 1-5	12	8.0	15.5	98.6
		Cu Ro Tails		92.0	0.019	1.4
		Head (calc.)		100.0	1.25	100.0
F4	Baseline with lime	Cu Ro Conc 1	1	2.8	35.3	79.0
	and SIBX added to mill	Cu Ro Conc 1-2	3	5.5	21.8	97.4
		Cu Ro Conc 1-3	6	7.0	17.3	98.4
	Repeat Test F3	Cu Ro Conc 1-4	9	8.2	14.9	98.6
		Cu Ro Conc 1-5	12	9.1	13.4	98.7
		Cu Ro Tails			90.9	0.017
		Head (calc.)		100.0	1.24	100.0

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Copper Recovery, %
Cumulative Flotation Time, min
F1
F2
F3
F4
0
10
20
30
40
50
60
70
80
90
100
0
2
4
6
8
10
12
14

Figure 13-23: Effect of Reagent Addition (65 µm) on Copper Rougher Flotation Kinetics

Copper Grade, %
Copper Recovery, %
F1
F2
F3
F4
0.0
5.0
10.0
15.0
20.0
25.0
30.0
35.0
40.0
0
20
40
60
80
100

Figure 13-24: Effect of Reagent Addition (65 µm) on Copper Rougher Recovery vs. Mass Pull

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100
90
80
70
60
50
40
30
20
10
0
Copper Recovery, %
0.0
2.0
4.0
6.0
8.0
10.0
Mass Pull, %
F1
F2
F3
F4

Figure 13-25: Effect of Reagent Addition (65 μm) on Copper Rougher Grade vs. Recovery

Test F3 and F4, adding SIBX and lime to the grinding mill, had the best copper recoveries and grades. The addition of reagents into the grinding mill appeared to improve the flotation kinetics. It was decided to add the reagents to the grinding mill for all further testing.

13.3.5.4 Effect of Reagent Addition at P_{80} of 97 μm

Rougher flotation tests were completed at a coarser grind size P80 of 97 μm. One test was completed with SIBX and XD5002 (thionocarbamate). The tests were conducted under baseline conditions with the variations indicated in Table 13-26. The results are shown in Table 13-26 and illustrated in Figure 13-26 and Figure 13-27.

Table 13-26: Rougher Flotation Test Results at 97 μm - Effect of Reagent Addition

Test No.	Conditions	Product	Time min (cum)	Wt %	Assay Cu, %	% Distribution Cu	
F9	Baseline with lime	Cu Ro Conc 1	1		2.7	33.8	77.3
	and SIBX added to mill	Cu Ro Conc 1-2	3	5.3	21.6	96.2	
		Cu Ro Conc 1-3	6	7.0	16.7	97.7	
		Cu Ro Conc 1-4	9	8.1	14.5	98.1	
		Cu Ro Conc 1-5	12	8.8	13.3	98.3	
		Cu Ro Tails		91.2	0.022	1.7	

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Test No.	Conditions	Product	Time min (cum)	Wt %	Assay Cu, %	% Distribution Cu
		Head (calc.)		100.0	1.19	100.0
F11	Lime and SIBX	Cu Ro Conc 1	1	2.3	29.1	53.8
	added to mill	Cu Ro Conc 1-2	3	5.4	21.3	92.4
	redistributed SIBX	Cu Ro Conc 1-3	6	7.1	16.9	97.1
	less up front	Cu Ro Conc 1-4	9	8.3	14.6	97.5
	to improve froth	Cu Ro Conc 1-5	12	9.4	13.0	97.8
	Characteristics	Cu Ro Tails		90.6	0.030	2.2
		Head (calc.)		100.0	1.24	100.0
F12	No Lime	Cu Ro Conc 1	1	3.4	19.3	53.5
	SIBX:XD5002	Cu Ro Conc 1-2	3	7.1	16.5	94.6
	as F11 addition rates	Cu Ro Conc 1-3	6	9.1	13.1	97.1
		Cu Ro Conc 1-4	9	10.3	11.7	97.5
		Cu Ro Conc 1-5	12	11.7	10.4	97.7
		Cu Ro Tails		88.3	0.032	2.3
		Head (calc.)		100.0	1.24	100.0
F13	No Lime	Cu Ro Conc 1	1	3.3	18.6	50.1
	SIBX	Cu Ro Conc 1-2	3	7.4	15.6	94.5
	as F11 addition rates	Cu Ro Conc 1-3	6	9.1	12.9	96.8
		Cu Ro Conc 1-4	9	10.5	11.3	97.2
		Cu Ro Conc 1-5	12	11.4	10.4	97.4
		Cu Ro Tails		88.6	0.036	2.6
		Head (calc.)		100.0	1.21	100.0

*Cu Ro tails

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F9
F11
F12
F13
Copper Grade, %
Copper Recovery, %
40.0
35.0
30.0
25.0
20.0
15.0
10.0
5.0
0.0
40.0
50.0
60.0
70.0
80.0
90.0
100.0

Figure 13-26:Effect of Reagent Addition (97 µm) on Copper Rougher Grade vs. Recovery

F9
F11
F12
F13
Copper Recovery, %
Flotation Time, min
100.0
90.0
80.0
70.0
60.0
50.0
40.0
0
2
4
6
8
10
12
14

Figure 13-27: Effect of Reagent Addition (97 µm) on Copper Rougher Flotation Kinetics

Redistribution of the xanthate additions in the rougher stages did not appear to influence the copper rougher grades or recoveries. A blend of xanthate and dithionocarbamate was

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187

detrimental to copper grade. Elimination of lime in the rougher resulted in slower flotation kinetics and a poorer copper grade-recovery relationship.

13.3.6 Composite 1 and 2 Rougher Flotation

Tests were completed on Composite 1 and Composite 2 to study the effect of lime addition under the baseline conditions.

13.3.6.1 Composite 1

The results of the rougher tests with and without lime for Composite 1 are shown in Table 13-27 and illustrated in Figure 13-28.

Table 13-27: Composite 1 Rougher Test Results Summary

Test No.	Conditions	Product	Time min (cum)	Wt %	Assay Cu, %	% Distribution Cu
F6	Baseline with lime	Cu Ro Conc 1	1	0.9	56.6	42.8
	and SIBX added to mill	Cu Ro Conc 1-2	3	2.9	37.1	95.2
		Cu Ro Conc 1-3	6	3.8	29.1	96.8
		Cu Ro Conc 1-4	9	4.4	25.3	97.1
		Cu Ro Conc 1-5	12	5.1	21.9	97.3
		Cu Ro Tails		94.9	0.032	2.7
		Head (calc.)		100.0	1.14	100.0
F14	No Lime	Cu Ro Conc 1	1	1.3	44.9	49.9
		Cu Ro Conc 1-2	3	3.2	32.0	89.8
		Cu Ro Conc 1-3	6	5.0	22.0	96.9
		Cu Ro Conc 1-4	9	6.1	18.2	97.7
		Cu Ro Conc 1-5	12	7.0	15.8	98.1
		Cu Ro Tails		93.0	0.023	1.9
		Head (calc.)		100.0	1.13	100.0

*Cu Ro Tails

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60
50
40
30
20
10
0
Copper Grade, %
F6
F14
20
30
40
50
60
70
80
90
100
Copper Recovery, %

Figure 13-28: Composite 1 Copper Rougher Grade vs. Copper Recovery

The rougher flotation test without lime addition resulted in faster flotation kinetics, and slightly higher rougher recoveries. The mass pull was approximately 2% higher in the test without lime addition.

13.3.6.2 Composite 2 Rougher Flotation

The results of the rougher tests with and without lime for Composite 2 are shown in Table 13-28 -and illustrated in Figure 13-29.

Table 13-28: Composite 2 Rougher Test Results Summary

Test No.	Conditions	Product	Time min (cum)	Wt %	Assay Cu, %	% Distribution Cu
F7	Baseline with lime	Cu Ro Conc 1	1	1.6	46.5	46.2
	and SIBX added to mill	Cu Ro Conc 1-2	3	4.2	35.7	94.0
		Cu Ro Conc 1-3	6	5.6	27.5	96.7
		Cu Ro Conc 1-4	9	6.4	24.2	97.1
		Cu Ro Conc 1-5	12	7.1	21.9	97.3
		Cu Ro Tails		92.9	0.046	2.7
		Head (calc.)		100.0	1.60	100.0
F15	No Lime	Cu Ro Conc 1	1	2.1	31.4	42.2

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Test No.	Conditions	Product	Time min (cum)	Wt %	Assay Cu, %	% Distribution Cu
		Cu Ro Conc 1-2	3	5.3	26.9	92.6
		Cu Ro Conc 1-3	6	7.4	20.0	95.7
		Cu Ro Conc 1-4	9	8.3	17.9	96.1
		Cu Ro Conc 1-5	12	9.2	16.2	96.4
		Cu Ro Tails		90.8	0.061	3.6
		Head (calc.)		100.0	1.55	100.0

*Cu Ro Tails

50
45
40
35
30
25
20
15
10
5
0
Copper Grade, %
F7
F15
20
30
40
50
60
70
80
90
100
Copper Recovery, %

Figure 13-29: Composite 2 Copper Rougher Grade vs. Copper Recovery

Flotation kinetics and copper recoveries were similar in the tests with and without lime for this composite. Copper grades were lower for the tests without lime. The mass pull was approximately 2% higher in the test without lime.

13.3.6.3 Cleaner Flotation

Open circuit cleaner flotation tests were completed to study the effect of regrind size and reagent addition. The rougher concentrate was reground and cleaned two times including a first cleaner scavenger stage.

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13.3.6.4 Regrind Series

Four cleaner tests, on Composite 3, were completed to study the effect of regrind size P_{80}. The results are provided in Table 13-29 and illustrated in Figure 13-30.

Table 13-29: Regrind Size Test Results Summary

Test No.	Conditions	Product	Wt %	Assays Cu, %	Distribution, % Cu
F17	No regrind	2nd Cleaner Conc 1	4.0	26.8	90.1
		2nd Cleaner Conc 1+ 2	4.6	24.4	94.3
		1st Cleaner Conc	5.7	20.0	96.0
		1st Cl + Scav Conc	7.0	16.4	97.5
		Rougher Conc	11.1	10.5	98.0
		Rougher Tails	88.9	0.026	2.0
		Head (calc.)	100	1.18	100
F19	Regrind	2nd Cleaner Conc 1	1.6	47.1	63.0
	P_{80} = 58 µm	2nd Cleaner Conc 1+ 2	2.9	37.2	88.4
		1st Cleaner Conc	3.6	31.1	91.3
		1st Cl + Scav Conc	5.0	23.4	95.6
		Rougher Conc	11.2	10.7	96.8
		Rougher Tails	88.8	0.044	3.2
		Head (calc.)	100	1.23	100
F16	Regrind	2nd Cleaner Conc 1	1.9	46.2	71.9
	P_{80} = 35 µm	2nd Cleaner Conc 1+ 2	2.9	37.3	90.1
		1st Cleaner Conc	3.4	32.0	91.7
		1st Cl + Scav Conc	4.8	24.0	96.6
		Rougher Conc	11.5	10.2	97.6
		Rougher Tails	88.5	0.033	2.4
		Head (calc.)	100	1.20	100

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Copper Grade, %
Cu Recovery, %
F17 - 96 µm
F19 - 58 µm
F16 - 35 µm
50.0
45.0
40.0
35.0
30.0
25.0
20.0
15.0
10.0
5.0
0.0
50.0
60.0
70.0
80.0
90.0
100.0

Figure 13-30: Effect of Regrind Size Copper Grade vs. Copper Recovery

Varying the regrind size from 35 µm to 58 µm did not have a significant effect on copper recovery. The final concentrate copper grades improved with fineness of grind, but the grade-recovery relationship was virtually identical at the two finer regrind sizes (P_{80} = 35 and 58 µm).

13.3.6.5 Effect of Reagent Addition

Tests were completed with no lime addition, no lime with carboxy methyl cellulose (CMC) addition, and higher pH (9.5) in the copper rougher. The results are shown in Table 13-30 and illustrated in Figure 13-31.

Table 13-30: Reagent Addition Test Results Summary

Test No.	Sample ID	Product	Wt %	Assays Cu, %	Distribution, % Cu
F20	No Lime	2nd Cleaner Conc 1	3.5	32.4	89.9
		2nd Cleaner Conc 1+ 2	3.9	30.0	93.0
		1st Cleaner Conc	4.4	26.9	94.1
		1st Cl + Scav Conc	5.4	22.3	96.4
		Rougher Conc	9.7	12.5	97.1
		Rougher Tails	90.3	0.040	2.9

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Test No.	Sample ID	Product	Wt %	Assays Cu, %	Distribution, % Cu
		Head (calc.)	100	1.26	100
F21	No Lime	2nd Cleaner Conc 1	2.2	42.2	72.9
	CMC	2nd Cleaner Conc 1+ 2	2.9	37.6	87.1
		1st Cleaner Conc	3.4	33.4	89.4
		1st Cl + Scav Conc	4.2	27.4	92.2
		Rougher Conc	10.4	11.3	93.7
		Rougher Tails	89.6	0.089	6.3
		Head (calc.)	100	1.26	100
F22	Higher pH in	2nd Cleaner Conc 1	1.9	44.2	70.0
	rougher	2nd Cleaner Conc 1+ 2	3.1	35.9	90.9
		1st Cleaner Conc	4.1	28.1	94.7
		1st Cl + Scav Conc	5.3	22.0	96.5
		Rougher Conc	9.7	12.2	97.1
		Rougher Tails	90.3	0.039	2.9
		Head (calc.)	100	1.21	100

Copper Grade, %
40
35
30
25
20
15
10
5
0
80
85
90
95
100
Copper Recovery, %
F20 - no lime
F21 - no lime/CMC
F22 - higher pH in Ro

Figure 13-31: Effect of Reagent Copper Grade vs. Copper Recovery

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193

There was very little difference in the cleaner performance among these tests. The poor recovery in the test using CMC was due to a higher rougher tailings grade and was assumed to be an anomaly.

13.3.6.6 Final Open-Circuit Batch Tests

Open-Circuit Batch Flotation Tests were performed on each of the composites applying the same conditions as used for the locked cycle tests. The conditions are shown in Table 13-31.

Table 13-31: Final Open-Circuit Batch Test

Stage	Reagents added, grams per tonne				Time, minutes			pH
	Lime	SIBX	MIBC	F549	Grind	Cond.	Froth	
Primary Grind	250	2.5	-	-	18			9.5
Cu Rougher 1	AR	-	15	-		1	1	9.5
Cu Rougher 2	AR	2.5	10	-		1	2	9.5
Cu Rougher 3	AR	5	10	-		1	3	9.5
Cu Rougher 4	AR	5	10	-		1	3	9.5
Cu Rougher 5	AR	5	10	-		1	3	9.5
Combine Cu Ro Conc 1-5								
Cu Regrind (PM)	150	-	-	-	15			10.5
Cu 1st Cleaner	AR	-	7.5	-		1	3	11.0
Cu 1st Cl Scav	-	2.5	5	-		1	3	
Cu 2nd Cleaner	AR	-	7.5	-		1	3	11.0

AR = as required

Stage	Rougher	Cu 1st Cleaner	Cu 2nd Cleaner
Flotation Cell	1000 g - D1	500 g - D1	**250 g - D1**
Speed: r.p.m.	**1800**	**1500**	**1200**

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The results for these tests are shown in Table 13-32 and illustrated in Figure 13-32.

Table 13-32: Final Open Circuit Batch Test Results Summary

Test No.	Sample ID	Product	Wt %	Assays Cu, %	Distribution, % Cu
F27	Comp 1	2nd Cleaner Conc 1	1.7	63.9	93.4
		1st Cleaner Conc	1.9	57.1	94.6
		1st Cl + Scav Conc	2.3	47.7	95.9
		Rougher Conc	6.5	16.7	96.4
		Rougher Tails	93.5	0.044	3.6
		Head (calc.)	100	1.13	100
F26	Comp 2	2nd Cleaner Conc 1	2.7	53.1	92.7
		1st Cleaner Conc	3.1	48.0	93.9
		1st Cl + Scav Conc	3.6	41.6	94.9
		Rougher Conc	9.8	15.3	95.5
		Rougher Tails	90.2	0.078	4.5
		Head (calc.)	100	1.57	100.0
F25	Comp 3	2nd Cleaner Conc 1	2.8	41.4	92.3
		1st Cleaner Conc	3.1	37.0	93.5
		1st Cl + Scav Conc	3.8	31.1	96.0
		Rougher Conc	9.8	12.2	96.7
		Rougher Tails	90.2	0.046	3.3
		Head (calc.)	100	1.24	100

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70
60
50
40
30
20
10
0
Copper grade %
F27 - Comp 1
F26 - Comp 2
F25 - Comp 3
90
92
94
96
98
100
Copper recovery %

Figure 13-32: Final Open-Circuit Batch Tests Copper Grade vs. Recovery

Copper grades were high for all tests, ranging from 41.4% to 63.9% with recoveries in the 92-93% range.

13.3.6.7 Variability Open-Circuit Batch Tests

Open-circuit batch cleaner tests were performed on the sixteen variability samples under the conditions shown in Table 13-13. The SIBX dosage was adjusted based on the copper head grade. Repeat tests were completed on the tests that didn't approach the primary grind size P80 target of 97 µm. The test results and a summary of statistics are provided in Table 13-33. The copper grade-recovery curves for each sample are shown in Figure 13-33.

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Table 13-33: Variability Open-Circuit Batch Test Flotation Conditions

Stage	Reagents added, grams per tonne			Time, minutes			pH target
	Lime	SIBX*	MIBC	Grind	Cond.	Froth	
Primary Grind	250	2.5-5	-	19-44			9.5
Cu Rougher 1	AR	-	15		1	1	9.5
Cu Rougher 2	AR	2.5-5	10		1	2	9.5
Cu Rougher 3	AR	2.5-5	10		1	3	9.5
Cu Rougher 4	AR	2.5-5	10		1	3	9.5
Cu Rougher 5	AR	2.5-5	10		1	3	9.5
Combine Cu Ro Conc 1-5							
Cu Regrind (PM)	150	-	-	7.5-15			11.0
Cu 1st Cleaner	AR	-	12.5		1	3	11.0
Cu 1st Cl Scav	-	2.5-5	7.5		1	3	11.0
Cu 2nd Cleaner	AR	-	7.5		1	3	11.0

AR = as required

*SIBX dosage based on copper head grade

.

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Test No.	Sample ID	Grind P_{80}, µm		2nd Cleaner Conc			Rougher Tails			Head (calc.) Assay Cu, %
		Primary	Regrind	Wt %	Assay Cu, %	Distr'n, % Cu	Wt %	Assay Cu, %	Distr'n, % Cu	
F28	VAR 1	106	24	2.7	62.8	91.8	88.2	0.11	5.2	**1.85**
F30	VAR 3	96	15	2.2	44.1	92.9	91.2	0.030	2.6	**1.07**
F31	VAR 4	142	11	0.9	52.7	95.8	94.7	0.006	1.2	**0.47**
F31R	VAR 4R	124	12	0.9	51.7	95.0	94.4	0.008	1.6	**0.47**
F32	VAR 5	102	20	2.5	50.8	91.8	90.6	0.090	6.0	**1.37**
F33	VAR 6	105	15	1.8	52.6	91.8	89.5	0.047	4.2	**1.01**
F35	VAR 8	132	15	1.3	53.1	91.0	93.0	0.039	4.6	**0.79**
F35R	VAR 8R	108	16	1.4	54.8	93.6	93.8	0.034	3.9	**0.82**
F36	VAR 9	132	11	0.6	66.2	86.8	94.4	0.044	9.0	**0.46**
F36R	VAR 9R	100	14	0.6	65.8	89.0	94.6	0.032	6.6	**0.46**
F37	VAR 10	59	14	1.1	49.1	91.3	92.0	0.029	4.5	**0.59**
F37R	VAR 10R	101	18	1.1	47.9	90.1	92.5	0.044	6.7	**0.60**
F38	VAR 11	137	16	1.5	44.8	92.9	92.1	0.037	4.8	**0.71**
F38R	VAR 11R	109	18	1.5	45.3	93.6	92.3	0.028	3.6	**0.71**
F39	VAR 12	105	16	3.9	38.2	94.2	87.3	0.061	3.3	**1.60**
F40	VAR 13	107	13	1.3	64.1	91.6	93.7	0.050	5.1	**0.92**
F41	VAR 14	113	23	2.2	65.4	93.5	91.2	0.054	3.2	**1.54**
F42	VAR 15	100	21	1.7	68.1	91.1	92.8	0.065	4.6	**1.30**
F43	VAR 16	120	25	2.2	35.6	94.8	90.1	0.024	2.6	**0.82**
F44	VAR 17	116	12	0.7	52.3	94.6	95.4	0.010	2.3	**0.41**
F45	VAR 18	119	12	0.9	54.8	94.9	95.0	0.012	2.3	**0.50**
Maximum		142	25	3.9	68.1	95.8	95.4	0.11	9.0	**1.85**
Minimum		59	11	0.6	35.6	86.8	87.3	0.006	1.2	**0.41**

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Test No.	Sample ID	Grind P_{80}, µm		2nd Cleaner Conc			Rougher Tails			Head (calc.) Assay Cu, %
		Primary	Regrind	Wt %	Assay Cu, %	Distr'n, % Cu	Wt %	Assay Cu, %	Distr'n, % Cu	
Average		111	16	1.6	53.3	92.5	92.3	0.041	4.2	**0.88**
Relative Std Dev, %		16	26	52.5	17.4	2.4	2.4	63.7	45.1	**48.6**
75th Percentile		120	18	2.2	62.8	94.2	94.4	0.050	5.1	**1.07**
25th Percentile		**102**	**13**	**0.9**	**47.9**	**91.3**	**91.2**	**0.028**	**2.6**	**0.50**

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Cu Recovery, %
Cu Grade, %
VAR 1
VAR 3
VAR 4
VAR4 R
VAR 5
VAR 6
VAR 8
VAR8 R
VAR 9
VAR 9 R
VAR 10
VAR10 R
VAR 11
VAR11 R
VAR 12
VAR 13
VAR 14
VAR 15
VAR 16
VAR 17
VAR 18

Figure 13-33: Copper Grade-Recovery Curves for Variability Samples

The average copper grade and recovery were high at 53.3% Cu grade and 92.5% recovery for the final concentrate.

Plotting copper head grade against the estimated locked cycle test copper recovery to the final concentrate showed no indication of a trend, as illustrated in Figure 13-34.

Copper Recovery, %
Copper Head Grade, %

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Figure 13-34: Copper Head Grade versus Estimated LCT Copper Recovery to Final Concentrate

13.3.7 Locked Cycle Flotation Testing

13.3.7.1 Composite Locked Cycle Tests

LCTs were performed on each of the three composites under the conditions outlined in Figure 13-34 and the flowsheet shown in Figure 13-35. A primary grind size P80 of 95 µm and a regrind size P80 of 25-30 µm were chosen based on batch test results.

Table 13-34: Locked Cycle Test Conditions

Stage	Reagents added, grams per tonne				Time, minutes			pH
	Lime	SIBX	MIBC	F549	Grind	Cond.	Froth	
Primary Grind	250	2.5	-	-	18			9.5
Cu Rougher 1	AR	-	AR	-		1	1	9.5
Cu Rougher 2	AR	2.5	AR	-		1	2	9.5
Cu Rougher 3	AR	5	AR	-		1	3	9.5
Cu Rougher 4	AR	5	AR	-		1	3	9.5
Cu Rougher 5	AR	5	AR			1	3	9.5
Combine Cu Ro Conc 1-5 + Cu 1st cl scav conc								
Cu Regrind (PM)	150	-	-	-	15			11.0
Add Cu 2nd cl tail								
Cu 1st Cleaner	-	-	AR	-		1	3	11.0
Cu 1st Cl Scav	-	2.5	AR	-		1	3	10.5
Cu 2nd Cleaner	AR	-	AR	-		1	3	11.0

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Primary Grind
Feed
Tailings
Regrind
Tailings
Cu Concentrate

Figure 13-35: Locked Cycle Test Flowsheet

The LCT results are shown in Table 13-35 .

Table 13-35: Locked Cycle Test Results Summary

Composite	Test No.	Product	Weight %	Assays, % Cu	% Distribution Cu
Comp 1	LCT2	Cu Conc	1.8	59.5	97.0
		Cu 1st Cl Scav Tail	4.9	0.16	0.7
		Cu Ro Tail	93.3	0.027	2.3
		Combined Tail	98.2	0.034	3.0
		Head (calc.)	100.0	1.12	100.0
Comp 2	LCT 3	Cu Conc	2.9	50.1	95.3
		Cu 1st Cl Scav Tail	7.0	0.17	0.8
		Cu Ro Tail	90.1	0.068	4.0
		Combined Tail	97.1	0.075	4.7
		Head (calc.)	100.0	1.54	100.0
Comp 3	LCT1	Cu Conc	3.2	36.9	96.7

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Cu 1st Cl Scav Tail	7.0	0.18	1.0
		Cu Ro Tail	89.7	0.032	2.3
		Combined Tail	96.8	0.043	3.3
		Head (calc.)	100.0	1.23	100.0

LCT stability curves are provided in Figure 13-36 to Figure 13-38.

110
100
90
80
70
60
50
% Units out as a % of Units in/Cycle
Wt %
Cu
1
2
3
4
5
6
Cycle

Figure 13-36: LCT 1 Stability Curve

110
100
90
80
70
60
50
% Units out as a % of Units in/Cycle
Wt %
Cu
1
2
3
4
5
6
Cycle

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Figure 13-37: LCT 2 Stability Curve

110
100
90
80
70
60
50
% Units out as a % of Units in/Cycle
1
2
3
4
5
6
Cycle
Wt %
Cu

Figure 13-38: LCT 3 Stability Curve

Stability was achieved after the third cycle for each of the tests.

A comparison of LCT results and open circuit batch test results is shown in Figure 13-39.

100
95
90
85
80
75
Cu Recovery, %
0
10
20
30
40
50
60
70
Cu Grade, %
F25 - Comp 3 - LCT Conditions
F26 - Comp 2 - LCT Conditions
F27 - Comp 1 - LCT Conditions
LCT 1 - Comp 3
LCT 2 - Comp 1
LCT 3 - Comp 2

Figure 13-39: Comparison of Locked Cycle Test and Open-Circuit Batch Tests

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Comparison of open circuit batch testing to locked cycle testing shows an improvement in copper recoveries by approximately 3% and a decrease in copper grades by approximately 3 to 4%.

13.3.7.2 Variability Locked Cycle Tests

An additional LCT was performed on the variability samples, VAR 1 (NUS-DD-188) LCT-4. The objective of this test was to understand the relationship between the open-circuit and LCT results. The primary grind size P80 was ~100 µm. The regrind D80 (Malvern) was 32 µm.

The flotation conditions are shown in Table 13-36 and the flowsheet in Figure 13-35.

Table 13-36: Variability Locked Cycle Test Conditions

Stage	Reagents added, grams per tonne			Time, minutes			Target pH
	Lime	SIBX	MIBC	Grind	Cond.	Froth	
Primary Grind	250-275	2.5-5	-	42.5			9.5
Cu Rougher 1	-	-	15		1	1	9.5
Cu Rougher 2	-	2.5-5	10		1	2	9.5
Cu Rougher 3	AR	2.5-5	10		1	3	9.5
Cu Rougher 4	AR	2.5-5	10		1	3	9.5
Cu Rougher 5	AR	5	10		1	3	9.5
Combine Cu Ro Conc 1-5 + Cu 1st Cl Scav Conc							
Cu Regrind (PM)	150	-	-	12			11.0
Add Cu 2nd Cl Tail							
Cu 1st Cleaner	-	-	12.5		1	3	11.0
Cu 1st Cl Scav	-	2.5-5	7.5		1	3	
Cu 2nd Cleaner	AR	-	7.5		1	3	11.0
Total	150	5.0	82.5	55	8	21	

AR = as required

Stage	Rougher	Cu 1st Cleaner	Cu 2nd Cleaner
Flotation Cell	1000 g	500 g	250 g
Speed: r.p.m.	1800	1500	1200

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The SIBX dosage was varied depending on the copper head grade. The results for the tests are summarised in Table 13-37.

Table 13-37: Variability Locked Cycle Test Results Summary

Bore Hole ID	VAR ID	Test No.	Product	Wt %	Assays, % Cu	% Distribution Cu
NUS-DD-188	VAR 1	LCT 4	Cu Conc	2.9	62.6	95.6
			Cu 1st Cl Scav Tail Cu	9.4	0.19	1.0
			Ro Tail Combined Tail	87.8	0.075	3.5
				97.1	0.086	4.4
			Head (calc.)	100.0	1.89	100.0

The test produced a high copper concentrate grade and recovery with a low mass pull. The stability curve is given in Figure 13-40.

% Units out as a % of Units in/Cycle
110
100
90
80
70
60
50
1
2
3
4
5
6
Cycle
Wt %
Cu

Figure 13-40: VAR 1 - Locked Cycle Test 4 Stability Curve

The tests were stable after the third cycle.

A comparison of the LCTs and the open-circuit batch tests is given in Figure 13-41.

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Cu Recovery, %
Cu Grade, %
100
95
90
85
80
75
0
10
20
30
40
50
60
70
VAR 1
VAR8 R
VAR 1 - LCT 4
VAR 8 - LCT 5

Figure 13-41: Comparison of Variability Locked Cycle Tests (LCT-4 & 5) and Open-Circuit Batch Tests

The LCT compared well with the batch test. Concentrate grades were similar and there was an increase in copper recovery of 2 – 4% in the LCT.

13.3.7.3 Gold and Silver recovery in LCTs

The gold and silver recoveries calculated based on averages of the last three cycles of the LCTs are shown in Table 13-38.

Table 13-38: Gold and Silver Recoveries (LCT-1 to 4)

Test		Product	Mass Yield %	Assays, %, g/t			% Distribution		
				Cu	Au	Ag	Cu	Au	Ag
LCT-1	Nussir	Final Cu Conc	3.23	36.9	3.00	323	96.7	82.2	93.4
LCT-2	Nussir	Final Cu Conc	1.83	59.5	5.52	767	97.0	82.6	94.6
LCT-3	Nussir	Final Cu Conc	2.92	50.1	5.19	617	95.3	79.3	93.0
LCT-4	Nussir	Final Cu Conc	2.88	62.6	5.17	1091	95.6	86.6	95.7

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13.3.7.4 Copper Concentrate Analysis

The detailed copper concentrate analyses achieved in the LCTs are given in Table 13-39.

Table 13-39: Detailed Copper Concentrate Analyses from Locked Cycle Tests

Element	Unit	Sample ID			
		Nussir	Nussir	Nussir	~~Ulveryggen~~
		LCT 1	LCT 3	LCT 4	~~LCT 5~~
		Cu 2nd Cl Conc Cycle F	Cu 2nd Cl Conc Cycle F	Cu 2nd Cl Conc Cycle F	~~Cu 2nd Cl Conc Cycle F~~
Ag	g/t	326	608	1093	~~91~~
Al	g/t	5970	5620	7800	~~9330~~
Ba	g/t	113	164	427	~~161~~
Be	g/t	0.12	0.08	0.06	~~0.06~~
Bi	g/t	< 400	< 400	< 20	~~< 20~~
Ca	g/t	15900	8800	8400	~~1070~~
Cd	g/t	< 2	< 2	< 2	~~< 2~~
Co	g/t	35	16	< 4	~~< 5~~
Cr	g/t	33	54	47	~~126~~
Fe	g/t	129000	118000	28900	~~106000~~
K	g/t	3750	3520	4910	~~2940~~
Li	g/t	< 5	< 5	< 5	~~< 5~~
Mg	g/t	41100	9340	475	~~1230~~
Mn	g/t	505	230	218	~~50.9~~
Mo	g/t	216	227	103	~~< 20~~
Na	g/t	1410	1740	2530	~~3640~~
Ni	g/t	56	43	< 20	~~46~~
P	g/t	< 200	< 200	< 200	~~< 200~~
Pb	g/t	< 40	< 40	< 60	~~93~~
Sb	g/t	< 30	< 30	< 10	~~< 10~~
Se	g/t	< 60	< 60	< 60	~~< 200~~
Sn	g/t	< 30	< 30	< 30	~~< 20~~
Sr	g/t	16.8	13.2	124	~~18.1~~
Ti	g/t	496	544	821	~~3400~~
Tl	g/t	< 30	< 30	< 30	~~< 30~~
U	g/t	< 20	< 20	< 20	~~< 20~~
V	g/t	12	11	10	~~18~~
Y	g/t	8.7	12.4	12.6	~~25.1~~
Zn	g/t	< 80	< 80	< 70	~~< 50~~

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Element	Unit	Sample ID			
		Nussir	Nussir	Nussir	~~Ulveryggen~~
		LCT 1	LCT 3	LCT 4	~~LCT 5~~
		Cu 2nd Cl Conc Cycle F	Cu 2nd Cl Conc Cycle F	Cu 2nd Cl Conc Cycle F	~~Cu 2nd Cl Conc Cycle F~~
Br	%	***	***	***	~~***~~
Cl (HNO_3 soluble)	g/t	12	12	< 10	~~10~~
F	%	0.032	0.007	0.007	~~< 0.005~~
Hg	g/t	< 30	< 30	< 30	~~< 30~~
As	%	0.002	0.002	0.002	~~0.004~~

13.3.8 Impact of Dilution

The 2022 SGS testwork is referenced in Section 27:

- SGS LAKEFIELD - DILUTION TESTWORK ON SAMPLES FROM THE NUSSIR DEPOSIT, Project 12527-05 – Final Report, January 26, 2023

Additional comminution and flotation tests were performed by SGS in late 2022 to investigate the effect of dilution on crushing/milling and flotation performance. Two Modified Bond ball mill grindability tests and two flotation tests were performed on samples of ore and ore diluted with hanging and footwall material.

13.3.8.1 Comminution Tests

Two samples were prepared by SGS using standard protocols for the Modified Bond ball mill grindability test.

The Modified Bond ball mill grindability test was performed on both un-diluted ore (BH1) and diluted ore (BH1 DIL) and prepared at minus 3.35 mm (6 mesh). The diluted sample represents a worst-case scenario for mined material fed to the plant and in practice most of the plant feed will contain less dilution. Calibration parameters from SGS Project 12527-04 were utilized to estimate the standard Bond Work Index (BWI) numbers for each. The results are presented in Table 13-40 and compared to the SGS BWI database.

Table 13-40: Modified Bond Ball Mill Grindability Test Results

Sample Name	Estimated Work Index (kWh/t)[1]	Hardness Percentile (SGS database)
BH1	9.9	10
BH1 DIL	11.2	18

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1. Using calibration parameters from project 12527-04

The results indicated that the dilution material incorporated into the diluted sample increased the estimated Bond Work Index from 9.9 kWh/t to 11.2 kWh/t. Both values would be considered to correspond to the soft range of the SGS database. The higher figure for the diluted sample is within the envelope of BWI measurements of material tested in the SGS CEET analysis and consequently should not adversely affect grinding circuit performance or necessitate any increase in the mill sizes.

13.3.8.2 Flotation Tests

Two flotation tests were performed on the prepared samples (BH1 and BH1-DIL) to compare metallurgical performance and estimate the effect of incorporating dilution material. The operating conditions and reagent regime for the tests were selected based on previous results (SGS Project No. 12527-04).

Comparative open-circuit cleaner flotation tests were carried out incorporating a regrind of the rougher concentrate followed by a single stage of cleaning. Cleaner tests utilized xanthate (SIBX) as collector. MIBC was used as the frother and added as needed. Lime was used to modify pH to a set target.

The flotation test set up is shown in Figure 13-42.

Feed
Cu Ro
Tailings
Cu 1st Cl
Cu 1st Cl Tails
Cu 1st Cl Conc

Figure 13-42: Dilution Flotation Test Setup

The comparative flotation results are given in Table 13-41 and indicated that the dilution would not adversely impact the 1st cleaner concentrate grades and recoveries obtained for copper and gold as both tests obtained very similar results. In the tests conducted, copper recovery to the 1st cleaner concentrate ranged from 87.4% to 88.2%.

Table 13-41: Dilution Flotation Testwork Results

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Test	Product	Weight	Assays, g/t					Distribution, %				
		%	Cu (%)	Au	Pt	Pd	Ag	Cu	Au	Pt	Pd	Ag
	1st Cl Conc	3.8	19.8	2.29	0.24	0.30	275	87.4	73.2	8.1	19.9	81.8
F1	Rougher Conc	9.1	8.85	1.09	0.22	0.22	128	94.7	84.6	18.3	36.0	92.1
(BH1)	Rougher Tails	90.9	0.05	0.02	0.10	0.04	1.10	5.3	15.4	81.7	64.0	7.9
	Head (calc.)	100	0.85	0.12	0.11	0.06	12.7	100	100	100	100	100
	1st Cl Conc	2.9	18.0	2.65	0.31	0.46	249	88.2	76.1	8.2	20.3	82.7
F2	Rougher Conc	8.5	6.34	0.99	0.23	0.24	90.0	89.9	82.0	17.6	31.1	86.5
(BH1 DIL)	Rougher Tails	91.5	0.07	0.02	0.10	0.05	1.30	10.1	18.0	82.4	68.9	13.5
	Head (calc.)	100	0.60	0.10	0.11	0.07	8.81	100	100	100	100	100

13.3.9 Settling Testwork

As part of the test program, a sample of blended LCT 4 and LCT 5 rougher and first cleaner tailings was subjected to solid-liquid separation and rheology testing. It is noted that LCT 5 was undertaken on Ulveryggen drill hole which does not form part of the resource for the Nussir Project.

Particle size determinations using a Malvern Mastersizer 3000 laser particle sizer and by sieve analysis were conducted on representative cuts of sample. The results are summarised in Table 13-42

Sample I.D.	Particle Sizing				SG of Dried Solids	Pulp pH as received	Pulp pH as tested
	[1]d_{80}, µm	[1]<20 µm % vol	[1]<1 µm % vol	[2]K_{80}, µm			
Combined Tailngs	101	41.5	2.0	94	2.73	7.9	9.5

[1]Determined using laser diffraction.

[2]Determined using screen (sieve) analysis

Table 13-42: Tailings Settling Test Sample Characterization

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Sample I.D.	Particle Sizing				SG of Dried Solids	Pulp pH as received	Pulp pH as tested
	[1]d_{80}, µm	[1]<20 µm % vol	[1]<1 µm % vol	[2]K_{80}, µm			
Combined Tailngs	101	41.5	2.0	94	2.73	7.9	9.5

[1]Determined using laser diffraction.

[2]Determined using screen (sieve) analysis

The results of the dynamic thickening tests are summarised in Table 13-43.

Table 13-43: Tailings Thickening Results by Unit Area

Dosage flocc't, g/t	Unit Area, $m^2/(t/d)$	Solids Loading, $t/m^2/h$	Net Rise Rate $m^3/m^2/d$	Underflow, %w/w solids	Overflow TSS, mg/L	Residence Time, h	U/F Yield Stress, Pa
15	0.13	0.32	66.9	71.2	58	1.28	45
15	0.11	0.38	79.1	70.2	49	1.08	22
15	0.09	0.46	96.7	68.1	93	0.88	20
15	0.07	0.60	124.3	66.1	178	0.69	21
15	0.06	0.69	145.0	64.9	181	0.59	18
Underflow extended for 30 minutes:				73.5			94

Bed height was maintained around 150 mm

13.3.10 Copper Concentrate Product Specification

The potential analysis of the copper concentrate to be produced by the process is defined by the concentrates generated in the LCTs.

SGS performed four LCTs, designated LCT1 to LCT4, on Nussir drill core samples.

Initial concentrate analyses were performed by SGS in 2019, and further analyses were prepared by ALS Canada in 2020, following requests from potential smelters. The latter analyses were undertaken using alternative analytical methods. The results of the different analyses together with the analytical methods used, are presented in

Method	Lab	Analysis	Unit	LCT 1	LCT 2	LCT 3	LCT 4	LCT 5	Average	
ME-MS61c	ALS	Ag	ppm	372	887	644	>1000	104	620,4	Average ALS
Ag-OG62	ALS	Ag	ppm				1095			
Fire Assay / AAS	SGS	Ag	ppm	326	877	608	1093	91	599,0	Average SGS
PGM-ICP23	ALS	Au	ppm	4,99	4,33	4,97	5,36	0,7	4,070	Average ALS
Fire Assay / AAS	SGS	Au	ppm	2,92	6,7	6,67	5,63	0,59	4,502	Average SGS
Cu-OG62	ALS	Cu	%	38,5	>50	48,9	>50	>50	53,322	Average ALS
CU-CON02	ALS	Cu	%		59,73		65,12	54,36		
XRF	SGS	Cu	%	36,9	59,5	50,1	62,6	53,6	52,54	Average SGS
PGM-ICP23	ALS	Pd	ppm	0,107	1,96	1,07	0,365	0,037	0,708	Average ALS
Fire Assay / ICP	SGS	Pd	ppm	0,11	2,16	1,2	0,74	0,16	0,874	Average SGS
PGM-ICP23	ALS	Pt	ppm	0,005	1,015	0,662	0,053	0,021		
Fire Assay / ICP	SGS	Pt	ppm	<0,02	0,98	0,78	<0,02	<0,02		

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Table 13-44. No evaluation has been prepared to compare the accuracy of the different methods used.

Table 13-44: Precious Metal Analyses

Method	Lab	Analysis	Unit	LCT 1	LCT 2	LCT 3	LCT 4	LCT 5		Average	
ME-MS61c	ALS	Ag	ppm	372	887	644	>1000	104		620,4	Average ALS
Ag-OG62	ALS	Ag	ppm				1095				
Fire Assay / AAS	SGS	Ag	ppm	326	877	608	1093	91		599,0	Average SGS
PGM-ICP23	ALS	Au	ppm	4,99	4,33	4,97	5,36	0,7		4,070	Average ALS
Fire Assay / AAS	SGS	Au	ppm	2,92	6,7	6,67	5,63	0,59		4,502	Average SGS
Cu-OG62	ALS	Cu	%	38,5	>50	48,9	>50	>50		53,322	Average ALS
CU-CON02	ALS	Cu	%		59,73		65,12	54,36			
XRF	SGS	Cu	%	36,9	59,5	50,1	62,6	53,6		52,54	Average SGS
PGM-ICP23	ALS	Pd	ppm	0,107	1,96	1,07	0,365	0,037		0,708	Average ALS
Fire Assay / ICP	SGS	Pd	ppm	0,11	2,16	1,2	0,74	0,16		0,874	Average SGS
PGM-ICP23	ALS	Pt	ppm	0,005	1,015	0,662	0,053	0,021			
Fire Assay / ICP	SGS	Pt	ppm	<0,02	0,98	0,78	<0,02	<0,02			

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Table 13-45: Concentrate Analyses for LCT 1 to 5 with Laboratory and Methods

Method	Lab	Analysis	Unit	LCT 1	LCT 2	LCT 3	LCT 4	LCT 5
ME-MS61c	ALS	Ag	ppm	372	887	644	>1000	104
Ag-OG62	ALS	Ag	ppm				1095	
Fire Assay / AAS	SGS	Ag	ppm	326	877	608	1093	91
ME-MS61c	ALS	Al	%	0,49	0,19	0,55	0,16	0,51
ICP Scan	SGS	Al	%	0,60	0,55	0,56	0,78	0,93
ME-ICP81	ALS	Al_2O_3	%	0,91	0,98	1,11	1,30	1,32
ME-MS61c	ALS	As	ppm	21	54	32	16	15
XRF	SGS	As	ppm	20	60	20	20	40
PGM-ICP23	ALS	Au	ppm	4,99	4,33	4,97	5,36	0,7
Fire Assay / AAS	SGS	Au	ppm	2,92	6,7	6,67	5,63	0,59
ME-MS61c	ALS	Ba	ppm	90	100	150	230	120
ICP Scan	SGS	Ba	ppm	113	151	164	427	161
ME-MS61c	ALS	Be	ppm	<0,5	<0,5	<0,5	<0,5	<0,5
ICP Scan	SGS	Be	ppm	0,12	0,12	0,08	0,06	0,06
ME-MS61c	ALS	Bi	ppm	112	57,9	169,5	103	51,5
ICP Scan	SGS	Bi	ppm	< 400	< 400	< 400	< 20	< 20
Ion Chromatography	SGS	Br	ppm	<0,6	n/a	<0,6	<0,6	<0,6
C-IR07	SGS	C	%	0,52	0,4	0,35	0,27	0,18
ME-MS61c	ALS	Ca	%	1,42	1,11	0,99	0,72	0,11
ICP Scan	SGS	Ca	%	1,59	1,06	0,88	0,84	0.107
ME-ICP81	ALS	CaO	%	1,71	1,26	1,08	0,97	0,08
ME-MS61c	ALS	Cd	ppm	0,5	0,4	0,5	1,2	0,6
ICP Scan	SGS	Cd	ppm	< 2	< 2	< 2	< 2	< 2
ME-MS61c	ALS	Ce	ppm	22,6	108,5	47	29,2	96,3
Cl-IC881	ALS	Cl	ppm	100	120	140	<50	90
HNO_3 Soluble - spectrophotometer	SGS	Cl (HNO_3 soluble)	ppm	12	10	12	< 10	10
ME-MS61c	ALS	Co	ppm	33	10	23	4	5
ICP Scan	SGS	Co	ppm	35	< 10	16	< 4	< 5
ME-MS61c	ALS	Cr	ppm	30	90	80	30	130
ME-ICP81	ALS	Cr	%	<0,01	0,01	0,01	0,01	0,02
ICP Scan	SGS	Cr	ppm	33	97	54	47	126
ME-MS61c	ALS	Cs	ppm	0,5	<0,5	<0,5	<0,5	<0,5
Cu-OG62	ALS	Cu	%	38,5	>50	48,9	>50	>50
CU-CON02	ALS	Cu	%		59,73		65,12	54,36
XRF	SGS	Cu	%	36,9	59,5	50,1	62,6	53,6
F-IC881	ALS	F	ppm	250	100	130	70	60
ISE	SGS	F	ppm	320	140	70	70	<50
ME-MS61c	ALS	Fe	%	13	5,1	11,5	2,77	10,45
ME-ICP81	ALS	Fe	%	13,25	6,58	10,75	2,86	10,2
ICP Scan	SGS	Fe	%	12,9	6,93	11,8	2,89	10,6
ME-ICP81	ALS	Fe_2O_3	%	18,95	9,41	15,35	4,09	14,6
ME-MS61c	ALS	Ga	ppm	1,5	2,2	1,8	1,2	2,3
ME-MS61c	ALS	Ge	ppm	<0,5	1	<0,5	<0,5	0,6
ME-MS61c	ALS	Hf	ppm	3	6	7	5	3
Hg-CON01	ALS	Hg	ppm	4	11	12	9	3
CVSS	SGS	Hg	ppm	5,3	12,4	14,2	11,6	5
ME-MS61c	ALS	In	ppm	0,67	0,12	0,38	<0,05	0,08
ME-MS61c	ALS	K	%	0,3	0,32	0,39	0,41	0,25
ME-ICP81	ALS	K	%	0,3	0,3	0,4	0,4	0,2
ICP Scan	SGS	K	%	0,375	0,338	0,352	0,491	0,294
ME-MS61c	ALS	La	ppm	11	50	22	13	46

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Method	Lab	Analysis	Unit	LCT 1	LCT 2	LCT 3	LCT 4	LCT 5
ME-MS61c	ALS	Li	ppm	5	2	2	<2	2
ICP Scan	SGS	Li	ppm	< 5	< 5	< 5	< 5	< 5
ME-MS61c	ALS	Mg	%	3,34	0,07	0,79	0,02	0,09
ICP Scan	SGS	Mg	%	4,11	0,102	0,934	0,0475	0,123
ME-ICP81	ALS	MgO	%	5,51	0,18	1,34	0,1	0,18
ME-MS61c	ALS	Mn	ppm	440	290	260	190	50
ICP Scan	SGS	Mn	ppm	505	299	230	218	50,9
ME-ICP81	ALS	MnO	%	0,05	0,03	0,03	0,02	<0,01
ME-MS61c	ALS	Mo	ppm	177	296	247	113,5	36,3
ICP Scan	SGS	Mo	ppm	216	271	227	103	< 20
ME-MS61c	ALS	Na	%	0,11	0,14	0,21	0,25	0,33
ICP Scan	SGS	Na	%	0,141	0,133	0,174	0,253	0,364
ME-MS61c	ALS	Nb	ppm	1	1	2	1	3
ME-MS61c	ALS	Ni	ppm	52	70	76	11	38
ICP Scan	SGS	Ni	ppm	56	57	43	< 20	46
ME-MS61c	ALS	P	ppm	<100	<100	<100	<100	<100
ICP Scan	SGS	P	ppm	< 200	< 200	< 200	< 200	< 200
ME-MS61c	ALS	Pb	ppm	67	147	81	185	90
ICP Scan	SGS	Pb	ppm	< 40	< 200	< 40	< 60	93
PGM-ICP23	ALS	Pd	ppm	0,107	1,96	1,07	0,365	0,037
Fire Assay / ICP	SGS	Pd	ppm	0,11	2,16	1,2	0,74	0,16
PGM-ICP23	ALS	Pt	ppm	0,005	1,015	0,662	0,053	0,021
Fire Assay / ICP	SGS	Pt	ppm	<0,02	0,98	0,78	<0,02	<0,02
ME-MS61c	ALS	Rb	ppm	13	9	10	9	7
ME-MS61c	ALS	Re	ppm	1,37	1,35	1,77	0,26	1,2
ME-ICP81	ALS	S	%	21,2	20,3	21,2	18,75	21,7
LECO	SGS	S	%	18,5	20,7	21,9	17,6	21,6
ME-MS61c	ALS	Sb	ppm	1	2	1,8	4,1	2,5
ICP Scan	SGS	Sb	ppm	< 30	---	< 30	< 10	< 10
XRF	SGS	Sb	%	<0,002	<0,002	<0,002	<0,001	<0,002
ME-MS61c	ALS	Sc	ppm	1	1	1	<1	1
ME-MS61c	ALS	Se	ppm	60	330	80	70	170
ICP Scan	SGS	Se	ppm	< 60	< 300	< 60	< 60	< 200
ME-ICP81	ALS	SiO_2	%	16	6,4	8,8	9,2	7,1
ME-MS61c	ALS	Sn	ppm	<2	2	<2	<2	3
ICP Scan	SGS	Sn	ppm	< 30	< 30	< 30	< 30	< 20
ME-MS61c	ALS	Sr	ppm	14	18	17	16	16
ICP Scan	SGS	Sr	ppm	16,8	17,4	13,2	124	18,1
ME-MS61c	ALS	Ta	ppm	<0,5	<0,5	0,6	<0,5	<0,5
ME-MS61c	ALS	Te	ppm	2,6	2,7	3	3,1	0,8
ME-MS61c	ALS	Th	ppm	22	15	31	5	20
ME-MS61c	ALS	Ti	%	0,03	0,02	0,04	0,03	0,1
ICP Scan	SGS	Ti	ppm	496	848	544	821	3400
ME-ICP81	ALS	TiO_2	%	0,08	0,14	0,1	0,12	0,49
ME-MS61c	ALS	Tl	ppm	1,2	1,5	1,6	0,9	1
ICP Scan	SGS	Tl	ppm	< 30	< 30	< 30	< 30	< 30
ME-MS61c	ALS	U	ppm	4	8	7	4	3
ICP Scan	SGS	U	ppm	< 20	< 20	< 20	< 20	< 20
ME-MS61c	ALS	V	ppm	<5	<5	<5	<5	7
ICP Scan	SGS	V	ppm	12	< 7	11	10	18
ME-MS61c	ALS	W	ppm	<1	1	1	<1	<1
ME-MS61c	ALS	Y	ppm	7	11	13	5	11
ICP Scan	SGS	Y	ppm	8,7	13	12,4	12,6	25,1
ME-MS61c	ALS	Zn	ppm	50	50	50	170	70
ME-ICP81	ALS	Zn	ppm	50	60	50	130	60
ICP Scan	SGS	Zn	ppm	< 80	< 80	< 80	< 70	< 50
ME-MS61c	ALS	Zr	ppm	118	233	307	205	94

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Based on the figures in Table 13-45 predicted copper concentrate product specification was prepared by BMM for evaluation by potential smelter customers (see Table 13-46).

Table 13-46: Expected Copper Concentrate Product Specification

Form	Substance or Parameter	Unit	Typical Value	Minimum Value	Maximum Value
Dry Concentrate Payable	Copper [Cu]	%	45	35	60
	Gold [Au]	g/tonne	4	1	6
	Silver [Ag]	g/tonne	500	30	1200
PGE	Palladium [Pd]	ppm	0.7	0.1	2
	Platinum [Pt]	ppm	0.3	0.005	1
Dry Concentrate Other Elements	Aluminium [Al]	%	0.4	0.15	1
	Arsenic [As]	ppm	30	15	60
	Bismuth [Bi]	ppm	100	50	200
	Carbon [C]	%	0.35	0.15	0.6
	Calcium [Ca]	%	1	0.1	2
	Cadmium [Cd]	ppm	0.7	0.3	1.5
	Chlorine [Cl]	ppm	115	<50	150
	Caesium [Cs]	ppm	< 0.5	< 0.5	1
	Chromium [Cr]	ppm	70	25	150
	Fluorine [F]	ppm	125	50	300
	Iron [Fe]	%	9	2.5	15
	Mercury [Hg]	ppm	8	2	15
	Molybdenum [Mo]	ppm	175	30	350
	Nickel [Ni]	ppm	50	10	100
	Phosphorus [P]	ppm	< 100	< 100	<100
	Lead [Pb]	ppm	115	50	200
	Sulphur [S]	%	20	15	25
	Antimony [Sb]	ppm	2.25	1	5
	Uranium [U]	ppm	5	3	10
	Zinc [Zn]	ppm	80	40	200
Dry Concentrate Oxides	Al_2O_3	%	1.1	0.9	1.5
	MgO	%	1.5	0.1	6
	Silica [SiO_2]	%	10	5	20
Moisture	Water [H_2O]	% w/w	10		
Transportable Moisture Limit (TML)		%	To be confirmed by testing on plant concentrate		
Physical	Screen size				

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Form	Substance or Parameter	Unit	Typical Value	Minimum Value	Maximum Value
Properties Dry Basis	+ 212 µm		0 %		
	+ 150 µm		0.1 %		
	+ 106 µm		3.6 %		
	+ 75 µm		10.7 %		
	+ 53 µm		13.0 %		
	+ 38 µm		10.4 %		
	- 38 µm		62.2 %		

13.4 Testwork Conclusions

The following conclusions can be drawn from the results of the feasibility testwork program:

13.4.1 Feed characterization

The samples were prepared into three composites. The copper, gold, silver, and sulphur assays are shown in Table 13-47.

Element	Sample ID		
	Composite 1	Composite 2	Composite 3
Cu	1.10	1.53	**1.18**
Au	0.19	0.16	**0.11**
Ag	17.6	20.1	**12.4**
S	**0.36**	**0.67**	**0.61**

Table 13-47: Head Assays

Effective Date: April 14, 2026 217

•         The sequential copper analysis shows that Composites 1 and 2 have similar, mainly secondary copper mineralization, while Composite 3 have more primary copper sulphides. Mineralogy indicates that the dominant copper mineral in all three composites is bornite (60-90%) with lesser chalcocite in Composite 2 (~10%) and lesser chalcopyrite in Composite 3 (~30%). The samples contain negligible amounts of other sulphides.

•         At a grind size P80 of 105 µm, greater than 70% of the bornite is free and liberated, and 10 – 25% reports as complex minerals. Composites 1 and 2 have some bornite associated with chalcocite.

•         44 - 87% of the chalcopyrite is free and liberated, with some associated with bornite, chalcocite, and gangue material. Complex mineralization is higher in Composites 1 and 2.

•         Eighteen variability samples were prepared for the test program, with an average copper assay of 0.91% Cu. Two samples were below the copper cut-off grade and were excluded from the metallurgical testing.

26.4.2                         Comminution

•         Based on the SPI® and BWI results, the hardness of the samples is highly variable, ranging from soft to hard compared to the SGS data base.

•         The abrasiveness of the samples ranges from slightly abrasive to abrasive.

•         Ulveryggen ore has been excluded from the mine plan and is not considered in the comminution circuit design. It is noted that the Ulveryggen ore is harder than the Nussir ore.

26.4.3                         Rougher Flotation

•         The rougher flotation kinetics are fast for grind sizes 65 – 92 µm, with flotation nearing completion after 3 - 6 minutes. The coarser grind test at 145 µm was slower. A grind size P80 of 95 µm should be chosen for further testing.

•         After 3 - 6 minutes of rougher flotation, grades of 15-24% Cu and recoveries greater than 96% were achieved for all three composites.

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•         The best results were achieved with the collector, SIBX. Adding SIBX and lime to the laboratory grinding mill increased the flotation kinetics, copper grades, and copper recoveries.

•         Redistributing SIBX throughout the roughing stages had no significant impact on grades or recovery.

•         Variability sample rougher grades varied from 7.1 to 17.1% Cu and recoveries and recoveries from 91% to 98.8%.

26.4.4                         Cleaner Flotation

•         Regrinding the rougher concentrate improved the copper grades through cleaning. Varying the regrind size P80 from 35 to 58 µm gave similar cleaner performance. A target regrind size range of 25 – 30 µm was chosen for locked cycle testing.

•         Composite 1, which contained ~67% bornite and ~33% chalcocite, produced a final concentrate copper grade of 53% Cu.

•         Composite 3, which contained ~67% bornite and ~33% chalcopyrite, produced a final concentrate copper grade of 30% Cu.

•         All three composites had similar final concentrate copper recoveries of 93-94%.

•         Open-circuit batch rougher/cleaner testing on sixteen variability samples resulted in an average copper recovery of 92.5% and copper grade of 53.3% Cu.

•         There is no evidence of a relationship between copper head grade and copper recovery.

26.4.5                         Locked Cycle Testing

•          Rapid stability was achieved in all the LCTs (3 cycles).

•         The LCTs demonstrated high copper recoveries and copper grades for all samples tested.

•          Copper concentrate grades more than 45% Cu should be readily achievable.

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- Copper grades of 60%, 50% and 37% were achieved for Composites 1, 2 and 3, respectively, at recoveries of 95-97%. The copper grades were slightly lower in the LCTs (by 3 -4%) than the comparable open circuit batch test grades, but copper recoveries were approximately 3% higher in the LCTs.

- LCTs on two of the variability samples, VAR 1 (Nussir) and VAR 8 (ULV), resulted in copper recoveries of 95.6% and 95.9% and copper grades of 62.6% Cu and 53.6% Cu, respectively.

- Overall, the tests results showed that high copper grades and copper recoveries were feasible for all the samples tested.

- Gold and silver recoveries to final concentrate were established during both the pre-feasibility study and the feasibility study testwork. The pre-feasibility batch cleaner testing on composite NUS-DD15-025 resulted in gold and silver recoveries of 86 % Au, and 76 % Ag, to a concentrate grading 32.5 % Cu. Similarly, on composite NUS-DD15-008, 80 % Au, and 89 % Ag recoveries were achieved to a concentrate grading 33.1 % Cu. The feasibility study LCTs resulted in gold and silver recoveries to final copper concentrate of 79.3% to 86.6% and 93.0% to 95.7% for Nussir samples.

13.4.6 Project Metallurgy

The LCTs have been used to define the project copper flotation metallurgical balance given in Table 13-48. It is based on the grades and recoveries from LCT1 (Composite 3) which has the highest proportion of chalcopyrite in the feed. The occurrence of copper in chalcopyrite reduces the flotation concentrate grades and increases the mass pull for the same metal content compared to bornite and chalcocite. A conservative concentrate grade of 45% Cu is selected to reflect the impact of varying proportions of chalcopyrite in the final concentrate.

Table 13-48: Copper Flotation Metallurgical balance

Stream Description		**% Weight**	**% Cu**	**% Cu Recovery**	
		Head Feed	Total	Circuit	Head Feed
Rougher / rougher-Scavenger	Flotation feed	100.00	1.00	100.00	100.00

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Stream Description		% Weight	% Cu	% Cu Recovery	
	Rougher concentrate	8.14	12.00	97.65	97.65
	Rougher tailings	91.86	0.03	2.35	2.35
Regrind Mill	Rougher concentrate	8.14	12.00	90.35	97.65
	Cleaner-scavenger conc	1.74	6.00	9.65	10.43
	Regrind mill cyclone o/f	9.88	10.94	100.00	108.08
First cleaner circuit	Regrind mill cyclone o/f	9.88	10.94	92.71	108.08
	Second cleaner tails	1.37	6.20	8.13	8.50
	First cleaner feed	11.25	10.37	100.00	116.58
	First cleaner concentrate	3.50	29.82	89.64	104.50
	First cleaner tailings	7.74	1.56	10.36	12.08
Cleaner-scavenger circuit	Cleaner-scavenger feed	7.74	1.56	100.00	12.08
	Cleaner scavenger conc	1.74	6.00	86.34	10.43
	Cleaner-scavenger tailings	6.00	0.27	13.66	1.65
Second cleaner circuit	Second cleaner feed	3.50	29.82	100.00	104.50
	Second cleaner concentrate (Final)	2.13	45.00	91.87	96.00
	Second cleaner tailings	1.37	6.20	8.13	8.50
Final tailings	Rougher tailings	91.86	0.03	2.35	2.35

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Stream Description		% Weight	% Cu	% Cu Recovery	
	Cleaner-scavenger tailings	6.00	0.27	13.66	1.65
	Total tailings	97.87	0.04	4.00	4.00

13.5 Risks and Opportunities

13.5.1 Risks

13.5.1.1 Plant Feed Head Grade

Since there are no run-of-mine stockpiles on surface intended for blending, all ore blending will take place underground by taking ore from different stopes. This may result in inconsistent feed grades to the plant resulting in some variation in metallurgical performance.

13.5.1.2 Final copper concentrate moisture and Transportable Moisture Limit (TML)

Metallurgical testwork undertaken so far has not generated enough copper final concentrate slurry for a full suite of dewatering testwork. The necessary testwork includes:

- Settling testwork to provide parameters for copper concentrate thickener sizing
- Filtration testwork to provide parameters for copper concentrate pressure filter sizing and to confirm product filter cake moisture
- Flow Moisture Point (FMP) testwork to confirm the concentrate Transportable Moisture Limit (TML) for safe shipment of the product

The lack of sizing data for the Feasibility Study is not a major risk at this stage of the project. Copper concentrates are clean and the particle size distribution is not too fine. Conservative equipment selection using industry benchmark data helps to minimise the risk of undersized equipment.

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However, new testwork should be undertaken as soon as new drill core is available from which flotation products can be prepared to generate samples of final concentrate for testing.

Effective Date: April 14, 2026	223

14. Mineral Resource Estimate

27.1                               Introduction

The mineral resource model for the Nussir deposit was prepared by Adam Wheeler. The mineral resource model for the Nussir deposit considers 211 diamond drill holes and 10 lines of surface channel data. This section describes the resource estimation methodology and summarises the key assumptions involved. In the opinion of the Author, the resource evaluation reported herein is a sound representation of the Cu mineral resources found at the Nussir project at the current level of sampling. The resource estimation was prepared in compliance with Canadian National Instrument 43-101, and the mineral resources in this estimate were calculated using the Canadian Institute of Mining, Metallurgy and Petroleum (CIM), CIM Standards on Mineral Resources and Reserves, Definitions and Guidelines prepared by the CIM Standing Committee on Reserve Definitions and adopted by CIM Council May, 2014. Adam Wheeler, C. Eng, is considered a Qualified Person for reporting in accordance with CIM Guidelines.

The resource database used to estimate the Nussir mineral resource was reviewed and verified for internal consistency by the Author. The Author checked various assayed grades against examples of the original certificates, during the course of this review.

Leapfrog Geo software was used in the interpretation of the resource mineralisation envelopes. Datamine software were used for sample data processing, geostatistical analysis, block model generation, estimation of metal grades, and evaluation of mineral resources for the Nussir deposits.

27.2                               Data Collation

The resource database was provided by Norwegian geologists worked for Nussir ASA. These data were supplied in the form of Excel database files, data from which tables were exported to Datamine as separate .csv files for collar coordinates, drillhole survey data, assay results and lithology logs. After import of these data sets into Datamine, the different assay, collars and survey data files were combined into a single file of three-dimensional samples.

The resource database for the Nussir deposit consists of 211 diamond drill holes and 10 surface channel lines, totalling 52,727 m. Drillholes are collared from surface, for the most part on the hanging wall side of the Nussir deposit, on sections spaced typically 150 to 200m apart, with some infill at 50 to 100m. Most of the drillholes were drilled roughly perpendicular to the strike of the deposit, at a direction 160o. The

Effective Date: April 14, 2026	224

mineralisation is generally drilled at roughly 150 to 200 m spacings on section, but locally up to 25m.

More details of the separate database tables are described below:

•       Collar coordinates. As compared with previous estimates, all coordinates have been updated for the UTM system, WGS84, zone 35. All of the drillhole collars from 1985 to 2019 were measured by DPOS GPS, with an accuracy of 0.2-0.5 m. After this, drillhole collars have been measured with a handheld GPS, with an accuracy of approximately 5 m. During 2017, there was a CPOS survey campaign (tied into a base station), campaign going over old and current drill holes, with an accuracy of 2-5 cm. This was done for almost all drill holes, and also included re-measuring of drillholes’ collars from 2008 or later, that had not been previously measured with DPOS.

•       Downhole Survey data. Measurements in holes from 2008, 2011 and resurveying of 21 holes drilled in 1990 and 94, stem from a magnetic PeeWee tool rented from Devico in Norway. All 21 holes drilled in 2013 were surveyed by the drilling crew using a Reflex gyro instrument. 16 holes were surveyed prior to 2011 with magnetic equipment and 30 diamond drill holes, and 20 percussion holes remain un-surveyed. Since 2014, two different Devico devices were used. A Deviflex instrument has been mostly used, which employs lasers and gravitation, where the azimuth Is dependent on the first assumed azimuth. A Devishot instrument has also been used (in approximately 9% of survey measurements), which is a magnetic instrument.

•       Assay Results. The contained assayed grades of Cu, reassayed Cu (handheld XRF, where measured), Ag, Au, reassayed Au, Pd and Pt.

•       Lithology Logs. This contained log data fields which included:

•       Geological grouping

•       Formation

•       Lithological code

•       Mineralisation codes

•       Alteration code

•       Structural code

•       Geological description

•       Density Measurements.

After import of these data sets into Datamine, the data files were combined and then

“desurveyed” to obtain the complete three-dimensional coordinates of each sample.

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The data could then be viewed in three-dimensions, plan, cross-section or long-section.

Table 14-1: Holes and Cu Sample Data Summary

Sample Type	YEAR	Holes/ Channels	Length (m)	Cu Samples
Channel Samples	1985	10	35	10
Diamond Drillholes	1985	6	264	31
	1986	2	496	28
	1988	6	1,325	69
	1990	24	1,893	431
	1995	4	724	59
	1996	4	1,182	66
	2006	7	2,687	101
	2007	1	78	17
	2008	30	7,116	605
	2011	6	1,996	141
	2013	21	3,222	126
	2014	34	9,308	326
	2015	33	10,572	283
	2017	20	7,947	186
	2019	13	3,912	100
	Total DD	**211**	**52,723**	**2,569**
	Total ALL	**221**	**52,757**	**2,579**

In the process of this data collation, the following validation steps were taken:

1. Range checks

6. Sequential FROM-TO checks

7. Visual examination

8. Cross-referencing different log-types and reports

These checks enabled some few small transcription errors in assay and survey data to be resolved.

14.3 Data Verification

Data verification steps completed by the Author include:

- Site visits to Nussir, before, during, and after exploration drilling campaigns.

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- Check review of example Nussir and Ulveryggen deposit drill core, at Skaidi and the NGU core storage in Lokken.
- Check of collar positions relative to surface maps.
- Check of data base integrity through drillhole data processing, statistical analysis, visualisation and plotting.

14.4 Initial Statistical Analysis

Prior to any interpretation, initial statistics of the copper assays were prepared, by principal lithology, as summarised in Table 14-2, and depicted in log-probability form in Figure 14-1.

Table 14-2: Summary of Top-Cuts Applied

LITHCODE	LITHOLOGY	NUMBER	MAXIMUM	MEAN	VARIANCE	STANDDEV	COVARTN%	PCTL10	PCTL50	PCTL90
CNG	Conglomerate	170	3.87	0.07	0.12	0.34	511	0.0001	0.002	0.10
DOL	Dolomite	592	5.14	0.96	0.82	0.91	95	0.04	0.76	2.19
SCH	Schist	102	4.48	0.41	0.50	0.70	172	0.003	0.06	1.30
SST	Sandstone	696	9.44	0.40	0.69	0.83	208	0.0003	0.03	1.36

These demonstrate significantly higher grades associated with dolomite. The grades associated with dolomite appear to be bi-modal, with a natural break at approximately 0.3-0.4% Cu.

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0.999
0.995
0.99
0.95
0.9
0.8
0.7
0.6
0.5
0.4
0.3
0.2
0.1
0.05
0.01
0.005
0.001
Probability
Conglomerate
Sandstone
Schist
Dolomite
0.001
0.01
0.1
1
10
CU

Figure 14-1: Log-Probability Plots of Cu% Grades by Principal Lithology

14.5 Lithology and Interpretation

Interpretation of the mineralised zone was based primarily on a 0.3% Cu cut-off, along with the physical controls of the lithologies within the Gorohatjohca formation. Leapfrog Geo software (version 4.3.1 in 2018 and version 5.0.3 in 2019) was used in this interpretation work, creating wireframe models of the mineralised zone and the Gorohatjohca formation. In the western-most 3 km of the deposit, the mineralised

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layer is folded in an S-shaped macroscopic structure with the axial plane dipping moderately to the north-west.

There is a specific break in Cu mineralisation in the central part of the deposit, representing an effective 'dry zone' about 400m along strike length. It is situated along the southern flank of the major fold and is interpreted as a local extensional normal fault where the mineralised layers have been pulled apart. It has not been possible to model the continuation of this fault zone, and other faults between adjacent drillholes. This is due to lower number of drillholes in this area. In future work, it is recommended that more drilling is needed in this area, and corresponding analysis of any fault outlines from topographic data.

For subsequent resource modelling, the interpreted mineralised zones have in general been extrapolated a maximum distance of approximately 100 m, both laterally and down-dip, from the outer-most drillhole intersections. The drilling grid spacing used generally has been 200-250m, so this extrapolation distance is approximately half of the typical grid spacing. An extrapolation of 100 m - 250 m would seem a reasonable extent for consideration an exploration target category.

A horizontal section at 0m elevation, of the eastern part of the deposit, is shown in Figure 14-1, showing the mineralised zone as well as the Gorohatjohca formation. Example sections of the same structures (with reference lines shown in Figure 14-2) are shown in Figure 14-3 and Figure 14-4. A plan view of the mineralised zone is shown in Figure 14-5, with 3D views in Figure 14-6 and Figure 14-7 and Figure 14-7.

N
Nussir Group
Cu Mineralised Zone
Gorahatjohca Fromation
395380
397450
393200
1000m

Figure 14-2: Nussir Horizontal Section at 0mRL, with Lithological Interpretation

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400 Elev
400 Elev
Section 393200
200 Elev
200 Elev
Stangvat n
Formation
Nussir
Group
0 Elev
0 Elev
Cu
Mineralised
Zone
-200 Elev
-200 Elev
Gorahatjohca
Formation
-400 Elev
-400 Elev

[Section looking westward]

Figure 14-3: Nussir Section - Lithological Interpretation – Section 393200

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230

Section 395380
Section 397460

[Sections looking westward]

Figure 14-4: Sections - Lithological Interpretation - 395380 and 397460

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231

N
1,000m
Legend
NUS_YEAR
80s
90s
2000-2017
2019

Figure 14-5: Plan View of Drillholes and Interpretation Limits

Legend
NUS_YEAR
80s
90s
2000-2017
2019
N

Figure 14-6: 3D View of Nussir Mineralised Zones – East Side

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232

Legend
NUS_YEAR
80s
90s
2000-2017
2019
N

Figure 14-7: 3D View of Nussir Mineralised Zones – West Side

14.6 Exploratory Data Analysis

Some intersections with grades lower than 0.3% Cu were also included in the mineralised interpretation for continuity purposes. Summary statistics were generated for all sample data, as well as just for the sample data inside the revised intersections. A histogram of original sample lengths is shown in Table 14-3.

Table 14-3: Sample Statistics

	FIELD	Unit	Number of Samples	Number> Trace	Minimum	Maximum	Mean	Variance	Standard Deviation	Log Estimate of Mean	Coefficient of Variation %
All Samples	Cu	%	2,947	2,693	0	9.44	0.36	0.51	0.71	2.44	198
	Ag	g/t	2,947	1,147	0	146.5	4.1	103.5	10.2	12.8	249
	Au	g/t	2,947	1,989	0	13.73	0.06	0.15	0.38	0.08	638
	Pd	ppb	2,947	1,736	0	5,800	20.3	19,394	139.3	16.8	685
	Pt	ppb	2,947	1,123	0	13,500	30.6	71,031	266.5	41.3	871

	FIELD	Unit	Number of Samples	Number> Trace	Minimum	Maximum	Mean	Variance	Standard Deviation	Log Estimate of Mean	Coefficient of Variation %
Within Mineralized Intersections	Cu	%	846	846	0.001	9.44	1.11	0.86	0.93	1.53	84
	Ag	g/t	846	761	0	146.5	13.2	228.6	15.1	16.4	115
	Au	g/t	846	769	0	4.34	0.14	0.08	0.28	0.18	210
	Pd	ppb	669	442	0	5,800	45.7	68,862	262.4	39.1	574
	Pt	ppb	669	217	0	13,500	72.2	284,970	533.8	214.7	740

The upper 'All Sample' section of the table relates to the overall extent of samples taken. The lower 'Just Intersections' part shows the main information for the samples inside the interpreted mineralised zones, which were processed onwards for resource estimation purposes. Log probability plots were also prepared for the intersection

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samples and are shown in Figure 14-8. For all metal grades, the populations are approaching log normal. For Cu grades, the lower 10% of samples, below 0.25% Cu, appear to have different characteristics. To also assist with the assessment of outlier grades, a coefficient of variation (cv) analysis was also made on the mineralised samples, along with decile analyses. The cv plots are shown in Figure 14-9, which demonstrates the top-cut levels selected, which were applied after compositing. A summary of the top-cut levels used, and the effects of these top-cut applications.

1500
1000
500
0
Frequency
0
0.5
1
1.5
2
2.5
3
LENGTH

Figure 14-8: Sample Length Histogram

Table 14-4: Summary of Top-Cuts Applied

Metal	Unit	Top-Cut Level	No. of Composites	No . Cut Applied	Proportion % Cut Applied	Uncut Mean	Cut Mean
Cu	%	4.75	172	-	0.0	1.10	1.10
Ag	g/t	80	170	-	0.0	13.4	13.4
Au	g/t	1.5	164	1	0.6	0.15	0.15
Pd	ppb	700	124	1	0.8	64.6	59.4
Pt	ppb	1650	104	1	1.0	189.1	184.6

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Cu
Ag
Au
Pd
Pt

Figure 14-9: Log-Probability Plots of Mineralised Zone Samples

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4.75% Cu
80g/t Ag
1.5g/t Au
700ppb Pd
1650ppb Pt

Figure 14-10: Coefficient of Variation Analyses' Graphs

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14.7 Compositing

Composites were created across each identified intersection. These composites were therefore of variable length. Statistics of the composite samples are summarised below in Table 14-5. True thickness values were also calculated for each intersection. The statistics summaries shown below are shown for grade values directly, as well as grade values weighted by true thickness. The true thickness values have been calculated after generation of the composites and stored with the composites thereafter. This weighting has little effect on the calculated statistics. This is due to the relative uniform thickness of the mineralised zones, generally from 2 to 5 m. A histogram of all the composites' true thickness values is shown in Table 14-5.

Table 14-5: Composite Statistics – Nussir

	FIELD	Unit	Number of Samples	Number > Trace	Minimum	Maximum	Mean	Variance	Standard Deviation	Log Estimate of Mean	Coefficient of Variation %
Unweighted	Cu	%	173	172	0.00	3.12	1.10	0.23	0.48	1.14	44
	Ag	g/t	173	170	0.0	52.5	13.4	92.8	9.6	15.0	72
	Au	g/t	173	164	0.00	1.50	0.15	0.03	0.16	0.15	111
	Cu Accumulation		173	172	0.00	13.94	3.82	5.81	2.41	4.15	63
	Thickness	m	173	173	0.26	9.87	3.40	2.47	1.57	3.47	46
	Pd	ppb	124	124	0.97	700	59.4	10,017	100.1	73.9	169
	Pt	ppb	104	104	2.19	1,650	184.6	80,754	284.2	273.4	154
Weighted By Length	Cu	%	173	172	0.00	3.12	1.12	0.21	0.46	1.16	41
	Ag	g/t	173	170	0.0	52.5	13.6	91.6	9.6	15.1	70
	Au	g/t	173	164	0.00	1.50	0.14	0.02	0.13	0.14	92
	Pd	ppb	124	124	1.0	700	58.9	12,702	112.7	68.2	191
	Pt	ppb	104	104	2.2	1,650	196.7	104,174	322.8	273.6	164

The compositing controls applied are summarised as follows:

- Length: Variable length, across each identified intersection
- Maximum Gap: No gap permitted
- Minimum Composite Length: See Table 14-5
- Top cutting: Applied post-compositing
- Top cut Values: See Table 14-4

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Mean : 3.404
50th Percentile : 3.064
Frequency
TRUETHK

Figure 14-11: Histogram of Composite True Thicknesses

14.7.1 Geostatistics

Statistical plots for the composite copper grades are shown in Figure 14-12. This also shows a scatterplot of composite grades versus true thickness, which demonstrates that there is no particular relationship between grade and thickness.

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Histogram for CU
Log Probability Plot for CU
Log Histogram for CU
CU vs TRUETHK

Figure 14-12: Statistical Cu Plots, Composites

Histograms and log-probability plots for the other metals in the composites, Ag, Au, Pd and Pt, are shown in Figure 14-13. In all cases the approximately single log-normal populations are apparent.

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Histogram for AG
Log Probability Plot for AG
Histogram for AU
Log Probability Plot for AU
Histogram for PD
Log Probability Plot for PD
Histogram for PT
Log Probability Plot for PT

Figure 14-13: Histograms/ Log-Probability Plots- - Composites Au, Ag. Pd, Pt

The composites were used to generate experimental variograms for the composited metal grades, from which model variograms were developed, as shown in Figure

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240

worley BLUE MOON METALS

14-14. Most of the model variograms have a range of approximately 200 m. The model variogram parameters are summarised in Table 14-5. An isotropic model has been fitted in all cases, as this corresponded with the experimental variograms both along-strike and down-dip.

Cu
Ag
Au Variogram
Pd
Pt Variogram

Figure 14-14: Experimental and Model Variograms

Table 14-6: Model Variogram Parameters

Field	Nugget	Range (m)	C1
Cu	0.09	177	0.161
Ag	6.6	223	45.1
Au	0.01	251	0.01
Pd	2,238	166	5,113
Pt	2,024	358	8,194

Notes

. All models isotropic

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14.8 Volumetric Modelling

The interpreted Leapfrog Geo (version 4.3.1 in 2018 and version 5.0.3 in 2019) wireframe models of the mineralised models have also been combined with the topography. The overall stratigraphic package has not been built into the block model. A plan, W-E long-sections and a three dimensional view are shown in Figure 14-18.

Because of the overall folded nature of the deposit, three separate block models were used, each with separate rotated structures, as depicted with the model prototypes shown in Figure 14-19. However, for evaluation purposes, three separate regions have been demarcated: western, central and eastern, as summarised below, and depicted in the plan shown in Figure 14-15.

- Western Region. West of 392,050mE.
- Central Region. This extends from 392,050mE to approximately 394,650mE.
- Eastern Region. East of 394,650mE.

N
1,000m
Legend
NUS_PART
Western
Central
Eastern

Figure 14-15: Plan of Evaluation Regions

The wireframe models were used as the basis for filling the mineralised zones with blocks. A parent block size of 150m x 150m was used in the along-strike and down-dip directions. Across the true thickness of the zones, sub-blocks were used to provide single blocks across the mineralised zones at any point. The sub-blocks measured 5m along-strike, 5m down-dip and variable length across-strike, according to mineralisation thickness.

Details of these different model prototypes are shown in Figure 14-18.

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N
1,000m

Figure 14-16: Plan View of Mineralised Wireframe Model

W
E

Figure 14-17: W-E Long Section of Wireframe Model [5:1 Vertical Exaggeration]

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Figure 14-18: 3D View of Wireframe Model – View from SW

Z
Y
E
W2
W1

Figure 14-19: 3D View of Model Prototype Structures– View from SW

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Table 14-7: Model Prototype Definitions

	Rotation Angles °	About Axis		Origin m	Size m	Number	Coverage m
W2	0	z	X	389,170	150	11	1,650
	65	x	Y	7,818,937	150	6	900
			Z	390	1000	1	1,000

	Rotation Angles °	About Axis		Origin m	Size m	Number	Coverage m
W1	70	z	X	389,977	150	9	1,350
	45	x	Y	7,819,086	150	11	1,650
			Z	378	1000	1	1,000

	Rotation Angles °	About Axis		Origin m	Size m	Number	Coverage m
E	-20	z	X	390,904	150	50	7,500
	55	x	Y	7,817,514	150	10	1,500
			Z	244	1000	1	1,000

14.9 Density

Density measurements from core samples were collated. A statistical summary of these measurements is shown in Figure 14-20. Histograms displaying the density measurements by broad rock type, and by lithology, are shown in Figure 14-21 and Figure 14-22. There does not appear to be any major changes in density with lithology. A graph of Cu grade versus density values, for density measurements from the mineralised zone, is shown in Figure 14-20. There does not seem to be any clear relationship between density and Cu grade.

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2.9
2.85
2.8
2.75
2.7
2.65
2.6
DENSITY t/m3
0
1
2
3
4
5
CU %

Figure 14-20: Grade vs Density Graph – Mineralised Zone Measurements

It was therefore decided to average density measurements over mineralised zone intersections and assign these to the mineralised zone composite set. A statistical summary of these composite density values is shown in Table 14-9.

Table 14-8: Statistical Summary of Density Measurements

Description	Number	Minimum	Maximum	Mean	Variance	Standard Deviation	Median
Footwall	27	2.66	2.87	2.71	0.0021	0.0457	2.71
Hanging Wall	33	2.66	3.02	2.79	0.0091	0.0953	2.77
Mineralized Zone	53	2.63	2.87	2.76	0.0034	0.0581	2.75

Table 14-9: Statistical Summary of Composite Densities

Description	Number	Minimum	Maximum	Mean	Variance	Standard Deviation	Median
Mineralized Zone	14	2.67	2.87	2.75	0.0029	0.0540	2.75

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Histogram for DENSITY CAT FO
Footwall
Histogram for DENSITY CAT HA
Hanging Wall
Histogram for DENSITY CAT ORE
Mineralized Zone

Figure 14-21: Density Histograms by Rock Type

Claystone
Histogram for DENSITY LITHCODE CLY
Dolomite
Histogram for DENSITY LITHCODE DOL
Sandstone
Histogram for DENSITY LITHCODE SST

Figure 14-22: Density Histograms by Lithology

A 3D picture of the density composites is shown in Figure 14-23. It can be seen that these density measurements are all in the eastern part of the deposit. These composites were used to estimate density values into the resource model, using inverse-distance weighting. For model blocks where density composites are not nearby (over a distance of 450 m), an average density value of 2.76 t/m^3 has been set.

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N
1,000m

Figure 14-23: 3D View of Density Measurement Locations

14.10 Grade Estimation

Metal grades were estimated direct from the average grades of the intersection composites. The grade interpolation parameters applied are summarised below in Table 14-10. The primary grades were estimated using ordinary kriging (OK), using the variogram parameters shown in Table 14-6. For comparative purposes, copper grades were also interpolated by inverse-distance weighting and nearest-neighbour. Six progressively larger searches were made, so that if insufficient composites were found on the first search, the next larger search would be applied.

Table 14-10: Grade Estimation Parameters

Search Distances (m)		Search	Minimum No. of Composites/ Drillholes
Along-Strike	Down-Dip		
125	125	1st	3
225	225	2nd	2
450	450	3rd	2
500	500	4th	1
750	750	5th	1
1000	1000	6th	1

Notes:

. Maximum number of composites/drillholes used = 12
. Cu, Ag, Au, Pd and Pt grades interpolated using ordinary kriging
. Check grades were also determined by NN and Inverse-Distance(^2)
. Density values estimated using inverse-distance weighting
. Estimations are done within plane of each zone, projected according to orientations:

	Dip	Direction
West 1	45	70
West 2	65	0
East	55	-20

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A 3D view of estimated Cu grades is shown in Figure 14-24. A long section depicting the variation of the estimated Cu grades are shown in Figure 14-25 and Figure 14-26 shows a long section of the resource classification.

Legend
NUS_CUb
[BELOW,0.4]
[0.4,0.7]
[0.7,1]
[1,1.25]
[1.25,1.5]
[1.5,CEILING]
N

Figure 14-24: 3D View of Estimated Cu Grades

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500 Elev
500 Elev
0 Elev
0 Elev
-500 Elev
W
E
W-E Long Section - Cu
Z Exaggeration x 5

Figure 14-25:Long Section of Modelled Cu Grades

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250

500 Elev
500 Elev
W
E
0 Elev
0 Elev
-500 Elev
NUS Class
Measured
Indicated
Inferred
W-E Long Section - Resource Class
Z Exaggeration x 5

Figure 14-26: Long Section of Resource Classification

14.11 Resource Classification

Definitions for resource categories used in this report are consistent with CIM (2014) definitions incorporated by reference into NI 43-101. In the CIM classification, a Mineral Resource is defined as "concentration or occurrence of solid material of economic interest in or on the Earth's crust in such form, grade or quality and quantity that there are reasonable prospects for eventual economic extraction". The location, quantity, grade or quality, continuity, and other geological characteristics of a Mineral Resource are known, estimated, or interpreted from specific geological evidence and knowledge, including sampling. Mineral Resources are classified into Measured, Indicated, and Inferred categories. A Mineral Reserve is defined as the "economically mineable part of a Measured and/or Indicated Mineral Resource", demonstrated by studies at pre-feasibility or feasibility level as appropriate. Mineral Reserves are classified into Proven and Probable categories.

In order to test resource classification criteria, a conditional simulation exercise was completed, which focused on the precision of evaluation that may be obtained with

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different drillhole spacings, related to mining blocks containing more broadly equivalent to 3 months of production and 1 year of production. This analysis was completed with the following stages:

1.             A panel was defined, in the eastern part of the Nussir deposit, with an assumed average thickness of 3m, and along-strike and down-dip dimensions of 245 m. These dimensions were selected, so that this block contains approximately 0.5 Mt of material, which is roughly equivalent to 3 months of production (based on an assumed production rate of 2 Mtpa). This was used to create a volumetric test model.

2.             Based on all available drillholes in the same area, a grid of densely spaced pseudo-samples was generated, based on the same statistical parameters as the original distribution of actual samples. Using this data set, samples corresponding to any different theoretical drilling grids could be selected. In this way, different composite groups were created for drilling grids spaced at 25 m, 50 m, etc up to 500 m.

3.             The complete composite set for the eastern part of Nussir was converted into normal score form, and used to provide experimental variograms, from which model variograms were determined, for Cu, Cu x Thickness (accumulation) and Thickness quantities. An example is shown in Figure 14-25.

4.             A conditional simulation was then run using each of the different pseudo-drilling grid sets. The parameters used for these simulation runs included:

a.             Sequential gaussian simulation.

b.             An internal point density of 5m x 5m inside the test area.

c.              50 simulation runs were completed for each test.

d.             Normal transformed model variograms used.

e.             Horizontal search distances of 400m were used.

f.               Minimum/Maximum no. of composites = 2/20

5.             For each conditional simulation run, and for each of the three variables, the distribution of overall average values was approximately normally distributed, as shown in the example in Figure 14-26. The standard deviation of these results was then used to calculate the relative error of the overall average grade, at the 90% probability level.

6.             From these results, the relative errors at the 90% probability level were also determined for a block corresponding to approximately one year’s production.

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A summary of these results is shown in Table 14-10. For the assessment of resource classification, it has been assumed that Measured Resources should be known within ±15%, with 90% confidence for a production quarter (3 months). Similarly, it has been assumed that Indicated Resources should be known within ±15%, with 90% confidence on an annual basis. This method of resource classification is gaining wide acceptance and has been applied to similar deposits as Nussir (e.g. Copperwood – AMEC).

Cu NS EVG
VARIOGRAM
0.0
0.5
1.0
1.5
0
200
400
600
800
DISTANCE
Az / Dip
Directionless
Variogram
Grade: NSCORE
Nugget
0.100

Figure 14-27:Normal Score Variogram for Cu

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Frequency
0
5
10
15
20
0.6
0.65
0.7
0.75
0.8
0.85
0.9
0.95
Cu

Figure 14-28:Example Histogram of Simulated Average Cu Grades

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Results for Quarterly Mining Block (0.5 Mt)						
FIELD	Drilling Grid Spacing m	MEAN	STANDDEV	MINIMUM	MAXIMUM	+/- Tolerance at 90% Probability Level %	Relative Error %	Relative Error for Annual Block (2Mt) %
CU	25	0.99	0.02	0.93	1.03	0.03	3.5	1.7
CU	50	0.95	0.04	0.89	1.04	0.06	6.2	3.1
CU	75	1.03	0.07	0.86	1.19	0.11	11.1	5.5
CU	100	0.88	0.08	0.65	1.06	0.14	15.9	8.0
CU	125	0.98	0.10	0.67	1.20	0.16	16.5	8.3
CU	150	0.97	0.14	0.58	1.29	0.24	24.2	12.1
CU	175	1.12	0.15	0.70	1.46	0.25	21.9	10.9
CU	200	1.08	0.15	0.59	1.34	0.25	23.4	11.7
CU	225	0.88	0.15	0.51	1.17	0.24	27.1	13.6
CU	250	0.92	0.25	0.33	1.42	0.41	44.5	22.3
CU	275	0.98	0.20	0.48	1.40	0.32	33.0	16.5
CU	300	1.62	0.41	0.90	3.11	0.67	41.5	20.8
CU	325	1.09	0.28	0.38	1.83	0.45	41.5	20.7
CU	350	0.90	0.37	0.19	2.01	0.61	68.3	34.1
CU	375	0.92	0.33	0.23	1.90	0.54	59.2	29.6
CU	400	0.89	0.32	0.20	1.70	0.52	57.9	29.0

Table 14-11: Conditional Simulation Results for Nussir [3 Month and 1 Year Test Blocks]

From the results produced for Nussir, as summarised in Table 14-12 the following conclusions have been developed with respect to resource classification:

Measured Resources. A drill grid spacing of 125m gives quarterly 90% confidence levels of ±16.5% for Cu grade.

Indicated Resources. A drill grid spacing of 225m gives annual 90% confidence levels of ±13.6% for Cu grade.

The applied resource classification criteria are summarised in Table 14-12. These categories were set into the resource block models based on perimeters defined in long section.

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Table 14-12: Resource Classification Criteria

Category	Criteria
Measured	At least 3 drillholes with a spacing of at least 125m
Indicated	At least 3 drillholes with a spacing of at least 225m
Inferred	Greater grid spacings of 225m, max extrapolation of 100m

Plan and 3D views depicting the resultant resource classifications are shown in Figure 14-29 and Figure 14-30. The areas allocated with a Measured resource category have been intersected with predominantly post-2000 diamond drilling. The parts of the block model allocated as Measured have used an average number of 5 drillholes for estimation. Those parts allocated as Indicated have used an average number of 4 drillholes for estimation.

N
1000m

Figure 14-29: Resource Classification – Plan

N

Figure 14-30: Resource Classification – 3D View from NE, With Drillholes

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256

14.12 Model Validation

14.12.1 Visual Examination

Long sections of the block model contents were prepared for the west and east zones. These were oriented to be approximately perpendicular to the respective zones. The models blocks shown were colour-coded, and overlain with the corresponding data from the drillhole composites.

14.12.2 Global Comparison of Grades

The overall average sample and composite metal grades were compared with global average grades from the block model, as interpolated by kriging, inverse-distance weighting and nearest neighbour. These results are summarised below in Table 14-13.

Table 14-13: Global Comparison of Grades

					BLOCK MODEL		
ZONE	FIELD	*Unit*	SAMPLES	COMPOSITES	OK	NN	ID
E	Cu	%	1.12	1.12	1.16	1.19	1.17
W1	Cu	%	1.17	1.17	1.13	1.09	1.12
W2	Cu	%	1.20	1.07	1.16	1.22	1.18
E	Ag	g/t	13.7	12.2	19.9	20.3	20.1
W1	Ag	g/t	21.9	21.4	11.8	11.2	11.5
W2	Ag	g/t	17.8	15.2	13.9	13.5	14.2
E	Au	g/t	0.14	0.14	0.14	0.15	0.15
W1	Au	g/t	0.11	0.10	0.14	0.14	0.14
W2	Au	g/t	0.23	0.20	0.21	0.17	0.20
E	Pd	ppb	57.6	52.3	114.9	112.8	116.6
W1	Pd	ppb	237.8	134.0	65.7	72.7	68.8
W2	Pd	ppb	50.9	37.1	43.7	69.7	48.9
E	Pt	ppb	172.9	177.4	305.8	266.1	308.9
W1	Pt	ppb	813.3	358.3	197.8	200.5	201.6
W2	Pt	ppb	269.2	197.3	213.3	307.3	220.3

Notes

. No cut-off applied
. Grades derived from all resource categories
. OK ordinary kriging
. NN nearest neighbour
. ID inverse-distance weighting (^2)
. ZONE IDs:

E	Main Eastern area
W1	Main Western area
W2	Western extension

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14.12.3 Local Comparison of Grades

Average model grades along vertical columnar (200 m thick) model block slices were determined, stemming from the kriged, inverse-distance and nearest neighbour grades. These were shown, along with the average composites' grades and total tonnages on the same slices, in comparative swath plots for all estimated metal grades, as shown in Figure 14-31. The models' grades shown are for all resource categories. These graphs show some degree of smoothing, but in general reflect well the trends in the corresponding average composite grades.

From this analysis it was decided to use the kriged grades as the principal estimated grades for all metals in the resource estimation.

Cu
Ag
Au
Pd
Pt

Figure 14-31: Swath Plots

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258

14.13 Resource Evaluation

For reporting purposes for a resource estimate connected with a potential underground mining operation, complying with "reasonable prospects of eventual economic extraction" guidelines, the following steps were completed:

1. **Cut-Off.** An economic cut-off grade was determined, applicable to underground mining at the Nussir deposit, as summarised in Table 14-14.
2. **Minimum Mining Width.** The prepared in-situ block model has columnar blocks representing the true width of the mineralised zones, as interpreted. These model blocks were processed, such any parts narrower than 2m were diluted up to 2m, reducing the grades accordingly.
3. **Constraining Volumes.** A mineable shape optimisation was run (Datamine process MSO), to generate reasonably practical constraining wireframe volumes for a resource evaluation. The parameters used in this optimisation are summarised in Table 14-14. A long section of resultant constrained resources is shown in Figure 14-32. This applied selectivity means that a small amount of sub-0.3%Cu material is taken within the evaluation ('must-take') and some +0.3%Cu material is excluded.
4. **Evaluation.** The evaluation was broken down by resource class, as well as by west, central and eastern partitions, as depicted in Figure 14-33. The evaluation summary in Table 14-18 shows grades of Cu, Ag and Au. A grade-tonnage table of the measured and Indicated resources is shown in Table 14-18. A copper-equivalent (CuEq) grade has also been calculated, purely to provide extra information. The CuEq grade has been calculated based on the different assumed Cu, Ag and Au prices as well as average metallurgical recoveries from testwork, as shown in Table 14-17. Corresponding average true thickness values are shown in Table 14-15.

Table 14-14: MSO Parameters

Factor	*Unit*	Value
Cut-Off	*%Cu*	0.3
Minimum width	*m*	2
Minimum length along -strike	*m*	10
Minimum length down-dip	*m*	10
Minimum waste pillar width	*m*	10
Surface crown pillar (excluded	*m*	15

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Table 14-15: Average Resource True Thickness [Derived from MSO Constrained Resources]

Average True Thickness (m)		
Region	Meas+Ind	Inferred
West	4.2	6.1
Central	3.6	3.7
East	2.7	2.5

Table 14-16: Cut-Off Grade Calculation

	Values	
Cu Metal Price	**4.2**	$/lb
	9,259	$/t
Processing		
Processing Recovery	96.0%	
Concentrate Grade	45%	% Cu
Assumed Feed Grade	0.83%	% Cu
Smelter Terms		
Minimum Deduction		
Treatment, Refining and Freight Charge	87.5	$/t conc
Concentrate ref	0.0875	
Payability	97.30%	
Operating Costs		
Mining	20	$/t
G&A & infra & closure & royalty	0.65	$/t
Processing	5.5	$/t
Total	**26.15**	**$/t**
Total (excluding op devt)	26.15	$/t
Breakeven Cut-Off	0.30	%Cu

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Unit		Values	
Prices				
Cu Price	$/lb		**4.2**	
	$/t	Cu_Price	9259	
Ag Price	$/oz		**27.00**	
	$/g	Ag_price	0.868	
Au Price	$/oz		**2,200**	
	$/g	Au_Price	70.73	
Processing				
Cu Processing Recovery		Cu_Recov	96.0%	
Ag Processing Recovery		Ag_Recov	80.0%	
Au Processing Recovery		Au_Recov	93.0%	
Cu Equiv Coefficients - Price and Recovery				
	Per g/t Ag	Ag_Coeff	0.00781	= Ag_Price*Ag_Recov/(Cu_Price*Cu_Recov)
	Per g/t Au	Au_Coeff	0.740	= Au_Price*Au_Recov/(Cu_Price*Cu_Recov)
Test Calculations - Based on M&I Resource Grades				
	%	Cu Grade	**1.01**	
	g/t	Ag Grade	**12.30**	
	g/t	Au Grade	**0.12**	
	%	Cu_Eq	1.19	= Cu_Grade + (Ag_Coeff*Ag_Grade) + (Au_Coeff*Au_Grade)

Table 14-17: Copper-Equivalent Calculations

Cu Cut-Off %	Tonnes Mt	Cu %	Ag g/t	Au g/t
0.3	28.72	1.0	12.33	0.12
0.4	28.03	1.04	12.61	0.12
0.5	27.12	1.06	12.90	0.11
0.6	26.64	1.07	13.02	0.11
0.7	25.75	1.08	13.20	0.11
0.8	22.83	1.12	14.08	0.11
0.9	20.01	1.16	14.92	0.12
1.0	17.01	1.20	15.47	0.12
1.1	12.30	1.26	16.28	0.12
1.2	6.91	1.34	17.01	0.13
1.3	2.93	1.46	18.61	0.12
1.4	1.62	1.57	20.01	0.12
1.5	0.86	1.67	23.08	0.11

Measured and Indicated Resources Only
Tonnes Mt
Cu Avg Above Cut-Off
Cu Cut-Off %
0.2 0.3 0.4 0.5 0.6 0.7 0.8 0.9 1.0 1.1 1.2 1.3 1.4
0 5 10 15 20 25 30
0.0 0.2 0.4 0.6 0.8 1.0 1.2 1.4 1.6 1.8

Table 14-18: Grade-Tonnage Table – Measured and Indicated Resources Only

In providing the resource models for subsequent mine planning and reserve evaluation in September 2025, a modification was made to the initial volumetric models, such that the sub-blocks measured 1m along-strike, 1m down-dip and variable length across-strike, according to mineralisation thickness. This change has no material effect on the resultant resource evaluation, but it has provided a better volumetric resolution for mine planning work.

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Table 14-19: Constrained Resource Evaluation Statement – Nussir deposit

Effective Date: 20th January, 2025

Region	Measured Resources					Indicated Resources					Measured + Indicated Resources				
	Tonnes Mt	Cu %	Ag g/t	Au g/t	Cu Eq %	Tonnes Mt	Cu %	Ag g/t	Au g/t	Cu Eq %	Tonnes Mt	Cu %	Ag g/t	Au g/t	Cu Eq %
West						5.52	1.03	19.6	0.10	1.25	5.52	1.03	19.6	0.10	1.25
Central	0.59	1.44	15.6	0.10	1.64	12.84	1.03	9.4	0.10	1.18	13.43	1.05	9.7	0.10	1.20
East	2.10	0.98	12.0	0.20	1.22	7.68	0.97	11.9	0.13	1.16	9.77	0.97	11.9	0.15	1.17
TOTAL	**2.69**	**1.08**	**12.8**	**0.18**	**1.31**	**26.03**	**1.01**	**12.3**	**0.11**	**1.19**	**28.72**	**1.02**	**12.3**	**0.12**	**1.20**

Region	Inferred Resources				
	Tonnes Mt	Cu %	Ag g/t	Au g/t	Cu Eq %
West	22.45	1.07	17.4	0.13	1.31
Central	7.95	0.93	8.1	0.14	1.10
East	1.59	0.60	6.5	0.17	0.78
TOTAL	**31.99**	**1.01**	**14.6**	**0.14**	**1.23**

Notes:

1. CIM definitions were followed for MRE.
2. A minimum mining width of 2.0 m was applied in making the MRE constraint wireframes. These wireframes were generated using a preliminary MSO.
3. Density values for Nussir were estimated from density sample values or assigned default average values where insufficient samples occur nearby.
4. MRE constraint wireframes were generated for a cut-off grade of 0.30%Cu, related to potential underground mining.
5. Metal prices assumed for this MRE were US$4.20/lb Cu, US$27.00/Oz Ag and US$2,200oz Au, which represent reasonable long-term consensus metal pricing.
6. Metallurgy recovery assumptions were 96% Cu, 80% Ag and 93% Au, which stem from SGS metallurgical testwork completed in 2022.
7. The cut-off grade of 0.30% Cu was derived from the price and recovery values above, as well as a smelter payability of 97.3% and an assumed total operating cost $26.20/t of ore.
8. Rounding may result in apparent summation differences between tonnes, grades and metal content; not considered material.
9. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.

W
E
1000m
Legend
NUB_Class
Measured
Indicated
Inferred

Figure 14-32: Constrained Resource Evaluation Long Section – Nussir (looking north)

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W
E
1000m
Legend
West
Central
East

Figure 14-33: Long Section - Resource Model Partitions – Nussir (looking north)

14.14 Risk to Resource Estimation

There are several risks and uncertainties associated with the Nussir project that should be considered; however, there are also several generic risks that are associated with nearly all exploration and mining projects, including but not limited to the following:

- Sensitivity of the mineral resource to metal pricing
- Supply chain cost escalation for contractors and service providers
- Possible exploration permitting difficulties, related costs, and resulting delays.

The project specific risks and uncertainties that identified are follows:

14.14.1 Drillholes

There are some errors associated with elevation of drillhole collars when compared to the LiDAR data. The risk of errors having any appreciable effect on resource estimation is minimal. These errors can be mitigated with more accurate measurements of historical and recent drillhole collars. The Author concludes that the data management of drillholes is of sufficient quality to support the estimation of a mineral resource.

14.14.2 Density Measurements

The Nussir project density measurements taken do not cover the full extent of the deposit, nor do they fully cover all strata associated with the mineralization. As such, there is a risk associated with the assumed densities in some parts of the deposit. This risk can be mitigated in the future with the collection of further density measurements with each successive drilling program and by analyzing these results for refinement of any future estimations of a mineral resource for the projects. The Author concludes that

Effective Date: April 14, 2026 263

the density measurements are sufficient to support the estimation of a mineral resource.

14.14.3     Rejects/Pulps Inventory

There is a small risk associated with incomplete inventories of available rejects and pulps, for Nussir. This risk can be mitigated by preparing updated inventories for both Løkken and Skaidi.

14.14.4     Historic QA/QC Procedures

The little QAQC information is available for the data prior to 2008 at Nussir (representing approximately 30% of all current samples). There is a risk of potential bias and lack of precision associated with this older data. In later years, QA/QC procedures have been applied progressively more rigorously. The weakness of this old data can be mitigated in the future with further sampling and new data. The Author concludes that the historical QAQC is sufficient to support the estimation of a mineral resource.

 14.14.5     Fault Zones

At the Nussir deposit, there are some fault intersections in drillholes in the Eastern part of the deposit, which could not be built into coherent fault models, so faults are not represented in the current geological model. Given the overall continuity of the mineralized structures at Nussir, and the observed outcrop continuity, it does not appear likely that faults significantly affect the resource model and subsequent estimation. However, to mitigate this risk, it is recommended that fault models are interpreted as the project develops, using additional drilling results and more detailed mapping of surface topography. The Author concludes that the continuity of strata and mineralization, along with the current interpretations of fault structures, is of sufficient quality to support the estimation of a mineral resource.

 14.14.5     Structural Modelling

The wide-spaced drilling at the Nussir deposit could be possibly picking up other structural geological features that might affect the overall geometry of mineralized zones. To mitigate this risk, it is recommended that any other structural geological details are accounted for as the project develops, using further drilling results and more detailed mapping of surface topography. The Author concludes that the current stead of the structural information available for the deposit is sufficient to support the estimation of a mineral resource.

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15. Mineral Reserve Estimates

15.1 Mineral Reserve Statement

The mineral reserve for Nussir is based on feasibility study level engineering and costing. The reserves conform to the Canadian Institute of Mining (CIM) Definition Standards for Mineral Resources and Mineral Reserves (2014), as stated below:

A Mineral Reserve is the economically mineable part of a Measured and/or Indicated Mineral Resource. It includes diluting materials and allowances for losses, which may occur when the material is mined or extracted and is defined by studies at pre-feasibility or feasibility level as appropriate that include application of Modifying Factors. Such studies demonstrate that, at the time of reporting, extraction could reasonably be justified.

The ore reserves have an effective date of 14 April, 2026

Nussir's Mineral Reserves are categorized as both Proven and Probable. They are summarised in Table 15-1

Table 15-1: Nussir Mineral Reserves

Reserve	Tonnes (Diluted, Recovered) (t)	Cu Grade (%)	Cu Metal Content (t)	Au Grade (g/t)	Au Metal Content (koz)	Ag Grade (g/t)	Ag Metal Content (koz)
Proven	2,638,787	0.80	21,198	0.13	11	10.15	861
Probable	22,339,990	0.81	180,925	0.09	64	10.36	7,440
Proven + Probable	24,978,777	0.81	202,123	0.09	75	10.34	8,301

Notes:

The Nussir Mineral Reserve estimate follows the CIM (2019) MRMR Best Practice Guidelines

Mineral Reserves include stopes, as well as ore development

Mineral Reserve stopes have been diluted based on geotechnical recommendations and have had a mining loss applied (5% for stopes).

A minimum stope mining width of 3.0 m is used with varying overbreak/dilution applied by geological zone

Stopes were generated at a cut-off-value of US$35.43/t NSR

Price assumptions (US$) are:

- Cu $9,034/tonne
- Au $2,487/oz (troy)
- Ag $26.58/oz (troy)

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265

15.2 Mineral Reserve Process

15.2.1 Geological Block Model

The following three geological block model files were provided by Adam Wheeler in Datamine format:

- E_IMOD_V8.dm
- W1_IMOD_V8.dm
- W2_IMOD_V8.dm

The three Datamine block model files were imported into Deswik.CAD and verified. Any material that was not categorized as Measured or Indicated had grade values set to zero. Geological information pertaining to the block models is included in Sections 7 to 14.

15.2.2 Stope Design Geotechnical Parameters

After geotechnical data review and analysis, stope design parameters were calculated for each zone and varying depth. A standardized stope height of 30 m was used for sublevels across the mine to minimize the lateral development required while remaining within the production drill's capabilities. As there is no planned backfill at Nussir, rib pillars and sill pillars are required for geotechnical stability. Further information on the geotechnical analysis can be found in Section 16.3.

Table 15-2 summarises the maximum stope length along strike for the different zones at varying depths.

Table 15-2: Maximum Stope Lengths along Strike for Each Zone at Varying Depths

Top Elevation (m)	Bottom Elevation (m)	Geological Domains			
		Zone A Length (m)	Zone B Length (m)	Zone C Length (m)	Zone D Length (m)
Varies	280	N/A	N/A	35	45
270	150	50	80	35	45
140	20	50	80	25	35
10	-110	40	50	25	30
-120	-240	40	50	25	30
-250	-280	40	50	25	30

Table 15-3 summarises the sill pillar height and rib pillar length for each zone at varying depths.

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Table 15-3: Sill Pillar Height and Rib Pillar Length for Each Zone at Varying Depths

Top Elevation (m)	Bottom Elevation (m)	Geotechnical Domains							
		Zone A		Zone B		Zone C		Zone D	
		Sill Pillar Height (m)	Rib Pillar Length (m)	Sill Pillar Height (m)	Rib Pillar Length (m)	Sill Pillar Height (m)	Rib Pillar Length (m)	Sill Pillar Height (m)	Rib Pillar Length (m)
	Crown Pillar	15	-	15	-	15	-	15	-
Varies	280	10	5	10	5	10	5	10	5
270	150	10	5	10	5	10	5	10	5
140	20	10	5	10	5	10	10	10	10
10	-110	10	5	10	10	10	10	10	10
-120	-240	10	10	10	10	10	10	10	10
-250	-280	12	10	12	10	12	10	12	10

Mining dilution was estimated using the Equivalent Linear Overbreak/Slough (ELOS) method because it correlates more to varying rock conditions than static percentages. Nussir has geotechnical site data to support using ELOS, which increases the accuracy of the expected dilution when compared to a static percentage. Table 15-4 shows the ELOS applied to each stope based on the zone and varying depth.

Table 15-4: ELOS Applied to Each Stope for each Zone at Varying Depths

Top Elevation (m)	Bottom Elevation (m)	Geotechnical Domains							
		Zone A		Zone B		Zone C		Zone D	
		HW Dilution (m)	FW Dilution (m)	HW Dilution (m)	FW Dilution (m)	HW Dilution (m)	FW Dilution (m)	HW Dilution (m)	FW Dilution (m)
Varies	280	-	-	-	-	0.36	0.25	0.33	0.25
270	150	0.29	0.25	0.25	0.25	0.36	0.25	0.34	0.25
140	20	0.29	0.25	0.26	0.25	0.39	0.25	0.38	0.25
10	-110	0.3	0.25	0.28	0.25	0.41	0.25	0.4	0.25
-120	-240	0.35	0.25	0.31	0.25	0.44	0.25	0.43	0.25
-250	-280	0.35	0.25	0.31	0.25	0.45	0.25	0.43	0.25

Deswik Stope Optimiser (DSO) was used to create stope shapes based on the inputs above and a starting minimum mining width of 3 m. Since the selected mining method relies on pillars to support excavated stopes, optimisation runs were required to determine the best pillar locations in each area of the mine. Stope Optimiser runs were completed, with each subsequent run offsetting the stope framework by the nominal pillar length. The DSO runs were assessed based on the total NSR value

Effective Date: April 14, 2026 267

contained within the stope shapes excluding rib and sill pillars, and the highest NSR scenarios were selected.

The amount of hangingwall dilution was calculated during the DSO process, while the footwall dilution was calculated in Deswik.Sched.

After the DSO process was completed, lateral development was designed through the DSO output mining shapes. The Stope Optimizer shapes were then depleted to remove the portion that overlaps with the lateral development.

15.2.3 Mining Losses

The average stope width for the Nussir deposit is approximately 5 m wide, with over 70% of the stopes falling between 3 m and 5 m wide. For the stopes, based on other narrow vein longhole open stoping, and being able to consistently muck ore off a flat surface, a production mining loss of 5% was estimated. For development ore, a mining loss of 0% was utilized.

15.2.4 Economic Parameters

15.2.4.1 Metal Prices

Table 15-5 summarises the metal prices used for the Mineral Reserve estimation. These prices are considered to be representative of the long-term market conditions and are based on three year historical metal prices. Further discussion regarding the assumed metal prices is included in Section 19.

Table 15-5: Metal Prices

Metal	Unit	Value
Cu Price	US$/tonne	9,034
Au Price	US$/Oz (troy)	2,487
Ag Price	US$/Oz (troy)	26.58

15.2.4.2 Net Smelter Return (NSR) Methodology

The Nussir deposit is predominantly copper (Cu) bearing with smaller amounts of gold (Au) and silver (Ag). To account for the economic contribution of the different metals in the orebody, a net smelter return (NSR) approach was used to calculate the value of each individual block within the geological block model based on a derived formula. The inputs used to derive the NSR formula are summarised in Table 15-6. Key assumptions and other economic parameters relevant to the NSR calculation are documented in Nussir Feasibility Study Update - Note for the Record No. 0003: Financial and NSR Study Assumptions (Schunke, 2026; Document No. NU02A001-0000-PM-TEN-

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Table 15-6: Input Parameters for the NSR Calculation

Parameter	Unit	Value	Basis
Mining Operating Expenditures (OPEX)	US$/t milled	22.10	Mining (Anderson et al., 2023) - US$21.00/t ore - Escalated to 2025
Processing OPEX	US$/t milled	6.89	Processing (Anderson et al., 2023) - US$6.50/t ore - Escalated to 2025
Infrastructure OPEX	US$/t milled	0.04	Infrastructure (Anderson et al., 2023) - US$0.03/t ore – Escalated to 2025
Transport and Quay	US$/t milled	0.09	Transport (Anderson et al., 2023) - US$0.08/t ore – Escalated to 2025
General and Administrative (G&A) OPEX	US$/t milled	0.81	G&A (Anderson et al., 2023) - US$0.77/t ore – Escalated to 2025
Sustaining Capital Expenditures (CAPEX)	US$/t milled	3.60	Sustaining CAPEX (Anderson et al., 2023) - US$134.1 million (M) $3.60/t ore (Year 3 to end of the Life of Mine (LOM)) – Escalated to 2025
Metal Prices			
Metal Price Copper	US$/t (metric)	9,034	3 year historical price
Metal Price Gold	US$/oz (troy)	2,487	3 year historical price
Metal Price Silver	US$/oz (troy)	26.58	3 year historical price
Metallurgical Recovery			
Metallurgical Recovery Copper	%	96	Metallurgical Recovery Copper (Anderson et al., 2023): 96%
Metallurgical Recovery Gold – High Grade (HG) domain	%	84	Metallurgical Recovery Gold (Anderson et al., 2023): HG 84.0%. Considered all HG domains for NSR calculation
Metallurgical Recovery Gold - Low Grade (LG) domain	%	80	Metallurgical Recovery Gold (Anderson et al., 2023): LG 80.0%. Considered all HG domains for NSR calculation
Metallurgical Recovery Silver - HG domain	%	95	Metallurgical Recovery Silver (Anderson et al., 2023): HG 95.0%. Considered all HG domains for NSR calculation
Metallurgical Recovery Silver - LG domain	%	93	Metallurgical Recovery Silver (Anderson et al., 2023): LG 93.0%. Considered all HG domains for NSR calculation
Payable Metals			
Payable Copper % in dry concentrate	%	97.50	Blue Moon - Side Letter Agreement-Redacted (Schedule D - Offtake Terms) (Ehsani, 2025)
Payable Gold % in dry concentrate	%	75.03	95% subject to minimum deduction of 1.0 g/DMT at LBMA Gold average AM/PM Quotation averaged over the Quotational Period (Ehsani, 2025)
Payable Silver % in dry concentrate	%	90.75	96% subject to minimum deduction of 30 g/DMT at LBMA Silver Spot Price averaged over the Quotational Period (Ehsani, 2025)
Concentrate			
Cu Concentrate Grade	%	45%	Blue Moon - Side Letter Agreement-Redacted (Schedule D - Offtake Terms) (Ehsani, 2025)

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Parameter	Unit	Value	Basis
Concentrate Moisture	%	9%	Assumption based on typical range for mineral concentrates
Other Costs			
Concentrate Treatment Cost	US$/Dry Metric Tonne (DMT) Concentrate	75.00	As advised by Alexander Krogh (Krogh, 2025)
Copper Refining Cost	US$/lb Payable Cu in Concentrate	0.075	As advised by Alexander Krogh (Krogh, 2025)
Gold Refining Cost	US$/Oz Payable Au in Concentrate	5.00	Blue Moon - Side Letter Agreement-Redacted (Schedule D - Offtake Terms) (Ehsani, 2025)
Silver Refining Cost	US$/Oz Payable Ag in Concentrate	0.45	Blue Moon - Side Letter Agreement-Redacted (Schedule D - Offtake Terms) (Ehsani, 2025)
Freight	US$/WMT Concentrate	54.50	Nussir Feasibility Study Update - Note for the Record No. 0003: Financial and NSR Study Assumptions (Shunke, 2026; Document No. NU02A001-0000-PM-TEN-00002)
Zero Emission Premium	US$/WMT Concentrate	2.50	Nussir Feasibility Study Update - Note for the Record No. 0003: Financial and NSR Study Assumptions (Shunke, 2026; Document No. NU02A001-0000-PM-TEN-00002)

The formula derived to calculate NSR value is as follows (based on individual grades of Cu, Au and Ag):

$$NSR\left(in\frac{US\$}{t}\right) = (Cu\,\% * A) + \left(Au\frac{g}{t} * B\right) + \left(Ag\frac{g}{t} * C\right)$$

- A = 8,004.60
- B = 44.62
- C = 0.32

15.2.5 Cutoff Value

The mining breakeven cutoff NSR value was estimated using available mining costs from the incumbent contractor, previous study work and industry norms. Table 15-7 summarises the breakeven cutoff value.

Table 15-7: Breakeven Cutoff Value

Parameter	Unit	Value
OPEX		
Mining	$/t milled	12.23

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Parameter	Unit	Value
Operating Development	$/t milled	6.15
G&A	$/t milled	0.81
Processing	$/t milled	6.89
Total OPEX Estimate	**$/t mined**	**26.08**
SUSEX		
Underground Development Capex	$/t mined	5.49
Processing Sustaining	$/t milled	0.64
Tailings	$/t milled	0
Total SUSEX Estimate	**$/t mined**	**6.13**
Total Cost Estimate	**$/t mined**	**32.21**
Dilution		
Dilution	%	10%
Cutoff		
In-Situ NSR Cutoff	$	35.43

In addition to the breakeven cutoff value, an incremental cutoff value (ICOV) was calculated. The ICOV was calculated using the direct stope mining and processing costs. An ICOV of US$ 21.03/t was utilized to identify stopes that did not require additional development to mine and add additional value to the deposit.

The development ore cutoff was calculated using the direct development mining and processing costs. An ore cutoff of US$ 8.86/t was used to differentiate between development ore and development waste.

15.3 Reserve Waterfall

The mine design process converted the 28.7 Mt mineral resource to a 25.0 Mt mineral reserve.

Through application of modifying factors, rib pillars, non-minable stopes, the crown pillar, and the estimated sill pillar tonnes were removed, resulting in 22.5 Mt of material contained within the stope shapes. A supplemental DSO run was completed to find any stopes that could be added to the inventory as incremental material, resulting in 70 kt of additional stope material. Then, the stope shapes were cut and depleted by the underground development shapes, footwall dilution was added, and a mining recovery factor was applied, resulting in 20.0 Mt of stope ore. Development ore was then added, accounting for 5.0 Mt and bringing the total reserve to 25.0 Mt. A waterfall chart showing the conversion from mineral resource to mineral reserve is shown in Figure 15-1.

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Reserve Waterfall
Increase
Decrease
Total
Tonnes (Mt)
35.0
30.0
25.0
20.0
15.0
10.0
5.0
0.0
28.7
30.1
-4.3
-1.3
-2.1
-0.1
22.4
0.1
-2.7
1.3
-1.1
20.0
5.0
25.0
Mineral resource
DSO shapes
Rib pillars
Crown pillar
Estimated sill pillars
Non-minable stopes
Stope tonnes...
Incremental Stopes
Cut stope shape
FW dilution
Mining losses
Stope ore
Development ore
Total ore

Figure 15-1: Resource to Reserve Waterfall Chart

15.4 Factors Affecting Mineral Reserve Estimates

The Nussir Mineral Reserve is based on a Feasibility Study level of assessment. On review by the Qualified Person for Reserves, Roy R. Levesque P.Eng. (QP) there are no issues that could substantially affect potential Mineral Reserves. Technical factors that may impact the Mineral Reserves, are listed in no particular order, and are not limited to the below:

- Changes to metal price assumptions and exchange rates
- Changes to royalties or offtake agreements
- Changes to processing recoveries
- Changes to geological interpretation of the deposit
- Changes to geotechnical assumptions
- Changes to mining costs
- Capital infrastructure cost escalation
- Existence of unrecognized fault structures that could affect mine design and underground access
- Assumption that the surface survey above the mineralisation is accurate and correct
- Changes in surface permitting approvals
- Maintaining stakeholder agreements with local communities.

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16. Mining Methods

Nussir's underground mine is accessed through a 120 m long surface portal, which serves as the primary access to the main decline.

Initially, waste will be trucked to an appropriate site on the surface. Once development has progressed far enough to support conveyor installation, ore and waste will be conveyed through the first 130 m of the existing silo tunnel, now referred to as the Silo Tunnel, which will join with the end of the conveyor decline. The conveyor decline will continue approximately 1,600 m from the primary access, intersecting with the northeastern end of the deposit before turning west. The conveyor decline will join with the transport drive, which will provide access to the mine's various ramps along the bottom of the deposit. To reach the deposit, eight ramps will extend upwards from the transport drive and connect to the deposit through access drifts. Figure 16-1 presents a long section of the mine.

Ramp 8
Ramp 7
Ramp 6
Ramp 5
Ramp 4
Ramp 3
Ramp 2
Ramp 1
Ramp to Surface

Figure 16-1: Nussir Long Section

16.1.1 Main Decline

The main decline constitutes the primary access to the underground mine and is designed to accommodate the long term haulage, services and conveyor infrastructure. The decline will be developed entirely within the footwall stratigraphy to maximize excavation stability and reduce interactions with weaker mineralised horizons.

Excavation of the main decline will be undertaken as a large-section development opening that is intended to remain serviceable for the life of mine (LOM). The excavation must therefore satisfy both the short-term advance requirements and the long term stability criteria associated with conveyor installation and operational access.

Development will initially rely on truck haulage during early infrastructure establishment, after which the permanent conveyor system will be installed progressively as the decline advances. Excavation support will be installed in accordance with the observed ground conditions and adjusted where structural zones or lithological contacts are encountered. The ground support requirements are

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therefore expected to vary along the decline alignment, with increased reinforcement anticipated in areas influenced by structural discontinuities or lithological transitions. Exhaust air will be returned to the surface via the main portal during the development phase.

Local mining contractor LNS is currently excavating the main decline at a nominal size of 8 m wide by 8 m high. As of March 29, 2026, the main decline development advancement is 918m.

16.1.2 Transport Drive

The transport drive will be developed approximately 6,000 m along strike within the footwall waste rock. The host waste rock mass is interpreted to be generally fair-to-good quality with moderate fracturing, although isolated fault zones and fracture bands are known to occur locally. The extended length of the drive requires consideration of cumulative structural variability, stress redistribution with depth and long term deformation control.

Given its role as the primary long term haulage corridor, the excavation design of the transport drive prioritizes durability and serviceability. Ground support installation will be based on empirical rock mass classification methods and adjusted where faulting, fractured intervals or local stress concentrations are encountered.

16.1.3 Ramps

Eight ramps will be used to access Nussir's various mining zones. The ramps will connect to the footwall side of the transport drive and will be driven upwards in a spiraling oval shape from the transport drive. In some areas, the ramps will also be driven downwards from the fresh air level to improve the mine's production ramp-up. Ramp excavation will proceed progressively to establish access to each mining zone and production level as necessary to support the mine's production profile. The ramps will also provide access to the fresh air level near the top of the deposit, which will provide access to an escapeway and acts as the secondary egress.

Where ramps remain within the footwall sequence, the excavation conditions are expected to be generally favorable. However, where ramp alignments approach or intersect the mineralised dolomite horizon or adjacent schistose units, the ground conditions may deteriorate due to increased fracturing, sheared contacts or weaker mica-rich lithologies.

Therefore, the ramp design incorporates provisions for localized ground support enhancement, adjustment of excavation spans, where required, and consideration of depth-related stress conditions.

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16.1.4 Level Development

The production levels will be accessed by drives developed perpendicular to the strike of the orebody from the primary ramp or Transport Drive. This configuration enables access to both directions of the mineralised horizon while maintaining development largely within waste rock, thereby improving excavation stability and reducing dilution risk.

Each level access drive is designed to accommodate the infrastructure required to support subsequent development and production activities. This includes the connections to ore passes, ventilation raises, services, haulage routes and operational facilities necessary for sustained production from the level.

From each level access drive, ore drives are developed along strike within the mineralised horizon in both directions. These drives form the basis of panel development and provide access for drilling, blasting, ventilation and ore extraction. The exact layout of the mining levels vary across the deposit and is influenced by factors such as the orebody dip and the strike length of the local mineralisation. A typical level layout is shown in Figure 16-2.

Ore Drive
Remuck
Refuge
Orepass
Access
Fresh Air
Drive
Electrical
Substation
Sump
Access
Remuck
Remuck
Down
Ramp
Up
Ramp

Figure 16-2: Plan View of a Typical Level Design

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16.2 Mining Method Selection

A comparison was conducted on mining methods for the Nussir deposit. Based on the relatively low grade, mining methods that require backfill were eliminated from the study. The following three methods were reviewed in detail:

- Top down LHOS
- Bottom up LHOS
- Modified Creeping Cone

The Modified Creeping Cone method was included in the comparison due to its use in the 2023 Feasibility study conducted by SRK. The Modified Creeping Cone method is significantly less common than the LHOS variations. Several factors were considered during the assessment of these mining methods, including the following:

- Mineralisation width
- Dip
- Dilution
- Operational flexibility
- Production and extraction percentage rate
- Capital expenditures (CAPEX)/operating expenditures (OPEX).

The comparison concluded that top down LHOS was the best mining method for this deposit because it was more favourable in several categories, including the following:

- Known method with significant real-world data to support its use
- Reduced dilution and higher recovery
- Limited broken inventory in stopes
- Lower risk of broken material bridging in stopes
- Operational simplicity
- Lower development OPEX.

As a result, top down LHOS was selected for the mine design.

16.3 Geotechnical Considerations

16.3.1 Rock Mass Characterization Along Ore Strike

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16.3.1.1 Spatial Variability in Rock Mass Quality

The assessment of rock mass quality, predominantly using the Q-system (or Q' without water and stress factors), indicates a distinct spatial zonation along the deposit's strike. Due to the limited and localized nature of geotechnical logging data, the deposit has been divided into mining zones (A, B, C, and D) to better capture this variability (SRK, 2023).

Zones with High-Quality Rock Mass (Good to Very Good): Zones A and B consistently exhibit the highest rock mass quality. In Zone B, median Q' values for the hanging wall (HW) reach 66.1 ("Very Good"), while in Zone A, median Q' values are around 19.1 ("Good") (SRK, 2023). The footwall (FW) in these zones is also characterized as "Good" to "Very Good," with median Q' values ranging from 9.4 to 67.6 (SRK, 2023).

Zone with Variable and Lower-Quality Rock Mass (Fair to Good): Zone C represents the most structurally complex and lowest-quality sections of the deposit. Zone C exhibits the highest variability, with a median HW Q' of only 5.6 ("Fair") and a wide range from 0.07 to 200. The FW in this zone is similarly rated as "Fair" with a median Q' of 6.8 (SRK, 2023).

The variability in Zone C is attributed to the intersection of fault and shear zones. Detailed analysis of Q' input parameters confirms this, with these areas exhibiting a higher proportion of joint sets ($J_n = 12, 15$) and weak joint alteration ($J_a > 4$), indicative of locally heavily fractured and weakened rock (SRK, 2023). This is further associated with the presence of a diabase dike that cuts through the ore sequence, often with sheared contacts (Kjell Nilsen, 2018).

16.3.1.2 Intact Rock Strength

Uniaxial Compressive Strength (UCS) testing across the deposit classifies the hanging wall, ore, and footwall domains as "Strong" to "High-Strength" rocks. Average UCS values vary by domain and across studies but generally fall within the 80-127 MPa range. The hanging wall and footwall typically exhibit higher strength (average ~100-110 MPa) than the ore zone (average ~80-100 MPa) (SRK, 2023). However, a common finding across all studies is the significant variability within each domain, particularly in the ore zone, where values can range from as low as 39 MPa to over 230 MPa. This is attributed to the diverse mineralised lithologies and, in some cases, failure along discontinuities during testing (SRK, 2023).

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16.3.1.3 Anisotropy and Structural Controls

A pervasive foliation, generally parallel to the strike of the orebody, is recognized as the dominant structural feature and the most critical discontinuity set for stope stability. The rock mass is highly anisotropic, with point load tests showing that strength perpendicular to the foliation can be twice that measured parallel to it. Stereographic analysis confirms this dominant set (Set 1) with a mean dip of 55.6° and dip azimuth of 351.1° (SRK, 2023). This foliation is expected to create a slabbing failure mode in the hanging wall, a key factor in stope design.

16.3.1.4 In-Situ Rock Stress

In-situ stress measurements from hydraulic fracturing at approximately 215 m depth provide the quantitative basis for the stress field. The results indicate a maximum horizontal stress (σH) of 15.1 MPa oriented N69°E, which is parallel to the deposit strike, and a minimum horizontal stress (σh) of 9.2 MPa (Golder, 2018). This orientation is considered favorable. For the FS, a non-linear stress gradient with depth has been proposed, where the $\sigma H/\sigma V$ ratio reduces from 2.65 at 150 m depth to 2.0 at 800 m depth, to avoid overly conservative estimates at greater depths (SRK, 2023).

16.3.1.5 Summary of Geotechnical Conditions

16.3.2 Stope Parameters

The modified stability graph method (Potvin, 1988) in Figure 16-3 was utilized to assess stope stability. The stability number (N′) and hydraulic radius (HR) were calculated for each stope wall and stope back, as described by Equation 16-1 and Equation 16-2.

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1000
100
10
1.0
0.1
Modified Stability Number (N')
0
5
10
15
20
25
Hydraulic Radius (m)
Main data base
Stable Stope Surface
Unstable Stope Surface
Caved Stope Surface
Complementary data base

Reference: Potvin (1988)

Figure 16-3: Modified Stope Stability Graph

The method involves calculating the stability number (N′) and hydraulic radius (HR) as follows:

Equation 16-1:

$$N' = Q' \times A \times B \times C$$

Equation 16-2:

$$HR = \frac{l \times h}{2 \times (l + h)}$$

where Q′ is defined following Barton et al. (1974) as the rock mass quality index. Factors A, B and C represent stress, rock joint orientation and design surface orientation, respectively.

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In this assessment, the hangingwall (HW) controls the stope stability. Based on the mine design, the vertical spacing between the stopes is 30 m, while the average dip angle is 60°. Thus, the dip height of a stope is approximately 34.6 m. Once HR is determined, the maximum achievable stope length can be calculated.

According to Figure 16-3, the upper curve represents the stability threshold and data points on or above this curve indicate stable stopes. Based on the relationship between N' and HR, HR can be determined when N' is known.

For this project, in-situ stress measurements and rock mass characterizations were adopted from the Golder (2021) and SRK (2024) reports. Median values (50th percentile) were used for Q' and the unconfined compressive strength (UCS) of intact rock. The induced stress was analyzed using Rocscience RS2 (2D finite element analysis), and an example stope 260 m below surface is shown in Figure 16-4. Factors B and C were taken as 0.4 and 5.75, respectively. The foliation joint set was assumed dominant. The maximum achievable stope dimensions are summarised in Table 16-1.

Sigma Z
min (stage): 9.03 MPa
9.00
10.65
12.30
13.95
15.60
17.25
18.90
20.55
22.20
23.85
25.50
27.15
28.80
30.45
32.10
33.75
35.40
37.05
38.70
40.35
42.00
max (stage): 41.48 MPa
12.30

Figure 16-4: Induced Stress at 260 m Depth

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Table 16-1: Stope Length Determination Results

Zone	Elevation from	Elevation to	Stope Vertical Height (m)	Stope inclined heigh (m)	Stope Length (m)	Recommended Length (m)
A	170	45	30	34.6	48	50
	45	-80	30	34.6	48	50
	-80	-240	30	34.6	37	40
B	270	145	30	34.6	224	80
	145	20	30	34.6	86	80
	20	-105	30	34.6	51	50
	-105	-240	30	34.6	48	50
C	340	215	30	34.6	34	35
	215	90	30	34.6	32	35
	90	-35	30	34.6	27	25
	-35	-160	30	34.6	21	25
	-160	-280	30	34.6	21	25
D	400	275	30	34.6	43	45
	275	150	30	34.6	40	45
	150	25	30	34.6	33	35
	25	-100	30	34.6	29	30
	-100	-180	30	34.6	25	30

Note: The results are considered conservative because the undercuts for each stope are typically supported.

The Qualified Person considers that empirical stability analyses and available rock mass classification data support the use of variable stope spans across the deposit to maintain acceptable stability and dilution performance. In areas interpreted to have more competent rock mass conditions and shallower depth, 80 m stope lengths can be used, whereas at greater depths or in domains where hangingwall fracturing or structural features are anticipated, shorter strike lengths in the order of 25 m are considered suitable.

16.3.3 Rib and Sill Pillars

The Lunder and Pakalnis hard-rock pillar stability graph (1997) was used to back-estimate the dimensions of the rib and sill pillars. Figure 16-5 presents the Lunder and Pakalnis graph, which was developed from Canadian hard-rock pillar case histories and correlates pillar condition and stability with stress–strength parameters based on pillar geometry and rock strength. The pillar stresses were calculated using the Rocscience finite element programs RS2 and RS3.

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Failed
Unstable
Stable
FS=1.0
FS=1.4
178 obs.
Average pillar load/UCS
Pillar width/height ratio
Pillar stability classification
Failed
Unstable
Stable

Reference: Lunder and Pakalnis (1997)

Figure 16-5: Pillar Stability Graph

Rib pillar dimensions were established using geotechnical domain interpretation, empirical design criteria and consideration of anticipated in-situ stress conditions. Rib pillars are designed to provide local ground control between adjacent stopes, with pillar width varied according to the depth within each geotechnical area. The rib pillars are offset on each level to limit the maximum hydraulic radius of the stopes. Table 16-2 presents the recommended rib pillar lengths. These were determined using RS2 and the empirical approach developed by Lunder and Pakalnis (1997).

Table 16-2: Rib Pillar Dimensions by Geotechnical Area

Mining Zone	Elevation from	Elevation to	Rib Pillar Length (m)
A	170	45	5
	45	-80	5
	-80	-240	10
B	270	145	5
	145	20	5
	20	-105	10
	-105	-240	10
C	340	215	5
	215	90	5
	90	-35	10
	-35	-160	10
	-160	-280	10

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Mining Zone	Elevation from	Elevation to	Rib Pillar Length (m)
D	400	275	5
	275	150	5
	150	25	10
	25	-100	10
	-100	-180	10

Sill pillars were incorporated at planned vertical intervals to manage stress interactions between the levels and to maintain the regional stability of mining panels over the LOM. The Qualified Person considers these dimensions to be reasonable for a feasibility level design; however, refinement through additional geotechnical drilling, mapping and monitoring during development will be required to confirm the assumptions applied in this study. Table 16-3 presents the recommended sill pillar heights and their location within each mining zone. These were determined using RS2 and the empirical approach by Lunder & Pakalnis (1997).

Table 16-3: Sill Pillar Dimensions by Geotechnical Area

Sill Elevation (m)	Mining Zone			
	A	B	C	D
240	10 m	10 m	10 m	10 m
80	10 m	10 m	10 m	10 m
-80	10 m	10 m	10 m	10 m
-240	10 m	10 m	10 m	10 m

16.3.4 Crown Pillar

Crown pillar thickness was analyzed using Rocscience C-Pillar. Figure 16-6 presents the model inputs and results. A crown pillar length and width of 100 m and 7.5 m, respectively, were assumed. The rock mass quality (Q) was conservatively taken as 5, representing half of Q’ due to the application of a strength reduction factor (SRF) of 2, which is appropriate for near-surface conditions.

A crown pillar thickness of 15 m is recommended across all mining zones. The probability of failure at this thickness is below 5%, as shown by the light blue data point in Figure 16-7.

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Empirical Scaled Span Design Method (Carter 1992,2014)
Minimum
Maximum
S: Crown Pillar Span (m)
7.5
7.5
L: Length of Crown (m)
100
100
T: Thickness of Crown (m)
15
15
Gamma: Rock Mass Specific Gravity
2.7
2.7
Q: Rock Mass Quality Index
5
5
Theta: Orebody/Foliation Dip (°)
60
60
Shallow Dip Correction
H: Depth to Sill Pillar
0
0
Phi: Rock Mass Friction
0
0
*shallow dip correction used only if orebody dip<60 deg
$C_s = S\sqrt{\frac{\gamma}{T(1+S_r)(1-0.4cos\theta)}}$ where $S_r = \frac{S}{L}$
Design Guidelines Chart
Compute Scaled Span
Cs: Scaled Span (m)
3.43
3.43
100%
50%
20%
10%
5%
1.5%
0.5%
Caving Conditions
Class A
B
C
D
E
F
Class G
Essentially Stable
Crown Pillar Scaled Span Cs (m)
100
10
1
0.1
0.001
0.01
0.1
1
10
100
1000
Rock Mass Quality Index
Done

Figure 16-6: Crown Pillar Stability Graph

16.3.5 Dilution

Dynamic hanging wall dilution is expected to vary with stope span, depth and local hanging wall conditions, particularly where fracturing or structural features occur near the ore contact. Larger stope spans and hydraulic radii may increase the potential for hanging wall relaxation and overbreak, while reduced spans at depth and in weaker geotechnical areas are expected to limit dilution. The mine design, therefore, applies

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284

variable stope dimensions by geotechnical domain to maintain acceptable stability and dilution performance. The dilution assumptions used in the feasibility study are considered reasonable for the current level of design, subject to confirmation through operational monitoring and reconciliation during mine development. The dilution analysis is presented in Figure 16-10 and Table 16-4. The hangingwall dilution across all levels is within the range of 0.25 to 0.5m.

1000
100
10
1
0
Stope Stability Number N'
0
2
4
6
8
10
12
14
16
18
20
Hydraulic Radius, m
ELOS<0.25m
ELOS=0.25-0.5m
ELOS=0.5-1.0m
ELOS=1.0-2.0m
ELOS=2.0-3.0m
ELOS>=3.0m
ZoneA pt1
ZoneA pt2
ZoneB pt2
ZoneA pt3
ZoneB pt1
ZoneB pt2
ZoneB pt3
ZoneB pt4
ZoneC pt1
ZoneC pt2
ZoneC pt3
ZoneC pt4
ZoneC pt5
ZoneD pt1
ZoneD pt2
ZoneD pt3
ZoneD pt4
ZoneD pt5

Figure 16-7: Dilution Graph

Table 16-4: Summary of Dilution

Zone	Data Point in Figure 16-7	HR	N'	Dilution Thickness (m)
Zone A	pt1	10.10	43.93	0.29
	pt2	10.10	43.93	0.30
	pt3	8.92	30.66	0.35
Zone B	pt1	15.00	137.56	0.25
	pt2	12.33	78.24	0.26
	pt3	10.35	47.17	0.28

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Zone	Data Point in Figure 16-7	HR	N'	Dilution Thickness (m)
	pt4	10.06	43.50	0.31
Zone C	pt1	8.60	27.60	0.36
	pt2	8.35	25.39	0.39
	pt3	7.63	19.56	0.41
	pt4	6.61	12.90	0.44
	pt5	6.61	12.90	0.45
Zone D	pt1	9.62	38.18	0.33
	pt2	9.28	34.40	0.34
	pt3	8.48	26.49	0.38
	pt4	7.85	21.21	0.40
	pt5	7.33	17.44	0.43

16.3.6 Stress Regime

The preferred in-situ stress model remains the revised SINTEF hydraulic-fracturing result, also adopted in later Golder and SRK studies. The controlling values are σH = 15.1 MPa, σh = 9.2 MPa, and σv = 6.0 MPa at about 215 m depth, with σH oriented 69° from north and interpreted as parallel to ore strike. This indicates a moderately horizontal-stress-dominated regime with σH > σh > σv.

SRK has reviewed published references in order to propose a potential reduction in the σH/σV ratio (k ratio) with depth. SRK proposed stress regime as shown in Figure 16-8 with the orange line (σ1 or σH) and the dark blue line (σ2 or σh) utilized as the stress states at respective depth for the analysis and design.

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Estimated Nussir Stress Regime
Stress (MPa)
0.0
20.0
40.0
60.0
80.0
0
200
400
600
800
1000
1200
Depth (mbs)
SINTEF_σ1
SINTEF_σ2
σ_Vertical
σ1 (Variable K Ratio)
σ2 (Variable K Ratio)
Test (NUS-HF)

Figure 16-8: Stress Regime proposed by SRK

Worley adopted the curves of σ_1 (Variable K Ratio) and σ_2 (Variable K Ratio) in Figure 16-8, and obtained the stresses as well as the stress ratios at various depths for induced stress analysis.

Worley recommends conducting additional stress testing to verify the above assumption and to improve confidence in the interpreted stress regime with depth.

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Given the current uncertainty in the extrapolation of the horizontal-to-vertical stress ratio, further site-specific measurements would provide a more robust basis for geotechnical analysis, mine design, and stability assessment. In particular, priority should be given to stress data from sedimentary rock sites, as these are likely to offer more relevant analogues for the project setting and may help constrain how the stress ratio evolves with increasing depth. Additional testing would also support refinement of the stress field model, reduce uncertainty in the design assumptions, and allow better assessment of the potential impact of stress on excavation stability and mine economics.

16.3.7 Other Considerations

The underground mine design for the Project was developed with geotechnical stability as the key constraint on stope dimensions, sequencing and pillar layout. The available logging, structural interpretation and empirical analyses indicate that the rock mass conditions are generally suitable for LHOS, although variability near the lithological contacts and structural zones may locally affect stability.

The orebody is hosted in dolomitic arenite with a schistose hanging wall and conglomeratic footwall. The rock mass is largely competent; however, fracturing near the ore contact and local shear or fault zones represents the main geotechnical risks and may contribute to overbreak and dilution if not managed through design and sequencing.

Stope spans were defined using empirical stability graph methods that consider depth, rock quality and hydraulic radius. A systematic pillar strategy provides both local and regional support. Rib pillars maintain panel integrity and sill pillars limit stress interaction between levels.

Overall, the proposed mining method, stope dimensions and pillar configuration are considered appropriate for the expected ground conditions, subject to ongoing monitoring and refinement during detailed engineering and early mine development.

16.4 Stope Design

Nussir's stope dimensions are generally constrained by the geotechnical conditions, except for the stope height. The stope height for Nussir is 30m for the entirety of the orebody, which is based on practical drilling accuracy for the proposed production drilling equipment. Stope lengths at Nussir vary greatly across the orebody's strike and depth, from a minimum of 25m to a maximum of 80m long. The stope lengths were developed in consideration of the interpreted geotechnical domains, rock mass quality, structural controls and depth related stress conditions. A typical stope cross section is shown in Figure 16-9.

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Overcut Drift
Stope
30 m
Undercut Drift

Figure 16-9: Typical Stope Cross Section

16.4.1 Stope Width

A minimum mining width of 3 m was assumed for stope design as a realistic minimum width achievable with the selected mining method and assumed mining equipment. The Nussir deposit varies in thickness, with stopes in some areas reaching upwards of 8 m wide. However, the majority of the stopes range from 3.25 m to 5 m in width, while the average stope mining width is 5 m on a tonne-weighted basis. Figure 16-10 shows the distribution of stope widths throughout the deposit. The long section shown in Figure 16-11 illustrates the stope width distribution across the deposit.

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Stope Width Histogram
700
600
500
400
300
200
100
0
[3.25, 3.75]
(3.75, 4.25]
(4.25, 4.75]
(4.75, 5.25]
(5.25, 5.75]
(5.75, 6.25]
(6.25, 6.75]
(6.75, 7.25]
(7.25, 7.75]
(7.75, 8.25]
(8.25, 8.75]
(8.75, 9]
> 9

Figure 16-10: Stope Width Histogram

Thickness (m)
Colour
3.25 to 3.75
3.75 to 4.25
4.25 to 4.75
4.75 to 5.25
5.25 to 5.75
5.75 to 6.25
6.25 to 6.75

Figure 16-11: Nussir Mine Long Section with Stope Width Colouring

16.4.2 Stope Sequencing

Nussir's mining sequence requires that longitudinal stopes be mined top down, which results in diminishing pillars at the level access. Geotechnical risk mitigation measures, such as dynamic ground support and geotechnical monitoring, will be implemented to mitigate geotechnical risks affecting the stopes and pillars directly adjacent to the level access. The stoping front will be kept as vertical as possible to help manage geotechnical stresses. The overall ramp system will be mined bottom to top. Within each ramp, panels will be divided vertically by sill pillars. These four-stope high panels will be mined top down and retreat towards the central level accesses. Figure 16-12 shows the mining sequence in Ramp 2, wherein the lowest panel has been completely mined and both the middle and upper panels are being actively mined towards diminishing pillars. The completed stopes are shown in green while the

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actively mined stopes are indicated in light red, which illustrates the outside-in retreating sequence.

Figure 16-12: Ramp 2 Mining Sequence Long Section

16.5 Development Design

16.5.1 Lateral Development

All lateral development will be excavated using drill and blast methods. Critical LOM infrastructure, such as ramps, were designed to be a minimum of 25 m from the orebody so as to be out of the influence of mining induced stresses. Excavations were designed for all of the necessary access and infrastructure required to support mining activities. The lateral development profiles are presented in Table 16-5.

Table 16-5: Lateral Development Profiles

Development Type	Heading Profile		
	Width (m)	Height (m)	Type
Access	5.0	5.0	Arch
Decline	8.0	8.0	Arch
Electrical Substation	7.5	5.0	Arch
Fresh Air Drive	6.0	6.0	Arch
Fresh Air Drive Level	5.0	5.0	Arch
Fuel Bay	8.0	5.5	Arch
Lunchroom	5.0	5.0	Arch
Explosives Magazine	9.0	5.5	Arch
Explosives Magazine Access	5.0	5.0	Arch

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Development Type	Heading Profile		
	Width (m)	Height (m)	Type
Ore Drive	5.0	5.0	Arch
Orepass	5.0	5.0	Arch
Pump Station	6.0	5.0	Arch
Pump Station Storage	8.0	7.0	Arch
Ramp	5.0	5.0	Arch
Refuge	5.0	5.0	Arch
Remuck	5.0	5.0	Arch
Shop	7.5	6.0	Arch
Sump	6.0	5.0	Arch
Transport Drive	5.0	6.0	Arch

16.5.2 Vertical Development

Vertical development is divided into two main categories: ventilation and material handling. The ventilation infrastructure consists of a combination of raisebored and blasted raises. Raise diameters vary from 1 m for escapeways up to 4.5 meters for raises that breakthrough to surface. The main ventilation circuit uses raisebore holes; however, the mining sequence and surface access restrictions limit raisebore use above the ventilation level. For levels above the ventilation level, blasted ventilation raises will be completed as development advances upwards. The material handling orepasses and finger raises are blasted raises that are developed as the mine progresses upwards. This allows for the materials handling system to be used prior to fully completing the excavation of the entire ramp system. The vertical development dimensions are shown in Table 16-6.

Table 16-6: Vertical Development Profiles

Description	Excavation Method	Profile
Escapeway	Raisebore	1 m diameter
Fresh Air Raise	Raisebore	3 m diameter
Fresh Air Raise	Blasted	3.5 m square
Fresh Air Raise Breakthrough	Blasted	4.5 m diameter
Return Air Raise	Raisebore	4.5 m diameter
Orepass	Blasted	3.0 m square
Finger Raise	Blasted	2.4 m square

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16.6 Material Movement

16.6.1 Introduction

The evaluation of the preferred material handling system (MHS) for the Nussir orebody considered the following factors:

- Location of the portal and decline access
- Orebody geometry, including vertical and strike extents
- Required production rate
- Distances between mining zones and the base of the main access decline.

The selected MHS for Nussir consists of a network of seven orepasses linking the production levels to conveyors in the Crosscuts. Crosscut conveyors will feed material to the conveyors in the Transport Drive, which will feed the main decline conveyor. The main conveyor will feed a diverter in the silo tunnel, which will feed conveyors that go to the silo or the surface storage area. Implementing this system will require the construction and commissioning of sub-vertical raises at each ramp as orepasses throughout the LOM. Table 16-7 lists the mine's underground conveyors, which are shown in a long section in Figure 16-13.

Table 16-7: MHS Belt Conveyor List

Description	Belt Size (mm)	Length (m)	Power (Kw)
A1 Conveyor	1000	2000	900
A2 Conveyor	1000	670	250
B1 Conveyor	1000	430	55
B2 Conveyor	1000	920	200
C1 Conveyor	1000	1900	200
C2 Conveyor	1000	710	75
C3 Conveyor	1000	1200	132
D1 Conveyor	1000	640	90
Silo Conveyor	1000	118	75
Ore/Waste Rock Tunnel Conveyor	1000	62	30
Ore/Waste Rock Surface Conveyor	1000	177	37

16.6.2 Stage 1

During the ramp-up phase and prior to installation of the conveyor system, all ore and waste will be hauled to surface by truck. This approach will be used until the first portions of the conveyor system is commissioned.

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Blasted material will be loaded at the face by 14 tonne capacity load-haul-dump (LHD) fleets and transported to the nearest remuck, level access or, when available, the first operational orepass. The earliest accessible orepass will be located at the base of Ramp 1, approximately 1,900 m from the portal. From the remucks or orepass, material will be reloaded into mine trucks and hauled to surface for crushing and temporary stockpiling ahead of processing or sale. Crushed waste will be marketed as aggregate, while crushed ore will subsequently be transferred to the process plant via a reloading facility.

16.6.3 Stage 2

Once the main conveyors are installed and commissioned, they will move the majority of the broken material from underground to surface. Over the LOM, seven orepasses will be developed along the strike of the orebody, extending upward from the Transport Drive to the uppermost level at each ramp location.

Ore mucking on each level will be performed by LHDs. The LHD will dump ore into the orepass via a finger raise with a sizer (grizzly screen) on top to prevent large material from entering the orepass. Orepass locations on each level were selected to minimize haul distances and maintain the required production rate. Each pass will be temporarily designated for either ore or waste, depending on the active mining area. Material types will not be mixed. Figure 16-13 shows a general arrangement of the orepass/finger raise.

NUMBER OF FINGER RAISE VARIES DEPENDING ON ORE/WASTE PASS HEIGHT

Figure 16-13: Orepass/Finger Raise General Arrangement

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A crushing chamber will be constructed at the base of each orepass to accommodate a mobile crusher, which will be fed directly through a feed gate installed at the bottom of the orepass. Crushed material will be transferred via a short (approximately 27 m) conveyor to the Transport Drive conveyors.

A maximum of three mobile crushers, each operating beneath a separate orepass, will be used concurrently to process waste, development ore and production ore. Crushers will be relocated among the seven rock passes as mining progresses along the orebody.

Figure 16-14 presents the general arrangement of the rock pass, feeder, crusher and transfer conveyor to the TD.

CRASH GATE
MOBILE JAW CRUSHER
CROSS-CUT CONVEYOR
TRANSPORT CONVEYOR

Figure 16-14: Mobile Crusher General Arrangement

As mining areas are brought online, mobile crushers will be installed and the conveyor system will be extended. Material conveyed along the Trasport Drive conveyor will be directed to the main decline conveyor and then on to the ore/waste rock conveyor and silo conveyor Figure 16-15 shows the extent of the underground conveyor system – starting from the A1 conveyor and extending along the orebody to the end of the D1 conveyor.

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Ramp to Surface
D1
C3
C2
C1
B2
B1
A2
A1

Figure 16-15: Nussir Mine Long Section with Conveyor Labels

At the intersection with the main decline and existing silo tunnel, a diverter will be installed that will direct material to either the ore/waste conveyor, which will feed the stockpile, or the silo conveyor, which will feed the silo directly. Figure 16-16 presents a general arrangement of the diverter and conveyor setup.

Figure 16-16: Silo Tunnel Diverter General Arrangement

Figure 16-17 shows a plan view of the intersection between the silo tunnel conveyors and the A1 conveyor. A bypass tunnel connecting the A1 conveyor decline to the silo tunnel allows access behind the silo tunnel conveyors.

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TO SURFACE
GALLERY BYPASS TOP VIEW
1:10

Figure 16-17: Intersection of A1 Conveyor and Silo Tunnel

Figure 16-18 presents the plan view and long-section schematic of the silo, the ore/waste rock tunnel conveyors and the ore/waste rock stacker conveyors and the stacker.

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Plan Schematic
To stockpile
Ulveryggen Tunnel
Long Section Schematic
To silo
Feed silo
Ulveryggen Tunnel
Plant north

Figure 16-18: A1 and Silo Tunnel Conveyor General Arrangement

16.7 Hydrological Parameters

16.7.1 Hydrogeological Properties

SRK Consulting reported on hydrological and hydrogeological studies for the Nussir mine in 2023, to establish the baseline conditions of the local groundwater flow systems and to evaluate the potential effects of the proposed mine development. The following is an extracted summary of their observations and conclusions.

Groundwater flow is structurally controlled, as is typical in a fractured hard rock environment. This may lead to local compartmentalization of groundwater and variable local groundwater levels. The potential presence of a high permeability geological feature connecting the mine workings to a surface water body could present a risk to the Project due to localized high inflow rates. However, although some rock mass transmissivity with associated inflows has been encountered in the new decline near the surface, there is currently no evidence from field investigations undertaken to date that such a surface water body connection exists.

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Transmissivity was measured in eight boreholes across the Nussir deposit. Interpreted hydraulic conductivity is higher in the upper 65 m of bedrock. Median hydraulic conductivity is 3×10^{-8} m/s for the shallow bedrock and 1×10^{-9} m/s for the deep, as shown in Figure 16-19. These values are within the range typically encountered in fractured crystalline rock.

Depth (mbgs)
0
100
200
300
400
500
Transition Zone (65 m)
transition simulated at 65 m depth
Simulated Average Trend
Simulated trend derived from average (geometric mean) values from fitted skewed log-normal distributions
Resampled Test Data (25 m)
Running Average
Simulated Average Trend
10^{-11}
10^{-10}
10^{-9}
10^{-8}
10^{-7}
10^{-6}
10^{-5}
Hydraulic Conductivity (m/s)

Figure 16-19: Resampled Running Average Hydraulic Conductivity versus Depth for Tested Boreholes

There is no available site information on the storage properties of the bedrock; therefore, the study relied on literature values.

Overburden cover is typically thin or absent, with 90% of borehole logs showing less than 7.2 m thickness and none generally recorded on higher ground above 475 m elevation. Boggy areas with thin vegetative cover are encountered in the lower lying areas. The hydraulic properties of the overburden have not been characterized but it is not considered a significant water bearing unit.

16.7.2 Surface Water – Groundwater Interactions

Shallow lakes and the adjacent fjord represent potentially significant sources of recharge to the groundwater system. Smaller streams only flow in the summer months when there is snowmelt and rainfall to sustain them (generally May to November).

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Water quality data is insufficient to distinguish between surface water verses groundwater or characterize the interactions between systems. However, samples collected at the nearby Ulveryggen mine indicate that the water quality discharging from the existing pits and underground tunnel is generally good. The pH is typically circumneutral to slightly alkaline and the metal concentrations are generally low, with the exception of elevated copper in one location.

 16.7.3    Climate and Recharge

The Nussir area is characterized as ‘subarctic’, with long, very cold winters, and short, cool to mild summers. Winter months are typically milder and windier than observed further inland. Mean annual precipitation (MAP) is 1,135 mm. Total precipitation (rainfall and snowfall) is greatest during the winter, when most precipitation falls as snow. Frozen conditions are expected from October through April, with snow melt occurring predominantly in May and June. Runoff is highest during the summer months after the spring thaw.

Groundwater levels are near/at surface in many areas of the Project. The limit on groundwater recharge is thought to be the permeability of the bedrock rather than the available water volume.

A hydrological model was constructed and calibrated to local stream flow records. The modelling suggests that:

•       Approximately 85% of MAP runs off directly to surface water courses.

•       Approximately 40% of MAP contributes to river baseflow. However, recharge to the deep groundwater system is expected to be significantly lower than 40% of MAP as the baseflow estimate includes water held up in lakes, shallow perched aquifers, boggy ground and interflow.

There is an increasing trend in mean annual temperature of approximately 0.5°C per decade, which may alter the duration of frozen conditions and, consequently, the pattern of surface water runoff in the catchment.

16.7.4     Discharge

There are no known surface water or groundwater abstractions at the site, except for a water supply abstraction pipeline from the Djupelva Reservoir. There is a regional hydraulic gradient towards the fjord, which is the ultimate discharge point for all surface water and groundwater. Groundwater may also discharge into local rivers and streams.

Groundwater provides baseflow to rivers, but this represents a small (<5%) proportion of the total flow.

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The proposed underground mine workings will alter the hydraulic regime and become a key discharge from the system in the future.

16.7.5 Groundwater Inflows

A finite element numerical model (using the software package FEFLOW) has been developed to simulate groundwater flow in the bedrock, utilizing the standard assumption that fractured rocks will behave as equivalent porous media at the scale of the study. This model was created by SRK for the 2013 Feasibility Study. The model conceptualisation and implementation have been checked and confirmed as reasonable by Worley, based on the current data and information available.

The groundwater model domain was set to encompass the potential catchment area of the Nussir mine, based on surface drainage patterns and regional lakes, with boundaries sufficiently far from the mining area to exert minimal influence of the boundary conditions on model predictions.

Further simplifying assumptions were that groundwater flow can be approximated as fully saturated and steady state. Recharge was simulated using constant head nodes set at ground level, with a flux limit assigned in open ground areas to ensure that the recharge cannot exceed the MAP. Underground workings were simulated using constant head nodes configured to only allow outflow.

A Monte Carlo simulation using multiple heterogeneous hydraulic conductivity distributions was chosen over traditional single calibrated groundwater model techniques, as this more closely resembles a fractured rock environment than the homogenous approach normally used in groundwater studies. These results were presented as P90 statistics which represent best estimates of the probability of mine inflow non-exceedance and can be used for technical guidance on potential inflows for mine planning purposes. (A P90 result suggests that, given the constraints of the model, there is a 90% probability that the actual inflows to the underground mine will be less than the P90 value).

The modelling inflow estimates were based on the original 2019 Nussir mine plan, but the overall stope development is considered sufficiently similar to the current plans such that these estimates are still valid. The workings for the planned underground mine were incorporated into the numerical model in two scenarios:

- 'Interim' model representing the eastern zones only (i.e. the end of developing Geotechnical Zones A and B at approximately Year 5 of mining).
- LOM model for the final mine extent (i.e. the end of developing Geotechnical Zones A-D at approximately Year 13).

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The model predicts a progressive increase in groundwater inflow rates as the mine develops (including estimated release from rock storage), as shown in Table 16-8.

Table 16-8: Groundwater Inflow Estimates by Mine Development Stage

Mine Development Stage	Year	Estimated Inflow	
		(L/s)	(m^3/h)
Pre-production (flow rate estimated from tunnelling contractor dewatering data)	0	5.8	21
End of geotechnical areas A&B development (groundwater model estimate, SRK 2023)	5	34	122
End of full mine development - geotechnical zones A-D (groundwater model estimate, SRK 2023)	13	113	407

16.8 Mine Infrastructure and Services

16.8.1 Water Supply

Fresh water for the Nussir mining operations will be supplied from the Djupelva Reservoir, located on the hillside approximately 2 km from the plant at an elevation of approximately 171 m above sea level. A 280 mm nominal diameter pipeline is already in place from the reservoir to the processing plant. This pipe was originally steel or clay, but half was replaced with pre-insulated plastic pipe in the 1990's.

The supply pipeline is connected via pressure control and shut-off valves to a manifold for distribution around the mine site. Significant uses will include:

- underground utility or service water supply
- firewater supply above ground and underground
- process plant reagent mixing, etc.
- process plant make-up supply.

16.8.1.1 Underground Service Water

Service water is used to supply underground equipment and operations, including drilling and dust suppression. Freshwater supply to the underground workshop is also required. An assumption based on drilling fleet requirements and percentages for water sprays has been made for underground service water requirements, which equates to approximately 20 m^3/h (5.5 L/s) peak demand.

Service water will be supplied down the main access decline using a 150 mm nominal diameter steel pipe. From this water storage, a set of booster pumps will pressurize the water for use in Ramp 1. Pressure reduction valves (PRVs) at the levels will

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reduce water pressure to a practical level. that is connected to the pressurized freshwater manifold.

Additional booster pumps at the top of Ramp 1 and key locations along the main ventilation drift will further provide water pressure for the rest of the LOM using a 150 mm main reticulation line. 50 mm reticulation lines will supply water up or down the ramps with PRVs installed approximately every second level to keep pressures within 480 to 1380 kPa (70 to 200 Psi).

During development on the haulage level and before each of the ramps is broken through, smaller mobile booster pumps will be used with 50 mm HDPE lines to provide development service water.

Underground firewater will be available directly from the pressurized service water supply pipe, with take-off points provided at key points around the mine.

16.8.2 Underground Maintenance Workshop

16.8.2.1 Maintenance Philosophy

The objective of the underground workshop is to perform efficient and effective mine equipment maintenance, lowering the total mining costs. To achieve that, adequate maintenance capabilities need to be developed in alignment with the mine plan and its related fleet. The underground maintenance facility shall be located at reasonable distances from work fronts to avoid excessive mobile equipment travel times for maintenance. In the case of Nussir, the underground workshop will be located by Ramp 2 and adjacent the haulage drift.

The Nussir mine underground workshop shall have capacity to handle planned maintenance with high servicing accuracy while dealing with the usual unscheduled maintenance; therefore, no unit of equipment should have overdue maintenance for an unreasonably high number of hours.

The underground shop shall be equipped with the tools, fleet space and infrastructure required to perform all minor to moderate preventative maintenance (PM) and corrective maintenance (CM). This will encompass routine maintenance services and minor to moderate unscheduled repairs. Any more complex services, such as engine overhauls, major overhauls/repairs of components, large component rebuilds, major tire repairs, major fabrication or any service requiring extensive duration, must be directed to a surface maintenance provider designed for such purposes.

Generally, when scheduled maintenance is due or repair is necessary, the mobile equipment should drive or be towed to the underground workshop or to the surface for shipping to an off-site service provider, depending on the required level of maintenance.

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The underground maintenance facility is dedicated to servicing most but not all mobile equipment, including heavy duty mining equipment (production and development), mining support equipment, equipment with a low level of mobility and/or captive equipment that is predominantly underground. Exceptions to this include equipment that visits the surface on a frequent basis and/or has higher levels of mobility, such as light vehicles. These should be mostly be serviced at an external maintenance provider facility to minimize the underground maintenance workload. Cases of minor repairs where the underground facilities can accommodate servicing may be exceptionally acceptable.

16.8.2.2 Underground Workshop Sizing

The underground workshop size assumes a benchmark of one maintenance bay per six units of ore handling mobile equipment (loader and haul trucks). This results in four underground maintenance bays for the Project.

In additional to maintenance bays, the workshop will include the following facilities:

- Fabrication and welding bay
- Oil and lubes storage bay
- Compressor bay
- Ansul fire suppression system
- Electrical substation bay
- Wash bay
- Office and lunchroom
- Tire servicing bay
- Used tires bay
- Waste storage area
- Warehouse parts storage

16.8.2.3 Layout Considerations

The layout of the workshop shall provide a safe means of access and egress to working areas and, if necessary, alternate means of escape. Working areas, structures, parking and circulation areas shall be clearly delineated and, in some cases, may be safely separated by using hard barricades, bollards, etc.

Maintenance bays shall be multipurpose and able to accommodate the largest vehicle at Nussir. The bay sizes shall ensure that there is space for proper maintenance operation, rigging, use of tools and auxiliary equipment, in addition to dedicated walkways.

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A concrete floor shall be included in the entire shop area based on the equipment repair and service requirements. Flooring within the workshop area shall provide adequate slope directed towards a sump within the shop area for proper drainage. Some of these aspects are detailed in Figure 16-20.

Areas of limited circulation and work by maintenance crew
MECHANICAL TOOL AND CRIB
GREASE DRUM/ PUMP
TOILET
COOLANT DRUM/ PUMP
HOSE REEL RACK
ELECTRICAL TOOLS AND CRIB
WORKBENCH
TIRE BAY
MAINTENANCE BAY
MAINTENANCE BAY
10TON OVERHEAD CRANE (TYP.)
Areas of pedestrian circulation
TUNNEL
Access and egress of mobile equipment
Emergency pedestrian egress
SPILL KIT BIN
ELECTRICAL
OPPOSING SWING DOOR
BOLLARD
OFFICE GROUND LEVEL
PERSONEL AIRLOCK EGRESS
LUNCHROOM 2ND FLOOR
CONCRETE FLOOR
GENERAL STORAGE
FIRST AID
Shop/office access from LV parking and with direct access to maintenance bays. May be used as emergency egress

Figure 16-20: Workshop Access, Work Areas and Pedestrian Circulation

The Nussir underground workshop should also include the following specific features:

Main maintenance areas:

- A minimum of four maintenance bays, including minimum 10 t overhead cranes with unobstructed height clearance, as shown in Figure 16-21.

10t OVERHEAD CRANE
Unobstructed crane height clearance

Figure 16-21: Typical Maintenance Bay Section showing the Crane Clearance

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- Electrical power cord reels and outlets
- Computer station in each work area
- High bay lighting and task specific lighting
- Adequate space and access to waste disposal (i.e. domestic, shop waste, metal and fluids)
- External service water supply that will be used for overall cleaning by the shop. Wash out water must be redirected to a collection sump that is equipped with an oil/water separator, such as the ones at wash bays
- Oil distribution system with dedicated hose reels for each fluid on each bay
- External compressed air supply or dedicated shop supply from compressor room, as shown in the Figure 16-22. Compressed air needs to be supplied to each bay through piping and hoses for power tools operation, lube/fluids pumps and overall components cleaning

AUXILIARY SYSTEMS BAY
ELECTRICAL TOOLS & CRIB
Dryer
Filters
Receiver
COMPRESSOR ROOM
Compressors
Air supply to lube pumps
OIL STORAGE BAY
Air supply to grease dispenser pump (Typ.)
Air supply to waste oil pump (Typ.)
Compressed air header
Air supply to maintenance bays through hose reels (Typ.)
MAINTENANCE BAY
10t OVERHEAD CRANE

Figure 16-22: Shop Compressor Room and Compressed Air Distribution

Maintenance bays must be supplied with at least two engine oils, one transmission oil, one hydraulic oil, one differential oil, grease and coolant fluid. Bays must also be able to pump waste oil to a waste oil storage tank.

It is recommended to allow for spare tanks, pumps, reels and hoses in case different fluids must be handled. The fluid distribution is shown in Figure 16-23.

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Service water piping
Compressed air piping
Lubes/Fluids piping
Grease dispenser
Lube/Fluids Reel/hose rack
Service water supply
Compressed air supply
Lube/Fluids Reel/hose rack

Figure 16-23: Oil/Fluids, Compressed Air and Water Distribution to Maintenance Bays

Supporting shop bays/areas:

Wash bay with sumps, cold washing equipment with pressure wands, dewatering pumps and oil water separator. This area will:

- Use fresh water from the service water system. Wash water shall be contained within the wash bay area and directed towards the mine dewatering system.
- Provide a safe working area with appropriate clearance between the equipment and water pressure wand operator. The use of platforms may be considered to facilitate equipment cleaning. A cross section of the wash bay design is presented in Figure 16-24.

WATER LINE
COMPRESSED AIR LINE
MONORAIL & 1t HOIST
OIL SKIMMER
PRESSURE WASHING REEL & WANDS
PRESSURE WASHING EQUIPMENT
PRESSURE WASHING REEL & WANDS
SUMP

Figure 16-24: Underground Wash Bay Section

- One bay for offices and bathrooms that is sized for the maintenance supervisors, survey crew, geology crew and maintenance personnel
- One lunchroom for the maintenance workforce

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- Tire changing area with sufficient space to handle tires and inflation and lifting capabilities
- One fabrication/welding bay dedicated to minor to moderate fabrication work to support maintenance activities. This facility shall include adequate tooling and lifting capabilities

Other infrastructure:

- Dedicated oil/fluids storage/distribution area: An area for lubricant oils, grease and coolant storage and pump units shall be provided for at least two engine oils, gear oil, transmission oil, coolant, spares and waste oils. The total quantity of oil to be stored in the underground workshop area shall comply with government regulations. This storage area shall be connected by piping to supply reels for distribution to the working points within the maintenance bays.
- Parking area with sufficient space to accommodate personnel carriers and supervision light vehicles
- Garbage area conveniently positioned within the shop area
- Warehouse with adequate area for storing parts, tools and components. Electrical material storage shall have a dedicated area or be avoided in the absence of such area
- Electrical maintenance bay with appropriate cribs, tools and storage for electrical and instrumentation components
- Proximity to a ventilation raise connection; The ventilation shall ensure air quality for proper performance of maintenance work and office work. Local exhaust and additional ventilation shall be provided to specific areas, such as the fabrication/welding bay.

Safety:

Shop accesses shall include fire doors constructed with suitable material for a minimum of one hour fire resistance rating unless specified otherwise by local regulation. Fire doors shall be clear of obstructions so as to be used at any time, if required. Doors shall be capable of isolating the workshop from other areas of the mine.

Underground workshop doors are usually constructed of heavy-duty steel frames and steel panels. Depending on the pressure differential, doors may be of opposing wings style with a top connecting bar and one electrohydraulic actuator.

It is recommended that doors include door push buttons, pull cord switches, limit switches, audible alarms, personnel doors and visual tower lights. An example of an underground shop door is shown in Figure 16-25.

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Source: American Mine Doors

Figure 16-25: Underground Shop Door Example (Source: American Mine Doors).

Eyewash/shower stations: Where persons may be exposed to corrosive or other chemicals harmful to the eyes or skin, eye wash equipment, emergency water baths or showers, or other suitable means shall be immediately available to effectively cleanse the affected body areas.

Secondary egress should be considered in the design of the shop

ANSUL System: Fire detection system (connected to fire alarm system panel), fire suppression system (dry chemical agent, piping, nozzles and required components) and fire hose reels shall be installed.

16.8.3 Fuel and Lube Bays

16.8.3.1 Fuel

Diesel fuel for underground operations will be delivered from the surface fuel storage to dedicated underground fuel bays via fuel trucks, typically one or two times daily. The delivery/storage system shall utilize fuel trucks and SatStat® units, as illustrated in Figure 16-26.

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Figure 16-26: Typical Fuel Storage Unit

To optimize underground fuel management, equipment with regular surface access or high mobility level (such as light vehicles) will be fuelled at the surface fuel farm. This leaves only vehicles that are primarily underground and equipment with limited mobiity to be refuelled underground.

The underground diesel storage shall be sufficient to sustain the required diesel consumption of all applicable underground equipment without the need for excessive fuel re-supply to the stations. In addition, underground diesel storage must provide extra capacity in case of minor fuel supply disruption, which may be caused by any of the following:

- Regular inclement weather
- Minor damage to the infrastructure
- Minor equipment breakdown
- Safety incidents, accidents or lack of resources.

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FUEL TANKERS
SURFACE FUEL FARM
FUEL TRUCKS OR BLADDER TRANSPORT
UNDERGROUND FUEL STATION(S)
UNDERGROUND EQUIPMENT
REFILL BY FUEL TRUCK
REFILL BY SWAPPING BLADDERS

Figure 16-27: Fuel Delivery to Underground Operations

The underground fuel bays are designed with concrete sloped floors and SatStat® diesel storage tanks, in addition to the associated dispensing systems, ventilation, lighting, spill kit, garbage bin, fire extinguishers, ANSUL suppression system and eye wash station, as shown in Figure 16-28.

Figure 16-28: Underground Fuel Bay

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worley BLUE MOON METALS

16.8.3.2 Lubricants

Lubricants are delivered and stored in a similar fashion to diesel. The underground lube bays are dedicated for oil and grease top-ups. The bays have a layout that is similar to that of the fuel stations and feature with SatStat® storage units with air-driven fluid pumping, grease dispensers, remote dispensing unit, ventilation, lighting, spill kit, garbage bin, fire extinguishers, ANSUL suppression system and eye wash station.

16.8.3.3 Safety and Environment

Spill kits, eye wash stations and garbage bins must be provided to all fuel/lube bays to ensure compliance with safety and environmental standards for disposal and spill response.

In addition to providing fire extinguishers in the bays, the individual SatStat® units are equipped with foam-based fire suppression systems and fire doors, isolating fuel and lubricant storage units from the rest of the mine. This ensures both operational efficiency and safety for underground fuelling and lubrication activities.

Other safety features include ventilation to regulate the quality of the breathable air, bollards to protect the fuel/lube storage units from mobile equipment and sloped floors to avoid any fuel leakage outside the bay perimeter.

16.8.4 Refuge Stations

Emergency refuge stations will be used in the mine to provide workers with a safe location in the event of an underground emergency. The refuge stations will require sealed airlock entry doors and will be fitted with electricity, water, compressed air, backup air supply tanks, back up batteries, potable water, a toilet facility, first aid equipment, communications, entertainment material and emergency supplies for at least a 48 hour emergency duration.

For Nussir, two design variations are utilized: portable chambers and permanent stations.

The portable refuge chambers will vary in size according to the quantity of people working nearby. Respetra® 8-14 person chambers were used as basis for determining suitable locations and the layout of the bays. These chambers will be placed at strategic locations on each level at the ramps near active workplaces. Figure 16-29 depicts a typical Refuge Chamber layout

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UTILITIES CONNECTIONS AREA
5000
1250
VARIES (NOTES 4, 5)
REFUGE CHAMBER
POWER LINE
COMPRESSED AIR AND WATER LINES
750
3000
CONCRETE JERSEY BARRIER (TYP.)
STROBE LIGHT (TYP.)
7500 (TYP.)

Figure 16-29: Typical Refuge Chamber Layout

Aside from portable refuge chambers, the Nussir mine will include three larger permanent refuge stations constructed in an excavated bay, each designed to support 25 people for at least a 48 hour duration. These will be dual purpose and include lunchroom facilities (see Figure 16-30).

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FIRE EXTINGUISHER (TYP.)
EMERGENCY ONLY TOILET
OXYGEN SUPPLY RACKS
KITCHEN APPLIANCES
CONCRETE FLOOR
FIRE EXTINGUISHER (TYP.)
SUMP
COMPRESSED AIR MANAGEMENT SYSTEM
AIRLOCK FLUSHING RACK
FIRE RATED BULKHEAD DOORS
BATTERY BOX
SPARE BATTERY BOX (OPTIONAL)
FIRE EXTINGUISHER (TYP.)
TOILET
LOCKERS
CONCRETE JERSEY BARRIER
CONCRETE FLOOR
STROBE LIGHT (TYP.)

Figure 16-30: Permanent Refuge Station with Lunchroom

The safe "refuge distance" is the maximum distance from any point in the underground mine to a refuge station. This was estimated based on the following:

- Average person walking speed: Pace of 5 km/h
- Time: 50% of a nominal duration of a 30 minute self-rescuer: 15 minutes

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- 40% reduction factor due to potential adverse effects (e.g. fitness, age, medical conditions, fatigue, agitation, gradient, climbing, temperature, humidity, etc.)
- The resulting distance was estimated to be 750 m.

16.8.5 Materials Storage

Materials for the development and production of the Nussir mine may be stored underground in unused remuck bays throughout the mine. These bays may be organized in different ways to accommodate shelves, racks, and areas for placement of a variety of materials such as piping, accessories, cable bolts, welded mesh, vent ducting, jumbo steel, etc. It is recommended that storage bays have enough space for handling materials. Typical storage bays are shown in Figure 16-31.

Figure 16-31: Typical Underground Materials Storage Bays

16.8.6 Underground Explosives Facilities

Explosives and related materials will be supplied by vendors and transported underground using designated equipment, following a scheduled delivery system. The underground explosives facility is sized to maintain approximately one week of inventory of non-bulk explosives and detonators, minimizing the need for frequent surface transport and ensuring operational continuity. Bulk emulsion will be stored in a drop-off area for bulk emulsion cassettes. The bulk emulsion quantity will be determined by cassette capacity and scheduled deliveries managed to maintain optimal inventory levels.

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The facility includes dedicated magazine cut-outs for explosives and detonators, as well as an emulsion bay (drop-off area) for bulk materials. The detonator magazine is designed to hold cases of detonator wire, spools, harness wire, etc., while the explosives magazine will accommodate cases of boosters, spools of detonator cord and other materials, as required.

The infrastructure for the underground explosives facilities includes designated areas for cassette drop-off and pick-up, concrete pads for safe material handling and secure magazines located at safe distances in accordance with the regulatory standards. Additional features, such as wooden shelves, benches, tables, concrete flooring and fenced areas, will support the organization and safety of operations. The underground explosives facility layout is shown in Figure 16-32.

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CASSETTE
DROP OFF AREAS
FIRE EXTINGUISHER
(TYP.)
EXPLOSIVES
MAGAZINE
WOODEN SHELF
DETONATOR CORDS AND
BLAST HOLE PLUGS
FENCE/GATE (TYP)
FIRE
EXTINGUISHER
(TYP.)
BENCH TABLE
(TYP)
LEAD WIRE
DETONATORS
MAGAZINE
HARNESS WIRE
ELECTRIC
DETONATORS
SLOPE
CONCRETE FLOOR
BOLLARDS
(TYP)
FENCE/GATE

Figure 16-32: Underground Explosives Storage Facility

16.8.7 Underground Mine Dewatering

16.8.7.1 Purpose and Design Basis

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Groundwater inflows were estimated by SRK as part of the 2023 Feasibility Study and confirmed as reasonable by Worley. Inflow rates are projected to increase as mining areas expand and additional zones are developed.

Key design inflow estimates are summarised below:

The dewatering system was designed to handle the peak projected inflows plus a contingency margin of at least 20%. Figure 16-33 summarises the inflow and pumping capacity.

Total UG Dewatering Requirements & Pump Capacity
800.0
700.0
600.0
500.0
400.0
300.0
200.0
100.0
0.0
Mine Water Flows (m³/h)
0
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
Year

Figure 16-33: Total Underground Dewatering Inflow and Pumping Capacity

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16.8.7.2 Dewatering System Overview

The underground dewatering system consists of the following:

- Production level collection sumps and drain holes
- Haulage level collection sumps and submersible pumps
- Set of main horizontal sumps above the primary pump station
- A single lift multi-pump main dewatering station
- Surface discharge pipeline

Mine water will be collected by gravity to the production level sumps and transferred downward via boreholes to the sump below and ultimately to the main haulage level collection system. Water ultimately reports to the main pump station located at the -300 Level.

The design philosophy emphasizes gravity flow, staged pumping to minimize head requirements at individual transfer points, redundancy in critical pumping components and sufficient underground storage capacity to allow operational flexibility during maintenance or upset conditions. Figure 16-34 shows an overview of the dewatering system.

LEGEND
MAIN SUMPS
MAIN PUMPS
COLLECTION SUMP
PRODUCTION LEVEL SUMPS

Figure 16-34: Dewatering System Overview

16.8.7.3 Production and Transfer Collection System

Each production level will include a localized collection sump located near the ramp access. These sumps range from 10.5 m to 17.5 m in length and incorporate benched floors to increase storage. Boreholes will connect level sumps to lower elevations, allowing gravity transfer. Most solids settling is expected to occur at these localized

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sumps. Periodic cleaning will be undertaken using vacuum trucks or LHDs, as appropriate.

Water from the production level sumps will ultimately drain into a transport drive sump located at the bottom of each ramp. These sumps will be equipped with duty and standby submersible pumps and will transfer water laterally to the transport drive collection system via high-density polyethylene (HDPE) piping. This arrangement reduces the need for extensive ditching and provides operational flexibility as the mine footprint expands.

A long section of a transport drive sump is presented in Figure 16-35.

CABLE TRAY
DEWATERING PIPE
DEWATERING PIPE
5 TON MONORAIL AND CHAIN HOIST
HOSES
SUMP HIGH WATER LEVEL
20% SLOPE
SUBMERSIBLE PUMP
BACKUP SUBMERSIBLE PUMP
VARIES 15-21m
5.0 m

Figure 16-35: Long Section of Typical Transport Drive Sump

16.8.7.4 Main Sumps and Pump Station

The primary pumping station will be located at approximately the -300 Level. The total dynamic head (TDH) from the pump station to surface is approximately 497 m.

Two horizontal dirty water sumps will be constructed above the main pump station Figure 16-35.). Each sump will be approximately 8 m wide by 18 m long, with floors benched at a 15% grade to increase storage capacity. A 2.5 m high dam at the front of each sump provides a usable storage volume of approximately 430 m³ per sump.

At the peak projected inflow of approximately 421 m³/h, each sump will provide approximately one hour of retention time. Combined, the two sumps will provide approximately two hours of total storage capacity. The dual sump configuration allows one sump to remain in service while the other is isolated for inspection or cleaning.

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Agitation using pumps or mechanical mixers will limit excessive solids buildup. Periodic cleanout will be undertaken using vacuum truck support.

This configuration provides operational redundancy and surge capacity in the event of pump outage or sudden water ingress. Figure 16-36 shows a long section of the main sumps.

41.0 m
5.0 m
7.9 m
5.0 m
SUMP #2
DAM #2
DAM #1
SUMP #1
3.5 m
-15% SLOPE
-15% SLOPE
LONG SECTION A

Figure 16-36: Long Section of Main Sumps

16.8.7.5 Main Pumping System

16.8.7.5.1 Pump Configuration

The main pumping system will utilize Weir 125DWU dirty-water centrifugal pumps (or equivalent). Each pump is rated for approximately 125–130 m TDH and is driven by a 160 kW motor. The pumps are designed to handle up to 10% solids continuously and up to 20% solids during upset conditions.

Each pump train consists of four pumps installed in series, providing approximately 500 m TDH per train and a nominal pumping capacity of approximately 253 m³/h.

A 15 tonne bridge crane in the pumping bay will support installation and removal of a complete pump train skid. Figure 16-37 shows a plan view of the pumping bay.

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PLAN VIEW
STORAGE/SPARES
LOCAL COLLECTION SUMP
DRAIN HOLES

Figure 16-37: Plan View of the Main Pump Station

16.8.7.5.2 Installed Capacity by Phase

The system will be installed in phases aligned with the mine production schedule:

- Year 2028 (Initial Commissioning): Two pump trains (eight pumps total) providing approximately 505 m³/h installed capacity.
- Year 2033 (Expansion): Installation of a third pump train, increasing installed capacity to approximately 758 m³/h.

Each phase would provide a minimum 20% capacity above projected inflow requirements at that stage of mine development. Space will be available within the pumping chamber for a fourth pump train should future operating conditions require additional capacity.

The installed electrical load will be approximately 640 kW per pump train, resulting in 1,280 kW installed at start-up and approximately 1,920 kW following mid-life expansion. Pumps will be automatically operated using soft starters and high/low float level indicators with an operating philosophy to minimize pump cycling. Pump performance can be remotely monitored and operated using vibration instrumentation and pressure sensors.

16.8.7.6 Rising Main and Surface Interface

Mine water will be pumped to surface via a 250 mm (10-inch) Schedule 40 steel rising main that is approximately 3,400 m in length. Initially, one rising main will be installed. At approximately mid-life, a second 250 mm line will be commissioned to accommodate increased flow rates.

At surface, the underground rising main will interface with an existing 315 mm (12-inch) HDPE pipeline located near the portal. From this connection point, mine water

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will flow to the WTP for treatment prior to discharge or reuse, in accordance with the environmental permitting requirements.

16.8.7.7 Emergency Flood Protection

The dewatering system incorporates multiple layers of redundancy and flood protection, including the following:

- Dual horizontal main sumps providing approximately two hours of combined retention at peak inflow.
- Multiple pump trains providing staged installed capacity exceeding peak LOM inflow.
- Duty/standby submersible pumps at transfer sumps.
- Secondary power feed to critical dewatering infrastructure.
- Surface backup generation to maintain key pumping functions during power interruptions.
- Strategic placement of critical electrical and mechanical infrastructure above anticipated flood levels.

A portion of the transport drive may be utilized for temporary emergency water storage, if required, minimizing the need for additional dedicated emergency water storage development.

16.8.7.8 Pre-Production Dewatering

During initial mine development, prior to commissioning of the permanent main pump station, a cascading temporary dewatering system will be employed. Temporary sumps will be established at approximately 100 m vertical intervals, with face pumps installed within approximately 30 m of active headings. Water will be transferred via portable skid-mounted pumping stations and submersible pumps until the permanent infrastructure is commissioned.

This staged approach ensures continuous water management during mine development and transitions seamlessly into the permanent dewatering system upon completion of the primary pump station.

16.8.8 Compressed Air

The Nussir mine will require compressed air to sustain operations of mobile equipment for the production and development activities. The mobile equipment that requires an external air supply include the jumbo drills, shotcrete machines, bolters and explosives charging units. Raisebore drills are assumed to have their own onboard compressor.

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The initial development of the mine ramps will require temporary compressed air supplied from a compressor on a skid placed near the underground mine portal until the first underground compressor area is built.

It is estimated that the mine will require 2,150 cfm of air during peak production. Figure 16-38 below shows the estimated air demand for the mine throughout the LOM and includes the estimated direct demand from mobile equipment (in green), allowance for line losses (in purple) and allowance for peaks of consumption (in blue).

Compressed Air Demand
2x 1200 CFM Compressors
1x 1200CFM Compressor
cfm
2,500
2,000
1,500
1,000
500
Avg. Air Consumption - Equipment
Avg. Air Consumption - Facilities
Line Losses (15%)
Peak Allowance (30%)

Figure 16-38: Underground Mobile Equipment Compressed Air Demand

An arrangement of two compressors at 1,200 cfm is suggested in Figure 16-38 (red dotted lines) to show the order of magnitude for the required compressors versus air demand. This estimated air demand excludes air demand from underground shops and other facilities because they will have their own dedicated compressors, as required.

The mine's compressed air infrastructure includes three underground compressor areas and distribution HDPE piping. The final connection to the mobile equipment will be via flexible hoses.

The first compressor area will be located at the base of Ramp 2 to supply Ramps 1 through 3. Air will be distributed through a HDPE header installed on the transport drive that will connect to the ramps. From there it will be distributed through a series of smaller diameter line branches to each level of the mine as production progresses. Figure 16-39 shows the suggested location for the first compressor room (in magenta).

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PNL 6
PNL 5
PNL 4
PNL 3
PNL 2
PNL 1
700RL
400RL
100RL
-200RL
-500RL
2 Km
1 Km
0 Km
COMPRESSOR ROOM

Figure 16-39: Ramp 1-3 Compressed Air Infrastructure

As mine production and development progresses, a second compressor area will be established at the base of Ramp 5 to serve Ramps 5 through 7, as shown in Figure 16-40.

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12
PNL 11
PNL 10
PNL 9
PNL 8
PNL 7
6 Km
5 Km
4 Km
COMPRESSOR ROOM

Figure 16-40: Ramp 5-7 Compressed Air Infrastructure

A third compressor area may be established under Ramp 7 to supply air to Ramps 7 and 8, as shown in Figure 16-41. Alternatively, instead of building a third compressor room, the HDPE header from the second compressor room can be extended to supply Ramp 8 as demand tends to drop at the end of mine life.

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700RL
PNL 15
14
PNL 13
400RL
100RL
-200RL
-500RL
7 Km
COMPRESSOR ROOM

Figure 16-41: Ramp 7 and 8 Compressed Air Infrastructure

16.8.9 Electrical Power

Electrical service to the mine will take power from the 132 kV transmission line currently running between Skaidi and Hammerfest. The connection for the mine will be connected to these lines via the construction of a 132 kV switchyard. There will be one main transformer feeding the mill site and underground mine. The transformer will be a 132kV/22 kV unit rated at 35 MVA.

Underground electrical power will be brought from the substation to the main portal, down the main decline to the orebody. Power will be distributed throughout the mine at this voltage to a number of local substations, which will comprise 22kV/1kV/0.4kV step down transformers to feed the mobile equipment, ventilation equipment and associated infrastructure.

Main substations will be established at the bottom of each ramp to feed equipment and infrastructure therein. Power will be distributed through boreholes from the main substations up to the smaller substations on the mining levels. smaller substations are required on each level to support local mining operations, including ventilation fans, mobile equipment and sump pumps, as required. Once levels are no longer operational, the level substations will be relocated and repurposed elsewhere in the mine. Portable electrical rooms on skids will be utilized to minimize the time to

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construct new substations and to aid in the reuse of electrical infrastructure. These electrical rooms will include motor control, lighting panels and other electrical equipment necessary for the mine's operation. The LOM power and load current profile is shown in Table 16-9.

Table 16-9: Underground Electrical Loads by Year

Parameter	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041
Rated Total (kW)	2,473	5,708	11,568	18,890	27,207	26,285	21,103	25,786	22,083	29,168	25,135	32,893	22,674	18,733	13,861	12,443
Maximum Demand True Power (kW)	2,107	5,103	10,286	14,808	15,343	15,873	17,234	17,916	17,318	17,720	19,682	22,234	16,166	14,153	9,048	9,258
Maximum Demand Apparent Power (kVA)	2,347	5,567	10,916	16,005	16,098	16,658	18,089	18,835	18,206	18,634	20,702	23,225	16,896	14,749	9,534	9,749
Maximum Demand Reactive Power (kVAr)	994	2,136	2,947	4,565	3,636	3,815	4,258	4,549	4,352	4,509	5,148	4,962	3,745	3,017	2,357	2,409
Diversified Load Current (A)	4,691	10,621	16,111	24,523	37,574	34,974	29,610	37,781	30,801	39,635	36,537	42,199	31,591	24,147	19,680	16,698

16.9 Ventilation

A detailed assessment of the Nussir mine plan was completed to evaluate multiple ventilation strategies for the underground operation. The ventilation study utilized the Deswik mine design and development schedule as the basis for constructing an airflow model, which was subsequently imported into VentSim to simulate ventilation performance across the various stages of mine development.

As part of this work, a dedicated ventilation model using VentSim was created for the conveyor-decline advance, which was accompanied by three independent LOM ventilation scenarios. These scenarios were developed to compare how different configurations of surface connections and airflow pathways would influence system capacity, air distribution and operational flexibility.

Option 1, shown in Figure 16-42, considers a configuration where both fresh air intakes and exhaust raises intersect surface only on the far eastern extent of the mine. This represents the most consolidated breakthrough arrangement.

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Main Fan
Airlock

Figure 16-42: Option 1 Ventilation Schematic

Option 2, shown in Figure 16-43, introduces an additional breakthrough point near the central portion of the orebody, supplementing the eastern surface connections. This layout is intended to improve airflow distribution as mining progresses deeper and farther from the singular eastern intake.

Figure 16-43: Option 2 Ventilation Schematic

Options 3, shown in Figure 16-44 evaluate more distributed systems in which surface breakthroughs occur at each ramp location. These scenarios provide greater redundancy and improved capacity for isolating ventilation districts, enhancing both airflow control and operational flexibility throughout the mine life.

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Main Fan
D Airlock

Figure 16-44: Option 3 Ventilation Schematic

16.9.1 Primary Ventilation

Option 3 was determined as the best ventilation setup and the overall system was designed based on this option. This system allows for each production ramp to be isolated and ventilated separately through ventilation raises to surface at the top of each of the ramp systems. The primary ventilation circuit is illustrated in Figure 16-45.

There are three distinct phases to the Nussir mine from a ventilation perspective. The ventilation demand for each phase was calculated and modeled in VentSim. The first phase supports development of the main decline using auxiliary ventilation methods, providing 67.6 m^3/s of airflow. The second phase commences when development reaches the first ventilation raise and connects to surface. A primary fan is then installed, and airflow increases to 125 m3/s, aligning with the increased mining activity. The last phase, steady state production, involves mining activity across multiple ramp ventilation systems and increases combined airflow supply to 375 m3/s. Table 16 lists the ventilation demand across the three project phases.

Table 16-: Ventilation Demand by Project Phase

Project Phase	Ventilation Demand (m^3/s)
Decline Development	67.6
Ramp 1 Development	125
Steady state production	375

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16.9.2 Main Decline Development

A review of the auxiliary ventilation performance indicates that a twin 2.0 m diameter flexible ducting system operating with a single fan appears capable of providing sufficient airflow for development to approximately 2,700 m from the main portal. Based on modelled system losses and fan performance characteristics, the configuration is expected to deliver approximately 40 m^3/s to the face at this distance. This assumes that the fan provides a total airflow of approximately 60 m^3/s at the portal.

However, it is important to note that achieving and sustaining this level of performance is highly dependent on the integrity and maintenance of the ducting system. Over long distances, even small leaks or improper ducting connections can significantly reduce airflow at the face. Therefore, this configuration would require exceptionally well-maintained ducting, with routine inspections, regular patching of minor leaks and careful attention to connection sealing during each advance.

As the decline advances and system resistance increases, the available air will eventually restrict the number of diesel units that can operate simultaneously near the face. This constraint will likely necessitate a modified operational approach specifically, mucking from the face to a re-muck bay and limiting concurrent truck operations to maintain acceptable air quality and visibility during ground support, face drilling and other production activities. Smoke clearing times will also increase dramatically as the ventilation system is extended beyond 1,000 m.

16.9.3 Initial Ramp Development

Upon completion of the main decline development, a dedicated ventilation raise will be excavated to surface. During the initial stages of underground development, this raise will function as a fresh air intake, delivering fresh air directly to the vicinity of the active working faces. The intake air will then be distributed locally by the auxiliary ventilation system to support development activities associated with the first production ramp and associated underground infrastructure. At this stage of mine development, the conveyor decline will serve as the primary exhaust airway, conveying return air from the active workings to surface. Figure 16-45 shows the ventilation circuit for the initial ramp development.

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Main Fan
Airlock

Figure 16-45: Initial Ramp Development Ventilation Circuit

16.9.4 Steady State Production Ventilation System

The ventilation model constructed for steady state production is a LOM model built with a single LOM stage. In this model the ventilation system is designed with surface breakthroughs on the far end of the design and at the top of each ramp system. With this ventilation system, each ramp system will have its own fresh air and exhaust systems, each of which can independently ventilate the entire ramp and support ventilation requirements for adjacent ramps.

Figure 16-46 and Figure 16-47 present the ventilation system for Ramps 1 through 3 and Ramps 4 through 7, respectively. The excavations are coloured based on the airflow legend shown in Figure 16-48.

Main Fan
Exhaust Raise
Main Fan
Exhaust Raise
Main Fan
Exhaust Raise
Airlock
Airlock
West
Orebody

Figure 16-46: Ramps 1 through 3 Ventilation System

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Main Fan
Exhaust Raise
Main Fan
Exhaust Raise
Main Fan
Exhaust Raise
Main Fan
Exhaust Raise
Airlock
Airlock
Airlock
East
Orebody

Figure 16-47: Ramps 4 through 7 Ventilation System

> 147.5
147.5
100.0
52.5
14.0
5.8
2.6
< 2.6

Figure 16-48: Airflow Volume Legend in m^3/s

16.9.4.1 Ventilation Demand

Once the initial ventilation raise to surface is completed, a bulkhead with a fan will be required to achieve the necessary primary ventilation flows. The method used to determine the required ventilation flow rates is summarised as follows:

- Equipment based ventilation demand was conducted but found to not be the driving factor.
- A minimum velocity-based ventilation demand was found to be the driving factor for the ventilation demand. The following ventilation demand was estimated for each fresh air and exhaust system to be able to support 10 active faces. Note that leakage was not included in these calculations and may be necessary consideration in the next phase of engineering.
  - Number of active faces: 10
  - Area of each face: 25 m^2
  - Minimum velocity required at each face: 0.5 m/s
  - Ventilation demand: 125 m^3/s
- Drift Dimensions: All drifts (other than conveyor drifts, main ventilation drifts and breakthroughs to surface) assumed to be 5 m x 5 m, with resistance factors typical of average blasted openings.

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worley
BLUE MOON METALS

16.9.4.2 Primary Ventilation System Design

The proposed primary ventilation system features a forcing system strategy. The ventilation system is designed to bring fresh air from surface to the main ventilation drift. The fresh air will then be drawn down the internal vent raises to where the operations and mining activity requires it. After ventilating the working areas of the ramp system, it will then be exhausted up or down the ramp system to the exhaust raise at the top of the ramp or the conveyor drift and exhausted to surface through a dedicated exhaust raise and through the conveyor decline. This system is duplicated at every ramp system, with the intake and exhaust raises going from the top of the ramp to surface. The exhaust raise is separated by an airlock from the intake raise to prevent short circuiting of the ventilation system. Figure 16-49 shows a typical ramp intake and exhaust installation with colouring representing airflow volumes as specified in Figure 16-48.

Intake Raise
Exhaust Raise
Main Fan
125 m3/s
Airlock
116 m3/s

Figure 16-49: Ramp Primary Vent Configuration

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The main ramp fans will be located at the fresh air intake raises for each ramp. They will be capable of handling 125 m^3/s at 550 Pa. These main fans will be required to push the air through each ramp system and support the mining activities and development to next ramp system. Figure 16-50 depicts the total pressure graph for the main ramp fans.

Pressure Total Relative Pa
200
150
100
50
0
-50
Pa
0.0
500.0
1,000.0
1,500.0
Length m

Figure 16-50: Main Fan Pressure Graph

16.9.4.3 Operational Philosophy

The ventilation strategy for the Nussir underground mine is designed to maximize air quality at the working faces. Fresh air is delivered directly to the active mining zones via the ramp intake raises. This approach ensures that the workforce receives the cleanest possible air where it is most needed. Once the air has circulated through the working areas, it is routed up the haulage ramps and exhausted through the ramp exhaust raises to surface.

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This configuration offers several operational advantages, including the following:

- Enhanced Worker Safety: By directing exhaust air, including emissions, from power haulage and potential contaminants out of the mine without recirculating it to the working face, the system minimizes exposure to the work force.
- Efficient Airflow Management: The layout supports a clear separation between the intake and exhaust pathways, reducing the risk of short-circuiting and maintaining consistent ventilation performance. However, ventilation control infrastructure is required in haulage and production areas to achieve this.
- Operational Reliability: The system is designed to adapt to varying production demands, ensuring robust ventilation throughout all stages of mine development.
- Overall, this philosophy prioritizes a safe and healthy environment for personnel, while also facilitating effective removal of exhaust gases and particulates from mining operations.

16.9.4.4 Intake air heating

When a ventilation system utilizes multiple fresh air intake locations, the intake air heating infrastructure must be adapted to support heating at all entry points. This configuration requires the installation of multiple separate heating systems, each dedicated to conditioning the intake air at its respective intake. Each intake air heater is sized to heat 125 m^3/s of airflow at a minimum surface temperature of -20°C to achieve a target internal temperature of 2°C. While this approach introduces the need for maintenance at multiple locations, it also provides a significant operational advantage by eliminating the risk of a single point of failure. The adoption of multiple intake heating systems increases the complexity of design and operation when compared to a single intake system. Maintenance activities must be scheduled and performed at intake sites, resulting in a higher overall maintenance burden than a single installation. However, this distributed approach enhances the reliability of the mine ventilation and temperature control. If one heating unit experiences a malfunction, the others can continue to operate, helping to maintain safe conditions within the mine.

This multi-system offers several operational advantages, including the following:

Redundancy and Reliability: With multiple independent heating units, the risk associated with a single critical component is mitigated. The mine remains protected against total heating system failure, supporting continuous operations even if one unit requires servicing.

Operational Flexibility: Each heating system can be monitored and controlled independently, allowing for targeted adjustments and maintenance scheduling to suit operational needs.

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Improved Safety: The elimination of a single point of failure reduces the likelihood of ventilation or temperature control issues that impact the entire mine.

However, it is important to recognize that managing multiple heating systems requires robust preventive maintenance and contingency planning to ensure that all units remain reliable. The increased maintenance workload is offset by the improved resilience and safety provided by the dual system.

In summary, while a multi-intake air heating system introduces additional maintenance and operational requirements, it significantly reduces the risk associated with system failure and supports a safer, more reliable mine ventilation strategy.

16.9.5 Auxiliary Ventilation

It was determined that two distinct auxiliary ventilation fans will be required to support the development and production activities. A dedicated development auxiliary fan will be used to ventilate longer development headings of up to 300 m in length. This system will operate with a 1.4 m diameter lay-flat ventilation duct and is sized to deliver approximately 40 m^3/s at 2,400 Pa, which will provide sufficient airflow to support diesel equipment operation and maintain acceptable air quality during advance of the development drives.

In addition, a separate auxiliary production fan was sized to support production drives developed along the orebody. This fan will also be designed to ventilate headings of up to 400 m using a 1.4 m diameter lay-flat duct. The production fan is required to deliver approximately 25 m^3/s at 2,800 Pa, reflecting the higher resistance associated with production drive geometry and operating conditions. The use of separate development and production auxiliary fans provides operational flexibility and ensures that the ventilation capacity can be matched to the differing airflow and pressure requirements of development and production activities.

16.9.6 Egress

In the event of an emergency, personnel must be able to safely egress from the underground mine to surface. The primary means of egress will be via the conveyor decline, which provides direct access to surface under normal operating and emergency conditions. Should the conveyor decline become unavailable or unsafe for use, a secondary means of egress will be provided through the main ventilation drift, which connects to the surface near the upper portion of the mine via a vertical laddertube.

In addition, each ramp system is designed with two independent egress routes to enhance redundancy and emergency preparedness. Personnel located on any ramp may travel either upward or downward along the ramp to access the conveyor drift or the main ventilation drift, both of which provide designated pathways to surface. This

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dual-direction egress philosophy ensures that escape routes remain available under a wide range of emergency scenarios and supports compliance with the applicable underground mine safety requirements. The primary and secondary egress routes are indicated by arrows in Figure 16-51.

D
Primary Escape
Secondary Escape
Main Fan
Airlock

Figure 16-51: Egress Routes

16.10 Mine Equipment

The mobile equipment fleet will include all diesel-powered equipment. The drills (i.e. jumbo, bolter, production drill, raising drill and core drill) and the shotcrete sprayer will be electric-over-hydraulic. This means that they will move between work faces under diesel power with limited hydraulic functions and will connect to the mine power reticulation at a switch box when they reach the working face for full hydraulic function under electric power.

The fleet includes primary equipment for development, production and ground support installation. The basis for the mobile equipment fleet is the equipment currently being utilized (and planned to be utilized for future operations at Nussir) by the mining contractor, Leonard Nilsen & Sønner AS (LNS). The equipment list supplied by LNS (used as the basis) is shown in Table 16-10.

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Table 16-10: LNS Equipment List for Nussir (Basis)

Equipment	Type	Number
Access Tunnel		
Tunnel Rig/Jumbo	Epiroc Boomer XE3	1
Scaling Rig	Normet Scamec Thor Stage V	1
Spraying Rig	Normet Spraymec 8100 VC Stage V	1
Loading Truck (Charging car)	MB Atego	1
Loader	Volvo L180F	1
Truck	A35S	3
Scissor Lift	Normet Utilift MF 540 Stage V	1
Smaller Profile Development		
Tunnel Rig/Jumbo	Epiroc Boomer E20S	3 - 4
Scaling Rig	Normet Scamec Thor Stage V	2
Bolter	Epiroc Boltec E10S	1
Spraying Rig	Normet Spraymec MF 050 VC Stage V	1
Charging Rig	Normet Charmec MC 605 Stage V	2
Loader	Sandvik LH514E	4
Diesel Loader	Volvo L180 F	1
Trucks	Epiroc Minetruck MT42S	4
Transmixer	Normet Utimec LF 500 Transmixer Stage V	2
Scissor lift	Normet Utilift MF 540 Stage V	2
Laddebil	MB Atego	2
Production		
Drills	Epiroc Simba E70 S	2
Loader/Charging	Charmec MC 605 Stage V	1
Loader/Scoop	Sandvik LH514 E	3
Service Vehicle	Normet Variomec XS 040 Material Stage	1
Service Vehicle	Normet Variomec XS 035 Crew Stage V	1
Ladebil	MB Atego	2
Core Drill - Exploration	Epiroc Diamec Smart 6M	1
Wheel Loader	Volvo L180 F	1
Excavator	Volvo EW170 E	2

Additional equipment, listed in Table 16-11, was identified as required to complete all of the scheduled underground development and production activities throughout the LOM. This additional equipment fleet was selected based on the planned development

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methodologies and excavation sizes, mining methods, ventilation requirements, construction, services and maintenance activities.

Table 16-11: Additional Nussir Mobile Equipment Types Required

Equipment	Type	Number (Maximum during LoM)
Small Profile Development		
Integrated Toolcarrier	Caterpillar Small Wheel Loader 926K	2
Sludge Truck	Normet Multimec MF 100 with C280 Sludge Cassette	1
Fuel Truck	Normet Utimec LF 1000 Fuel	1
Lube Truck	Normet Utimec MF 400 Lube	1
Light vehicle – Geology/Tech Services etc.	Toyota Hilux	5
Raise Drilling/Boxhole Drilling	Epiroc Easer E10 S	1
Production		
Blockholer	Maclean BH3	1
Mobile Rockbreaker	Maclean RB3	1

The following assumptions for mobile equipment supply and maintenance were made for the purposes of the feasibility study:

- LNS will supply the equipment types included in Table 16-10, including additional quantities of the equipment types required to deliver the scheduled mine development and production activities.
- LNS will be responsible for preventative and breakdown maintenance, mid-life rebuilds and replacement for the LNS-supplied mobile equipment.
- Nussir will be responsible for procuring the additional equipment types included in Table 16-11. Nussir will be responsible for preventative and breakdown maintenance, mid-life rebuilds and replacement for the Nussir-supplied mobile equipment.

16.10.1 Justification for Raise Drill

Typically, raise excavations (i.e. ventilation raises, secondary egress raises, stope slots, service holes, etc.) are completed either using a raise bore machine or by drill and blast techniques. The advantages and disadvantages of these conventional techniques are summarised in Table 16-12.

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Table 16-12: Advantages and Disadvantages of Conventional Raising Techniques

Technique	Advantages	Disadvantages
Raise boring	Guaranteed excavation (subject to ground conditions)	Significant time to setup and packup Requires concrete foundation at each site Relatively slow advance rates
Drill and Blast	Low cost Typically utilizes existing underground mobile equipment fleet and materials	Risk of not completing excavation due to drill and blast performance, ground conditions, etc. Damages surrounding rock mass Slow advance rates

Epiroc manufactures a mobile raise drilling machine (Epiroc Easer E10 S) that is suitable for conventional raise boring up to a diameter of 1.5 m, boxhole drilling (upward or downward drilling technique to create raises between levels without needing upper/lower access) up to a diameter of 0.75 m, and production drilling. The Easer is more productive than raise bore machines, it does not require concrete foundations at each raise site and it is fully self-contained (i.e. self-propelled mobile carrier, integrated drill stabilization, integrated drill pipe handling and onboard air compressor).

A high level comparison was performed to evaluate between using a combination of production drills or an Easer E10 S for the Nussir stope slot raise excavation requirements (since stope slot raises make up the majority of raise drilling for Nussir). The results are summarised in Table 16-13. The tradeoff study demonstrates that the Easer is able to complete all Nussir stope slot raise excavations (up to 1.5 m diameter) 78% faster than using a production drill with a V30 head.

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Table 16-13: Tradeoff Between Nussir Raise Excavation Techniques

Parameter		Value	Unit	Basis
Number stopes in Nussir mine plan (each having a 30m blind uphole slot raise)		1,582	Number	Based on Deswik schedule
Stope slot raise length		30	m	Based on Deswik schedule
Stope slot raise diameter (will require blast hole pattern to expand stope slot to required dimensions)		750	mm	
Total stope slot raise metres		47,460	m	
Blind up-reaming (0.75m diameter):	**Scenario 1 Simba E70 ITH (with V30)**	**Scenario 2 Easer E10 S**		**Basis**
Drilling rate	1.3	2.3	m/hr	Refer above
Productive Hours per day	13.6	13.6	hrs/day	First principles calculation
Total days	2,685	1,517	days	Scenario 2 (Easer E10 S) is 43% faster

16.10.2 Mobile Equipment Schedule

The underground mobile equipment requirements were estimated based on the Nussir mining schedule.

The original equipment manufacturers (OEMs) and equipment models were assumed only for the purpose of establishing suitable equipment capacities/productivities for use in calculations. Recommendations for specific OEMs and models of equipment are generally based on the LNS-supplied equipment list. However, it is expected that these will be assessed in more detail at future project stages.

OEMs were contacted for up-to-date information on selected diesel offerings and the associated package information, including, but not limited to, the following:

- Equipment grade performance data
- Other technical specifications (dimensions, capacity, reach etc.)
- Productivity data (where available)

Available costing models, including the following:

- Ownership costs
- Maintenance, spares and major components costs
- Consumables costs.

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For each piece of equipment, a time usage model was applied to estimate the productive hours per shift, differentiating the "engine hours" time from the shift duration. This provided a baseline for estimating the productivity for each equipment type. Equipment productivities for primary mobile equipment (i.e. jumbo, bolter, production drill, LHD, truck, raise drill) were derived from first principles to enable calculating the requirements for this equipment over the LOM. Table 16-14 shows the time definitions used in the equipment calculations. Provisions for non-productive time and both scheduled and unscheduled maintenance are included. The overall equipment effectiveness factors (OEE) used for the primary equipment are summarised in Table 16-15.

Table 16-14: Equipment OEE Time Definitions

<table>
<tr><th colspan="7">Calendar Time</th></tr>
<tr><th colspan="6">Production Time</th><td rowspan="5">Non-Production Time (lunch/travel/blast delay)</td></tr>
<tr><th colspan="4">Available Time</th><td colspan="2">Down Time</td></tr>
<tr><th colspan="3">Utilization Time</th><td rowspan="3">Operation Standby</td><td rowspan="3">Scheduled</td><td rowspan="3">Unscheduled</td></tr>
<tr><th colspan="2">Active Operation Time</th><td rowspan="2">Operating Delay</td></tr>
<tr><th>Efficient Operating Time</th><td>Inefficient Operating Time</td></tr>
</table>

Table 16-15: Primary Equipment Overall Equipment Effectiveness Factors

Factor	Equipment Type			
	LHDs	Trucks	Jumbos and Bolters	Production Drills
Utilization	87%	87%	81%	81%
Efficiency	70%	70%	70%	70%
OEE	61%	61%	57%	57%

High level assumptions were made for secondary equipment productivities. Productivity based on the relevant mine schedule drivers and operating parameters (i.e. operating hours per month, mid-life rebuild interval, equipment life) are summarised in Table 16-16.

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Table 16-16: Equipment Productivity and Operating Parameters

Equipment	Make and Model	Driver unit	Driver Value	Equipment Life (Engine Hours)	Rebuild Intervals (Engine Hours)	Rebuild % of Purchase Price	Hours/ Month/ Machine
Jumbo	Epiroc Boomer XE3	m/month/jumbo	202	16,000	8,000	50%	240
Jumbo	Epiroc Boomer E20 S	m/month/jumbo	202	16,000	8,000	50%	240
Bolter	Epiroc Boltec E10S	Number of jumbos	1.0	20,000	10,000	50%	200
Scaler	Normet Scamec LC 065 A, Stage V	Number of jumbos	0.5	20,000	10,000	50%	200
LHD (Development)	Epiroc ST14 SG (Diesel)	tonnes/month/LHD	36,644	27,000	13,500	50%	380
LHD (Production)	Epiroc ST14 SG (Diesel)	tonnes/month/LHD	36,644	27,000	13,500	50%	380
LHD (Access Tunnel)	Volvo L180F	tonnes/month/LHD	36,644	27,000	13,500	50%	380
Truck (Development)	Epiroc MT42 S	tonnes/month/truck	16,541	30,000	15,000	50%	420
Truck (Production)	Epiroc MT42 S	tonnes/month/truck	16,541	30,000	15,000	50%	420
Truck (Access Tunnel Development)	Volvo A35S	tonnes/month/truck	16,340	27,000	13,500	50%	420
Production Drill	Epiroc Simba E70 S	drill m/day	159	20,000	10,000	50%	400
Charge Vehicle (Development)	Normet Charmec MC 607 D(V) Next Gen, Stage V	development tonnes/month/charge rig	23,275	25,000	12,500	50%	260
Charge Vehicle (Production)	Normet Charmec LF 605 LE D(V) Next Gen, Stage V	production tonnes/ month/emulsion unit	150,000	25,000	12,500	50%	260

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Equipment	Make and Model	Driver unit	Driver Value	Equipment Life (Engine Hours)	Rebuild Intervals (Engine Hours)	Rebuild % of Purchase Price	Hours/ Month/ Machine
Charge Truck (Emulsion)	Mercedes Benz Atego	production tonnes/ month/emulsion unit	150,000	25,000	12,500	50%	260
Blockholer	MacLean BH3	Number of production drills	0.3	20,000	10,000	50%	200
Mobile Rockbreaker	MacLean RB3	Number of production drills	0.3	25,000	12,500	50%	200
Shotcrete Sprayer	Normet Spraymec 8100 VC, Stage V	m/month/shotcrete sprayer	300	25,000	12,500	50%	200
Transmixer	Normet Utimec LF 500 Transmixer, Stage V	Number Of Shotcrete Sprayers	1.5	25,000	12,500	50%	200
Integrated Toolcarrier (IT)	Cat Small Wheel Loader	m/month/IT	700	25,000	12,500	50%	340
Zoom Boom	MacLean LR3 BOOM LIFT	m/month/IT	700	25,000	12,500	50%	220
Grader	MacLean GR5	tonnes/month/grader	0	25,000	12,500	50%	260
Flatbed Truck (Boom Truck)	Variomec XS 040 Material, Stage V	m/month/utility truck	300	25,000	12,500	50%	340
Personnel Transporter	Normet Utimec MF PER 328 Personnel	Development or production activities	1	25,000	12,500	50%	340
Light Vehicle (LV) - Underground Mine Operations	Toyota Hilux	# of units estimated	1	14,000	N/A	N/A	230
Light Vehicle - Surveyors	Toyota Hilux	m/month/LV	400	14,000	N/A	N/A	230

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Equipment	Make and Model	Driver unit	Driver Value	Equipment Life (Engine Hours)	Rebuild Intervals (Engine Hours)	Rebuild % of Purchase Price	Hours/ Month/ Machine
Light Vehicle - Geology	Toyota Hilux	Number of geology services team members	0.15	14,000	N/A	N/A	230
Light Vehicle - Tech Services	Toyota Hilux	Number of tech services team members	0.15	14,000	N/A	N/A	230
Light Vehicle - Electricians and Maintenance	Toyota Hilux	m/month/LV	400	14,000	N/A	N/A	230
Core Drilling	Epiroc Diamec Smart 6M	Development or production activities	1	30,000	15,000	50%	420
Mini Excavator	Volvo EW170 E	Production activities	1	25,000	12,500	50%	340
Sludge Truck	Normet Multimec MF 100 with C280 Sludeg Cassette	Development or production activities	1	25,000	12,500	50%	360
Fuel Truck	Normet Utimec LF 1000 Fuel	Development or production activities	1	25,000	12,500	50%	360
Lube Truck	Normet Utimec MF 400 Lube	Development or production activities	1	25,000	12,500	50%	360
Raise Drilling/Boxhole drilling	Epiroc Easer E10 S	Production activities	1	20,000	10,000	50%	400

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The mobile equipment schedule considers the underground mining schedule and productivities for suitably sized equipment to complete mining activities for the Project. The underground equipment requirements schedule further includes estimated timing for equipment rebuilds and replacements during the LOM. The following were considered in the equipment considerations and estimates:

Capacity and productivity are the main drivers behind equipment selection, in addition to the stope and development design dimensions.

All equipment will be diesel powered (with drills and shotcrete sprayer being electric-over-hydraulic and utilizing the mine power reticulation system at work faces).

Trucks will only be utilized until the point at which the underground conveyor is commissioned.

All equipment required for mining the underground orebodies is assumed to be purchased new.

Initial and ongoing development throughout the LOM will be completed by a contractor, utilizing a combination of contractor-owned equipment and Nussir-owned equipment.

The underground mobile equipment requirements for Nussir, inclusive of LNS and Nussir-supplied equipment, is outlined in Table 16-17. Jumbo/bolter, LHD/truck, Charge Vehicle, Raise Drill/Production Drill, Secondary Breakage Equipment, Shotcrete Sprayer/Transmixer, Integrated Toolcarrier/Zoom Boom, Flatbed Truck and Light Vehcile requirements over the LoM are summarised in Figure 16-52 through Figure 16-60.

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Table 16-17: Nussir Underground Mobile Equipment Requirements

Stage	Equipment	Purpose	Make	Model	Supply (LNS/Nussir)	Maximum Number (Total Units = 96)
Development (Access Tunnel and Regular Lateral Development)	Jumbo	Face drilling for development of mine access tunnel	Epiroc	Boomer XE3	LNS	3.0
	Jumbo	Face drilling for regular underground development	Epiroc	Boomer E20 S	LNS	6.0
	Bolter	Drilling and installation of ground support (including screen and rock bolts) Note: Any shotcrete requirements would need to applied using shotcrete sprayer	Epiroc	Boltec E10S	LNS	6.0
	Scaler	Scaling loose rock from excavations	Normet	Scamec LC 065 A, Stage V	LNS	4.0
	LHD (Access Tunnel)	Mucking of material from access tunnel	Volvo	L180F	LNS	2.0
	LHD (Development)	Mucking of regular lateral development	Epiroc	ST14 SG (Diesel)	LNS	3.0
	Truck (Development)	Haulage of ore and waste material from levels to surface	Epiroc	MT42 S	LNS	7.0
	Truck (Access Tunnel Development)	Haulage of waste material during access tunnel development to surface	Volvo	A35S	LNS	4.0
	Charge Vehicle (Development)	Loading of explosives for access tunnel and regular underground development	Normet	Charmec MC 607 D(V) Next Gen, Stage V	LNS	4.0
	Shotcrete Sprayer	Application of shotcrete for access tunnel	Normet	Spraymec 8100 VC Stage V	LNS	2.0
	Shotcrete Sprayer	Application of shotcrete for regular underground development (as required)	Normet	Spraymec MF 050 VC, Stage V	LNS	5.0
	Transmixer	Transportation of shotcrete and concrete from surface to underground	Normet	Utimec LF 500 Transmixer, Stage V	LNS	6.0
	Integrated Toolcarrier	Installation of services at height and where extended reach is required (i.e. hanging pipe, electrical cable, submersible pumps, etc.). Also as a forklift for miscellaneous tasks	Cat	Small Wheel Loader 926K	Nussir	2.0
	Zoom Boom	Extended boom platform vehicle for high lift services installation and repairs	MacLean	LR3 BOOM LIFT	LNS	2.0
	Flatbed Truck (Boom Truck)	Maintenance of conveyor and transfer of heavy items from surface to underground and around the mine	Normet	Variomec XS 040 Material, Stage V	LNS	4.0
	Personnel Transporter	Personnel transportation at start/end of shift	Normet	Utimec MF PER 328 Personnel	LNS	2.0
	Core Drilling	Infill and exploratory geological drilling	Epiroc	Diamec Smart 6M	LNS	1.0
	Sludge Truck	Casette for Multimec MF 100 for fast and efficient removal of sludge from dewatering sumps	Normet	Multimec MF 100 with C280 Sludge Cassette	Nussir	1.0
	Fuel Truck	Delivery of fuel to equipment that does not regularly travel to fixed refueling stations/SatStats*	Normet	Utimec LF 1000 Fuel	Nussir	1.0
	Lube Truck	Servicing truck for performing daily checks and minor preventative maintenance on mobile/fixed equipment	Normet	Utimec MF 400 Lube	Nussir	1.0
	Light Vehicle - Surveyors	Light vehicle for transportation of surveyors to their daily work sites	Toyota	Hilux	LNS	4.0

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Stage	Equipment	Purpose	Make	Model	Supply (LNS/Nussir)	Maximum Number (Total Units = 96)
	Light Vehicle - Geology	Light vehicle for transportation of geology personnel to their daily work sites for sampling, face mapping, etc	Toyota	Hilux	Nussir	2.0
	Light Vehicle - Tech Services	Light vehicle for transportation of ventilation technicians to their daily work sites for ventilation monitoring	Toyota	Hilux	Nussir	3.0
	Light Vehicle - Electricians and Maintenance	Light vehicle for transportation of electricians and maintenance personnel to their daily work sites	Toyota	Hilux	LNS	4.0
	Raise Drilling/Boxhole Drilling	Drilling of vertical excavations and pilot holes (i.e. predominantly stope slots, and also can drill slots for ventilation raises, secondary egress raises, service holes, etc.)	Epiroc	Easer E10 S	Nussir	1.0
Production	Production Drill	Production drilling for stopes	Epiroc	Simba E70 S	LNS	3.0
	Blockholer	Secondary breakage inside stopes (from remote safe location)	Maclean	BH3	Nussir	1.0
	Mobile Rockbreaker	Serving grizzlies on top of finger raises (there are a large number of grizzlies to be serviced throughout the mine)	Maclean	RB3	Nussir	1.0
	LHD (Production)	Mucking of regular lateral development	Epiroc	ST14 SG (Diesel)	LNS	5.0
	Truck (Production)	Haulage of ore and waste material from levels to surface	Epiroc	MT42 S	LNS	1.0
	Charge Truck (Emulsion)	Charging production hole	Mercedes Benz	Atego	LNS	2.0
	Charge Vehicle (Production)	Loading of explosives for production stoping	Normet	Charmec LF 605 LE D(V) Next Gen, Stage V	LNS	2.0
	Mini Excavator	Mini excavator for small excavations and cleanups, including clearing sludge from dewatering sumps	Volvo	EW170 E	LNS	1.0

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Jumbos and Bolters

Figure 16-52: Jumbo and Bolter Requirements over LOM

LHDs and Trucks

Figure 16-53: LHD and Truck Requirements over LOM

Charge vehicles

Figure 16-54: Charge Vehicle Requirements over LOM

Raise drills and Production drills

Figure 16-55: Raise Drill and Production Drill Requirements over LOM

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Secondary Breakage Equipment

Figure 16-56: Secondary Breakage Equipment Requirements over LOM

Shotcrete Sprayer and Transmixer

Figure 16-57: Shotcrete Sprayer and Transmixer Requirements over LOM

Integrated Toolcarrier and Zoom Boom

Figure 16-58: Integrated Toolcarrier and Zoom Boom Requirements over LOM

Flatbed Trucks

Figure 16-59: Flatbed Truck Requirements over LOM

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Light Vehicles

Figure 16-60: Light Vehicle Requirements over LOM

16.10.3 Equipment Initial Procurement/Rebuild/Replacement Plan

The fleet acquisition is based on the mine schedule and the need for equipment to support the mining plan. The replacement/rebuild schedule is based on a specific timeframe for each individual type of equipment based on utilization (accumulated operating hours) rather than equipment age. No replacements or rebuilds are scheduled in the last two years of mine life. The equipment initial procurement/rebuild/replacement plan includes the following:

- Initial equipment purchases
- Mid-life rebuild of initial equipment purchases
- First equipment replacement purchases
- Mid-life rebuild of first equipment replacements
- Second equipment replacement purchases.

Table 16-18 provides a summary of equipment lifecycle and purchase/rebuild/replacement schedule.

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Table 16-18: Initial Purchases, Mid-life Rebuilds and First/Second Replacement Purchases Schedule

Description	Equipment Purchaser	Total Number	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042
Nussir Development Period																			
Nussir Production Period																			
Initial Equipment Purchases	LNS	83	31	34	15	-	-	-	-	-	-	-	-	-	3	-	-	-	-
	Nussir	13	-	10	3	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Initial Equipment Rebuilds	LNS	67	-	1	10	19	20	13	3	1	-	-	-	-	-	-	-	-	-
	Nussir	13	-	-	-	2	8	2	-	1	-	-	-	-	-	-	-	-	-
First Equipment Replacement Purchases	LNS	66	-	-	-	1	9	7	11	15	14	6	3	-	-	-	-	-	-
	Nussir	13	-	-	-	-	-	1	5	-	5	1	-	-	1	-	-	-	-
First Equipment Replacement Rebuilds	LNS	58	-	-	-	-	-	5	5	6	5	8	15	11	3	-	-	-	-
	Nussir	12	-	-	-	-	-	-	-	1	5	-	-	5	-	1	-	-	-
Second Equipment Replacement Purchases	LNS	31	-	-	-	-	-	-	-	6	4	6	5	4	6	-	-	-	-
	Nussir	6	-	-	-	-	-	-	-	-	-	1	5	-	-	-	-	-	-

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16.11 Underground Personnel

Underground personnel requirements (inclusive of direct and indirect labour) were estimated based on the mine schedule and underground mobile equipment schedule.

Direct labour requirements consider continuous shift coverage, with a four crew roster working dayshift and nightshift. Indirect labour typically only works dayshift. The direct and indirect labour requirements are summarised in Table 16-19 and Table 16-20, respectively. Figure 16-61 shows a summary of direct and indirect labour requirements over the LOM.

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Table 16-19: Direct Labour Requirements

Area	Mine and Maintenance Direct Labor (Hourly)	Typical Number/Shift	Roster	Equipment Driver	Equipment Model Driver
UG Ops	Jumbo Operators (Access Tunnel)	2	4 crew, Days/Nights	Jumbo	Boomer XE3
UG Ops	Jumbo Operators (Ongoing Development)	5	4 crew, Days/Nights	Jumbo	Boomer E20 S
UG Ops	Ground Support Miners	5	4 crew, Days/Nights	Bolter	Boltec E10S
UG Ops	Development Scaling Operators	3	4 crew, Days/Nights	Scaler	Scamec LC 065 A, Stage V
UG Ops	Access Tunnel LHD Operators	2	4 crew, Days/Nights	LHD (access tunnel)	L180F
UG Ops	Ongoing Development LHD Operators	3	4 crew, Days/Nights	LHD (development)	ST14 SG (Diesel)
UG Ops	Production LHD Operators	4	4 crew, Days/Nights	LHD (production)	ST14 SG (Diesel)
UG Ops	Truck Drivers (Access Tunnel)	3	4 crew, Days/Nights	Truck (access tunnel development)	A35S
UG Ops	Truck Drivers (Ongoing Development)	6	4 crew, Days/Nights	Truck (development)	MT42 S
UG Ops	Development Charging Miners (Access Tunnel)	4	4 crew, Days/Nights	Charge vehicle (development)	Charmec MC 607 D(V) Next Gen, Stage V
UG Ops	Shotcrete Operators (Access Tunnel)	2	4 crew, Days/Nights	Shotcrete sprayer	Spraymec 8100 VC Stage V
UG Ops	Shotcrete Operators (Ongoing Development)	4	4 crew, Days/Nights	Shotcrete sprayer	Spraymec MF 050 VC, Stage V
UG Ops	Transmixer Operators	5	4 crew, Days/Nights	Transmixer	Utimec LF 500 Transmixer, Stage V
UG Ops	Definition Drilling	2	4 crew, Days/Nights	Core drilling	Diamec Smart 6M
UG Ops	Production Charging Miner 1	3	4 crew, Days/Nights	Charge truck (Emulsion)	Atego
UG Ops	Production Charging Miner 2	3	4 crew, Days/Nights	Charge vehicle (production)	Charmec LF 605 LE D(V) Next Gen, Stage V

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Area	Mine and Maintenance Direct Labor (Hourly)	Typical Number/Shift	Roster	Equipment Driver	Equipment Model Driver
UG Ops	Production drilling	3	4 crew, Days/Nights	Production Drill	Simba E70 S
UG Ops	Raise Drilling	1	4 crew, Days/Nights	Raise drilling/boxhole drilling	Easer E10 S
UG Ops	Secondary Breakage Operators	1	4 crew, Days/Nights	Blockholer	BH3
UG Ops	Secondary Breakage Operators	1	4 crew, Days/Nights	Mobile rockbreaker	RB3
UG Ops	Truck Drivers (Production)	1	4 crew, Days/Nights	Truck (production)	MT42 S
UG Mtc	Mechanics (Heavy Equipment, including Surface Shop)	3	4 crew, Days/Nights	Light vehicle - Electricians and maintenance	Hilux
UG Mtc	Mechanics (Light Equipment, including Surface Shop)	3	4 crew, Days/Nights	Light vehicle - Electricians and maintenance	Hilux
UG Mtc	Electricians	3	4 crew, Days/Nights	Light vehicle - Electricians and maintenance	Hilux
General	Service Crew 1	2	4 crew, Days/Nights	Integrated toolcarrier	Small Wheel Loader 926K
General	Service Crew 2	2	4 crew, Days/Nights	Zoom boom	LR3 BOOM LIFT
General	Logistics Operator	3	4 crew, Days/Nights	Flatbed truck (boom truck)	Variomec XS 040 Material, Stage V
General	Construction crew	4	4 crew, Days/Nights	N/A	
General	Nippers	3	4 crew, Days/Nights	N/A	
General	Warehouse	1	4 crew, Days/Nights	N/A	
General	Supervisors (Mine and Mechanical)	2	4 crew, Days/Nights	N/A	
	Total Mine and Maintenance Direct Labor	**89**			

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Table 16-20: Indirect Labour Requirements

Area	Mining Indirect Labour (Staff)	Typical Number/Shift	Roster
General	Mine Manager	1	Day shift
General	Mine Clerk (Administration)	0.5	Day shift (Shared with plant)
General	IT	0.5	Day shift (Shared with plant)
General	Control Room Operator/Shift Supervisor - May need an extra/spare person	1	4 crew, Days/Nights
General	Mine Superintendent (LNS Supervisor/Alternate Mine Manager)	1	Day shift
General	Safety and Training	1	Day shift
General	Tech Services Superintendent	1	Day shift
General	Senior Mine Planning Engineer	1	Day shift
General	Production Planner	1	Day shift
General	Development Designer/Planner	1	Day shift
General	Project Engineer	1	Day shift
General	Ventilation Engineer	1	Day shift
General	Geotechnical Engineer - Underground	1	Day shift
General	Surveyor - Covered under LNS contract	0	Day shift
General	Mine Technologists (Shared to help day-to-day operations)	3	Day shift
General	Chief Geologist	1	Day shift
General	Senior Geologist	1	Day shift
General	Mine Geologist	4	Day shift
General	Grade Control Technicians - Junior Geologist	5	Day shift
	Total Mine and Maintenance Indirect Labor	**26**	

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Direct and Indirect Labour (All Crews)
Labour # (All Crews)
Ore+Waste Tonnes
400
350
300
250
200
150
100
50
-
300,000
250,000
200,000
150,000
100,000
50,000
0
2026-01-01
2026-05-01
2026-09-01
2027-01-01
2027-05-01
2027-09-01
2028-01-01
2028-05-01
2028-09-01
2029-01-01
2029-05-01
2029-09-01
2030-01-01
2030-05-01
2030-09-01
2031-01-01
2031-05-01
2031-09-01
2032-01-01
2032-05-01
2032-09-01
2033-01-01
2033-05-01
2033-09-01
2034-01-01
2034-05-01
2034-09-01
2035-01-01
2035-05-01
2035-09-01
2036-01-01
2036-05-01
2036-09-01
2037-01-01
2037-05-01
2037-09-01
2038-01-01
2038-05-01
2038-09-01
2039-01-01
2039-05-01
2039-09-01
2040-01-01
2040-05-01
2040-09-01
2041-01-01
2041-05-01
2041-09-01
Direct
Indirect
Ore+Waste Tonnes

Figure 16-61: Nussir Direct and Indirect Labour Requirements

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16.12 Mine Plan

16.12.1 Mine Lateral Development Schedule

Lateral development was designed using Deswik.CAD and sequenced using Deswik.Sched. The development schedule is driven by interdependencies created between other development tasks and the production stopes. Priority development includes ventilation infrastructure and materials handling infrastructure. Early mine development is particularly focused on developing the first ramp to reach the top of the deposit and establish ventilation connections.

Lateral development rates vary depending on the priority of the development being advanced. Up until the establishment of the Ramp 1 ventilation system, a higher single heading advance rate of 5.5 m/d was applied to priority headings. For the LOM, the priority headings use a 4.5 m/d advance rate, reflective of long term sustainable advance rates. All other development is limited to 3.5 m/d for single heading advance. Multiple heading advance rates are dictated by equipment capabilities and the assumptions. The lateral development advance rates are shown in Table 16-21.

Table 16-21: Lateral Development Advance Rates

Development Type	Single Heading (m/d)	Multiple Heading (m/d)
Access	3.5	6.7
Decline	4.5	6.7
Decline (prior to 2029)	5.5	6.7
Electrical Substation	3.5	6.7
Fresh Air Drive	3.5	6.7
Fresh Air Drive Level	4.5	6.7
Fresh Air Drive Level (prior to 2029)	5.5	6.7
Fuel Bay	3.5	6.7
Lunchroom	3.5	6.7
Explosives Magazine	3.5	6.7
Explosives Magazine Access	3.5	6.7
Ore Drive	3.5	6.7
Orepass Access	3.5	6.7
Pump Station	3.5	6.7
Pump Station Storage	3.5	6.7

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Development Type	Single Heading (m/d)	Multiple Heading (m/d)
Ramp	4.5	6.7
Ramp (prior to 2029)	5.5	6.7
Refuge	3.5	6.7
Remuck	3.5	6.7
Shop	3.5	6.7
Sump	3.5	6.7
Transport Drive	4.5	6.7
Transport Drive (prior to 2029)	5.5	6.7

As the mine progresses, yearly lateral development increases to a peak of 16,378 m in 2029. After that, development stabilizes to approximately 14,000 m per year before ramping down near the end of the mine life, as shown in Table 16-22.

Table 16-22: Operating and Capital Lateral Development by Year

Development Type	2026	2027	2028	2029	2030	2031	2032	2033
Capital Development Meters	3,371	4,889	7,640	8,667	5,777	8,189	6,130	6,485
Operating Development Meters	135	4,542	7,528	7,710	8,667	5,737	7,843	7,618
Total Development Meters	3,506	9,431	15,168	16,378	14,443	13,927	13,973	14,103
Development Type	**2034**	**2035**	**2036**	**2037**	**2038**	**2039**	**2040**	**2041**
Capital Development Meters	4,530	5,924	6,618	3,240	0	3	0	0
Operating Development Meters	9,451	7,183	6,349	8,178	505	0	0	0
Total Development Meters	13,981	13,107	12,967	11,418	505	3	0	0

The development schedule completes capital development on a "just in time" basis, delaying capital costs for as long as possible while maintaining a consistent production profile. Due to the variable distance between ramps in the mine, some years have an increase in capital meters, as illustrated in Figure 16-62.

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Development Schedule
Meters
18000
16000
14000
12000
10000
8000
6000
4000
2000
0
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
2038
2039
2040
2041
Capital Development Meters
Operating Development Meters

Figure 16-62: Yearly Capital and Operating Lateral Development

16.12.2 Mine Vertical Development Schedule

Vertical development was also designed using Deswik.CAD and sequenced using Deswik Scheduler. The vertical development is driven by dependencies to other development and production stopes. The vertical development at Nussir is excavated with a combination of blasting and raiseboring. The advance rates used for blasted and raisebored vertical development are listed in Table 16-23

Table 16-23: Vertical Development Advance Rates

Description	Rate (m/d)
Escapeway	3.5
Fresh Air Raise - Raisebore	3.5
Fresh Air Raise- Drop Raise	3.5
Fresh Air Raise - Inverse Breakthrough	3.5
Return Air Raise	3.5
Orepass	3.5
Finger Raise	3.5

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The long strike length of the mineralisation means that establishing ventilation circuits are critical for meeting the mine's production schedule. Raise development is spread across the LOM and each significant raisebore length coincides with a new mining area coming online. A breakdown of the yearly raiseboring and raise blasting is shown in Table 16-24.

Table 16-24: Yearly Vertical Development by Excavation Type

Description	2026	2027	2028	2029	2030	2031	2032	2033
Blasted Raise Metres	108	360	439	488	772	392	713	466
Raisebore Metres	320	205	804	509	60	703	330	127
	2034	2035	2036	2037	2038	2039	2040	2041
Blasted Raise Metres	740	506	729	949	0	0	0	0
Raisebore Metres	60	345	0	155	0	0	0	0

16.12.3 Mine Production Schedule

The Nussir production strategy focuses on supplying 6,000 t/d to the mill while keeping surface stockpiles manageable. The variable distance between mining zones means that it is critical to balance development and production ore to maintain a level production profile. Individual stope production was limited to 1,200 t/d which, when combined with development ore, requires mucking from an average of four stopes simultaneously to achieve 6,000 t/d. The average stope in the Nussir mine contains approximately 12,600 tonnes. The stope cycle for an average stope is completed in 26 days, as shown in Table 16-25.

Table 16-25: Stope Productivity and Average Activity Duration

Description	Productivity	Typical Duration (Days)
Slot	4d	4
Drill	180 m/d	6
Load and Blast	5d	5
Muck	1,200 t/d	11
Total Average Cycle Time		26

The distribution of stope sizes is not consistent across the LOM. Between 2031 and 2033, there is a notable decline in the average stope size as mine production shifts from Ramps 1-3 to Ramps 4 and 5. Ramps 4 and 5 have the shortest stope strike lengths, which is a

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result of the geotechnical parameters of the area. To maintain the desired overall production rate, 179 stopes are blasted in 2033 compared to 113 in the previous year, as shown in Figure 16-63. At the end of the mine life, the average tonnes per stope increases as more mining shifts to the significantly wider stopes found in Ramp 8.

Stope Size and Production Blasting
Average tonnes per stope (diluted, recovered)
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
200
180
160
140
120
100
80
60
40
20
0
Number of stopes blasted
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
2038
2039
2040
2041
Stopes Blasted
t/stope

Figure 16-63: Stope Size and Production Blasting Frequency

The production drilling intensity is relatively consistent across the life of mine until 2037 where it increases to support the increased stope mucking demand. Stope production peaks in 2038 to keep the mill full before declining because the mine is depleted and the sequence limits the maximum production, as seen in Figure 16-64.

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Stope Production and Production Drilling
Stope Production (Mt)
Production Drilling (km)
3
2
2
1
1
0
250
200
150
100
50
0
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
2038
2039
2040
2041
Stope Production
Production Drill Meters

Figure 16-64: Stope Production and Production Drilling

The mine's eight ramps access 800 m long production panels, which will be mined top down in four stope high sections and will be retreated towards the central accesses. The overall mine sequence moves from east to west (geotechnical Zone A to geotechnical Zone D) and bottom to top. Mining closer to the east is prioritized in an effort to minimize the number of active mining areas, thus reducing ventilation and material handling costs. The yearly development and stope ore production is shown in Table 16-26.

Table 16-26: Development and Stope Production by Year

Description	2026	2027	2028	2029	2030	2031	2032	2033
Stope Ore Tonnes	0	50,000	1,059,567	1,512,500	1,485,000	1,626,000	1,515,885	1,560,000
Development Ore Tonnes	0	263,135	454,476	492,151	557,520	334,734	491,929	426,598
	2034	2035	2036	2037	2038	2039	2040	2041
Stope Ore Tonnes	1,371,895	1,560,000	1,620,000	1,560,000	1,979,984	1,616,900	1,192,227	305,038
Development Ore Tonnes	613,923	456,378	372,003	471,091	29,845	0	0	0

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Yearly stope production varies between 1.5 Mt and 1.6 Mt for the majority of the mine life to allow ore development to occur without building excessive stockpiles on surface. In 2038, ore development concludes and the stope production increases to keep the mill full. The mine ramps down over the next three years, concluding production in 2041. Ore production over the LOM is illustrated in Figure 16-65.

LOM Production
Recovered Ore Tonnes
2,500,000
2,000,000
1,500,000
1,000,000
500,000
0
1.20
1.00
0.80
0.60
0.40
0.20
0.00
Cu Grade %
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
2038
2039
2040
2041
Stope Ore Tonnes
Development Ore Tonnes
Cu Grade

Figure 16-65: LOM Ore Production

Nussir's production profile by ramp is shown in Figure 16-66. The mining sequence attempts to constrain ore production to three ramp systems to minimize the materials handling and ventilation infrastructure requirements, with the exception of Ramp 8 at the end of the mine life. Ramp 8 does not require its own materials handling system or ventilation because it shares infrastructure with Ramp 7.

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Yearly Ore Production by Ramp
Ore Production (Mt)
2.5
2
1.5
1
0.5
0
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
2038
2039
2040
2041
Ramp 1
Ramp 2
Ramp 3
Ramp 4
Ramp 5
Ramp 6
Ramp 7
Ramp 8

Figure 16-66: Yearly Ore Production by Ramp

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17. Recovery Methods

17.1 Introduction

The Feasibility Study (FS) process design draws upon, and is an update of previous work undertaken over several years, namely:

- The work documented in the SRK Feasibility Study for the process plant which was undertaken by Norip AS between 2017 and 2020
- The technical update carried out in 2022/2023 by Nussir ASA
- The SRK FS Chapter on the Process Plant written by Norip which included updates to the designs made by Nussir in 2021, 2022 and 2023

The Nussir processing plant is located at Øyen. The new facility utilises refurbished and expanded existing buildings and infrastructure which were the former processing plant for the Ulveryggen Mine which was operated in the 1970s.

A view of the site layout from the preliminary 3D model is given in Figure 17-1.

Figure 17-1: 3D Model View of the Process Facilities

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Mined ore is crushed underground and transported by belt conveyors to the existing ore silo. Any excess production tonnage is diverted to an uncovered ore stockpile adjacent to the plant for later reclaim.

The ore is processed by a conventional grinding and flotation flowsheet to produce a final dewatered copper concentrate which is stockpiled prior to shipment off-site by bulk carrier. The plant tailings are thickened and pumped via a long-distance pipeline for deep deposition in the adjacent fjord.

A plan view from the 3D model of the process plant is given in Figure 17-2.

Figure 17-2: Plan View of the Process Plant

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17.2 Process Design

17.2.1 General

The Nussir process plant is designed to treat 2 Mtpa of ore, operating for 8000 hours per year based on an overall availability/utilisation of 91.5%. The nominal hourly treatment rate is 250 tph of dry feed. The design copper ore grade is 1% Cu. The average ore grade over the life of mine is 0.81% Cu.

The process flowsheet consists of the following major unit operations:

- Primary crushing of ore underground to an 80% passing size of minus 110mm
- Underground conveying to the ore/waste diverter transfer point with delivery of (1) ore to either the ore silo or to the external ore radial stacker for stockpiling, or (2) delivery of waste rock to the waste rock stockpile
- Mill feed system that consists of a reclaim tunnel under the ore silo containing four variable rate vibrating feeders and a fifth feed point for front-end loader reclaim from the ore stockpile
- Grinding and classification, consisting of a SAG mill and a ball mill with hydrocyclones
- Conventional tank cell rougher flotation, regrind of rougher concentrate, and conventional tank cell cleaner flotation to produce a high-grade copper concentrate
- Thickening and filtering of the copper concentrate to produce filter cake for shipment off-site
- Thickening of flotation tailings prior to sub-sea disposal

Figure 17-3 illustrates the overall processing flowsheet.

The Process Design Criteria document is referenced in Section 27:

- Worley Nussir Feasibility Study Update, Process Design Criteria, February 2026 - NU02A001

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Figure 17-3: Summary Process Flowsheet

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17.2.2 Grinding Mill Sizing

Grinding mill sizing is based on the SGS testwork and their follow-on grinding circuit design study referenced in Section 27:

- SGS LAKEFIELD PRELIMNARY GRINDING CIRCUIT DESIGN STUDY USING UPDATED CEET2® TECHNOLOGY BASED ON SAMPLES FROM THE NUSSIR PROJECT; PROJECT 12527-04 – FINAL REPORT APRIL 21, 2020.

The data was evaluated by Metso for the 2023 SRK Feasibility Study, but with the harder Ulveryggen ore component not considered. The mill size evaluations are summarised in Table 17-1.

It should be noted that the drill core locations selected for the grindability test samples were chosen to represent the ore resource planned to be exploited in the first nine years of the mine operation – see Figure 17-1 and Figure 13-12.

The SAG mill recirculation system is configured to allow future installation of a pebble crusher if required.

Table 17-1: Mill Size Evaluation Summary

	Design Basis		SAG Mill						Ball Mill						Overall	
	Bond ball mill WI		Power required - net to shell	Specific energy required	Motor	Mill size	Design pinion power	Design pinion energy	Power required - net to shell	Specific energy required	Motor	Mill size	Design pinion power	Design pinion energy	Specific energy required	Design pinion energy
		kWh/t	kW	kWh/t	kW		kW	kWh/t	kW	kWh/t	kW		kW	kWh/t	kWh/t	kWh/t
SGS CEET* 2020	CEET analysis	12.6	1981	7.57	2300	6.4m i/s shell; 3.81m EGL	2162	8.65	2375	9.08	2600	4.72m i/s shell; 7.32m EGL	2444	9.78	16.65	18.42
SRK FS (Metso) 2022	Average	11.5	1976	7.9	2700	6.0m i/s shell; 4.5m EGL	2538	10.15	2131	8.52	2700	4.7m i/s shell; 7.05m EGL	2538	10.15	16.42	20.30
Metso 2022 Pro-rata	75th percentile	12.5	2147	8.59	2700	6.0m i/s shell; 4.5m EGL	2538	10.15	2317	9.27	2700	4.7m i/s shell; 7.05m EGL	2538	10.15	17.86	20.30
Worley evaluation	75th percentile	12.5	2008	8.03	2700	6.0m i/s shell; 4.5m EGL	2538	10.15	1603	6.41	2700	4.7m i/s shell; 7.05m EGL	2538	10.15	14.44	20.30

17.2.3 Flotation

The design project copper flotation metallurgical balance is given in Table 13-45. The flotation circuit sizing is indicated in Figure 17-2.

Table 17-2: Flotation Circuit Sizing

Bank	No. cells	Cell volume	Aeration factor	Nominal volume	Feed flowrate	Pulp density	Flotation time	Scale-up basis		
Units		m^3	%	m^3	m^3/h	%w/w	Minutes	Laboratory minutes	Scale-up factor	Plant minutes
Rougher	7	50.0	15.0	297.5	674.3	30.0	26.5	12.0	2.2	26.5
Cl#1	3	5.0	15.0	12.8	93.6	25.0	8.2	3.0	2.5	7.5
Cl#2	2	4.3	15.0	7.3	28.5	25.0	15.4	3.0	2.5	7.5
Cl Scav	2	5.0	15.0	8.5	66.4	24.6	7.7	3.0	2.5	7.5

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17.2.4 Regrind Mill

Rougher froth concentrate is combined with recycled cleaner scavenger froth concentrate in the regrind cyclone feed buffer tank. The tank evens out fluctuations in concentrate flowrates to enable steady feed flowrates to the regrind cyclones and the cyclone underflow to the regrind mill. The regrind mill operates in open circuit with the cyclones.

The cyclones classify to produce an overflow solids size analysis of 80% passing 25 to 30 microns. Review of size analysis data from the locked cycle tests indicates that the primary grinding circuit product to rougher flotation contains approximately 40% minus 30 microns.

The design regrind mill feed rate is based on the solids rate of oversize rougher concentrate. The solids rate of cleaner scavenger is not considered.

The specific energy required for the regrind mill duty is based on a conservative benchmark value assumption of 15.4 kWh/tonne solids feed.

17.2.5 Concentrate Dewatering and Storage

Final copper concentrate is shipped to smelters in bulk cargo carriers. The flotation concentrate is thickened and then filtered to a cake moisture of 8% to 10% w/w. The final cake stockpile has a storage capacity of 5000 tonnes to match the capacity of the bulk carriers.

The laboratory testing programs could not generate enough final copper concentrate for thickening and filtration testwork for equipment sizing. Equipment sizes are based on in-house benchmark evaluations.

17.2.5.1 Concentrate thickener

Benchmark data from similar projects to Nussir are indicated in Table 17-3 along with the selected concentrate thickener diameter selected for the Nussir Project.

Table 17-3: Concentrate Thickening Benchmark Data

Parameter	Solids D_{80}	Unit Settling Rate	Unit Settling Rate	Thickener Area	Thickener Diameter (5.5 tph concentrate)
Unit	µm	tph/m²	m²/tpd	m²	m
Project 1	25	0.2	0.21	27.5	5.92
Project 2	37	0.110	0.38	50.16	7.99
Project 3	13	0.833	0.05	6.6	2.90
Nussir	25 - 30	0.195	0.21	28.27	6

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17.2.5.2 Concentrate Filter

A fully automatic mineral pressure filter is selected to produce concentrate suitable for bulk shipment. The press with 26 chambers, 1200mm by 1200mm plates, and a chamber depth of 40mm is designed to process the daily concentrate tonnage over two shifts. Filtration cycle time is 12 to 13 minutes.

17.2.6 Tailings Dewatering

Thickened plant tailings are discharged into the adjacent fjord. The thickener overflow water is recovered for reuse in the plant.

Settling testwork data on one sample of plant tailings indicated a unit settling rate of 0.72 tph/m2. This is in line with benchmark data from similar projects to Nussir as indicated in Table 17-4 along with the selected tailings thickener diameter selected for the Nussir Project.

Table 17-4: Tailings Thickening Benchmark Data

Parameter	Solids D80	Unit settling rate	Unit settling rate	Thickener Area	Thickener Diameter (250 tph tailings)
Unit	µm	tph/m2	m2/tpd	m2	m
Project 1	<106	0.750	0.056	333	20.6
Project 2	<120	0.595	0.070	420	23.1
Project 3	<18	0.833	0.050	300	19.5
Nussir	<100	0.509	0.082	491	25.0

17.3 Process Description

17.3.1 Overview

The Nussir processing facilities are broken down into the following Areas:

- Underground crushing and conveying – Area 1300
- Ore silo and reclaim system – Area 2100
- Stockpile and ore reclaim system – Area 2100.
- SAG and ball milling circuit – Area 2200
- Pebble crushing (future) – Area 2200
- Flotation – Area 2300
- Concentrate thickening, filtration and storage – Area 2400

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- Tailings thickening and Disposal – Area 2500
- Reagent Systems – Area 2600
- Water Systems – Areas 2700 and 3500
- Air Systems – Area 2700
- Concentrate loadout – Area 3800

The Process Flow Diagrams and the Piping and Instrument Diagrams are referenced in Section 27:

- Worley. Nussir Feasibility Study Update, Process Flow Diagrams, February 2026 - NU02A001-2000-PR-PFD-00001 to 00018
- Worley. Nussir Feasibility Study Update, Piping & Instrumentation Diagrams, February 2026 - NU02A001-2000-PR-PID-00001 to 00027

17.3.2 Underground crushing and conveying – Area 1300

Crushed ore from underground (80% passing 110mm) is transferred by a conveyor belt system to the ore silo for storage. If the silo is full, excess ore is diverted to the surface ore stockpile.

17.3.3 Ore storage and reclaim – Area 2100

The existing ore silo has a nominal volume of 6000 m^3 and a live capacity of approximately 3600 m^3. The live capacity provides approximately 24 hours of storage.

Ore is reclaimed from the silo by four variable speed vibrating feeders located beneath the silo. The feeders discharge onto the SAG mill feed conveyor, which delivers ore into the SAG mill feed chute.

A belt weigher measures the fresh ore feed rate.

An overband magnet removes tramp ferrous material from the SAG mill conveyor.

Ore diverted to the external stockpile is reclaimed for plant feed when required by front end loader discharging into a hopper feeder arrangement. The variable speed feeder delivers the operator set tonnage rate onto the stockpile reclaim conveyor which discharges onto the SAG mill feed conveyor prior to the silo vibrating feeders.

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17.3.4 SAG and ball milling circuit – Area 2200

17.3.4.1 SAG and Ball Mills

The two-stage wet grinding circuit comprising the SAG mill, the ball mill, and the classifying cyclones produces a primary ground product with a P80 of 100 microns. The ground slurry product from the circuit is processed by flotation.

The grate discharge SAG mill has a diameter of 6.00m (19.69 ft) inside shell and an effective grinding length (EGL) of 4.5m (14.76 ft). The mill is girth-gear driven with a variable speed 2.7 MW squirrel cage induction motor.

The SAG mill operates with a grinding media charge volume of 10% to 15% v/v. Make-up grinding media is added as 125mm diameter forged steel balls using a dedicated ball addition hopper.

The overflow ball mill has a diameter of 4.7m (15.4 ft) and an EGL of 7.01m (23.1 ft). The mill is girth-gear driven with a variable speed 2.7 MW squirrel cage induction motor.

The ball mill operates with a grinding media charge volume of up to 36% v/v. Make-up grinding media is added as 60 mm diameter forged steel balls using a dedicated ball addition hopper.

Mill relining is undertaken with a dedicated liner handler machine. An overhead crane services the primary grinding area for ball media addition and maintenance purposes.

Any grinding area floor spillage is returned to the SAG and ball mill sump by floor sump pumps. The grinding area layout is illustrated in Figure 17-4.

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Figure 17-4: 3D Model View of the Grinding System Layout

17.3.4.2 Grinding Circuit Operation

A belt weigher on the SAG mill feed conveyor measures the fresh ore feed rate and a second belt weigher, located after the SAG mill oversize recycle discharges onto the belt, measures the combined fresh ore/SAG mill recycle tonnage rate passing to the SAG mill. A feedback control loop maintains the set-point fresh feed tonnage rate to the SAG mill by adjusting the speed of the vibrating feeders.

The SAG mill operates with a solids content of 70% to 75% w/w. Water addition to the SAG mill is controlled as a ratio to the combined tonnage of fresh ore plus oversize recycled solids.

The SAG mill product discharges onto a trommel screen with apertures of 12 x 12 mm. +12mm oversize material from the SAG mill is recycled externally by a system of three conveyors. The conveyors are configured so that a pebble crusher can be retrofitted in the future if required. A metal detector and actuated by-pass door arrangement will divert the crusher feed material should tramp metal be detected on the recycle conveyor.

SAG mill trommel undersize product combines with the ball mill discharge in a common pumpbox.

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Duty/standby pumps deliver the combined products of both the SAG and ball mill to the primary hydrocyclone pack. The pack comprises 7 off 500 mm diameter hydrocyclones (nominally 5 working with 2 standbys) to classify the solids in the cyclone overflow to an 80% passing size of 100 microns. The pump speed is controlled to maintain the set-point level in the pumpbox. Changes in pump flowrate/ball mill circulating load require the number of operating cyclones to be adjusted to maintain the optimum cyclone inlet pressure for the classification duty.

The hydrocyclone overflow stream at a slurry density of 30% to 35% w/w solids flows by gravity to the trash screen. This acts as a guard to prevent tramp material or misplaced coarse solids caused by a blocked cyclone underflow passing to the flotation circuit.

The trash screen underflow gravitates through the OSA sample cutter into the rougher flotation conditioning tank.

17.3.5 Flotation – Area 2300

The froth flotation circuit comprises a single line roughing flotation stage, two stages of copper froth concentrate cleaning, and a cleaner-scavenger stage. Flotation cells are mechanically agitated with forced air addition. Rougher and cleaner-scavenger concentrates are reground before further upgrading in the cleaner flotation circuit.

Cells are connected in series, with each bank comprising single and stepped pairs of cells. Cell level is controlled by discharge dart valves at each step/drop.

Flotation area floor sumps fitted with vertical spindle slurry pumps return spillage to appropriate locations in the flotation process.

The flotation area plan view and 3D layout are illustrated in Figure 17-5 and Figure 17-6.

Figure 17-5: Plan View of the Flotation Area Layout

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Figure 17-6: 3D Model View of the Flotation Area Layout

17.3.5.1 Rougher Flotation

The underflow from the trash screen flows by gravity through a sample cutter) into the agitated conditioning tank at the head of the rougher flotation circuit. Slurry is conditioned with a primary dose of flotation reagents. The cut sample of the plant feed slurry from the sampler is delivered to the on-stream analyser for head grade measurement and the particle size analyser for grind size measurement. The pH of the rougher conditioning tank slurry is monitored continuously.

Conditioned slurry feed overflows the conditioner tank into the rougher cell feed box. The bank comprises 7 off 50 m3 round tank flotation cells.

Rougher concentrate is collected in the cell launders and flows by gravity to the rougher concentrate froth pump. The concentrate is pumped through a pressure sampler to the regrind mill feed buffer tank.

Rougher tailings discharge by gravity through a launder-type sampler to the final tailings pump box.

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The cut slurry samples from the samplers are delivered to the on-stream analyser for assay measurement.

17.3.5.2 Regrind Circuit

The system operates in open circuit. Rougher concentrate and cleaner scavenger concentrate collect in the regrind mill feed buffer tank. The combined slurry is pumped to the regrind cyclone pack.

The regrind cyclone pack comprises 3 of 150mm diameter hydrocyclones (nominally 2 operating with 1 standby). Solids are classified to produce an overflow product with a nominal P80 of 25 to 30 microns. Hydrocyclone underflow gravitates to the regrind mill for additional size reduction.

Hydrocyclone overflow slurry flows by gravity to the first cleaner feed pump box. A pressure type sampler installed in the first cleaner feed pump discharge cuts a sample for on-stream assay analysis and particle size measurement.

Hydrocyclone underflow is reground in the stirred mill regrind mill. The mill operates with 3mm spherical ceramic grinding media and is driven by a variable speed 355kW motor.

Ground solids from the regrind ball mill discharge by gravity into the first cleaner feed pump box where they combine with the regrind cyclone overflow stream.

17.3.5.3 First Cleaner Flotation

Regrind circuit product discharges into the first cleaner conditioning tank where additional flotation reagents are dosed to chemically condition fresh mineral particle surfaces generated in the regrind stage.

The conditioning tank overflows to the first cleaner flotation bank. The first cleaner flotation stage comprises 3 off 5m3 tank cells arranged in a 1+2 configuration.

First cleaner froth concentrates discharge into the first cleaner froth concentrate pump to be pumped into the second cleaner feed box. A pressure type sampler installed on the pump discharge cuts a sample of froth for delivery to the on-stream analyser.

A gravity type sampler cuts a sample of the first cleaner tails slurry for delivery to the on-stream analyser.

The first cleaner tails gravitate to the feed box of the cleaner scavenger flotation cells.

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17.3.5.4 Cleaner Scavenger Flotation

The cleaner-scavenger flotation bank comprises 2 off 5m3 flotation tank cells. Concentrate from the cleaner scavenger cells flows by gravity to the cleaner scavenger concentrate froth pump to be pumped to the regrind mill feed buffer tank through a pressure type sampler which cuts a sample to be delivered to the on-stream analyser.

Tailings from the cleaner-scavenger bank discharge into the final tailings pump box via a launder type sampler which cuts a sample to be delivered to the on-stream analyser.

17.3.5.5 Second Cleaner Flotation

The second cleaner flotation bank comprises 2 off 5m3 flotation tank cells. Concentrate from the second cleaner cells flows by gravity to the second cleaner concentrate froth pump to be pumped (40-PP-04A/B) to the concentrate thickener feed box via a pressure type sampler which cuts a sample for the on-stream analyser.

Flotation tailings from the second cleaner cells discharge by gravity to the first cleaner conditioning tank via a launder type sampler which cuts a sample for the on-stream analyser.

17.3.6 Concentrate Dewatering and Storage- Area 2400

17.3.6.1 Concentrate Thickening

Final froth concentrate slurry from the second cleaner flotation stage is pumped to the concentrate thickener feed box and is combined with recycled filtrate from the pressure filtration process.

The feed to the 6m diameter high rate concentrate thickener flows to the central thickener feed well where flocculant is added. The proprietary auto dilution system ensures high-rate settlement of flocculated solids.

The thickener produces a thickened underflow slurry at a nominal concentration of 60 to 65% w/w solids. The thickened underflow is pumped to the agitated concentrate receipt tank.

Concentrate thickener overflow collects in the circumferential launder and flows by gravity into the concentrate thickener overflow tank. The clarified water is pumped to the process water tank.

17.3.6.2 Concentrate Filtration and Storage

Thickened copper concentrate slurry is stored in an agitated filter surge tank located adjacent to the concentrate thickener. The surge tank is sized for up to 24 hours of

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storage of final concentrate to provide buffer capacity and to allow the plate and frame pressure filter to operate on a semi-continuous basis.

The filter press cycle consists of slurry filling, hydraulic compression, compressed air filter cake drying, and cake discharge. Operation is fully automated and includes cloth washing with every cycle.

Filtrate discharges by gravity to the filtrate tank and is pumped to the concentrate thickener feed box. At the completion of each filtration cycle, filter cake discharges into a collection hopper below.

Filter cake is removed from the hopper by scraper conveyor at a rate that empties the hopper in the time period before the next cake drops from the filter.

The filter cake is transferred by conveyors to the concentrate storage building. Cake discharges via a shuttle conveyor arrangement onto the 5000 tonne capacity storage pile.

17.3.7 Tailings Thickening and Disposal – Area 2500

17.3.7.1 Tailings Thickening

Flotation tailings from the rougher and cleaner scavenger flotation banks are collected in the final tailings pump box and pumped to the tailings thickener feed box via a pressure sampler which cuts a sample final tailings solids for the on-stream analyser.

The feed to the 25m diameter high-rate tailings thickener flows to the central thickener feed well where flocculant is added. The proprietary auto dilution system ensures high-rate settlement of flocculated solids.

The thickener produces a thickened underflow slurry at a nominal concentration of 50 to 55% w/w solids. The underflow is pumped to the agitated tailings buffer tank.

Clarified overflow from the tailings thickener discharges by gravity into the thickener overflow tank from where it is pumped to the process water tank.

Any spillage arising from under the thickener is returned by the thickener area floor spillage sump pump to the tailings feed break box.

17.3.7.2 Tailings Disposal

The tailings are pumped from the tailings buffer tank by a two-stage centrifugal pump configuration to the planned sub-sea disposal location. To fully utilise the deposition area, the tailings pipeline will be 3,300 m long at the start of life, later increased to 3,800 m long

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It is a requirement of the discharge permit that the tailings be discharged no more than 30 m above the seafloor.

The tailings will be diluted using seawater injection into the suction side of the first stage tailings pump. A seawater intake system provides seawater for dilution of the tailings slurry and flushing of the pipeline.

The seawater intake will have self-cleaning seawater intake screens positioned at the required depth approximately 100 – 200 m offshore. An HDPE pipeline routed on the seafloor runs from the intake screen to a small caisson/wet well structure housing the submersible pumps in a duty/standby arrangement located adjacent to the existing pier/wharf.

The wet-well pumps located in the fjord pump sea water to the sea water buffer tank adjacent to the tailings buffer tank. The flow of sea water from the dilution pump is controlled to dilute the tailings slurry to the required set-point density.

The seawater flushing pump delivers a much higher flowrate of seawater to flush the tailings pipeline prior to any shutdown.

17.3.8 Reagent Systems – Area 2600

Flotation reagents required for recovery of copper minerals are sodium isobutyl xanthate (SIBX) as the collector and methyl isobutyl carbinol (MIBC) as the frother. Lime is necessary for pH control.

Flocculant is required for the concentrate and tailings thickeners as well as the mine water treatment clarifier to ensure effectively settled products and sediment free overflow water.

The reagent preparation area houses the flotation reagent mixing and transfer systems.

The lime preparation area is located to allow road tanker access to the adjacent lime storage silo.

The dry reagent store is intended to provide 30 days of storage of all reagents, except for lime.

17.3.8.1 Lime Plant

Hydrated lime is delivered in bulk road tankers and discharged pneumatically into a single 50 tonne capacity lime storage silo. The silo is mounted on load cells for mass indication and fitted with a filter unit to prevent dust emissions during tanker unloading.

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Lime is mixed in batches to produce milk of lime slurry. The powder is metered from the silo by screw conveyor into the agitated milk of lime mixing tank with a live capacity of approximately 12 m3. Calculated quantities of water and lime are measured into the mixing tank to produce milk of lime slurry at 15% w/w strength for plant use.

The mixed batch of milk of lime slurry is pumped into the covered agitated storage tank. This provides a live storage capacity of 24 hours.

Lime circulation pumps (44-PP-02A/B) pump milk of lime through a distribution ring main fitted with a pressure controlling valve prior to return to the storage tank.

Slurry pH is measured in the rougher and cleaner flotation circuits and lime addition to the process is regulated by control valves to maintain designated set-point pH values in the process slurry.

17.3.8.2 Sodium Isobutyl Xanthate (SIBX)

Sodium isobutyl xanthate is typically supplied as 90% active pellets in 800kg bulk bags.

The agitated SIBX mixing tank is filled with a measured volume of fresh water, and a single bulk bag of SIBX pellets is added to prepare a solution of 10% w/v strength. Prepared SIBX solution is transferred by pump to the storage tank which provides up to 36 hours of storage capacity.

SIBX is pumped along a pressure-controlled circulating ring main returning to the storage tank. Flow of solution into the process is regulated by peristaltic metering pumps.

17.3.8.3 Methyl Isobutyl Carbinol (MIBC)

MIBC frother is supplied in liquid form in 1000 litre IBCs. MIBC is transferred from the IBC to the MIBC storage tank by barrel pump. MIBC is pumped along a pressure-controlled circulating ring main returning to the storage tank. Flow of solution into the process is regulated by peristaltic metering pumps.

17.3.8.4 Flocculant

Flocculant is supplied as powder in 25kg sacks or 800kg bulk bags. Flocculant powder is wetted and mixed in a fully automatic system. A measured flowrate of dry flocculant powder is wetted with water in in a jet wet head and discharged into an agitated preparation tank at a solution concentration of 0.25% w/v. The solution is agitated for an ageing period of 60 minutes. Aged flocculant solution is pumped to a flocculant storage tank which provides operational buffer capacity.

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Flocculant is dosed to the respective thickeners by variable speed metering pumps. Dilution water is added to the pump discharge flow to dilute the solution concentration to 0.025% w/v. An in-line static mixer ensures a uniform mixed solution.

17.3.9 Water Systems – Area 2700

17.3.9.1 Process Water

Process water is stored in the process water tank (55-TK-01) which has a storage residence time of 2 hours. Process water is primarily recycled clarified overflow from the tailings and concentrate thickeners. Make-up water is delivered from the mine water clarifier overflow pumps or from the freshwater reservoir supply. Process water is delivered for use within the plant process water network by duty/standby pumps.

17.3.9.2 Fresh Water

Fresh water is supplied to the process plant and distributed around the plant by a single gravity-pressurized pipeline directly connected to the reservoir. The pressurized water main provides fresh water for the following systems:

- Reagent mixing
- Filter cloth washing
- Gland water for centrifugal pump seals
- Fire water
- Make-up supply to process water tank

17.3.10 Air Systems – Area 2700

17.3.10.1 Flotation air blowers

Flotation air is supplied by centrifugal blowers. A duty/standby blower set delivers air to the rougher, first cleaner, second cleaner, and cleaner scavenger flotation cells.

17.3.10.2 Compressed Air Systems

Compressed air for the processing facilities is produced by three compressed air systems, each with compressors, filters and air receivers:

- Plant air at 7 bar(g) for concentrate filter press filter cake drying, for mill girth gear grease sets, for mill liner bolt tools, and miscellaneous use in the plant.
- Instrument air at 7 to 8 bar; this air passes through pre-filters, desiccant air dryers, and duty/standby after filters prior to storage in the instrument air receiver.

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- A small ceramic compressor to generate oil-free air for the concentrate filter membrane air squeeze.

17.3.11 Concentrate Loadout – Area 3800

Concentrate is removed from the mine site by bulk carrier in shipments of up to 5000 tonnes. Ship loading is planned to take approximately 12 hours. Concentrate is moved by wheel loader in the concentrate storage building into two through-floor hopper feeders and conveyed to the existing tele-stacker ship loading conveyor. A falling stream sampling system takes measured cuts of the concentrate as it discharges from the final transfer conveyor onto the tele-stacker conveyor.

17.3.12 Project Usage

The current or projected quantity requirements for power, water and process materials are referenced in Sections 18 and 21.

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18. Project Infrastructure

18.1 Introduction

This chapter describes the principal surface and supporting infrastructure required to support underground and surface activities while complying with applicable Norwegian regulatory requirements and recognised industry practices. The scope of this chapter is limited to infrastructure elements that are considered material to the technical and economic viability of the Project and relevant to a Feasibility Study prepared in accordance with CIM Definition Standards and NI 43-101 disclosure requirements.

Surface infrastructure is arranged to support the mineral processing plant, underground mine access and services, material handling systems, water management facilities, and export logistics. Infrastructure elements addressed in this chapter include permanent site access and internal roads, buildings and structures, ore and waste rock handling facilities, tailings disposal systems, water management and treatment facilities, electrical power supply and distribution, and control, instrumentation, and telecommunications systems.

The Project benefits from the presence of existing infrastructure associated with historic mining and aggregate operations at the Øyen site. Where practical, existing assets such as buildings, site access roads, water supply infrastructure, power corridors, and port facilities have been included for reuse to reduce capital costs, limit environmental disturbance, and improve constructability.

Permanent access to the site is provided via existing public roads, supplemented by existing internal site roads and limited new access routes to service key facilities such as the high voltage electrical infrastructure and process plant areas. Internal traffic arrangements have been developed to accommodate construction and operational vehicle movements.

The tailings slurry from the concentrator is discharged via a marine tailings deposition system. Thickened tailings are pumped through a dedicated pipeline to an offshore discharge location at controlled depth.

Water management is a key consideration due to climatic conditions and environmental sensitivities. A sitewide water management strategy has been developed to manage surface water, groundwater inflows, contact water, and noncontact runoff throughout the life of mine. y, mine dewatering, water treatment, reuse, and controlled discharge. A sitewide water balance model has been prepared to assess water availability and system performance under a range of operating and climatic conditions. Electrical power supply,

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control systems, and telecommunications infrastructure have been defined to support safe and reliable operation of the mine and processing facilities.

18.2 Infrastructure and Facilities

18.2.1 Access to Site

The Project site is directly accessed from National Highway 94 (R94), which runs adjacent to the Øyen industrial area and provides regional connectivity to Hammerfest, Skaidi, and the surrounding road network. The R94 highway has been subject to recent improvements and provides reliable, year-round access for light vehicles, construction traffic and heavy goods transport. Two existing junctions from R94 into the industrial area are maintained. The western junction is designated as the primary Project access, while the eastern junction provides access to third-party industrial users, including the operating aggregate quarry. The R94 highway connects the project site to the closest city, Hammerfest, and to the main north-south highway connecting the project access to Alta through highway E6. Regional airports are located at Alta and Hammerfest, with port facilities at Hammerfest and Kvalsund as well as the quay facility adjacent to site.

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Nussir Site and
Øyen Industrial Area

Figure 18-1: Map of Main Roads, Airports and Ports Serving the Site

18.2.2 Site Roads

An existing network of internal roads provides permanent access between Project facilities. These roads are predominantly unbound gravel roads constructed during earlier mining operations and are generally serviceable. Minor upgrades are planned to support Project construction and operations. Internal roads provide access to the processing plant, Ulveryggen Mine, explosive storage area, raw water dam, and electrical infrastructure. Road designs are based on Norwegian Public Roads Administration standards (N101 and N200), with ground conditions assessed as generally good.

There are 2 new roads to construct: a new access road to the 132 kV switchyard and a new road along the Eastern face of the existing process building. Additional access roads will be needed for construction purpose and these are included on the site plan.

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KEYPLAN
EXISTING ROADS
PROPOSED ROADS
NEW BUILDINGS
PROPOSED FOOTPATHS
EXISTING FOOTPATHS
PEDESTRIAN CROSSING
WATER TREATMENT PLANT
TAILINGS PIPELINE

Figure 18-2: Site Plan showing New and Existing Site Roads

The road up to the 132 kV switchyard is a new road, constructed up steep terrain through a mixture of rock outcrop, loose moraine material and areas of vegetation. The new road provides access for construction and maintenance of the 132 kV switch yard, and tie in to the existing overhead power lines. At the time of this feasibility study, this road was substantially completed.

The road up the east face of the existing process building will be used initially during construction to allow equipment delivery and installation into the east face of the process building and electrical transformers and generators to be installed and maintained on the outside face of the process building.

18.2.3 Buildings

The Øyen plant is a historic mine facility, operated during the 1970s. The original process and administration buildings are still present at site. These buildings will be refurbished and modified to accommodate the new mine operations. This includes the demolition of existing ancillary structures and equipment within the process building, modifications that are required to the building due to new requirements, and the installation of a new processing facility.

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Figure 18-3: Image Looking east at Existing Administration and Process Buildings (2025)

18.2.3.1 Process Building

The existing process building housed the original grinding mills and other mineral processing equipment as well as the final copper concentrate silo and ship loading facilities. Due to the increase in plant throughput the new grinding mills are in a new mill hall, with the rest of the new mineral processing equipment contained within the existing process building structure. The existing buildings are furnished with overhead travelling cranes which have been assessed for re-use and necessary refurbishment or replacement.

18.2.3.2 Administration Building

Connecting to the existing process building is an existing administration building. This provides office space for use during construction and later as an operational base. Some refurbishment of the building has been carried out in 2025, with further works planned as part of the project execution.

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18.2.3.3 New Mill Building

Following initial layout studies, the need for a new mill hall was identified as the existing mill hall was too small to house the new mills.

The new mill hall is a portalised, single span, open plan steel trussed building with cladding to walls and roof. The columns are lattice columns up to crane beam level, supporting a 30 tonne overhead travelling crane.

18.2.3.4 Final Copper Concentrate Stockhouse and Tank Farm

The new final copper concentrate stockhouse is an open plan, portalised steel building with a trussed roof. The lower section of the walls is formed from cast in situ reinforced concrete to protect from vehicle and front loader impacts as the concentrate stockpile is managed.

New Mill Building
New Concentrate Storage Building

Figure 18-4: New Mill and Concentrate Storage Buildings

18.2.3.5 Warehouse, Offices, Facilities and Services

The Project offices and site accommodation are housed in existing buildings which have undergone refurbishment in recent years. The ongoing mining operation is supported by temporary warehouses, workshops and offices established on site in 2025. Certain facilities will continue to operate throughout the mine's lifespan, while others will either be repurposed or decommissioned as mining progresses.

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Laydown areas for construction purposes are included in the site plot plan. Areas selected are relatively flat and will require only minor groundworks. A heated storage area has been specified for temporary holding of temperature sensitive equipment.

18.2.4 Temporary and Permanent Camp

Permanent onsite facilities for operations are included in the Feasibility Study as well as temporary offsite accommodation for construction workers.

18.2.5 Aggregate Operations

An existing aggregate quarry is in operation at the Øyen site. It is envisaged that this operation will continue through the operational period of the mine taking waste rock from the mining operation as well as independent quarrying activities.

18.2.6 Port, Quay and Ship Loading

The Repparfjord is ice-free during winter, making shipping of supplies and export of concentrate and aggregate directly to and from the site possible year-round.

There is an existing port close to the processing plant with an existing system for transportation of copper concentrate directly from the plant to the quay. The port is currently operational for aggregate loading.

The port was built in 1971 and can serve vessels of about 20,000 DWT to 30,000 DWT as there is a draft of 12 m to 13 m. The port is owned by Hammerfest Port KF ("Hammerfest Port"). Blue Moon has entered into an agreement with Hammerfest Port for priority use of the port facility for 30 years. The Hammerfest Port will be responsible for any repair and maintenance on the port structure.

Two ship loaders with a loading capacity of 1,000 tph to 1,500 tph are installed and owned by Blue Moon. These conveying systems are covered with fabric covers. There will be a catchment tray installed under the conveyors where they are crossing over water to prevent the copper concentrate dropping in the fjord.

The port will be used by Blue Moon, for material supplies, copper concentrate off-loading, and aggregate sales.

Figure 18-5 presents a photo of the port and loading facilities (2011) with a self-propelled barge receiving aggregate from the quarry works adjacent to the Øyen Plant building. Although historical, this represents the current aggregate loading operation.

Minor refurbishment works to the shiploaders to support life of mine operations is included in the Feasibility study. Once construction of the concentrate storage building has commenced the wastern conveyor system and shiploader will be dedicated to the

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concentrate loading with the western system dedicated to aggregate. The eastern shiploader will be used to load the aggregate produced from the mine waste for sale.

In addition to the port, there is a quay to the west of the port. The quay will be used to receive barges with larger equipment and construction materials.

Figure 18-5: Photo of the Quay and Loading Facilities (2011)

18.3 Ore and Waste Rock Management

18.3.1 Dumps and Stockpiles

To the east of the existing process building, there is an area currently used for aggregate extraction and export operations. This area is proposed to be used for both a waste rock storage area and an ore stockpile.

The combined waste rock and ore stockpile is fed by a conveyor and a radial stacker. The conveyor traverses the hill side on a newly constructed terrace cut into the hill slope. The radial stacker is supported on a new platform, constructed out of waste rock material produced during the development of the new mine decline. Ore is stored to the western side of the stockpile, adjacent to the process plant with waste rock stored on the eastern side.

18.3.2 Permit Constraints

The Project currently has permission, under its discharge permit, to place waste rock on surface in three storage areas at the existing Øyen industrial site which was legally

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established in 1972. The discharge permit allows for both permanent and intermediate storage of waste rock on the surface. Figure 18-6 illustrates the schematic plan view,

Blue Moon has submitted a mine waste management plan to the NEA for approval to allow the waste storage area to be used.

Figure 18-6 indicates the specified locations for storage:

- Two parcels of land adjacent to the construction road at Øyen:
- One between the water dam access road and the RV 94 (Nussir 1 on Figure 18-6)
- The other adjacent to the first on the higher side of the road to the water dam (Nussir 2 on Figure 18-6)
- A location at Ulveryggen for possible future use.

In addition to the permitted waste rock areas, Blue Moon will have access to deliver waste rock for aggregate production to the area east of the main building currently operated by a third-party aggregate company.

This area is noted as "Temporary ROM storage & aggregate production" on Figure 18-6 and is estimated to have the potential for a total volume of up to 230,000 m^3. It is anticipated that most of the waste rock will meet the requirements for aggregate production.

The available area in the aggregate company's parcel of land can hold more than 400,000 tonnes of waste rock for aggregate production subject to final definition of working areas for materials handling equipment and how the material arrives in the area.

Figure 18-6 shows the location of waste rock storage areas (green) as defined under the discharge permit and the additional area for aggregate production and temporary ore storage (orange).

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Waste Rock Deposit "Gråbergsdeponi" Nussir 1
Waste Rock Deposit "Gråbergsdeponi" Nussir 2
Portal "Gruveåpning" Nussir
Temporary ROM Storage and Aggregate production
Waste Rock Deposit "Gråbergsdeponi" Ulveryggen
Portal "Gruveåpning" Ulveryggen
PROMIN

Figure 18-6: Waste Rock Storage Areas

The following limits are specified in the discharge permit from the NEA:

- A maximum of 400,000 tonne of waste and ore is to be deposited in the development phase and a maximum of 250,000 tonne of waste rock per year in the operational phase.
- The waste rock storage areas should be developed and operated in a way that reduces the pollution of soil, air, surface runoff and ground water as far as possible, in accordance with the mine waste management regulations (specifically Waste Regulations 17-9 and 17-12).

The discharge permit requires Blue Moon to investigate ways to reduce the volume of waste rock by finding alternative uses. It must report annually to the NEA on the results.

Blue Moon is also obliged to make an annual operating report to the Directorate of Mining and must include details on waste rock handling, including how much waste rock is being stored and the remaining storage capacity in the waste rock storage area.

The waste management plans that are prepared for tailings disposal and waste rock must be updated regularly and cover the following:

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- Waste characterisation based on geochemical test work in accordance with Annex II of the Avfallsforskriften
- Predicted impacts on the environment and people
- Efforts and plans to reduce waste by using the materials and backfilling
- Closure plans and post-closure monitoring and control

Where mine waste is to be placed or retained in the workings, it is necessary to characterize the waste and describe any potential impact on water resources. To achieve this, it will be necessary to have a good understanding of the hydrogeological regime.

After closure, the waste rock storage area close to the mine opening at Ulveryggen shall be levelled and profiled and made accessible for reindeer husbandry.

18.3.3 Waste Rock Storage

To manage the amount of waste rock, it is necessary to sell aggregate in a timely manner. This will ensure that sufficient stockpile capacity is available to allow uninterrupted mine production. The initial mine development period is the most sensitive time, where this needs to be carefully controlled. Sales are highest in summer months, being up to 100,000 tonne per month. The winter sales are limited to 37,500 tonne per month. For the purpose of assessing the size of stockpile required, sales of 37,500 tonne per month have been used in calculations alongside the mine schedule. The pressure on stockpile tonnages is shown to be manageable. Figure 18-7 illustrates the impact of stockpiling ore and waste simultaneously in the Øyen area. The peak stockpile volumes are during the immediate months prior to the commencement of the plant commissioning.

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Stockpile Tonnage
Stockpile tonnage (kT)
400
350
300
250
200
150
100
50
0
01/08/2026
01/09/2026
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01/11/2026
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01/07/2028
01/08/2028
01/09/2028
01/10/2028
01/11/2028
01/12/2028
Waste stockpile
Ore Stockpile

Figure 18-7: Waste and Ore Stockpile Tonnages, Month End Close

18.3.4 Characteristics of waste rock

In situ waste rock has an average density of 2.75 g/cm^3 and typically near-zero Cu grade. Most of the mine infrastructure is in the footwall of the orebody, which is mainly comprised of conglomerates. The access tunnel from the portal down to the orebody penetrates through mainly sandstone and conglomerates. Once drill, blast, load and haul have occurred, the bulk density of the waste rock on the stockpile is expected to be in the order of 1.6 to 1.8 t/m^3.

18.3.5 Waste rock material flow

To minimize trucking costs underground, waste rock handling utilizes dedicated vertical rock passes. Underground crushers, and common conveyors are used to transfer both ore and waste to surface. The conveyor system is loaded with consecutive "parcels" of ore and waste rock.

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AGGREGATE PRODUCTION AREA
TEMPORARY STOCKPILE
ORE
WASTE
ORE SILO

Figure 18-8:Ore and Waste Storage (Orange/Blue Area)

Prior to reaching the surface, parcels of material are directed to either the ore silo, feeding the Process Plant, or the aggregate production area, see Figure 18-8 above.

An elevated radial stacker is used to form temporary stockpiles of both ore and waste, providing flexibility during the life of the plant to manage production upsets underground and on the surface.

Collection ditches and contact water collection sumps are located at topographical low points around the stockpile perimeter to collect run-off and seepage, which is pumped to the Water Treatment Plant.

18.4 Tailings Deposition

Tailings from the processing plant are pumped through a tailings pipeline to the discharge point, located between 3,300 m – 3,800 m away at a depth of 40 m (30 m above the sea floor) in a sheltered fjord area.

The tailings thickener is designed to handle a nominal solids load of 245 t/h – up to a design load of 250 t/h – and operates with an underflow solids fraction of 50% w/w (minimum) – 55% w/w (maximum/design). The underflow from the tailings thickener is pumped by the tailings thickener underflow pumps to the tailings buffer tank. The tailings stream is diluted downstream of the tailings buffer tank using seawater injection into the suction pipe of the tailings deposition pumps.

The tailings buffer tank allows the operation of the process plant to be decoupled from the operation of the tailings pipeline and offers the flexibility to operate the pipeline diluted or in intermittent batch mode during times of low plant throughput.

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To ensure that the tailings plume disperses appropriately, the tailings slurry is mixed with seawater at the discharge point with an end-of-pipe eductor and diffusion system. The purpose of the seawater eductor is to reduce density and temperature differences between the slurry and the surrounding seawater environment at the immediate discharge point that may cause up-currents dispersing entrained fine solids.

A seawater system is provided for the purpose of dilution and flushing of the tailings deposition pipeline. Seawater is preferrable over process water or excess mine water as it limits temperature and density variations at the tailings pipeline discharge point which would otherwise cause up-current which can prevent the settling of solids ("white plume"). The seawater intake pipeline is proposed to be approximately 250 m long and run perpendicular to the shoreline where the seabed is -40 m, the same depth as the tailing's deposition pipeline discharge point.

Submersible seawater distribution pumps lift seawater from a seawater wet well adjacent to the jetty. The seawater flushing buffer tank is sized to hold sufficient volume to flush the tailings pipeline in the event of a shutdown and may be supplemented with process water or excess mine water, if required.

Two sets of pumps discharge from the seawater flushing buffer tank:

- The seawater flushing pumps which run intermittently in the event of a tailings pipeline shutdown to flush the pipeline
- The seawater dilution pumps which supply a constant and controlled flow to the tailings pipeline.

Process Flow Diagrams and Piping and Instrumentation Diagrams for the tailings deposition system are referenced in Section 27.

18.5 Tailings Pipeline Design

The tailings slurry is categorised as a non-Newtonian Bingham plastic. The median particle size (d50) of the tailings slurry is 42 µm which is typically classified as 'non-settling'. The selected pipe is a DN315, PN25, SDR 7.4, HDPE pipeline.

Over the range of slurry concentrations considered in this study (15 – 55% w/w), the pipeline design requires a minimum flow rate of 386 m^3/h to maintain the velocity above the critical deposition velocity. When the tailings thickener is operating at the design duty of 250 tph with a concentration range of 50 – 55% w/w, the resultant flow rate is 250 – 205 m^3/h, respectively. Therefore, dilution water must be added to the thickener underflow stream to bring the flowrate above the 386 m^3/h threshold. The maximum flow rate through the pipeline is limited by the increasing hydraulic gradient and the design pressure of the pipeline. The maximum operating range of the pipeline

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considering the allowable range of volumetric flowrates is summarised in Figure 18-9 below.

Pipeline Operating Range
Nominal Annual Throughput (250 tph / 2.0 Mtpa)
Deposition Velocity - Warman (Modified Durand)
Nominal Throughput Continuous Flow
Pump Design Flow Rate (Inc. 20% Margin)
55% C_w
50% C_w
45% C_w
40% C_w
35% C_w
30% C_w
25% C_w
20% C_w
15% C_w
Annual Throughput (Mtpa)
4.0
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
370
390
410
430
450
470
490
510
530
550
Flow Rate (m³/h)

Figure 18-9: Pipeline Operating Range

18.5.1 Tailings System Pipeline Routing

18.5.1.1 Tailings Deposition Pipeline

The tailings pipeline and seawater intake pipeline routes have been mapped using Google Earth to ascertain the plan view profile. Bathymetric data has been sourced from the GEBCO Global Gridded Bathymetric Data Sets.[1] and layed over the pipeline route to ascertain an approximate ±10 m elevation profile. Note that future should use more detailed bathymetric data.

The tailings are pumped from the tailings thickener to the planned disposal location at a depth of 40 m below the surface, where the sea floor is at least 70 m – 90 m deep. The discharge should be no more than 30 m above the seafloor per the project environmental regulatory/license requirements.

To fully utilize the deposition area, the tailings pipeline will be approximately 3,300 m long at the start of life (SoL), later increasing to approximately 3,800 m long at the same depth at end of life (EoL). Note, for the purposes of CAPEX estimation, the SoL pipeline

[1] GEBCO's global gridded bathymetric data sets. GEBCO_2025. https://download.gebco.net/

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length of 3,300 m is assumed. Approximate potential SoL and EoL locations are shown in in Figure 18-10.

Figure 18-10: Pipeline Plan View Profile (End of Life – 3.8 km)

18.5.1.2 Seawater Intake Pipeline

The proposed Seawater Intake (SWI) pipeline alignment is shown in Figure 18-11 in pink (offshore, upstream of submersible SWI pumps) and green (onshore, downstream of submersible SWI pumps). The proposed tailings pipeline is shown in white for reference.

The seawater intake pipeline is proposed to be approximately 250 m long and run perpendicular to the shoreline to a depth of -40 m, the same depth as the tailings deposition pipeline discharge point. The purpose of this is twofold:

- To reduce the likelihood of biological growth being taken into/growing within the system
- To decrease slurry temperature to reduce chance of thermal currents due to temperature gradients at the discharge.

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Figure 18-11: Proposed Approximate Seawater Intake Pipeline Shown in Pink and Green

18.5.1.3 Onshore Road Crossing Design

The tailings and seawater pipelines will need to cross the sealed public road between the plant and the fjord as shown in Figure 18-12.

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WORKSHOP TENT
SWI Piping hung off site off pier
SWI Piping hung on underside of pier
SWI Piping on ground under conveyor
SLURRY TENT
>60D radius bend. Pipeline laid on seafloor
Pipelines below ground/ above ground transition
Pipelines Buried under lay down/access area
Approx 20 m direct buried road crossing
+8.000
EXISTING HO

Figure 18-12: Approximate Location of Proposed Tailings and Seawater Intake Pipeline Road Crossings

18.6 Overall Water Management

Site water management involves controlling surface water around the Nussir site during the construction, operation, closure, and post-closure phases of the mine. Contact with mine workings or disturbed areas (groundwater inflows from the underground mine, ore stockpiles, workshop or vehicle wash areas) is considered contact water. Non-contact water is runoff from undisturbed areas, including those watercourses that are being diverted.

The Nussir Environmental Permit No. 2016.0051.T granted on 15 January 2016 includes the following requirement in 18.3.4. Surface Water: "Runoff of surface water from the company's outdoor areas shall be handled so that it does not cause harm or inconvenience to the environment."

The major facilities to manage water associated with the site operations include:

- Djupelva Reservoir
- Underground Mine dewatering systems
- Water treatment plant

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- Tailings discharge pipeline
- Ore stockpile drainage collection
- Other contact water collection
- Geresjohka watercourse diversion culvert

A summary of water management design criteria is provided in Table 18-1. Specific water management features are described in the following sections.

Table 18-1: Water management design criteria summary

Parameter	Value (m^3/h)
Streamflow in/out of Djupelva Reservoir (annual average)	~1,800
Mine dewatering pumping rate to surface (stope area A,B)	137
Mine dewatering pumping rate to surface (LoM areas A-D)	421
Water treatment plant design flow rate (initial phase)	160
Tailings pipeline design flowrate (water component)	245
Ore stockpile drainage collection system (annual average)	1.6
Streamflow in Geresjohka watercourse (annual average)	~1,000

18.6.1 Djupelva Reservoir

The site is served by an existing dam and reservoir (Djupelva Reservoir) which is located approximately 1.75 km to the Northwest of the processing facility at an elevation of +171m mASL. This dam provides fresh water to the facility via an existing 280 mm buried pipe, which travels approx. 1.8 km from the dam to the facility.

Excess reservoir water level overflows and discharges down the Djupelva watercourse to the fjord. There are no contamination risks to the watercourse from any of the site activities. Any drilling works at the surface within the Djupelva catchment area will have to manage its operations to avoid the risk of any contamination or sediment mobilisation to surface runoff, to avoid the risk of water quality deterioration in the Djupelva Reservoir.

Numerous surveys and studies have been carried out on the dam and buried pipe (Sweco – 20201, Norconsult – 2011 and SRK – 2019). Approx. 1000m of the pipe has already been replaced with 280mm PRE pipe since the Øyen plant closed.

18.6.2 Mine Dewatering Collection, Pumping and Pipeline Systems

Water from the mine is pumped from the main underground dewatering station located close to the bottom of the main decline to the surface. Initially, one 250 mm steel rising

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main will be installed. The main exits the mine at the new mine portal, where it interfaces with an existing 315 mm HDPE pipeline which delivers the mine water directly to the water treatment plant.

It is anticipated that during the initial mining period (up until around year 4-5) all treated water is used in the process plant, with discharge to the environment only required when the plant is not operating. After this period, it is possible that mine water inflows will increase and exceed the process plant demand, with excess treated water to be discharged to the fjord via the tailings pipeline.

A Class 1 oil separator is installed as part of the underground mine water drainage system, to manage accidental oil and grease spills and prevent oily water reaching the water treatment plant.

18.6.3 Water Treatment Plant

There was no historical water treatment on the site. A temporary solution has been provided for the current decline development tunnelling work, comprising sedimentation tanks with coagulant dosing, oil separation tanks and pH adjustment, designed to handle up to 80 m3/h. This system will be replaced with a permanent water treatment plant (WTP).

The permanent WTP is designed to treat all mine and other contact water streams to the quality standard required for two purposes:

- To supply process water for the processing plant under normal operating conditions
- To provide water suitable for discharge to the marine tailings deposition (MTD) site via the tailings pipeline, in the event of upset conditions, i.e. when the process plant is not operating.

During later operation, if mine water inflows increase beyond the initial WTP capacity the plant will be expanded as required.

18.6.4 Tailings Discharge Pipeline

During periods when there is more treated water than can be used in the process plant, excess water is transferred to the thickener underflow buffer tank, where the water is mixed with tailings prior to disposal via the tailings deposition pipeline.

18.6.5 Other Contact Water

Contact water arising from workshop activities, vehicle washdown and spillage or cleaning associated with the process plant facilities is routed via a Class 1 oil separator and collected in a holding tank, before being pumped to the WTP.

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18.6.6 Geresjohka Watercourse Diversion

The Geresjohka watercourse flows down the hillside to the west of the main mine process plant and portal area. The catchment area is estimated at about 7.1 km2 (NIVA Freshwater Baseline Study, 2011), with an estimated annual mean water flow of about 0.28 m3/s. The ecological condition was classified as very good at the time of the 2011 survey.

Two existing in-line culvert sections are present, both lined with galvanised corrugated iron sheet. These are shown in Figure 18-13. The upper diverts the water flow under access roads and development areas within the mine site, keeping the water isolated from any mine operations. After a small break the lower culvert carries the water flow under the RV94 national highway. The watercourse then discharges into the fjord.

Photo: M. Bergan
LEVEL

Figure 18-13: View looking upstream through the Geresjohka lower culvert under the highway (left), and at the exit from the upper culvert (right)

SWECO 2023 report Infrastructure and bulk handling Oyen - Nussir states that the upper culvert is "evaluated to be of low quality and a limited lifetime" and suggests replacement and extension to the southwest.

Figure 18-14 shows the schematic layout of the main components of the Nussir surface water management system.

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Upper and lower culverts
Water treatment plant
Treated water supply pipe
Return pipeline from stockpile drainage
Approximate route of existing raw water supply pipe from Djupelva Reservoir
Mine dewatering pipeline from main portal
Potential area of ROM stockpile

Figure 18-14: Schematic Layout of the Main Components of the Nussir Water Management System

18.7 Water Balance

A site-wide water balance model (WBM) was developed with GoldSimTM software to simulate the operation of the proposed water management system under the processing demands and representative environmental conditions that can be expected at the Nussir mine. The estimated rates of dewatering pumping, processing, and waste generation were combined with site precipitation, runoff, evaporation, and storage capacity to optimize the operating logic of the proposed water management system.

The components of the WBM are illustrated schematically in Figure 18-15.

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Figure 18-15: Components of the Site-Wide Water Balance Model

Although the Life of Mine (LOM) is expected to be 14 years, the water balance model has been configured to simulate a 38-year period, incorporating a meteorological data set extending from 1982 to 2019. This allows a sequence of different seasonal and annual conditions to be represented. By initiating the 14-year LOM period at different starting points in the model, different variations in rainfall and temperature patterns can be represented and the potential effects on the mine water balance assessed.

The configuration of the different components of the water balance model and how they are controlled is discussed in the following sections.

18.7.1.1 Djupelva Reservoir

The storage capacity of the Djupelva Reservoir is poorly understood due to lack of bathymetry information, with a large range of values presented in different reports. A conservative maximum capacity of 250,000 m3 has been assumed. The available volume of water in the reservoir will vary as a function of water depth but also depend on the thickness of ice forming on the water surface during the winter. Ice thickness calculations based on daily temperatures are included in the model input data.

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Inflows to the surface water reservoir are derived from direct precipitation and catchment runoff, which has been calculated to include precipitation and snowmelt as Snow Water Equivalent (SWE). Estimated daily evaporation rates are included in the model input. The time sequence for inflow to the reservoir represented in the water balance model is shown in Figure 18-16, for the full 38-year model duration.

600000
500000
400000
300000
200000
100000
0
Input to Reservoir (m3/day)
0
10
20
30
40
Time (yr)

Figure 18-16: Modelled Inflow to the Djupelva Reservoir (1982–2019 timeseries)

A minimum reservoir capacity of 500 m^3 has been set in the water balance model, to ensure a limited emergency reserve is always available.

18.7.1.2 Mine Dewatering

The water balance model represents the water that has to be pumped from the mine as the sum of two separate streams: service/utility water and groundwater inflow.

Service water is fed from the Djupelva Reservoir into the underground mine to meet the demand for drilling and dust suppression. The amount depends on mine development and ore production rates, and is estimated to start at 4 m3/h and increase to a peak of around 20 m3/h.

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Groundwater inflow is the result of water drainage from the surrounding rock mass. The amount of inflow will increase over time as the size of the underground workings increase, and hence the overall pumping rate needed to keep the mine dry will also progressively increase. Estimated groundwater inflow rates over the life of mine are shown in Figure 18-17, based on a regional numerical groundwater model developed by SRK.

Figure 18-17 also shows the total amount of water to be pumped from the mine, included in the water balance model as a continuous flow and gradually increasing over time. This water is considered as contact water requiring treatment and is therefore transferred to the water treatment plant.

Mine Water Flows (m³/h)
450
400
350
300
250
200
150
100
50
0
0
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
Year
Total Pumped
GW Inflow

Figure 18-17: Estimated Mine Water Flow Rates for LOM (0 to 14 years)

An additional 6 m^3/h of water is estimated to be removed from the underground mine as retained moisture in the excavated ore material, with a small proportion evaporating and being lost to the ventilation system. In the water balance model this water is transferred to the process plant at a constant rate of 6 m^3/h.

18.7.1.3 Contact Water

A further significant source of contact water is a planned ROM stockpile to be located in the southeastern part of the site, adjacent to the process plant. Rainwater or snow melt across the area of this stockpile will need to be treated prior to use or discharge to the environment, due to the risk of contamination from the mineral content. The model is configured so that water collected from the ROM stockpile is transferred to the water treatment plant.

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Figure 18-18 shows the daily inflow of ROM stockpile contact water used in the water balance model, based on the estimated surface area of the stockpile and the meteorological timeseries data.

700
600
500
400
300
200
100
0
Contact Water (m3/day)
0
10
20
30
40
Time (yr)

Figure 18-18: Modelled Contact Water Inflow (1982–2019 timeseries)

18.7.1.4 Water Treatment Plan

The water treatment plant (WTP) is configured in the model to accept all pumped water from the underground mine and all contact water from the ROM stockpile. No losses are expected and the treated effluent is transferred to the process water tank to meet the process plant demand.

If there is more WTP effluent than process make-up water required, the model is configured to transfer excess treated water to the tailings buffer tank for discharge via the tailings pipeline.

18.7.1.5 Process Plant

In the water balance model there is a fixed demand of 6.41 m^3/h fresh water in the process plant, used for reagent mixing, filter cloth wash water, and gland seal water, provided from the Djupelva Reservoir.

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At nameplate plant throughput and 50% w/w solids thickener underflow slurry density 244.8 m^3/h of process water is discharged into the fjord via the undersea tailings pipe.

The model is configured to include two days of every month where the process plant is shutdown to represent time for maintenance of the mine equipment and infrastructure. During these periods there is no water demand from the plant. However, freshwater utility supply to the underground workings will continue, as will mine dewater pumping through the sump system to the water treatment plant. Instead of the treated water being directed to the process water tank, it will be directed to the undersea tailings pipe for discharge into the fjord.

18.7.2 Water Balance Results

The main water flows associated with the Nussir are summarised in Figure 18-19, shown in a simplified form as annual average rates for each year of operation. This shows:

- The freshwater demand, comprising service water for the underground operations, a fixed contribution for reagent mixing, etc., plus make-up water for the process plant when insufficient treated water is available. This peaks at slightly more than 4,000 m^3/d when full production is initially achieved around years 2 to 3, then drops to around 2,000 m^3/d when treated water can completely replace the fresh make-up water used in the process plant.
- The estimated total flow rate of water pumped out of the mine, comprising service water transferred into the mine plus groundwater inflow from the surrounding bedrock. This water is treated in the WTP and then available for use in the process plant. The pumping rate required is anticipated to gradually increase over the LoM to a maximum of 10,000 m^3/d (based on available groundwater modelling results), as the extent of the underground workings increases.
- The amount of treated water, in excess of the requirement for the process plant, that will require discharge from the Nussir site. A relatively small amount of water needs to be treated and discharged during the initial development phase, before production starts. However, when the process plant starts operating, then all water from the WTP can be used under normal conditions. After around 5 to 6 years of mine development, groundwater inflow may increase to the point that all process demand is met and excess treated water will have to be discharged. Depending on how rapidly inflow increases, this discharge may be up to around 6,000 m^3/d by the end of the planned mine life.

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Flow rate (m³/d)
12000
10000
8000
6000
4000
2000
0
0
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
Freshwater Demand
Mine Dewatering
Excess Discharge

Figure 18-19: Summary of Main Annual Average Water Flows

Note that this summary chart represents annual averages and normal operating conditions, so does not show the short-term effects of halts in production for maintenance or repairs, or other upset conditions.

The water balance model has been used to represent two scenarios to test the capability of the Djupelva Reservoir to meet the mine site freshwater demand, with details shown in Table 18-2. The scenarios have been modelled by initiating the nominal 14-year life of mine duration at different times during the 38-year meteorological period represented by the full model. This allows different combinations of climatic conditions and mine development stage to be simulated.

Table 18-2: Water Balance Model Scenarios

Scenario	Date Range	Summary
1	01/01/1984 – 31/12/1998	Period of longer, colder winters.
2	01/01/2004 – 31/12/2018	Most recent historical data provided. Warmer period than 1983-1998.

18.7.2.1 Scenario 1

Over the period of 1984–1998 there is a sequence of four years where temperatures are below average for the time, ice thickness is above average, and precipitation is below or around average. These years are configured in the model to coincide with the higher period of mine freshwater demand, providing a stress test for the reservoir reliability in low inflow conditions.

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m3
m3/day
Time (yr)
Reservoir Volume (m3)
Raw Water Demand (m3/day)
Input to Reservoir (m3/day)

Figure 18-20: Scenario 1 Reservoir Behaviour (01/01/1984 to 31/12/1998)

- During the first five years of Scenario 1, when groundwater inflow rates to the mine workings are low and therefore more raw make-up water from the Djupelva Reservoir is required, there are two years when there is insufficient water available in the reservoir to meet the demand required by the site.
- The inflow to the reservoir shows long winter periods where there is very little to no inflow to the reservoir, as the water is locked in ice and snow.
- The reservoir is predicted to run out of available water on 82 days in total, with 35 occasions occurring during the first third of the 1st year, and the following 47 occasions in the first third of the 5th year.
- During the 1st year, the reservoir has insufficient water during March and April only, whereas during the 5th year, the reservoir has insufficient water during March, April and May. This period is just prior to snowmelt when water is locked in snow/ice, precipitation falls as snow, the capacity of the lake is at its lowest due to the volume of ice in the reservoir and inflow is low.

18.7.2.2 Scenario 2

The date range of 2004 to 2018 was selected for the LOM duration in Scenario 2 as it represents the most recent meteorological data provided for the site. Compared to Scenario 1 it also represents a period when winter conditions are less severe, enabling an assessment of reservoir performance under more recent climatic conditions.

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Reservoir Volume (m3)
Raw Water Demand (m3/day)
Input to Reservoir (m3/day)
Time (yr)
m3
m3/day

Figure 18-21: Scenario 2 Reservoir Behaviour (01/01/2004 to 31/12/2018)

- In Scenario 2, the input to the reservoir generally has more frequent and larger inflow peaks, therefore represents a period with greater water availability than Scenario 1. The length of time that water is locked in snow and ice during the winter periods is generally shorter.
- The reservoir volume remains consistently high throughout the timespan of Scenario 2, even during the first five years when groundwater inflow is lower and therefore raw water makeup demand is higher. In contrast to Scenario 1, there are no periods of time where the reservoir contains insufficient water available for use at the site.

18.7.3 Climate Change Assessment

To assess the impact of climate change historic air temperature data and historic precipitation data has been downloaded from the National Oceanic and Atmospheric Administration website (NOAA, 2025). The air temperature data was recorded at the ALTA LUFTHAVN Gauge, which is located approximately 65 km southwest of the site and the precipitation data was recorded at the PORSA II station, which is located approximately 58.5 km west of the site. The date range analysed was 01/01/1980 – 31/11/2025 for air temperature, however precipitation data at the PORSA II station was only available until August 2018.

Figure 18-22 shows the annual average air temperature from 1980 to 2024. The long-term average temperature is seen to increase from approximately 1.4°C in 1980 to just

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over 3.1°C in 2024, showing a rise of approximately 1.7°C over this 44 year time period. Over the life of mine (nominal 14 years) it is expected that this general trend will continue.

4.5
4
3.5
3
2.5
2
1.5
1
0.5
0
-0.5
Year

Figure 18-22: Annual Air Temperature (1980 to 2024)

Figure 18-23 presents the annual precipitation between 1980 and 2017. This shows the rainfall is variable over the time, but there is no significant change in precipitation as seen in air temperature. The linear trendline shows a very slight increase over this 37-year period.

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1200
1000
800
600
400
200
0
Annual Precipitation (mm/year)
1980
1981
1982
1983
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
Date

Figure 18-23: Total Annual Precipitation (1980 to 2017)

The ice thickness data estimated and incorporated in the water balance model has also been reviewed. Generally ice is present on the reservoir between October and May, and the maximum ice thickness over each winter period is presented in Figure 18-24. This shows that the ice thickness is variable, but generally seen to decline over the time period, likely correlated with the increasing trend in air temperature. As ice is getting thinner it is likely to be present for a shorter time and melt more quickly, therefore more water is expected to be available in the system.

Maximum Ice Thickness (mm)
Date

Figure 18-24: Maximum Ice Thickness (1983 to 2018)

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Scenarios 1 and 2 have been used to test the effect of changing climatic conditions over the 38-year period of available meteorological data.

The conclusion is that sufficient warming has occurred in the region since the early 1980s for present day winters to be shorter, lake ice build-up to be thinner, and accumulated snow to melt earlier in the year. This means that less water is locked up as ice under more recent climatic conditions and therefore more water is available in the reservoir. In general, the amount of precipitation recorded over the same time period has not changed significantly, so this factor is not the main driver for the bility of water in the reservoir.

It is considered that due to the clear climate change trends observed in the region, the current risk of insufficient water being available in the Djupelva Reservoir to meet the site demand is low. An unusually severe and long winter period would be required during the first five years of mine production to present a significant water supply risk.

18.7.4 Assumptions, Risks and Uncertainties

The following actions are recommended to address key assumptions and uncertainties associated with the understanding of water flows within the Nussir operation:

- The capacity and bathymetry of the Djupelva Reservoir should be understood in greater detail. The main risk at the site is whether the reservoir can provide sufficient water to the site at all times. Determining the actual capacity of the reservoir rather than the current estimate would allow for a more accurate water balance model, assessment of the water available from the reservoir and risk of shortages.
- The modelled supply of water to the Djupelva Reservoir is based on assumptions about precipitation rates, surface runoff, ice buildup, snow melt rates and evaporation. The collection of measured stream flowrates for the Djupelva watercourse would allow the model to be validated, increasing confidence in predictions.
- Recording the distribution and size of groundwater inflows as the underground workings develop would allow the numerical groundwater model to be updated and calibrated when appropriate. This would improve forward estimation of inflows to determine the future requirements for mine dewatering, water treatment and water discharge arrangements.
- The ROM stockpile area and runoff management arrangements should be incorporated in the water balance model when design details are available.
- Potential options and requirements should be assessed for future discharge of excess treated water. This is predicted to occur after about five years of mine production but is dependent on the rate of groundwater inflow increase as the underground workings develop.

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- Contingencies should be in place for periods when insufficient water may be available from the main reservoir during the first few years of mine development. This might involve reducing underground water usage e.g. use of polymers for dust suppression, finding an alternative water supply e.g. using the current Ulveryggen mine discharge, or transferring water from a nearby and higher lake into the Djupelva Reservoir.

18.8 Water Treatment

18.8.1 Purpose of the Water Treatment Plan

The Water Treatment Plant (WTP) has been developed to meet two primary objectives:

Process Water Reuse
Treatment of underground mine water to a quality suitable for reuse within the mineral processing plant, thereby reducing demand for freshwater abstraction from the Djupelva Reservoir.

Environmental Compliance
Treatment of excess mine water to a quality suitable for controlled discharge during upset conditions (e.g. processing plant shutdowns or maintenance), in accordance with applicable Norwegian and EU environmental standards.

Under normal operating conditions, discharge of treated water to the environment is not expected; however, the WTP is designed to meet the more stringent discharge criteria to ensure regulatory compliance if discharge is required.

18.8.2 Design Basis

Mine water inflows are expected to vary over the life of mine as additional production zones are developed. The WTP Specification adopts a design flow rate of approximately 160 m^3/h, reflecting the initial years of operation, with the expectation that capacity will be reassessed as mine development progresses. These inflow rates are based on modelling and have not yet been validated by site-specific mine water monitoring data.

Mine water quality assumptions are derived from historical data and proxy sampling from the nearby Ulveryggen Mine. Key assumed characteristics include:

- pH: near-neutral (approximately 6–8)
- Low total dissolved solids
- Generally low dissolved metal concentrations, with copper elevated relative to background
- Variable and potentially high total suspended solids (TSS)

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As the mine dewatering system has been designed as a dirty water system, a conservatively high TSS concentrations (average approximately 10,000 mg/L, with peak values up to approximately 50,000 mg/L) have been assumed for equipment sizing purposes.

18.8.3 Treated Water Quality Requirements

Treated water reused within the processing plant is required to meet the following qualitative criteria:

- Neutral pH
- Low suspended solids
- No oil or grease

In the event of excess water generation, treated water must comply with discharge criteria derived from:

- Norwegian Environmental Agency guidance,
- EU Water Framework Directive, and
- Best Available Technique – Associated Emission Levels (BAT-AEL) for wastewater treatment.

As no separate discharge permit has yet been issued, these criteria represent assumed compliance targets for feasibility study design.

18.8.4 Conceptual Water Treatment Process

A standard treatment process is considered to address high and variable suspended solids loading and to meet both reuse and discharge quality requirements, comprising:

Feed Collection
Mine water and contact water are collected, oil is removed upstream, and flows are buffered in a receiving tank to stabilise downstream treatment.

Chemical Conditioning

pH adjustment using lime where required,

Coagulation (e.g. ferric chloride) in a rapid mix tank, and

Flocculation using polymer dosing.

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Primary Clarification
Removal of the majority of suspended solids using a high-rate circular clarifier.

Secondary Clarification (Polishing)
Lamella clarification to achieve treated water TSS less than 200 mg/L

Sludge Handling
Clarifier underflow is collected in a sludge holding tank and pumped for disposal via the tailings deposition system.

The Water Treatment Block Flow Diagram is referenced in Section 17.

18.8.5 Assumptions, Risks, and Uncertainties

The WTP design is subject to several key assumptions and uncertainties typical of feasibility level studies, including:

- Mine water inflow rates that are based on modelling and have not been validated by operational data.
- Mine water quality assumptions that are based on proxy data rather than direct sampling of Nussir mine water.
- Suspended solids concentrations, a critical design parameter, are highly uncertain and may vary significantly with mining activity and effectiveness of upstream settlement.
- Discharge criteria that are assumed in the absence of a formal permit.

Failure to validate these assumptions may result in changes to process configuration, equipment sizing, capital costs, and operating costs.

18.9 Electrical Site Reticulation and Diesel Power Generation

18.9.1.1 Power Source

The site currently receives power via a 22kV overhead line from Skaida, terminating in the onsite 22kV Substations. This current arrangement will be modified and future electrical power will be supplied from a 132kV tap from the overhead line between Skaidi and Hammerfest. The transmission lines are part of the regional main electrical grid in the area, owned and operated by the local grid company "Lucerna". The connection for the mine will be connected to these lines via the construction of a 132kV Switchyard. The 132kV Switchyard will be constructed by Lucerna under direct order from Blue Moon Metals.

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18.9.1.2 Power Demand

The plant and mine power requirements are presented in Table 18-3 below:

Table 18-3: Profile of Installed Power

Area	Units	2026	2027	2028	2029-2031	2032-2036	2037	2038-2039	2040-2041
Process Plant	kW	0	3850	3850	3850	3850	3850	3850	3850
Surface Buildings	kW	1500	1500	1500	1500	1500	1500	1500	1500
Mining	kW	2347	5567	10,916	16,658	20,702	23,225	1,6896	9749
Total	**kW**	**3847**	**10,917**	**16,266**	**22,008**	**26,052**	**28,575**	**22,246**	**15,099**

18.9.1.3 Service to Site

Service to site will take power from the 132kV transmission line currently running between Skaidi and Hammerfest. There will be one main transformer feeding the mill site, located adjacent to the MV substation. The transformer will be a 132kV/22kV unit rated at 35MVA. The main transformer has been procured and currently stored in a storage in Alta awaiting installation.

A 132kV cabling will be installed from the 132kV Switchyard to the main transformer. This cable will be buried between the 132kV switchyard and the main transformer.

18.9.1.4 Electrical Infrastructure

The electrical infrastructure for the operation is indicated on the Electrical Single Line Diagram with excerpts given in the below Figure 18-25.

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LINE 1
LINE 2
SCADA SYSTEM
HV & MV
HOLD 2
-BCT1,2,3
-TS
T1

Figure 18-25: HV Switching SLD

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Figure 18-26: 22kV Distribution

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18.9.1.5 Main MV Substation

The 22kV output from the 35MVA 132kV/22kV transformer will be connected to a main 22kV switchboard located within the MV substation. The MV substation shall be provided complete, with lighting, emergency lighting, small power, fire alarm and HVAC systems to maintain the internal temperature to 21 °C maximum with consideration of external ambient temperature.

The main 22kV switchboard shall comprise air insulated 22kV circuit breakers as indicated on the Electrical Single Line Diagram above. The switchboard shall comprise stand-alone metal enclosed equipment of modular construction and manufactured from prime quality zinc sheet steel.

The external enclosure shall provide ingress protection to a minimum of IP41 and shall be vermin proof. Circuit breakers shall be of the withdrawable type. Circuit breaker operating mechanisms shall be electrical motor charged spring operated, stored energy type, with provisions for manual mechanical tripping operation in the event of control power failure.

The main MV substation 22kV/0.4kV transformer, utilised for the station services, will be of the air insulated type, contained within a metal enclosure with an ingress protection of IP31 minimum.

18.9.1.6 Electrical Power Distribution

Electrical power will be distributed at 22 kV by underground cabling to the Process Building, Service Area/Workshop, Mine Portal, SAG Mill transformer, Ball Mill transformer and the existing infrastructure facilities, such as the Administration Building.

The Process Building will be served via 2No 2.5MVA 22kV/0.4kV air insulated transformers contained within a metal enclosure with an ingress protection of IP31 minimum, located within the existing Electrical Rooms.

Each transformer shall serve a dedicated Motor Control Centre (MCC) located within the existing Electrical Rooms. The MCC's shall be free-standing, vertical, fully enclosed metal-clad, dead-front assembly steel structure equipped with all necessary switchgear and control gear. Each tier shall contain its own control cabinet and protective unit to securely feed the loads including necessary auxiliary control devices, instrument transformers, relays, meters, control and meter phase selector switches. The MCC shall be fitted with incoming air circuit breakers and outgoing moulded case circuit breakers fitted with a motor management system.

The total assembly shall have a minimum of form 4b type 5 internal separation and the minimum IP rating for indoor installations shall be IP41.

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Large motor loads (e.g., Ball mills and SAG mills) will be served at 22 kV via 22kV/2.2kV dual wound transformers.

Medium-sized motor loads (475 hp to 1,250hp) will be served at 1000 V. Smaller motor loads will be served at 400 V.

Electrical Load Lists have been developed for the project.

18.9.1.7 Standby Power Generation

Standby power generation will be provided via a 500kVA diesel generator with a separate bulk fuel tank, located externally, adjacent to the Process Building. This generator will provide emergency power to dedicated loads.

18.9.1.8 Underground Electrical Infrastructure

Underground electrical power will be brought from the main MV Substation to the main portal at 22kV, down the main decline to the orebody. Power will be distributed throughout the mine at this voltage to a number of local substations which will comprise 22kV/1kV/0.4kV step down transformers to feed the Jumbos, Drills, ventilation and associated equipment as necessary. Additional information is included in the rest of Section 18.

18.10 Control, Instrumentation and Telecommunications

18.10.1 Control and Automation Systems

The concentrator plant will be controlled using a centralized Integrated Control and Safety System (ICSS) based on a Distributed Control System (DCS). The ICSS will provide monitoring and supervisory control of the processing plant, utilities, port infrastructure, and selected data interfaces from the underground mining operations.

The ICSS will comprise operator workstations, engineering workstations, application and historian servers, and associated network infrastructure located within the central control room (CCR) at the concentrator facility. Where practicable, remote input/output (I/O) cabinets will be distributed throughout the plant process areas and substations to interface with field instrumentation and vendor package equipment.

Major process areas including grinding, flotation, thickening, concentrate handling, reagent systems, tailings, and utilities will be controlled via the DCS, with integration of vendor-supplied package control systems where applicable. Package equipment such as mills, conveyors, flotation equipment, and utility systems may include local programmable logic controllers (PLCs) or unit control panels (UCPs). These systems will retain responsibility for local equipment control while exchanging status, alarms, and supervisory control signals with the ICSS using open industrial communication protocols.

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Open Ethernet-based communication protocols such as Modbus TCP/IP and OPC UA are anticipated to be used for integration of third-party systems, electrical equipment, and plant monitoring systems. Electrical systems including motor control centres (MCCs), variable speed drives (VSDs), and the power management system (PMS) will interface with the plant control system for monitoring, alarm handling, and supervisory control.

Critical rotating equipment may incorporate vendor-supplied machine protection and monitoring systems including vibration and temperature protection where required by the equipment supplier. These systems will typically provide local protection functions with selected status and alarm signals interfaced to the plant control system. A centralized plant-wide condition monitoring system is not currently envisaged at the feasibility stage but may be considered during later project phases if advanced predictive maintenance capabilities are required.

Process shutdown and interlocking functions will be implemented within the DCS. Based on the current understanding of the concentrator process and associated hazards, no Safety Instrumented System (SIS) or Safety Instrumented Functions (SIFs) are presently anticipated. Should future hazard studies identify the need for safety instrumented functions, these will be designed in accordance with IEC 61511 and IEC 61508.

The ICSS will also interface with selected electrical protection relays, plant monitoring systems, and other operational support systems to provide a unified monitoring environment within the control room.

A plant historian system will be implemented to capture operational data, alarms, and events from the ICSS and associated systems. Historical data will support plant operations, maintenance planning, production reporting, and potential integration with enterprise data platforms and digital analytics systems.

The detailed configuration of control system hardware, cabinet quantities, server infrastructure, and final network architecture will be developed during detailed engineering once the ICSS vendor is selected.

18.10.2 Mine Automation Interface

The underground mine will operate a dedicated PLC-based control and telemetry system supporting mining operations including ventilation monitoring, dewatering systems, underground ore handling and materials transport systems (crushers, gates and conveyors), equipment status monitoring, and safety systems.

Selected operational data and alarms from the underground mining control system will be transmitted via the site communications network to the concentrator central control room. This interface will allow integrated monitoring of mining operations while

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maintaining operational independence between the mine control system and the plant ICSS.

The mine telemetry system may also support vehicle and personnel tracking, ventilation monitoring, equipment status monitoring, and other operational data relevant to mining safety and productivity. Final scope and architecture of underground control systems will be defined during detailed engineering of the mining package.

18.10.3 Instrumentation

Process instrumentation for the concentrator will follow standard industry practices for mineral processing facilities. Instrumentation will typically include measurements for flow, pressure, level, temperature, density, and other process parameters required for monitoring and control of plant operations.

Field instrumentation will be connected to distributed remote I/O panels located in substations and local equipment rooms throughout the plant. Signals from instrumentation will be transmitted to the DCS via industrial Ethernet networks or hardwired connections as appropriate.

Instrumentation will support process monitoring, equipment protection, process optimization, and plant safety functions. Instrument selection will consider the environmental conditions associated with a northern mining operation, including low ambient temperatures, dust, vibration, and potential corrosive conditions associated with concentrate processing areas.

Detailed instrument specifications, I/O counts, and control strategies will be developed during detailed engineering once process design and vendor package selections are finalized.

18.10.4 Telecommunications Systems

A site-wide telecommunications system will support operations, safety, and security across the concentrator plant, underground mine, and associated infrastructure. The telecommunications network will provide a common backbone for voice, data, and security systems.

The communications backbone is expected to utilize a fibre optic network interconnecting key facilities including the central control room, substations, process buildings, mine infrastructure, and other operational areas. Managed industrial network switches will provide local connectivity within plant areas and underground installations.

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The telecommunications systems are anticipated to include:

- Public address and general alarm (PA/GA) system for operational communications and emergency announcements
- Closed circuit television (CCTV) system for security monitoring and operational surveillance
- Access control systems for restricted areas including plant entrances and critical facilities
- Industrial radio communications supporting operations, maintenance, and emergency response
- Data and voice network infrastructure supporting operational communications and plant systems
- Vehicle and personnel tracking systems for underground safety and operational monitoring
- Meteorological monitoring systems for environmental monitoring and operational planning

Security and surveillance systems will monitor key site locations including plant entrances, restricted areas, and storage facilities. Alarms and video feeds from these systems may be routed to the central control room for monitoring by operations personnel.

Telecommunications equipment including core network switches, servers, CCTV recorders, and associated systems are expected to be located within telecommunications cabinets in the control room or associated equipment rooms.

The final telecommunications architecture, redundancy philosophy, and equipment quantities will be confirmed during detailed engineering based on operational requirements, risk assessment, and client standards.

18.10.5 Network Architecture and Cybersecurity

The plant control system and telecommunications infrastructure will utilize managed industrial Ethernet networks with logical segregation between operational technology (OT) systems and business networks. Network segmentation, firewalls, and secure communication gateways will be implemented to maintain system integrity and cybersecurity.

A demilitarized zone (DMZ) architecture is anticipated between plant control systems and enterprise networks to enable secure transfer of operational data to business systems and reporting platforms.

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Cybersecurity architecture and policies will be developed during detailed design in accordance with relevant industrial cybersecurity standards, including IEC 62443.

18.10.6 Environmental and Design Considerations

All control, instrumentation, and telecommunications equipment will be specified to operate reliably within the environmental conditions expected at the project location in northern Norway. Equipment will be designed to withstand low ambient temperatures, dust exposure, vibration, and potential corrosive atmospheres associated with mineral processing operations.

Outdoor equipment installations will incorporate appropriate environmental protection, enclosure ratings, and heating provisions where required to ensure reliable operation in sub-zero conditions and snow accumulation.

18.11 Key Infrastructure Risks and Opportunities

Risks and opportunities are qualitative, consistent with feasibility level disclosure. No mitigation measures, probabilities, or cost impacts are implied beyond what is described in Section 18. Sensitivity reflects relative impact on Project viability, not probability.

Table 18-4: Key Infrastructure Risks and Opportunities

Infrastructure Element	Key Risks	Key Opportunities	Permitting/Schedule/Cost Sensitivity
Site Access & Roads	• Exposure to extreme winter weather on R94. • - Maintenance requirements for new roads in steep terrain.	• - Year-round highway access. • Reuse of existing internal roads limits new works.	Permitting: Low Schedule: Medium (weather-related access risk) Cost: Low
Existing Buildings & Site Facilities	• Refurbishment scope uncertainty in historic structures. - Potential latent defects.	• Significant reuse reduces capital cost and construction duration.	Permitting: Low Schedule: Medium (refurbishment complexity) Cost: Medium
New Mill and Concentrate Buildings	• Interface risk between new and existing structures. • Construction within constrained footprint.	• Purpose-built mill building ensures required throughput. • Modern layout improves operability.	Permitting: Low Schedule: Medium Cost: Medium
Ore & Waste Rock Handling	• Early-life pressure on surface stockpile capacity.		Permitting: Medium (surface storage limits) Schedule: Medium Cost: Medium

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Infrastructure Element	Key Risks	Key Opportunities	Permitting/Schedule/Cost Sensitivity
	• Dependence on timely waste rock removal.		
Aggregate Operations	• Aggregate sales volumes subject to market demand.	• Established third-party operation manages waste rock. • Reduces storage and closure liabilities.	Permitting: Low Schedule: Low Cost: Medium
Port, Quay & Shipping Infrastructure	• Age of quay and shiploaders necessitates refurbishment.	• Existing ice-free deep-water port avoids new construction. • Year-round concentrate export capability.	Permitting: Low Schedule: Low Cost: Medium
Tailings Deposition (Marine)	• Regulatory sensitivity of marine tailings disposal. • Long subsea pipeline integrity and operability risk.	• - Avoids construction of on-land TSF. - Thickened tailings and seawater dilution improve plume control.	Permitting: High Schedule: Medium Cost: Medium
Water Management & Supply	• Early-years sensitivity to severe winter conditions. • Reservoir capacity uncertainty.	• - Existing reservoir and infrastructure reused. • - Long-term modelling shows low overall water supply risk. • Warming climate trends improve availability.	Permitting: Medium Schedule: Medium Cost: Medium
Water Treatment Plant (WTP)	• Inflow and water quality assumptions based on proxy data. • Potential future capacity expansion.	• - Enables water reuse and regulatory-compliant discharge. • Reduces freshwater abstraction.	Permitting: Medium Schedule: Low Cost: Medium
Electrical Power Supply	• Dependency on timely delivery of 132 kV grid connection and switchyard.	• - Connection to regional grid ensures long-term reliability. • Transformer sized for LoM demand.	Permitting: Medium Schedule: Medium Cost: Medium
Control, Automation & ICT	• Integration risk between plant and mine systems.	• Centralised ICSS ensures operational efficiency. • Fibre backbone supports future digital upgrades.	Permitting: Low Schedule: Low Cost: Low

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19. Market Studies and Contracts

19.1 Introduction

This Copper, Gold market report is compiled with reference to mainly S&P Global Capital Market Intelligence and some to Wood Mackenzie Insight. The report is updated with data up to the first quarter of 2026. The global tensions of the last month (March 2026) were not factored in these analyses.

The research on copper is presented in the context of:

- Events over the past 3 years that impacted on the copper price.
- Macroeconomics influencing the copper price.
- Global supply and Demand of copper and concentrate.
- Outlook for copper.

The dynamics in the gold market is quite different than that other commodities, this report will focus on:

- Events that have been influencing the gold price over the past 3 years.
- Macroeconomic factors.
- Global demand.
- Gold outlook.

19.2 Copper

19.2.1 Copper Price

Recent high Copper prices are supported by weaker dollar and low global inflation. With concentrate market tightness, anticipated Fed rate cuts and influx of spot supply to the US, also supporting the strong price. Figure 19-2 shows how these events influenced the copper price over the last 3 years.

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2024
2025
14,000
13,000
12,000
11,000
10,000
9,000
8,000
7,000
6,000
LME 3M copper price ($/t)
Jan.
Feb.
Mar.
Apr.
May.
Jun.
Jul.
Aug.
Sep.
Investor optimism fuels copper price rally
Prices rally on short squeeze on COMEX futures market
US tariffs cause fear of global slowdown
Prices rally on US tariff concerns
Concerns over supply tightness in market outside US
Prices strengthen on a weaker dollar
Grasberg mine issues trigger copper price spike
Prices surge on optimism over US-China trade talks
Prices hit new record high on Fed rate cuts and supply concerns
China stimulus boosts prices
Higher-for-longer interest rates expected
Prices plummet on US recession fears
Prices rally on potential Fed rate cuts in September
High copper stocks, soft physical demand in China weigh on prices
Prices surge on tight mine supply, positive demand outlook
Potential output cuts among major China smelters boost prices
US dollar strengthens on delays in expected Fed interest rate cuts

Figure 19-1: Events Influencing the Copper Price over the Last Three Years

19.2.2 Macroeconomics

Macroeconomic factors influencing the copper price are a weak US dollar that is supported by low global inflation. Figure 19-2 shows factors impacted on the copper price over the last 3 years.

LME cash price
TWI
Copper price ($/t)
Index
US
UK
Germany
Switzerland
China
Japan
Annual inflation rate (%)

As of Jan. 16, 2026.
LME = London Metal Exchange; TWI = trade-weighted index of US dollar; $/t = dollars per metric ton.
A data interruption for the US inflation rate in October 2025 is due to the government shutdown.

Figure 19-2: Copper Prices supported by USD Weakness and Global Inflation

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19.2.3 Demand

US sales
China Sales
Europe Top-4 sales
China penetration rate
US penetration rate
Europe Top-4 penetration rate
Passenger PEV sales (000 units)
Penetration rate (%)
Europe
China
US
Cathode demand growth YOY (%)

As of Jan. 16, 2026.
PEV = plug-in electric vehicle (this includes battery EV and plug-in hybrid EV); f = forecast; t = metric ton.
Europe Top-4 comprises Germany, France, the UK and Norway.
Sources: Automotive industry associations; S&P Global Market Intelligence.

Figure 19-3: EV Demand for Copper by US, China and Europe and Forecasted Demand by Country Supply

Figure 19-4 show supply growth for all regions till 2029.

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Europe
Asia
Oceania
North America
Africa
Latin America
Copper mine output (MMt)
30
25
20
15
10
5
0
2021
2023
2025e
2027f
2029f
2031f
2033f
2035f

Figure 19-4: Forecasted Supply

19.2.4 Outlook

Copper prices are expected to rise amid tightness in mining supply, supported by bullish market outlook. Table 19-1 summarises the supply, demand and price outlook.

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Table 19-1: Copper Supply, Demand and Price Outlook

	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Mined Output (000 t)	22,449	23,122	23,430	23,633	24,920	26,204	27,037	27,704	27,562	27,477	27,063	26,532	25,935
Change YOY (%)	1.5	3.0	1.4	0.9	5.4	5.2	3.2	2.5	-0.5	-0.3	-1.5	-2.0	-2.3
Smelter Output (000t)	19,723	20,300	20815	21,624	22,432	23,266	24,026	24,548	24,823	25,153	25,255	25,432	25,474
Change YOY (%)	3.4	2.9	2.5	3.9	3.7	3.7	3.3	2.2	1.1	1.3	0.4	0.7	0.2
Refined output (000t)	26,162	27,062	28572	28941	29945	30889	31747	32378	32462	32727	32823	32946	32,986
Change YOY (%)	4.3	3.4	5.6	1.3	3.5	3.2	2.8	2.0	0.3	0.8	0.3	0.4	0.1
Refined use (000t)	25,973	26856	27814	28627	29595	30482	31273	32040	32732	33352	33997	34658	35,315
Change YOY (%)	2.8	4.1	4.6	4.2	0.8	3.4	5.6	8.7	0.3	0.0	3.6	0.9	-1.9
Refined Balance (000t)	189	205	758	315	350	406	474	338	-270	-625	-1174	-1711	-2,329
Total Stocks (000t)	4,316	4,522	5,280	5,959	5,945	6,351	6,825	7,164	6,894	6,269	5,095	3,384	1,054
LME 3M Price ($/t)	8,522	9,267	9,772	11,415	11,580	11,500	11,400	11,250	11,550	11,940	12,150	12,250	12,450
Change YOY (%)	-3.0	8.7	7.6	14.5	1.5	-0.7	-0.9	-1.3	2.7	3.4	1.8	0.8	1.6

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19.3 Gold

19.3.1 Gold price

Gold's 2025 rally, fuelled by macro shifts, opens door for fifth year of bull run. Figure 19-5 shows the geo-political events that influenced the gold price over the past 3 years.

2024
2025
2026
5,000
4,500
4,000
3,500
3,000
2,500
2,000
1,500
LBMA gold price ($/oz)
Jan.
Feb.
Mar.
Apr.
May.
Jun.
Jul.
Aug.
Sep.
Oct.
Nov.
Dec.
Gold peaks following April 2 US tariff announcements
Gold breaches $2,800/oz as US President announces — then retracts — tariffs on Canada, Mexico
Gold breaches $2,400/oz on central bank buying spree
Hotter US inflation data pressures gold
US economic indicators signal possible rate cut
US rate cut expectations firm; China announces stimulus
Gold breaches $3,500/oz mark ahead of 2025's first Fed rate cut
US government shutdown ignites gold's push to $4,000/oz
Gold breaks $2,700/oz on Middle East tensions, potential changes to US economy
Dovish Fed comments hint at interest rate cut
Gold hits all time high on pre US election jitters
Gold breaches $2,600/oz following US rate cut, concerted attacks in Syria, Lebanon

Figure 19-5: Geo-Political Events Fueling the Gold Price

19.3.2 Macroeconomics

The gold mining sector stands at a pivotal inflection point heading into 2026, poised to capitalise on the momentum of 2025's record-breaking performance. Last year marked a watershed moment for gold miners. Record gold prices drove exceptional financial results, while disciplined cost management delivered robust cash flows and returns. After an initially cautious stance, the industry pivoted decisively toward growth-oriented capital deployment in the second half of 2025—signaling confidence in sustained price strength.

The outlook for 2026 is even more compelling. Anticipated production growth, combined with significantly expanded margins, positions the sector for continued strong performances. Miners have successfully balanced financial discipline with strategic investment, creating a platform to capture the full potential of this gold price cycle.

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438

This new cycle of strength offers a dual value proposition: exceptional shareholder returns and a proven hedge against macroeconomic uncertainty. 2026 represents another year of compelling viewing for gold.

Persistent USD weakness meets risk of fewer than-than-expected rate cuts. Figure 19-6 shows the dollar influence and the 10 year yield on the gold price.

US Dollar Index
Gold price
10-year yield
Gold price

Figure 19-6: Macroeconomics, Dollar and 10 Year Yield influence on Gold Price

19.3.3 Global demand

Poland's gold buying shows no signs of slowing
Global gold ETFs doubled AUM to $559 billion
Poland
Brazil
Uzbekistan
Kazakhstan
Kyrgyzstan
Qatar
Jordan
North America
Europe
Asia
Other

As of Jan. 16, 2026.
AUM = asset under management; ETF = exchange-traded fund; t = metric ton.
Sources: London Bullion Market Association; World Gold Council.

Figure 19-7: Global Gold Demand

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19.3.4 Outlook

Gold price forecast as shown in Figure 19-8 is based on strong structural demand and the following factors.

- Gold's cycle peak nears, helped by policy easing, slower US momentum and broad currency pressures.
- Strong macro tailwinds boost physical demand, with global gold ETF inflows surging and AUM doubling to $559billion. (AUM = asset under management; ETF = exchange-traded fund)
- The 2026 base forecast of $4,247/oz remains intact. However, a bull run extension scenario emerges, pushing the peak up to average $5,927/oz in 2027.

Historical
Forecast
Alternate forecast
Gold price ($/oz)
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
2021
2022
2023
2024
2025f
2026f
2027f
2028f
2029f
2030f

Figure 19-8: Gold Price Forecast

Table 19-2: Historical and Future Mine Supply and Gold Prices

	2024e	2025e	2026f	2027f	2028f	2029f
Mined Supply (Moz)	112,576	111,451	118,575	125,223	127,475	125,079
Price ($/oz)	2,386	3,432	4,247	3,834	3,562	3,384
	2030f	**2031f**	**2032f**	**2033f**	**2034f**	**2035f**
Mined Supply (Moz)	122,985	117,572	113,069	107,010	99,860	95,083
Price ($/oz)	3,473	3,650	3,654	3,702	3,901	4,396

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19.4 Commodity Prices

The commodity prices that were used for the feasibility study were based on the CIBC conveniences price as shown in Table 19-3. The commodity prices used meet the assessment of the market conditions.

Table 19-3: Feasibility Study Commodity Prices

Commodity	2026	2027	2028	2029	2030	Long Term
Copper ($/lb)	$5.53	$5.37	$5.22	$5.23	$4.78	$4.78
Gold ($/oz)	$4,648	$4,554	$4,207	$3,971	$3,515	$3,515
Silver ($/oz)	$71.65	$66.90	$61.15	$55.07	$45.26	$45.26
Palladium ($/oz)	$1,601	$1,557	$1,404	$1,275	$1,231	$1,231
Platinum ($/oz)	$1,989	$1,946	$1,811	$1,664	$1,534	$1,534

As an opportunity case, spot pricing has been used to demonstrate an alternative to the consensus long term pricing. The spot pricing on March 4, 2026 has been used for the opportunity case as shown in Table 19-4.

Table 19-4: Opportunity Case Commodity Prices

Commodity	Price
Copper ($/lb)	$5.84
Gold ($/oz)	$5,171
Silver ($/oz)	$84.61
Palladium ($/oz)	$1,720
Platinum ($/oz)	$2,164

19.5 Material Contracts

Blue Moon has entered into two material contracts to advance the current exploration decline, early works and to prepare for the project execution:

19.5.1 Mining Contract

The Company has entered into a mining contract with Leonard Nilsen & Sønner AS (LNS) in December 2024 to advance the exploration decline and prepare the framework for the life of mine contract. The Agreement on Exploration and Ore Extraction for Nussir Copper Mine (LNS Agreement) is done in two distinct phases. Phase 1 is for the exploration decline development and is not in effect. The Phase 2 contract is for further development

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and ore extraction which is still in negotiation. LNS has commenced the decline construction in June 2025 and continuing the advancement of the work.

19.5.2 Off-Take Agreement

Blue Moon and Hartree Partners, LP (Hartree) have entered into a long term offtake agreement for the concentrate production at Nussir. The conditions of this agreement have been used in the Project financial model.

19.5.3 Port Agreements

In August 2025, Blue Moon entered into an Ownership Agreement and a Use and Maintenance Agreement (collectively called Port Agreements) with the Hammerfest Port KF (Hammerfest Port) for the use of the port at the Øyen. Based on this agreement, Blue Moon has priority use of the port facility for 30 years. Hammerfest Port will be responsible for the repair and maintenance of the marine structure. The shiploaders and conveyors are owned and maintained by Blue Moon. This agreement provides security for use of port and shipping of the concentrate and aggregate.

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20. Environmental Studies, Permitting and Social Impact

20.1 Introduction

This chapter outlines the status of permitting for the Project, Blue Moon's approach to environmental and social management, studies undertaken to date and identifies aspects that could present risks to the Project or future operations if not adequately managed. A high-level action plan to address the main gaps, risks and opportunities identified with timeframes was developed by Worley and is included in Section 20.5. This Section 20 was initially developed by a third-party contractor (SRK in 2023) as part of the 2023 Feasibility Study (FS). Updates to the section were made by Blue Moon and Worley.

20.2 Legislation and Approvals

20.2.1 Relevant Legislation

The current Norwegian Minerals Act has the objective to "promote and ensure socially responsible administration and use of mineral resources in accordance with the principle of sustainable development." The primary approvals needed to proceed with a new mine development in Norway are obtained under the Minerals Act, the Planning and Building Act, and the Pollution Control Act. Decision-making under these Acts considers other sector laws where relevant. Legislation of importance to permitting is listed in Table 20-1.

The current Norwegian Minerals Act No. 101 of 19 June 2009 will be replaced by a new Minerals Act that will enter into force on 01 July 2026. The Operating License will be transferred according to the transitional provisions of the new Act and be upheld on the conditions already granted. A revision of the conditions may be done 10 years after the operating license was granted.

The Finnmark Act may influence decision making on mining projects in the Finnmark Region. When this Act came into force, 95% of the land in the Finnmark County was transferred to the inhabitants of Finnmark. This land is managed by the Finnmark Estate. The Act promotes sustainable use of natural resources for the benefit of the inhabitants of the county and especially as a basis for Sami culture, reindeer husbandry, use of open land, business and community life. The board of the Finnmark Estate is made up of six members; three representatives of the Norwegian Sami Parliament (which is referred to as the "Sametinget" and "Sámediggi" in Norwegian and North Sami, respectively) and three of the Finnmark County Council. A committee of representatives, which includes

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the Norwegian Government, ensures that the estate observes the Finnmark Act and other relevant legislation.

Norway is not a member of the European Union (EU) but is a member of the European Free Trade Association (EFTA) and the European Economic Area (EEA). Although, its environmental legislation is heavily influenced by the EU, Norway is not bound by all EU legislation in the areas of nature conservation, agriculture and fisheries. The EU Directives with significant bearing on mining projects are:

- The EU Environmental Impact Assessment (EIA) Directive – this is implemented in the Regulations on Environmental and Social Impact Assessments (Forskrift om konsekvensutredninger etter plan- og bygningsloven), under the Planning and Building Act 2008. The same regulations also implement the UNECE Convention on Environmental Impact Assessment in a Transboundary Context (the Espoo Convention).
- The EU Water Framework Directive – this is implemented in the Regulations on the framework for water management (Vannforskriften).
- The EU Mine Waste Directive – this is implemented in Norwegian legislation in Recovery Methods, "Handling of Mineral Waste from the Mineral Industry" of the Regulations on Treatment and Recycling of Waste (Avfallsforskriften).
- The EU Strategic Projects under Regulation 2024/1252 of the European Parliament.

Table 20-1: Legislation Relevant to Environmental and Social Approvals and Management

Area	Legislation		Responsible Authority
	English Translation	Norwegian Title	
Minerals rights	Act on the Acquisition and Extraction of Mineral Resources (the Mineral Act) 2009. The new Mineral Act will enter into force on 01 July 2026.	Mineralloven	Ministry of Trade, Industry and Fisheries
Planning	Planning and Building Act 2008	Plan-og bygningsloven	Ministry of Local Government and Modernisation
Rights of residents of Finnmark and natural resource use in Finnmark	Finnmark Act	Finnmarksloven	The Finnmark Estate (Finnmarkseiendommen, abbreviated in Norway as FeFo)
Environmental decision making and public involvement	Regulations on Environmental and Social Impact Assessments 2017	Forskrift om varsling av akutt forurensning eller fare for akutt forurensning	Ministry of Climate and Environment, Ministry of Local Government and Modernization

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Area	Legislation		Responsible Authority
	English Translation	Norwegian Title	
	Law on Right to Information and Participation in Public Decision-making Processes relating to the Environment 2004	Miljøinformasjonsloven	Ministry of Climate and Environment
	Product Control Act 1977 (concerns environmental impacts in the manufacture of products and provision of services)	Produktkontrolloven	Ministry of Climate and Environment
Pollution, waste and hazardous substances	Pollution Control Act 1983	Forurensningsloven	Ministry of Climate and Environment
	Pollution regulations 2004	Forurensningsforskriften	
	Regulations on Treatment and Recycling of Waste 2004	Avfallsforskriften	
	Regulations on the Restriction of Use of Hazardous Chemicals and Other Products (Product Regulations) 2004	Produktforskriften	
	Major Accident Regulations 2016	Storulykkeforskriften	Ministry of Justice and Public Security
	Regulations on Notification of Acute Pollution or Risk of Acute Pollution 1993	Forskrift om varsling av akutt forurensning eller fare for akutt forurensning	Ministry of Transport
	Regulation on Transportation of Dangerous Substances 2009	Forskrift om landtransport av farlig gods	Ministry of Justice and Public Security
	Regulations on the Registration, Evaluation, Authorization and Restriction of Chemicals (REACH Regulation) 2008	REACH-forskriften	Ministry of Labour and Social Affairs, Ministry of Justice and Emergency Planning, Ministry of Climate and Environment
Water	Regulations on the framework for water management	Vannforskriften	Ministry of Climate and Environment, Ministry of Petroleum and Energy
	Waterways and Groundwater Act (Water Resources Act) 2000	Vannressursloven	
Disturbance	Act on motor traffic in outlying areas and waterways (the Motor Traffic Act) 1978	Motorferdselloven	Ministry of Climate and Environment
Climate change	Law on Climate Goals 2017	Klimaloven	
Impacts on nature	Nature Diversity Act 2009	Naturmangfoldloven	
	Environmental Information Act	Miljøinformasjonsloven	

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Area	Legislation		Responsible Authority
	English Translation	Norwegian Title	
	2003		
Social impacts	The Sámi Act 1989	Sameloven	Ministry of Local Government and Modernisations
	Reindeer Herding Act 2007	Reindriftsloven	Ministry of Agriculture and Food
	Cultural Heritage Act 1978	Kulturminneloven	Norwegian Directorate for Cultural Heritage
	Outdoor recreation act 1957	Friluftsloven	Ministry of Climate and Environment
Occupational health and safety	Working Environment Act 2006	Arbeidsmiljøloven	Ministry of Labour and Social Affairs
	Regulations on Safety, Health and Work Environment on Construction Sites (The Builder Regulations) 2010	Byggherreforskriften	
Access to Information	Freedom of Information Act 2009	Offentleglova	Ministry of Justice and Public Security

20.2.2 Primary Approvals That Have Been Obtained

The primary approvals required for mining projects in Norway, and the approvals obtained to date are outlined in Table 20-2. For each approval there is a process of public hearing and decision-making that must be followed. The public hearing processes extend beyond the lead authorities – the local municipality, the Directorate for Mining and the Norwegian Environment Agency (NEA) – to other regulatory authorities, the Sami Parliament, other users of land, and interested members of the public.

As shown in Table 20-2 the primary approvals required to proceed with the Project have been obtained. An operating licence for the Project was granted by the Directorate for Minerals Management on 19 February 2019 and upheld by the King in Council the 29 November 2019. Several approvals were pre-requisites to the granting of this approval. These include extraction permits, zoning plan approval and a discharge permit. An environmental impact assessment (EIA) was used to inform the zoning plan approval.

Table 20-2: Primary Approvals obtained for the Project

Primary Approvals Required	Responsible Regulatory Authority and Required Supporting Information	Project Approvals Obtained
Extraction Permit for state-owned minerals under the Minerals Act of 2009	The Directorate of Minerals Management (with the Ministry of Trade, Industry and Fisheries) requires evidence that extraction can be done in an	The Nussir orebody was split into two parts: Nussir 1-11; and Nussir Deep 1-11. Nussir

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Primary Approvals Required	Responsible Regulatory Authority and Required Supporting Information	Project Approvals Obtained
	economically feasible manner before it grants an extraction permit. Mining cannot commence with an extraction permit alone; other approvals outline below, must be obtained	ASA claimed mineral rights to these two parts in 2006 and 2015 respectively. Mineral rights to the Ulveryggen deposit were claimed in 2013. Blue Moon decided not to develop the latter deposit to minimize interaction with reindeer herding areas.
Approved Zoning Plan Revision of Municipal Land Use Plan to include the Mining Area under the Planning and Buildings Act	The municipality as authority for local planning decides whether mineral extraction can be allowed. The mining area must be set aside for exploitation in the land use section of the municipal master plan. An application must be made to the municipality. The work to be undertaken to support the application must be undertaken in accordance with an approved scoping plan. The work includes preparation of a zoning plan. An environmental impact assessment (EIA) may be required to inform the zoning plan. The EIA process is called "konsekvens-utreding" (UK) in Norway. The scoping plan must be approved before the EIA process and zoning plan preparation commences officially. Revision of the municipal land use plan can be undertaken based on an approved zoning plan. Where there is an appeal against the zoning plan decision, it must be reviewed by a higher authority. In the case of Nussir Project, this was the Ministry of Local Government and Modernisation.	The scoping Plan for the EIA was submitted to the Kvalsund Municipality in early 2010 and was approved in June 2010. An EIA was undertaken to support the zoning plan. The zoning plan was adopted by Kvalsund Municipality on 8 May 2012. Minor modifications to the zoning plan or dispensation for the ventilation shafts. The building permit and dispensation for the ventilation shaft has been applied for but not yet granted. The building permit for the tunnel has been approved by Hammerfest Municipality and awaits final decision from the County Governor.
Discharge Permit under the Pollution Control Act	To obtain approval for emissions from the mine and disposal of mine waste, an application for a discharge permit must be submitted to the Norwegian Environmental Agency (NEA). When there is an appeal against the NEA decision, the appeal and decision will be reviewed by the Ministry of Climate and Environment. This was the case with the Project.	The application of tailings discharge in the Repparfjord was approved on 15 January 2016. Appeals against the decision were made. After review of the appeals, the approval decision was upheld on 19 December 2016. The discharge permit was amended on 30 November 2021 to allow for disposal of xanthate, and replaced the previous permit. This decision

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Primary Approvals Required	Responsible Regulatory Authority and Required Supporting Information	Project Approvals Obtained
		was appealed and then upheld by the Ministry of Climate and Environment on 23 January 2024.
Operating License under the Minerals Act	The Ministry and Trade, Industry and Fisheries is the granting authority for such license with the King in Council as the appeal body	A pre-application was submitted in 2016 and final application submitted in January 2017. Nussir ASA was granted an operating license on 14 February 2019. An appeal was made against the decision. After review, the license decision was upheld by the King in Council on 29 November 2019. On 29 August 2014, before the 5 year deadline, Nussir applied for an extension to start with operations. This extension was granted on 27 September 2024 and is valid for 3 years until 26 September 2027. The extension decision was upheld by the Ministry of Trade, Industry and Fisheries on 17th March 2025.

20.2.3 Background For the Primary Approval Decision, Appeals and Final Decisions

Appeals were made against the decisions on primary approvals for the Project, with the exception of the extraction permits. The appeals were reviewed by the relevant Ministries and the King in Council as the case must be, and the approvals were upheld. The zoning plan approval, discharge permit and operating licence are no longer open to appeal.

Detailed records of decision are available in the public domain (on government websites) for the above-mentioned decisions, for both the decisions on the approvals and the decisions on the appeals. These records show the legal and technical facts and the perspectives of rights holders considered.

The rights and concerns of indigenous people were given much weight in the decisions on approvals, focusing notably on the Sami, where other indigenous people are also present (e.g. the Kven). In connection with the appeal proceedings, the Ministry of Industry and Fisheries carried out consultations with the reindeer grazing districts and the Sami Parliament. The Ministry of Trade, Industry and Fisheries did not reach an agreement with the said parties. The Ministry decided that the mining project should be carried out

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and included mitigation measures as conditions in the Operating Permit. The Sami Parliament and reindeer husbandry interests still do not concur with the approvals. More detail on their objections and how these were considered in decisions is presented in Section 20.3.

20.2.3.1 Zoning Plan Appeal

The EIA and zoning plan report were sent out for public hearing from June to September 2011 and were then sent to the former Kvalsund Municipality for case processing. The zoning plan was adopted in May 2012. The Sami Parliament and the Area Board for reindeer husbandry in Western Finnmark raised objections to the zoning plan based on considerations of reindeer husbandry in the area.

The decision and objections from the reindeer husbandry interests were sent to the County Governor of Finnmark for mediation. The mediation was not successful and so the case was forwarded to the Ministry of Climate and Environment for final decision. The case was then moved from the Ministry of Climate and Environment to the Ministry of Local Government and Modernisation. The latter ministry made the decision to adopt Nussir's zoning plan on March 20, 2014

20.2.3.2 Discharge Permit Appeal

The discharge permit covers various emissions from the mine, including tailings disposal in the Repparfjord. An application for a discharge permit for sea tailings placement (STP) in the Repparfjord was made to the NEA in November 2011. The process of decision-making on the application involved a public hearing (30 August 2011), site inspection (21 August 2012) and meetings with the different parties and interest groups in the region. The application was approved several years later on January 15th, 2016.

Appeals against the decision on the discharge permit were made by the Sami Parliament, the Young Friends of the Earth Norway, as well as the Association of Norwegian Salmon Rivers. They argued that there was insufficient information on the environmental impacts of STP. The Sami Parliament also argued that disposal in the Repparfjord would impact on Sami culture and Sami fishing and its community. The appeals were reviewed by the Ministry of Climate and Environment and the decision to grant the discharge permit was upheld on December 19th, 2016. The decision is final and cannot be further appealed. The decision was taken on the basis that the environmental permit is granted with strict conditions. The approval of the waste management plan that is ancillary to this discharge permit are further described in Section 20.2.4 and Section 20.3.5.

The discharge permit was updated on 30 November 2021 to allow for the use of xanthate in the process, and replaces the previous discharge permit from 2016. This permit was

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appealed but upheld by the Ministry of Climate and Environment the 23rd of January 2024.

20.2.3.3 Approval to use Xanthate in the Process

The discharge permit covers chemicals used in the process, including flotation chemicals, flocculation polymer (Magnafloc 10) and burnt or quick lime. The NEA requested further information on xanthate to inform their decision to allow the use of xanthate in the flotation process considering the sea tailings placement. Even though most xanthate will leave the process plant in the copper concentrate, a fraction of the xanthate will enter the Repparfjord in the tailings.

The Company responded to the NEA's request for further information by collating relevant information from scientific literature and xanthate studies undertaken for the Project. The report submitted to the NEA was subject to regulatory authority and public review processes. The Company responded to the review comments. The report states that the Predicted Environmental Concentration (PEC) in the Repparfjord will be a factor of 10 lower than the Predicted No Effect Concentration (PNEC). The PNEC value used even includes a safety factor of 1,000 to further minimize possible environmental effects. The final permit was updated, in November 2021, to reflect the approved use of Xanthate.

20.2.3.4 Operating Licence Appeal

For the operating licence, the Company made a pre-application in 2016 and the final application early 2017. An operating licence was granted on 14 February 2019 by the Ministry of Trade, Industry and Fisheries as well as a 3-year extension for the start of operations, granted on 27 September 2024.

A joint appeal against the decision was made by the Norwegian Society for Nature Conservation, Nature & Youth and the West Finnmark Hunters' and Fishermen's Association. Furthermore, the Sami Parliament and the Reindeer Husbandry District 20 (Fálá) and District 22 (Fiettar) complained about the licence decision. The objections were reviewed and rejected by the King in Council and the conditions set by the Ministry of Trade, Industry and Fisheries were upheld in a Royal Decree dated 29 November 2019. The majority of the conditions in the operating permit is set out to mitigate and safeguard the herding activities in relation to the Ulveryggen area. The project has been granted a 3-year extension for the start of operations, granted on 27 September 2024 and upheld by the Ministry of Trade, Industry and Fisheries on 17 March 2025.

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20.2.4 Secondary Approvals Obtained

The Company obtained the following secondary approvals for the project:

- Approved mine waste management plan for the exploration decline development.
- Approved marine baseline monitoring plan in Reppafjord (scheduled to start in May of 2026).

20.2.5 Secondary Approvals to be Obtained

Some secondary approvals before full implementation are still required for the Project. Notable among these are:

- Building permits to the Municipality of Hammerferst (application submitted).
- Building permit for the ventilation shaft raises by the Hammerfest municipality.
- The building permit for the tunnel: This has been approved by Hammerfest Municipality and awaits final decision by the County Governor.
- An approved updated operating plan for the mine: A latest submittal was sent in March 2026 and is awaiting approval from the Directorate for Mining
- Approved updated mine waste management plans for the tailings and waste rock: The application was submitted in September 2025, comments from the public consultation were received and the consultation inputs were sent to Nussir on 03 February 2026. The Norwegian Environmental Agency is working through finalizing the review.
- An approved environmental monitoring programme for the Project, including baseline monitoring. The baseline study is starting in May 2026.

The required approvals are discussed below, and the mine waste management plans are discussed further in Section 20.3.5.

20.2.5.1 Building Permits

The Project still needs building permits under the Planning and Building Act before it can start construction of the buildings. Building permits should be applied for, for each measure that is planned. The ventilation shaft also requires a building permit in the natural area and a consent from FEFO as landowner. The application for the above permits was submitted and contain information on responsibilities of the applicant and contractors. In addition, documentation on notice to neighbours was attached to the application. FEFO approval for land use agreement was obtained on 22 January 2026 and the remaining steps will be managed by the Hammerfest municipality. The building permit for the tunnel has been approved by Hammerfest Municipality and awaits final decision be the County Governor.

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The application process for the detailed building plan is expected to be simple as the project is located within the industrial area at Øyen, due to the planned refurbishment and use of existing buildings and plant, and due to this area already being zoned for industrial purposes. Blue Moon owns the Øyen industrial area and has verified that there are no outstanding land tenure issues for the project.

The approved zoning plan is the basis for these applications. Typically, the municipality will use 3 to 12 weeks to approve a building permit.

20.2.5.2 Approved Updated Operating Plan for the Mine

Mining must be undertaken in accordance with an up-to-date and approved operating plan. The operating licence for the Project requires routine updating of the operating plan and submission of this to the Directorate for Mineral Management. More than six months before start-up of the mine (which corresponds to entering in the ore zone, not exploration or tunnel development-related activities), an updated operating plan must be sent to the Directorate for Mineral Management for approval. The plan must also be updated every five years and if there is a change in the mine plan. The plan must be prepared in accordance with the guide for the preparation of operating plans, under Section 1.8 of the Minerals Act Regulations 1842 (23 December 2009).

The decision on the operating licence assumes that an updated operating plan be delivered to the Directorate of Mining "in good time prior to start-up of the mine and processing facility". An updated operating mine plan has been submitted to the Directorate of Mining in November of 2025. The mine plan is currently under the review and the Company is working with the Directorate of Mining to ensure the plan addresses all concerns and requirements.

An annual operating report must be submitted to the Directorate of Mining and must include details on waste rock handling, including how much waste rock is being stored and the storage capacity in the waste rock storage area.

20.2.5.3 Approved Mine Waste Management Plan

An approved waste management plan is needed to use the mine waste facilities covered by the discharge permit. These include the STP and waste rock storage facilities. The plan must be sent to the NEA for approval. The required plan and public interest in the plan are discussed further in Section 20.3.5.

The latest iteration of the waste management plan was submitted in September 2025, the public consultation period is completed, and the Company has answered comments. It is important to note that the comments focused on the waste management only, and not on the overarching discharge permit itself, which is approved.

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20.2.5.4 Approved Environmental Monitoring Programme

Under the discharge permit, the Company must obtain approval for a monitoring program from the NEA before the planned start-up of the activity. The programme was presented to the Directorate of Fisheries and the Norwegian Food Safety Authority for quality assurance. The application will be submitted to the NEA.

Since 2025, the Company has been working with the NEA to develop an updated marine baseline monitoring program, that will be conducted by Akvaplan-niva AS, the same environment and aquaculture specialist that worked on the marine baseline study for the EIA. The study will include biological studies in the water, such as anadromous fish and plankton, water chemistry analysis, metal and biological analysis in the sediments and littoral zones. The study will start in May 2026.

20.3 Approach to Health, Safety, Environmental and Social Management

20.3.1 Health, Safety, Environmental and Social Management System Commitment

The Company is committed to plan, build, organize and operate the Project in a manner that would neither disadvantage health and safety nor cause significant adverse environmental or social impacts. The Company is writing a sustainability policy and is establishing an integrated health, safety, environmental and social management system (ESMS).

To help develop the scope of the ESMS, reviews of conformance to mining best practices have been undertaken by the Company. Based on these reviews, the Company has prepared a list of action points with the aim of conforming to best practices.

The ESMS will be underpinned by top-level management and board commitment, compliance with applicable legislation and standards, appropriate management plans, competent human resources, and sufficient financial resources, as well as ongoing monitoring, auditing and management review. Suppliers and contractors will be required to comply with relevant policies, procedures and plans. The Norwegian Mineral Industry has committed to the Canadian Towards Sustainable Mining (TSM) system and will require all members to report sustainability performances yearly from 2024.

Construction activities have already commenced, and an Environmental Management Procedure Manual and a Stakeholder Engagement Plan are in place for the construction phase, and both will be updated for the operation phase. It is important that the ESMS be continuously implemented to manage potential social and biophysical risks and impacts.

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20.3.2 Environmental impact assessment (EIA)

The EIA informed the zoning plan and the official decision to approve the zoning plan. The EIA commenced in 2010 and was completed in 2011.

The specialists that provided input to the EIA were selected by community stakeholders during the scoping stage of the EIA. They are listed in Table 20-3.

Table 20-3: Specialist Studies Undertaken to Provide Input into the EIA and Zoning Plan

Study Subject	Specialist
Marine Baseline Study	Akvaplan-niva AS (Environment and Aquaculture Specialist)
Marine Fish Baseline Study & EIA Study	
Tailings Deposit Marine Life EIA Study	
Investigation of Sedimentation Properties of Mine Tailings	
Social Issues ESIA Study	Bedriftskompetanse (Consultancy)
Alternative Use of Tailings EIA Study	Bergfald Miljørådgivere (Environmental Consultancy)
Cultural Heritage ESIA Study	NIKU (Norwegian Cultural Heritage Institute)
Sea Sami (Ethnic Group) ESIA Study	
Freshwater Baseline Study	Norwegian Institute for Water Research
Waste rock storage area EIA Study	
Salmon EIA Study	
Reindeer Herding ESIA Study	NORUT (Northern Research Institute)
Physical Chemical Properties Tailing EIA Study	NTNU (Norwegian University of Science and Technology)
Recycling Tailings ESIA Study	SINTEF (Norwegian independent research organisation)
Acid Mine Drainage	GeoDE Consult (Environmental Consultancy)
Landscape and Outdoor Activities	SWECO
Traffic, Noise and Dust	SWECO

Additional studies undertaken since the EIA, include studies on STP that are described in Section 11 and the geochemistry studies that are described in Section 12 of this FS report.

20.3.3 Stakeholder engagement

The following stakeholders/interest groups have been engaged in the process of planning the Project:

- The Sami Parliament

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- The Reindeer Husbandry Management – particularly representatives of the Reindeer Husbandry District 20 (Fálá) and District 22 (Fiettar)
- The Reindeer Herders Association of Norway
- FEFO (FinnmarksEiendommen)
- The Directorate of Fisheries
- The Norwegian Fishermen's Association
- The Institute of Marine Research
- The former Kvalsund Municipality, now part of the Hammerfest Municipality (Hammerfest Kommune)
- The Hammerfest Municipality
- The County Governor of Finnmark
- The Norwegian Environmental Agency
- Norsk Bergindustri - Norwegian Mineral Industry (trade association for the entire Norwegian mineral and mining industry)
- Naturvernforbundet, West Finnmark Hunting & Fishing (VFJJ), Kvalsund Hunting & Fishing (KJFF)
- Hammerfest og Omegn Turlag (the Norwegian Trekking Association), Norges kystfiskarlag (Coastal Commercial Fishermen) and private persons from the area
- Local community representatives

When undertaking the scoping study and EIA, which were undertaken to both develop the zoning plan and inform the decision on the zoning plan, the Company consulted extensively with these stakeholders. The stakeholders played an active role in identifying and selecting the specialists who undertook the EIA studies.

The Company's community engagement has been extensive. The engagement commenced in the early 2000s, and has been continuous since then. Translation of project information has been offered as required. In addition to the regulatory stakeholder engagement that must be undertaken as part of the approval processes, the Company is establishing a stakeholder engagement plan that aligns with the Operating License and other applicable Norwegian law and international best practice in relation to engagement with indigenous communities.

Key recommendations include that:

- The Company establishes management systems that align with the ISO 45001:2018 and ISO14001:2015 standards.

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- The Company will maintain its stakeholder engagement database, set up a stakeholder committee, continue with stakeholder engagement during the life of mine, and continuously invite relevant parties (including Reindeer Districts 20 and 22)

20.3.4 Sea Tailings Placement (STP) in the Repparfjord

The proposal to use Sea Tailings Placement (STP) for disposal of tailings from the Nussir mine received much attention in the EIA for the Project and in the applications for zoning-plan approval and a discharge permit. Several alternatives to STP were considered, including backfill placement in the workings and land disposal, and STP was preferred.

Numerous specialist studies were undertaken to provide input to the approval decisions. Key points are:

- The STP will be restricted in a specific deep basin in part of the Repparfjord. Several alternative sites in the Repparfjord were considered for STP and a specific basin was chosen considering capacity to hold tailings and currents that could interfere with placement of the tailings and cause widespread dispersion of tailings in the fjord.
- The STP has been approved by regulatory authorities. Some of the key conditions for disposal include:
  - Disposal will be restricted to a specific basin in the fjord and will measures to ensure that it is not dispersed will be taken.
  - The tailings must be discharged close to the sea bottom, no higher than 30-50 m below surface.
  - The deposited tailings should not exceed 25 Mm^3.
    - Deposition of tailings above the natural basin is prohibited.
    - The average discharge of tailings (suspended matter) should not exceed 6500 tonnes per day based on a daily mean or 5500 tonnes per day based on an annual mean. There are also specified limit values for other compounds in the tailings.
    - The concentrations of particles in the upper 30 m of the water column should not exceed 2 mg/l (in total, excluding background level), and concentrations of particles in the water column outside of the edges of the basin should not exceed 3 mg/l.
    - Build-up of sediments outside the permitted area is prohibited
- Several studies on tailings dispersion in the fjord were undertaken, the NEA commissioned third-party reviews of the modelling of dispersion undertaken by

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Akvaplan-niva to be confident that the tailings dispersion will be limited and an updated marine baseline study will be conducted in 2026/2027.

- Initial modelling in support of the discharge application, indicated that there will be localised smothering of benthic communities at the STP site, but these are not of specific conservation importance, and establishment of benthic communities on the deposited tailings is expected post closure.
- The modelling of the STP and tailings dispersion predicted that there will be little increase in suspended particles (no increase above 2 mg/l) in the upper 30 m of the water column. Consequently, significant impacts on populations of fish in the fjord are not expected. This was predicted to be true for several species of conservation importance that use the fjord in their life cycle.
- Concentrations of metals leaching from the tailings
- are also not expected to adversely impact on biodiversity, however this need to be confirmed through further geochemical testing.
- It was predicted the status of the Repparfjord as a National Salmon Fjord will not be affected.
- The permit includes conditions for the maximum permitted spread of particles both vertically in the water column and horizontally, as well as requirements for monitoring the fjord. Strict conditions have been set for emissions of chemicals, for monitoring the emissions and the effects they will have.

20.3.5 Waste Management Plan Approval

The Project currently has permission, under its discharge permit, to dispose of tailings in the Repparfjord and to place waste rock on surface in two storage areas at the Øyen industrial site and one at Ulveryggen. Before the waste rock storage areas and the STP can be used, a mine waste management plan was submitted in September 2025 and must be approved by the NEA. The plan will be subject to public review as part of the approval process.

A waste management plan will have to be approved in future for disposal of mine dewatering water in the Repparfjord. This will have to be in place before dewatering activities start.

20.3.5.1 Mine Waste Covered in the Existing Discharge Permit

The discharge permit allows for three waste rock storage areas for both permanent and intermediate storage of waste rock on the surface. The specified locations are: one at Ulveryggen and two along the construction road at Øyen – one between the construction road and the RV 94 and the other between the construction road and the industrial area.

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The total area occupied by waste rock will be approximately 40,000 m². The waste rock sites are in an existing industrial zone, which was legally established in 1972 and is now owned by Repparfjord Eiendom AS a fully owned subsidiary of Blue Moon. The following limits are specified in the discharge permit from the NEA:

- A maximum of 400,000 tonnes of waste rock are to be deposited in the development phase and a maximum of 300,000 tonnes per year in the operational phase.
- The waste rock storage areas should be developed and operated in a way reducing the pollution of soil, air, surface runoff and ground water as far as possible, in accordance with the mine waste management regulations.

The discharge permit also requires that Nussir ASA should investigate ways to reduce the volume of tailings and waste rock to be disposed of by finding alternative uses for such waste. It must report annually to the NEA on the results.

20.3.5.2 Waste Rock to be Sold or Retained in the Workings

Waste rock from the initial part of the tunnel will be used in the development of the construction road. The Company envisages that a significant portion of the waste rock will be sold and used for other local purposes. This will reduce the amount of waste rock that needs to be stored underground. The waste rock sold as aggregate will be transported away from the mine by special vessels, using the jetty below the Øyen site for docking. After a few years of operation, parts of the mine can be used for holding waste rock.

20.3.5.3 Mine Waste Management Plan

A mine waste management plan covering mineral waste discharge (waste rock and tailings) has been submitted to NEA in September 2025 and is currently being reviewed. It must be approved by NEA before the waste rock sites and the STP can be used. Consultation statements were received from the Institute of Marine Research, Terje Sørhaug, Svein Lund, BIVDU, the Sami Parliament, the Forum for Nature and Outdoor Life Finnmark, the Vestfinnmark Hunters and Fishermen's Association and a joint statement from the Norwegian Association for Nature Conservation and Nature and Youth. Comments received were addressed and resubmitted in March 2026. As part of the process, some minor changes are expected from NEA.

The mine waste management plan must be updated regularly, and the updates must be approved by the NEA.

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In addition to, and linked to, the mine waste management plan, the Project is required to prepare an emergency plan based on analysis of emergency scenarios. Emergency preparedness drills to counteract acute pollution must be held minimum once a year.

20.3.5.4 Acid Rock Drainage and Metal Leaching (ARDML) from Waste Rock and Mine Workings

The review of geochemistry test work undertaken to date concludes that further test work needs to be done to predict the potential long-term geochemical reactivity and stability of material extracted by the mine. There is currently insufficient geochemistry data to inform mitigation, waste management and closure requirements. Only two waste rock samples have been geochemically characterised, and further testing is planned. A better understanding of the range of lithologies that will be encountered at the mine, including the different alteration and mineralisation, is needed to plan a reliable geochemical characterisation programme. Some rock types could have higher potential to generate acid than others.

20.3.5.5 Closure Requirements

An initial financial provision for mine closure calculation was done as part of the Operating license application. A mine closure and rehabilitation plan is still to be developed. The mine's closure plan, cost estimate and financial provision for closure (Section 20.4) must be updated based on the waste management plan and operating license. The STP must be included in the closure plan, estimate and assurance. The financial security deposit/amount shall also be coordinated with the Directorate of Mining.

20.3.5.6 Recommendations

The following was recommended for the Project:

- Undertakes further geochemical test work on waste rock and ore (representing what is mined and left exposed in the workings). This geochemical characterisation of both ore and waste will provide the information required for a waste management plan and corresponding emergency and closure plans. It will also provide an indication of the ARDML from the underground openings and the likely impact on the water quality during operations, including waste rock backfilling, and closure.
- Following the outcome of the geochemical characterisation groundwater contaminant transport model should be undertaken, together with hydrological investigations to enable prediction of impacts on land and sea water resources, during operations and closure.

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- Ensures that climate change is considered in the closure plan.

20.3.6 Traffic, Dust and Noise

There are few neighbours around the Oyen industrial area (see Figure 20-1). The National Highway 94 passes right beside the industrial area. Most of the higher altitudes of the Finnmark county and Hammerfest Municipality are grazing grounds for reindeer during the summer migration season. These areas also function as calving grounds during the spring and early summer season. This includes the highlands above the plant, for some weeks per year. The biological surveys are available through the National Land Resource database (Nibio).

The EIA for the Project noted that the recommended limit value for recreational areas by the sea (35-40 dBA) could be exceeded during the construction and the operational phases. It was recommended that measures are introduced to reduce noise from ventilation fans, blasting, undertake noise modelling.

Repparfjord
1 km
Existing plant
at Øyen
Existing tunnel opening
at Ulveryggen

Figure 20-1: Plan View of Area surrounding the Øyen Industrial Area

Blue Moon and its contractors are monitoring noise and dust fallout during the construction phase, and will be during the operational phases in accordance with the Norwegian Standards or equivalent international standards.

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20.3.7 Cultural heritage, Landscape and the Recreational Outdoor Environment

The surface footprint of the mine on land is small and almost entirely on land disturbed by past industrial activity. The EIA for the Project concluded that there is no conflict between the Project and cultural heritage sites that have been registered in the region of the Project. It also predicted that impacts on landscape will be of low significance and impacts on the recreational outdoor environment will be of low to medium significance (Sweco Norge AS, Frilund et al. 2011).

The main parties interested in impacts on the recreational outdoor environment are people who fish in Repparfjord River and hikers. Some people use the service road up the hillside above Folldal Verk for hiking trips. Keeping this open as a hiking route must be weighed against the other ecological and social benefits of having it permanently closed to foot traffic (i.e., presence of reindeer, diverse fauna). Decisions will be taken in collaboration with reindeer herding interests, municipality and outdoors groups, a process which has already started and which the Company intends to continue.

20.3.8 Positive Economic and Social Impacts

The economic consequences for the local community were studied by Bedriftskompetanse AS (Muotka et al, 2011). It was predicted that the mine will have a positive economic impact in the former Kvalsund Municipality due to an increase in the income from taxes and duties.

There are around 1,000 inhabitants in the former Kvalsund Municipality, most live in the town of Kvalsund, the administrative centre, and the Saami village of Kokelv. The population has declined since the 1950s (Sørlie and Broderstad 2011). This can be attributed to a sharp decline in employment in fisheries. Approximately 80% of population is now employed in tourism, transport, aquaculture, construction and service industries.

It has been predicted that the mine(s) will increase employment and residential and industrial property development and increase the economic activity in the region.

20.4 Closure

20.4.1.1 Plans and Estimates

The Company outlined closure concepts in the operating plan that was part of the application for the operating licence. The application was submitted to the Directorate of Mining (DMF). The operating plan was accompanied by a closure cost estimate that was revised by the DMF and further reviewed by the Ministry of Trade, Industry and Fisheries

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as part of the decision-making process on the operating licence. The Project also included a closure plan included with the waste management plan submitted to NEA in September 2025. This closure plan will also have a financial security deposit connected to it.

Table 20-4: The DMF and NEA Closure Plan Requirements

Parameter	DMF Closure Cost Estimate	NEA Closure Plan and Cost Estimate
Status	Approved	Blue Moon to submit
Financial security	NOK 15.39 million (USD 1.85 million)	Proposal to be submitted with the closure plan.
Main focus	The estimate includes provision for landscaping, fencing at Ulveryggen, sealing of mine shafts, and removal of mining equipment with contamination risk. Nussir will need to clear out from the mine all equipment and stored materials that can pose an environmental threat to the surroundings.	Removal of sea tailings pipe, surveillance of STP and waste rock storage areas for minimum 15 years after closure.

20.5 Risks and Action Plan

The main risks identified related to environment, permitting and social impacts include:

- Maintaining compliance to permit conditions
- Maintaining social license to operate and public acceptance
- Delays to obtaining secondary approvals as listed above.

A high-level action plan to address the main risks with timeframes are included in Table 20-5.

Table 20-5: High Level Action Plan

#	Action	Planned Timeframe
1	A Register of Primary Permits and Consents was developed. The register should be updated to indicate the geographic boundaries and validity period associated with each permit and be maintained through the project lifecycle.	Q1 2026
2	Review and develop Register of Secondary Permits and Consents.	Q2 2026
3	Develop detailed schedule of acquisition of outstanding secondary and if applicable primary permits, including terrestrial and/or marine specialist studies required to support the permit applications.	Q2 2026
4	Waste Management Plans (WMP) and Permitting: Investigate whether the WMP took into consideration the findings from the SRK FS (2023) and if all studies in support of the WMP for tailings and mine water disposal were	Q2 2026

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#	Action	Planned Timeframe
	conducted. Any updates required for operational management need to be undertaken prior to operations commencing.	
5	Impact and risk identification and development of mitigation during the life of mine in relation to terrestrial and freshwater biodiversity should be based on relevant datasets that are site specific and up to date, to cover the Area of Impact and Influence associated with this FS.	Q2 2026
6	Undertake baseline marine studies as per contract issued to sub-contractor in support of the water discharge permit and assessment of pipeline and discharge impacts.	Q2 2026 to Q1 2027
7	Undertake further geochemistry studies in support of the tailings and water discharge and offtake of the waste rock and assessment of impacts. It is important to take representative samples of existing drill core to understand the geochemistry of the waste rock and the tailings prior to operations commencing.	Q1 2027
8	Undertake hydrogeological and hydrological investigations to enable prediction of impacts on land and sea water resources, during operations and closure to inform risk mitigation.	Q1 2027
9	Commence implementation of Environmental and Social Management System (ESMS) and construction monitoring and management for the life of asset.	Prior to operations commencing
10	Ensure that the EMMP includes set-up of compliance and environmental, social and governance (ESG) reporting and management in accordance with the conditions of approvals and in line with good international industry practice to manage risk.	Q1 2026 for construction activities Prior to commencement of operational activities
11	Develop and maintain aspects and impacts register for the project lifecycle for all project components cumulatively based on recent terrestrial and marine environmental and social studies, covering the overall Project Area of Influence to ensure that risks are adequately understood to guide how the mitigation hierarchy should be implemented.	Q3 2026
12	Develop existing EMMP, based on the outcome of the impact and aspects register and outcome of the relevant specialist studies.	Q3 2026
13	A stakeholder engagement databased must be maintained, stakeholder engagement plan must be implemented, and the grievance mechanism needs to be communicated to project-affected individuals during the life of the Project. The Company to continue with stakeholder engagement, especially with relevant parties (including Reindeer Districts 20 and 22)	Present and Ongoing
14	Set up stakeholder committee and monitoring group. Committee must include affected indigenous people.	Committee to be established prior to operations commencing.
15	Update and enhance the mine closure plan and financial provision for closure	Q4 2026
16	Develop commitments register that captures all the conditions of approval and track implementation and compliance throughout the Project lifecycle	Prior to activities commencing
17	An agreement between the Company and the reindeer herders need to be put in place to facilitate reindeer movement	Prior to construction commencing

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#	Action	Planned Timeframe
18	Compile a GHG inventory for Scope 1 and Scope 2 emissions associated with the Project using the Greenhouse Gas Protocol or a similar nationally or internationally recognised standard. This should be done for both the operational phase and the construction phase, even though the latter will be largely based on diesel equipment.	Q4 2026
19	Noise and air emissions modelling to be undertaken to inform mitigation and monitoring	Q4 2026
20	Undertake a climate change risk assessment for the Project	O4 2026

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21. Capital and Operating Costs

The Project's capital expenditures (CAPEX) for the mine is 692.0 MUSD, which includes the following:

- **Overall Capital Cost** – Includes all costs to develop the mine to a sustainable production of 2MTPA. Total CAPEX costs total 197.4 MUSD and are expended over a 24 months period from January 2026 to December 2027 including the pre-production construction and commissioning period. Table 21-1 details the cost breakdown by commodity and Figure 21-1 details the indicative spend profile.
- **Sunk Costs** – includes all costs expended from January 1, 2026 to March 31, 2026. These costs are indicative and total 13.4 MUSD.
- **Capital Costs to go** – includes all costs to develop the mine from April 2026 to a sustainable production of 2 Mtpa in December 2027. These costs are indicative and total 184 MUSD as detailed in the Table 21-2.
- **Sustaining Capital Costs** – includes all costs from the production of the first stope in August 2027, in addition to the development required to sustain the LOM production, including replacing the mobile mining equipment, re-builds and fixed engineering equipment. Replacement is captured in the operating expenditures (OPEX) model. The sustaining capital expenditures (SUSEX) total 494.6 MUSD and are detailed in Table 21-3.

21.1 Capital Cost (CAPEX)

21.1.1 Summary of Cost by Commodity

Table 21-1: Summary of Costs by Commodity Level – CAPEX

Account Description	Total Direct Hours (x1,000)	Total Labour Cost MUSD	Total Material Cost MUSD	Total Equipment MUSD	Total Subcontract MUSD	TOTAL COST MUSD
SITE DEVELOPMENT	5.5	0.9	0.2	-	-	1.1
DETAILED EARTHWORKS	3.1	0.4	0.5	-	-	0.8
CONCRETE	26.8	2.9	2.5	-	0.5	6.0
STRUCTURAL STEEL	9.2	1.1	2.7	-	-	3.8

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Account Description	Total Direct Hours (x1,000)	Total Labour Cost MUSD	Total Material Cost MUSD	Total Equipment MUSD	Total Subcontract MUSD	TOTAL COST MUSD
BUILDINGS & ARCHITECHTURAL	19.3	0.8	0.6	-	2.9	4.4
MECHANICAL BULKS	2.0	0.3	3.4	-	-	3.6
MECHANICAL EQUIPMENT	22.6	2.9	0.5	20.1	0.8	24.3
MINING, TUNNELLING & SHAFT DEVELOPMENT	147.9	-	5.0	17.5	41.5	63.9
PIPING	21.6	2.3	2.6	-	0.5	5.4
ELECTRICAL EQUIPMENT	3.4	0.5	-	6.6	0.2	7.3
ELECTRICAL BULKS	29.6	4.0	4.1	-	-	8.2
INSTRUMENTATION & CONTROLS	3.2	0.4	1.1	2.2	-	3.7
PROTECTIVE COATINGS AND INSULATION	10.3	1.1	0.4	-	0.0	1.5
FIELD INDIRECTS	15.0	-	4.0	-	6.6	10.5
PROFESSIONAL SERVICES/OWNERS ENGINEER	-	-	-	-	8.4	8.4
CONTINGENCY, ESCALATION, WARRANTY & ALLOWANCES	-	-	-	-	27.1	27.1
OWNER'S COSTS	-	-	-	-	17.5	17.5

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Account Description	Total Direct Hours (x1,000)	Total Labour Cost MUSD	Total Material Cost MUSD	Total Equipment MUSD	Total Subcontract MUSD	TOTAL COST MUSD
TOTAL	**319.5**	**17.6**	**27.4**	**46.3**	**106.1**	**197.4**

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Account Description	Total Direct Hours (x 1,000)	Total Labour Cost MUSD	Total Material Cost MUSD	Total Equipment MUSD	Total Subcontract MUSD	TOTAL COST MUSD
SITE DEVELOPMENT	1.4	0.2	0.1	-	-	0.3
DETAILED EARTHWORKS	3.1	0.4	0.5	-	-	0.8
CONCRETE	26.8	2.9	2.5	-	0.5	6.0
STRUCTURAL STEEL	9.2	1.1	2.7	-	-	3.8
BUILDINGS & ARCHITECHTURAL	19.3	0.8	0.6	-	2.9	4.4
MECHANICAL BULKS	2.0	0.3	3.4	-	-	3.6
MECHANICAL EQUIPMENT	22.6	2.9	0.3	17.8	0.8	21.9
MINING, TUNNELLING & SHAFT DEVELOPMENT	147.9	-	5.0	17.3	38.4	60.6
PIPING	21.6	2.3	2.6	-	0.5	5.4
ELECTRICAL EQUIPMENT	3.4	0.5	-	4.9	0.2	5.6
ELECTRICAL BULKS	29.6	4.0	4.1	-	-	8.2
INSTRUMENTATION & CONTROLS	3.2	0.4	1.1	2.2	-	3.7
PROTECTIVE COATINGS AND INSULATION	10.3	1.1	0.4	-	0.0	1.5
FIELD INDIRECTS	15.0	-	4.0	-	5.9	9.9

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Account Description	Total Direct Hours (x 1,000)	Total Labour Cost MUSD	Total Material Cost MUSD	Total Equipment MUSD	Total Subcontract MUSD	TOTAL COST MUSD
PROFESSIONAL SERVICES/OWNERS ENGINEER	-	-	-	-	7.8	7.8
CONTINGENCY, ESCALATION, WARRANTY & ALLOWANCES	-	-	-	-	25.0	25.0
OWNER'S COSTS	-	-	-	-	15.7	15.7
TOTAL	**315.40**	**17.0**	**27.1**	**42.2**	**97.8**	**184.0**

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Table 21-2: CAPEX to go April to Dec 27

Account Description	Total Direct Hours (x 1,000)	Total Labour Cost MUSD	Total Material Cost MUSD	Total Equipment MUSD	Total Subcontract MUSD	TOTAL COST MUSD
SITE DEVELOPMENT	1.4	0.2	0.1	-	-	0.3
DETAILED EARTHWORKS	3.1	0.4	0.5	-	-	0.8
CONCRETE	26.8	2.9	2.5	-	0.5	6.0
STRUCTURAL STEEL	9.2	1.1	2.7	-	-	3.8
BUILDINGS & ARCHITECHTURAL	19.3	0.8	0.6	-	2.9	4.4
MECHANICAL BULKS	2.0	0.3	3.4	-	-	3.6
MECHANICAL EQUIPMENT	22.6	2.9	0.3	17.8	0.8	21.9
MINING, TUNNELLING & SHAFT DEVELOPMENT	147.9	-	5.0	17.3	38.4	60.6
PIPING	21.6	2.3	2.6	-	0.5	5.4
ELECTRICAL EQUIPMENT	3.4	0.5	-	4.9	0.2	5.6
ELECTRICAL BULKS	29.6	4.0	4.1	-	-	8.2
INSTRUMENTATION & CONTROLS	3.2	0.4	1.1	2.2	-	3.7
PROTECTIVE COATINGS AND INSULATION	10.3	1.1	0.4	-	0.0	1.5
FIELD INDIRECTS	15.0	-	4.0	-	5.9	9.9
PROFESSIONAL SERVICES/OWNERS ENGINEER	-	-	-	-	7.8	7.8

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470

Account Description	Total Direct Hours (x 1,000)	Total Labour Cost MUSD	Total Material Cost MUSD	Total Equipment MUSD	Total Subcontract MUSD	TOTAL COST MUSD
CONTINGENCY, ESCALATION, WARRANTY & ALLOWANCES	-	-	-	-	25.0	25.0
OWNER'S COSTS	-	-	-	-	15.7	15.7
TOTAL	**315.40**	**17.0**	**27.1**	**42.2**	**97.8**	**184.0**

21.1.2 Initial Spend Profile - CAPEX

Figure 21-1 presents the initial spend profile for the CAPEX, while Table 21-2 summarises the costs by commodity level.

All commitments and, or expenditure shown in Q1 2026 are considered by Blue Moon to be spent costs.

Commitment / Expenditure Profile - CAPEX to Go (April 26 to December 2027)
USD
Month
Month
Commitment
Expenditure
Commitment (Cumulative)
Expenditure (Cumulative)

Figure 21-1: Initial Spend Profile – CAPEX

Effective Date: April 14, 2026

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21.1.3 Summary of Costs by Commodity Level – Sustaining

Table 21-3: Summary of Costs by Commodity Level – Sustaining

CoA	Account Description	Total Direct Hours (x 1,000)	Total Labour Cost MUSD	Total Material Cost MUSD	Total Equipment MUSD	Total Subcontract MUSD	Total Const Equipment MUSD	TOTAL COST MUSD
H	MECHANICAL EQUIPMENT	0.6	0.1	-	0.7	-	-	0.8
L	MINING, TUNNELLING & SHAFT DEVELOPMENT	1251.20	-	34.8	139.5	314.7	-	489.0
S	INSTRUMENTATION & CONTROLS	2.9	0.4	-	4.4	-	-	4.8
	TOTAL	1254.7	0.5	34.8	144.7	314.7	-	494.6

All costs are priced in native currency and converted to United States Dollars (USD), base date Q4 2025 with no escalation added.

21.1.4 Foreign Exchange Rates

The exchange rates are listed in Table 21-4.

Effective Date: April 14, 2026 472

Table 21-4: Foreign Exchange Rates

Currency	Abbreviation	Exchange Rate (per 1 USD)
United States Dollar	USD	1.00
Great British Pound	GBP	1.35
Euro	EUR	1.08
Australian Dollar	AUD	0.66
Chinese Yuan	CNY	0.14
Norwegian Krona	NOK	0.10

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21.1.5 Cost Risk Analysis

A quantitative cost risk analysis (CRA) has been carried out concurrently with the issue of the Nussir Project Level 3 CAPEX Cost Estimate. The risk analysis is in two parts:

- The evaluation of CAPEX growth due to the maturing of the development engineering. This has been undertaken using Monte Carlo simulation (MCS) methods. It provides an assessment of the range of outturn costs together with the probability with which a particular cost may be realized.
- An assessment of discrete risks, both threats and opportunities, derived from a review of the project risk register.

The analysis used the Projct Rev 01 Cost Estimate dated 13th February 2026. The deterministic CAPEX estimate was $170,291,389.

The estimate of CAPEX growth were assigned to individual cost elements, broken down by discipline at WBS Level 3. These were resynthesized into four independent variables for the Monte Carlo simulation:

- Labour Costs
- Material Costs
- Equipment
- Subcontract

At the current level of project definition (AACE Class 3), uncertainty in CAPEX outturn is primarily driven by estimate maturity, quantities, rates, productivity, and execution assumptions rather than by a small number of fully defined discrete risks. As a result, probabilistic CAPEX cost ranging provides a more reliable and decision-relevant representation of project uncertainty than attempting to model discrete risks in detail at this stage. Discrete risk modelling becomes more meaningful as engineering definition increases and individual risk events can be clearly bounded and costed.

The estimated outturn P50 is $197,437,135. This represents a 15.9% contingency above the deterministic CAPEX estimate. The outturn risk profile was benchmarked against AACE Cost Estimate Class Guidelines. The P50 to P90 interval is +20.2%. The P50 to P10 interval is -15.2%. This is consistent with the AACE 'Accuracy of Estimate' for a mid-range Level 3 estimate.

Effective Date: April 14, 2026 474

The $36M lateral development subcontract value dominates the CAPEX estimate. It is considered appropriate for the present stage of project definition and is acceptable for the purposes of this Class 3 Cost Risk Analysis. However, given its material contribution to total CAPEX and its influence on the cost risk profile, this value should be subject to further validation and refinement at the next stage of project development, as engineering definition increases.

A Schedule Risk Analysis (SRA) has been carried out alongside this CRA. An estimated overrun to the base schedule has been evaluated to be between zero to four months. This has been monetized and incorporated into the discrete risks analysis based on a 'day-rate' mining cost. Other schedule risks, those having the impact of delaying the start of the overall project are reported as duration/delay threats in the SRA report. These have not been monetized as mobilization will have not started.

Discrete threats identified in the project risk register have been reviewed to confirm that their potential cost impacts are consistent with the overall uncertainty range produced by the CAPEX modelling. These risks may therefore be considered to be implicitly captured within the probabilistic CAPEX range, rather than requiring separate allowance at this stage.

The probabilistic CAPEX outturn derived from the Cost Risk Analysis represents the appropriate total contingency allowance that the client should plan for at this stage of project development. The outcome reflects the combined effect of estimate growth uncertainty and the influence of known execution risks within the current level of definition.

Effective Date: April 14, 2026

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Cost Risk S Curve
170.0
237.0
10.2%

Figure 21-2:Cost Risk Curve

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476

21.1.6 Major Assumptions

The following key assumptions were used for the CAPEX estimate:

- Estimate base date of Q4 2025 (estimate issued Q1 2026)
- No allowances were made for suspended works, project slowdown or deferment
- The direct labour is generally based on the following:
  - 50 hour working shift pattern, Monday to Sunday
  - Underground work based upon two 12 hour working shifts, 7 days per week, plus two shifts on rotation. The actual number of personnel on rotation is to be finalised by the underground contractor.
  - All workhour and productivity calculations are based upon clocked hours from a turnstile at the site entrance. No allowance was included for any lost time or bussing from the camp.
- All construction work is based on planned continuous flow of work and any disruption may require changes to the program and/or additional costs.
- The operating costs for the concrete batch plants are included in the Owner's Costs.
- Time related activities were factored or provided by Blue Moon based on a two year overall schedule from design to project completion. No allowance was included in the CRA for any costs associated for prolongation.
- Statutory permits are in place prior to commencement of construction works within the relevant area.
- No formal lifting or logistic studies were undertaken during the preparation of this estimate.
- Geotechnical investigations were completed and the information was used as the basis of the engineering design.
- No allowance was made within the estimate for an accelerated schedule or premium payments due to a shortage of labour.
- The freight costs are based on standard historical market conditions and consider the current global trends impacting freight and freight forwarding.
- All government entity stipulations, if applicable, are in place and have no impact to the Project.
- Warehouse and Maintenance buildings – the existing (LNS) facilities assumed to be repurposed.

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- The First Aid Room and Control Room are to be situated within the refurbished buildings.

21.1.7 Major Exclusions

The following items are excluded from the estimate:

- Any tree cutting, earthworks, site remediation or civil works associated with the contractor village are captured in the Owner's Costs
- Potential costs associated with the refurbishment of the water dam located at the Djupelva Reservoir
- Engineering, procurement and construction (EPC) contractor markup for the (LSTK) package (risk and margin)
- Schedule delays and associated costs, such as those caused by:
  - Unexpected site conditions and unidentified ground conditions
  - Labour disputes
  - Permit applications
  - Abnormal weather outages
  - Extreme events
- Land leasing or purchase costs
- Mine closure costs (included within the financial model)
- Foreign exchange rate variations
- Duties and taxes on imported goods and services
- Influence of market forces, such as concurrent projects and resource/commodity prices on labour
- Taxes, value added tax (VAT)
- Force majeure
- Extended warranties on equipment beyond the base date assumptions
- Residual value of temporary equipment and facilities
- Community consultation, engagement and public relations allowances
- Escalation beyond Q4 2025
- Project manager's reserve
- Risk

Effective Date: April 14, 2026 478

21.1.8 Estimating Structure and Methodology

21.1.8.1 Estimating Structure

The estimate was produced using Worley customised estimate spreadsheet formats. The capital cost estimate was coded in accordance with the following:

- Work Breakdown Structure (WBS)
- Estimating information packs (EIPs)/material takeoffs (MTOs)
- Commodity structure (using Worley's standard commodity codes)
- Facility codes, in accordance with the structure requested by Blue Moon.

The CAPEX estimate was developed at the detail unit item. Each capital cost estimate item shows quantities, direct workhours and costs, which are further subdivided into the following:

- Permanent equipment
- Bulk material
- Labour
- Subcontractor costs
- Where appropriate, construction equipment in accordance with the WBS

Worley compiled the CAPEX estimate using proprietary estimating spread sheets. The estimate was compiled in USD using metric units of measurement. All time based costs within the estimate were either factored or based on a two year timeline provided.

21.1.8.2 Work Breakdown Structure

The WBS is listed in Table 21-5.

Table 21-5: WBS

WBS Code (Level 2)	WBS Description
1000	Underground
1100	Common & Declines
1200	Underground Mine Infrastructure
1300	Underground Crushing & Material Handling
1400	Ventilation
1500	UG Mine Development

Effective Date: April 14, 2026 479

WBS Code (Level 2)	WBS Description
1600	Underground Mining Equipment
2000	Process Plant
2100	Ore Storage
2200	Grinding/Milling/Classification
2300	Floatation
2400	Concentrate Filtration
2500	Tailing
2600	Reagents
2700	Process Utilities
3000	Surface Site Infrastructure
3100	Site Preparation
3200	Site Roads
3300	Non Process Facilities
3400	Paste Plant and Distribution
3500	Services/Utilities
3600	Communications
3700	Power Supply & Transmission
3800	Port Facilities
3900	Off-Site Services/Utilities
7000	Construction Indirects (Support Services)
7100	EPCM Costs
7200	Temporary Construction Facilities
7300	Temporary Services
7400	Plant & Equipment
7500	Freight/Traffic Warehouse Services & Logistics
7600	Environment, Health & Safety
7700	Spares
7800	First Fills
7900	Commissioning Indirects
8000	Project Delivery Services
8100	Owner's Team
8200	Studies
8300	Government, Community and Environment
8400	Finance, Legal and Insurance
8500	Operational Readiness
8600	Pre-Production Costs
8700	Other Capital Costs

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WBS Code (Level 2)	WBS Description
9000	Escalation, Allowances & Contingency
9100	Foreign Exchange
9200	Escalation
9300	Provisions/Allowances
9900	Contingencies

21.1.8.3 Estimating Methodology

The estimating methodology is listed in Table 21-6.

Table 21-6: Estimating Methodology

Facility Description	Estimate
Process Plant	• Quantities provided by engineering • Budget costs or quoted prices for all major equipment • Supply Rates sourced from market quotations and historical data • Labour hours based upon construction norms with pre agreed productivity factors and labour rates applied • Benchmarked where possible with rates and data from the nominated EPC Contractors
Sea Tailings	• Mechanical equipment list, PFDs & P&IDs provided by the engineering disciplines • Budget costs or quoted prices for all major equipment • Supply rates sourced from market quotations and historical data • Labour hours based upon a combination of contractor pricing and construction norms with pre agreed productivity factors and labour rates applied
Water Treatment Plant	• Mechanical equipment list provided by engineering • Discipline quantities provided by electrical & CSA • Budget quotes and historic pricing for all major equipment • Supply rates sourced from market quotations and historical data • Balance of supply & bulks factored. •

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Facility Description	Estimate
Mine Development	• Lateral development costs determined from a combination of: • Mine plan quantities and schedule • Unit costs provided by LNS for lateral development • Budget costs for drill and blast excavations from LNS • Budget costs for raise bore excavations • Current quantities, facility scope and defined battery limits for the facility. • Fit out costs calculated from: • Engineering have provided provisional quantities due to minimal design, facility scope and defined battery limits for the facility • Budget costs, quoted prices or prices from recent projects for all major equipment • Material and contract rates sourced from combination of information obtained from the mining contractor, market data and historical data for quantified items • All-in fit out costs provided by LNS on a per facility basis or interpreted from provided costs
Indirect Costs	• Factored costs and, or provided by Blue Moon

21.1.8.4 Project Risks

- Delays in engagement of EPC contractors, resulting in delay in the completion of the engineering design
- Availability of labour due to working week restrictions
- Delays in placement of major equipment orders
- Schedule delays in the development of the laterals resulting in increased costs

21.2 Operating Costs

Operating costs have been estimated in five distinct functions with the following battery limits:

- Mining: All costs related to mining up to the portals.
- Processing: All costs related to transporting the ore from the portal to the plant, processing
- The ore to concentrate, and tailings management.

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- Infrastructure: Cost related to building and road maintenance, and municipal expenses.
- Transportation and quay: Rent of quay at Øyen, allowance for garbage transport and
- Vehicle rental.
- General and administration ("G&A") – office staff and expenses, municipal property taxes,
- Mining claims, and environmental expenses.

The basis for these five areas is detailed in the sections below.

The total site operating costs for the Nussir operations have been calculated based on separate cost models for each function. Each cost model applies design criteria to the production schedule to determine the quantity of goods and services that are required. Unit costs and overall costs are then applied to the resulting physicals.

The operating costs have been estimated to be at a Feasibility Study level, AACEI Class 3 accuracy for feasibility study operating costs.

All costs have been priced in native currency and converted to United States Dollars (USD), base date Q4 2025 with no escalation added.

A summary of the LoM operating costs (including pre-production) for the areas as described above is presented Table 21-7.

Table 21-7: Summary Operating Costs (Excluding Royalty)

Area	Total LOM (MUSD)	LOM Unit Cost (USD/t ore)	LOM Unit Cost (% of Total)
Mining	593.2	23.75	67.9%
Processing	236.0	9.41	27.1%
Site Infrastructure	4.0	0.16	0.5%
Transport and Quay	1.8	0.07	0.2%
G&A	38.6	1.55	4.4%
Total	**873.5**	**34.93**	**100.0%**

Figure 21-3 illustrates the trends in onsite costs over the LOM.

Effective Date: April 14, 2026 483

Operating Costs (excl. Royalty)
Operating Costs (USDm)
USD/t feed
80
70
60
50
40
30
20
10
0
4.0
3.5
3.0
2.5
2.0
1.5
1.0
0.5
-
2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040 2041
Mining Cost
Processing Cost
Site Infrastructure Cost
General & Administrative Cost
Transport & Quay Cost
Unit Cost (USD/t feed)

Figure 21-3: OPEX Trends during LoM

21.2.1 NSR/Royalty

A mineral royalty of 0.75% on the NSR was incorporated as per the permitting requirements. The total royalty amounts to 17.9 MUSD.

Table 21-8: Royalties

Parameter	Unit	Value
Gross Revenue	MUSD	2,484.4
(-) Cu Refining Charge	MUSD	(31.5)
(-) Au Refining Charge	MUSD	(0.3)
(-) Ag Refining Charge	MUSD	(3.3)
(-) Concentrate Treatment Charge	MUSD	(34.6)
(-) Freight Charge	MUSD	(23.1)
NSR	MUSD	2,391.6

The total royalty amounts to US$17.9 million.

Effective Date: April 14, 2026 484

21.2.2 Mining Operating Cost Estimate

Mining operating costs consist of mine stope production, operating lateral development, conveyor maintenance and electrical consumption costs associated with underground facilities and mining activities (Table 21-9).

Table 21-9: Mining Operating Cost Summar

Item	Unit Cost (Conveyor)	Unit Cost (LNS)	Unit Cost (Electrical)	Quantity	Operating Cost (MUSD)
Stope Production	-	USD 15.7/t	USD 2.78/t	20,014,996 t	369.97
Lateral Development					
Access	-	USD 2,757/m	USD 24/m	4,678 m	11.70
Ore Drive	-	USD 2,735/m	USD 24/m	74,565 m	200.05
Remuck	-	USD 2,469/m	USD 24/m	2,204 m	5.25
Conveyor Maintenance	USD 0.3/t	-	-	20,841,912 t	6.25
Total Cost					**593.21 MUSD**

The electrical consumption costs from underground mining facilities (i.e. dewatering, ventilation, shops, etc.) were estimated and reflected (on a per unit basis) into production stoping and operating lateral development. Electrical consumption from mobile mine equipment utilized for production stoping and operating development activities was also estimated and included in the calculated unit rate.

Production stoping and operating lateral development will be carried out by the mine contractor, LNS, over the LOM. LNS provided unit rates costs for mine stoping production and lateral development. With the exception of power consumption, the unit rates provided by LNS cover all operating costs associated with those activities, including labour, equipment maintenance and consumables (i.e. fuel, lube, explosives, ground support, etc.).

Operating lateral development occurring during the pre-production period (September 2026 to July 2027) will be capitalized as initial CAPEX.

Conveyor maintenance costs are reflected on a fixed unit rate by tonne of ore conveyed and will start during 2030, approximately two years after the conveyor commissioning date, as advised by Fredheim Maskin.

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21.2.3 Plant Processing and Tailing Operating Costs

21.2.3.1 Summary of Operating Cost

This section presents the OPEX estimate for the Nussir process plant and the tailings pipeline from the reclaim of plant feed from the ore silo and from the external ore stockpile to the discharge of copper concentrate into bulk carriers and sub-sea discharge of tailings.

The OPEX calculation follows the following time periods defined in the mine plan:

- Monthly from October 2027 to the end of 2028.
- Annually from 1 January 2029 to the end of the mine life.

The process plant operating costs were built up from first principles for each of the following cost elements:

- Labour - operations
- Energy - electrical
- Consumables - fixed
- Consumables - variable
- Operating spares.

Table 21-10 summarises the annual OPEX costs for the process plant, including the percentage split. This section should be read in conjunction with Processing Operating Costs. No contingency was applied to the OPEX costs.

Table 21-10: Annual Process Plant Operating Cost and Percentage Split

Operating Cost Category	Annual Cost (USD/year)	Cost Split (%)	Dry Run of Mine (ROM) (USD/t)
Labour: Operation	3,773,250	20.09	1.89
Energy: Electrical	3,807,625	20.27	1.90
Consumables (Fixed)	1,100,020	5.86	0.55
Consumables (Variable)	8,675,022	46.19	4.34
Maintenance	1,425,730	7.59	0.71
Total	**18,781,648**	**100.00**	**9.39**

Figure 21-4 illustrates the different categories of annual OPEX cost for the process plant.

Effective Date: April 14, 2026 486

Maintenance
Labour: Operation
Energy
Consumables (fixed)
Consumables (variable)
Labour: Operation
Energy
Consumables (fixed)
Consumables (variable)
Maintenance

Figure 21-4: Annual Process Plant Operating Cost Split

The plant will operate 24 hours a day, 7 days a week, with two shifts per day. Each shift will be 12 hours. There will be four shift teams to provide full coverage for operating the plant.

The plant labour costs are based on a staff of 34 full-time employees, inclusive of plant management, plant operators and electrical and mechanical maintenance personnel.

Table 21-11 indicates the proposed workforce plan for the process plant. The unit salaries include a 35% adder to account for additional employment costs, such as pensions and benefits.

Table 21-11: Manning Plan for the Process Plant Staff

Category	Total Number of Staff per Category	Salary per Person (USD/year)
Operation Management		
Process plant manager	1	135,000
Day Crew		
Engineer - Process (Metallurgist)	1	121,500
Metallurgical technician	1	108,000
Mill operators - day crew	2	128,250

Effective Date: April 14, 2026 487

Category	Total Number of Staff per Category	Salary per Person (USD/year)
Maintenance		
Engineer – electrical/ instrumentation	1	101,250
Engineer - mechanical	1	114,750
Maintenance Foreman	1	114,750
Instrument technician	2	114,750
Electrician	2	114,750
Labourers - maintenance	2	90,450
Mechanics/ fitters	3	101,250
Shift Team		
Control room operator	4	128,250
Mobile equipment driver	2	101,250
Plant operators - shift	4	101,250
Shift supervisor	4	121,500
Apprentice	3	90,450
Total	**34**	

The annual labour cost is approximately 3.8 MUSD/year.

The cost of analytical laboratory personnel is included in the analytical laboratory OPEX, under the category 'Consumable (fixed)'. The laboratory service will be furnished by a third party provider.

G&A staff, such as administrative personnel, store personnel, health and safety officers and security guards, are accounted for in the site G&A. Their salary cost is outside the remit of the process plant OPEX estimate.

A buildup of labour costs was included in the months before plant ramp up, ensuring that the team will be in place once operations commence.

21.2.3.2 Energy

The average unit energy cost over the life-of-mine is estimated to be 0.556 NOK per kWh. This value is provided by Blue Moon.

The energy consumption was estimated from the electrical load schedule. This includes power for the process equipment items, as well as the heating, ventilation and lighting for the process plant.

Effective Date: April 14, 2026 488

The total annual energy usage is estimated to be 68.5 GWh/year, equivalent to 34.3 kWh/t at the full 2 Mtpa, production. The total energy consumption cost is approximately 3.8 MUSD/year.

21.2.3.3 Consumables (Fixed)

This category of cost includes the following:

- Health and safety supply
- Analytical laboratory service
- Tailings pipeline.

The health and safety supply includes personnel protective equipment.

The capital cost and operating cost for the analytical laboratory will be subcontracted to a third-party provider. This provider will run the laboratory, including managing the laboratory personnel, analysing the samples and obtaining the necessary materials related to operating the analytical laboratory. Blue Moon will pay a monthly fee for this service.

The tailings pipeline costs include items such as pipeline inspections and cleaning, in addition to environmental surveillance. Table 21-12 lists the total consumable (fixed) costs.

Table 21-12: Annual Consumable (Fixed) OPEX

Consumable	Annual OPEX (USD/year)
Health and Safety Supply	34,000
Analytical Laboratory[1]	1,011,012
Tailings Pipeline	55,008
Total	**1,100,020**

Note:

[1]The analytical laboratory costs also include analysis of samples outside of the process plant, such as geology and water samples.

21.2.3.4 Consumable (variable)

The consumable (variables) cost items are as follows:

- Grinding mill liners
- Grinding media

Effective Date: April 14, 2026 489

- Reagents
- Filter cloths
- Vehicle costs.

The following seven types of reagents will be used in the process plant:

- Flocculant: tailings thickening
- Flocculant: concentrate thickening
- Flocculant: water treatment
- Coagulant: water treatment
- Methyl Isobutyl Carbinol (MIBC) – Frother
- Hydrated lime
- Sodium Isobutyl Xanthate (SIBX) – Collector.

Flotation reagent consumption rates were developed from the metallurgical testwork parameters.

Grinding mill liners, grinding media, reagents and filter cloth usage are a function of the process plant tonnage throughput. Estimates of the consumption rates are summarised below.

Table 21-13 summarises the annual consumable (variable) OPEX.

Table 21-13: Annual Consumable (Variable) OPEX

Consumables (Variable)	Consumption Rate Grams/tonne ore	Annual Consumption Tonnes per Annum
Hydrated lime	600	1,200
SIBX	30	60
MIBC	80	160
CIBA Magnafloc	53.5	107
Ball mill media	747	1,494
SAG mill media	531	1,062
Ball mill liner	39	78
SAG mill liner	42	84
Regrind mill media	500	67
Regrind mill liner	39	5

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Consumables (Variable)	Consumption Rate Grams/tonne ore	Annual Consumption Tonnes per Annum
1 per tonne rougher concentrate		
Filter clothes per annum	-	245
Fuel - litres per annum	-	270,587

Consumable supply costs were taken from the 2023 SRK Feasibility Study and escalated to Q4 2025. The supply costs include a 20% freight cost adder.

In addition to fuel usage, the vehicle costs include leasing, rebuilding and maintenance costs.

No allowance was made for minor consumables such as lubrication oils and greases.

Table 21-14 summarises the annual consumable (variable) OPEX.

Table 21-14: Annual Consumable (Variable) OPEX

Consumable	Annual OPEX (USD/year)
Mill Liners	1,617,785
Mill Grinding Media	4,307,540
Reagents	1,699,120
Filter Cloths	121,976
Vehicle: Initial Period	928,599
Total	**8,675,022**

21.2.3.5 Operating spares

The operating spares costs were built up from first principles based on the mechanical equipment list and the capital costs for the equipment.

The annual operating spares cost was calculated as 4% of the following CAPEX elements:

- Total mechanical equipment CAPEX
- Total piping material CAPEX
- Total electrical equipment CAPEX
- Total instrumentation and control CAPEX.

The costs include external maintenance labour, spare parts, specialist maintenance requirements, wear parts and maintenance equipment.

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The internal maintenance labour costs are included in the plant labour costs listed in Table 21-13.

Table 21-15 presents the OPEX for the annual operating spares.

Table 21-15: Annual Operating Spares OPEX Costs

Category	Cost (USD)	Annual Operating Spares Cost (USD/year)
Mechanical Equipment (Total)	24,285,300	971,412
Pipework	2,560,128	102,405
Electrical	6,647,834	265,913
Instrument and Control	2,150,000	86,000
Total		**1,425,730**

21.2.4 Mine Services

The infrastructure costs consist of the costs related to maintaining the roads and buildings, the ventilation buildings and the municipal expenses. A breakdown by service is presented in Table 21-16. All costs are estimated in NOK and converted to USD and a 20% contingency is included. This section should be read in conjunction with Infrastructure Operating Costs and Transport and Quay Costs.

Table 21-16: Annual Infrastructure Cost by Services

Services	Cost (USDx1000 per Annum)	LoM Unit Cost (USD/t)[1])
Road maintenance and Snowploughing	180.0	
Municipal Expenses	10.0	
Ventilation Buildings	15.0	
Buildings Maintenance	25.0	
Subtotal	230.0	
Contingency	46.0	
Total	**276.0**	**0.14**

Note:

[1]Based on a nominal plant throughput of 2 Mtpa.

The costs related to the quay at Øyen and the additional costs for garbage disposal and vehicle rentals are presented in Table 21-17. All costs were priced in native currency and converted to USD.

Effective Date: April 14, 2026 492

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Table 21-17: Annual Transport and Quay Costs

Services	Cost (USDx1000 per Annum)	LOM Unit Cost (USD/t)[1])
Quay Rent at Øyen	90.0	
Transport Waste (Garbage)	35.0	
Front Loader for Rehandle	12.0	
Total	**137.0**	**0.07**

Note:

[1]Based on a nominal plant throughput of 2 Mtpa.

21.2.5 Site General and Administration

The G&A costs were supplied by Nussir's (ASA). A contingency of 5% was included throughout. This section should be read in conjunction with the G&A Operating Costs

The G&A breakdown by category is presented in Table 21-18.

Table 21-18: Annual G&A Operating Costs

Services	Cost (USDx1000 per Annum)	LoM Unit Cost (USD/t)[1])
Staff	1 358.1	0.68
Other Office Costs	719.2	0.36
Contracted Services	472.5	0.24
Taxes (Municipal) and Licenses	24.3	0.01
Environment	84.2	0.04
Subtotal	2 658.3	1.33
Contingency	132.9	0.07
Total	**2,791.3**	**1.40**

Note:

[1]Based on a nominal plant throughput of 2 Mtpa.

The concentrate shipping costs were included as a revenue deduction in the economic analysis and are therefore not included in the OPEX.

Effective Date: April 14, 2026 493

The royalties payable and closure costs are noted and captured in Section 22.

Effective Date: April 14, 2026

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22. Economic Analysis

Worley prepared its evaluation and assessment of the Nussir Project based on a discounted cash flow model, from which the Net Present Value (NPV), Internal Rate of Return (IRR), payback and other measures of the Project Feasibility were determined. The economic assessments are generally accepted as a process of identifying, calculating and comparing the costs and benefits of mining projects to evaluate the merits after consideration of the initial capital investment and operating expenses.

The main objective of this report is to determine the Feasibility of the Project at a Feasibility level. For this analysis, the cash flow arising from the base case of the Project was forecasted, allowing for the calculation of the NPV and IRR. The sensitivity of this NPV to changes in the base case assumptions was then examined.

22.1 Forward-Looking Information

This technical report contains forward-looking information regarding the results of the economic analysis that is subject to known and unknown risks, uncertainties and other factors that may cause the following actual results to differ materially from those presented. The actual results may be affected by the following:

- Unexpected variations in quantity of mineralised material, grade or recovery rates
- The presence of deleterious elements that would affect the process plant or waste disposal
- Unexpected geotechnical and hydrogeological conditions from what was assumed in the mine designs, including water management and site preparation work
- Differences in the timing and amount of estimated future concentrate production, costs of future concentrate production, sustaining capital requirements, future operating costs, assumed currency exchange rate, requirements for additional capital, unexpected failure of plant, equipment or processes not operating as anticipated
- Unexpected social risks, higher closure costs and unanticipated closure requirements.

The forward-looking statements in this report include, but are not limited to, statements with respect to the future prices of technical and concentrate production, the estimation of Mineral Resources, the estimated mine production and grade recovered, the estimated capital and operating costs, and the estimated cash flows generated from the planned mine production.

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The model starts at the assumed a final investment decision (FID) date of 1 April 2026. All ongoing study costs that are to be incurred during 2026 prior to FID are assumed to be sunk and are allowed for as a tax opening loss. The cash flows are modelled monthly up to 2028, for a total of three years and including construction, and annually thereafter.

Working capital allowances to cover changes in debtors and creditors on operating costs, revenue and stores were modelled. Value added tax (VAT) movements were not modelled and VAT payments are expected to be 100% recoverable.

22.2 Assumptions

22.2.1 Economic Assumptions

The main economic assumptions used in the base case are presented in Table 22-1 .The price forecasts for the Consensus price forecast were based on projections from the market study. The sensitivity analysis examines a range of prices 30% above and below these base case prices. The smelter terms are summarised in Table 22-2

Gross revenue accounts for metal payability. Treatment and refining charges and freight to the smelter are treated as revenue deductible. This results in the Net Revenue or Net Smelter Return (NSR). The average LOM NSR per tonne of ore is 98.9 USD.

Concentrate is assumed to ship in batches of 10 kt, which impacts the NSR per tonne of plant feed.

The commodity prices are USD.

This section should be read in conjunction with the Project Financial Model.

Table 22-1: Applied Consensus Market Forecast

Commodity Prices	Units	2026	2027	2028	2029	2030	LOM
Copper (Cu)	US$/lb	5.53	5.37	5.22	5.23	4.78	4.78
Gold (Au)	US$/oz	4,648	4,554	4,207	3,971	3,515	3,515
Silver (Ag)	US$/oz	71.65	66.90	61.15	55.07	45.26	45.26
Palladium (Pd)	US$/oz	1,601	1,557	1,404	1,275	1,231	1,231
Platinum (Pt)	US$/oz	1,989	1,946	1,811	1,664	1,534	1,534

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Table 22-2: Smelter Terms

Smelter Terms	Item	Units	Value
Cu	Treatment Charge	USD/t con	80.00
	Refining Charge	USD/lb	0.075
	Transport/Sales Charge	USD/t con	54.5
	Payability	%	97.5%
Au	Refining Charge	USD/oz	5.00
	Minimum Deduction	g/t con	1.00
	Payability	%	75.0%
Ag	Refining Charge	USD/oz	0.450
	Minimum Deduction	g/t con	30.00
	Payability	%	90.75%
Pd	Refining Charge	USD/oz	0.450
	Minimum Deduction	g/t con	0.01
	Payability	%	90.75%
Pt	Refining Charge	USD/oz	0.450
	Minimum Deduction	g/t con	0.01
	Payability	%	90.75%

The implied exchange rate from NOK to USD based on the exchange rates presented 10.00 NOK:USD. For details on the currency influence on capital expenditures and operating costs, refer to Section 21.

22.2.2 Royalty

A mineral royalty of 0.75% of the NSR was incorporated as per the permitting requirements. The total royalty amounts to 17.9 MUSD.

Table 22-3: Royalties

Parameter	Unit	Value
Gross Revenue	MUSD	2,484.4
(-) Cu Refining Charge	MUSD	(31.5)
(-) Au Refining Charge	MUSD	(0.3)
(-) Ag Refining Charge	MUSD	(3.3)

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Parameter	Unit	Value
(-) Concentrate Treatment Charge	MUSD	(34.6)
(-) Freight Charge	MUSD	(23.1)
NSR	MUSD	2,391.6

22.2.3 Technical Assumptions

22.2.3.1 Production

All revenue in the model is driven by the LOM production plan (Figure 16-65), which is detailed further in section 17.

Ore production from the underground operations starts in February 2027, with ore processing ramp-up starting in June 2028 (following a month of running the plant on barren waste material). During a 16-month ramp-up period, reduced recoveries and product grades are anticipated, followed by a flat product grade of 45% Cu. Applied LoM metallurgical recoveries are presented in Table 22-4

Concentrate production over the life of mine is presented in Table 22-5

Ore
Waste
0.4
0.8
2.2
2.8
2.6
2.7
2.6
2.5
2.4
2.5
2.6
2.4
2.0
1.6
1.2
0.3
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
2038
2039
2040
2041

Figure 22-1: Mining Production

Table 22-4: Applied LOM Metallurgical Recoveries

Processing Parameters		LOM
Cu Recovery	%	96.0%

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Processing Parameters		LOM
Au Recovery	%	82.7%
Ag Recovery	%	94.2%
Pd Recovery	%	80.0%
Pt Recovery	%	80.0%

Table 22-5: LOM Plant Production

Production	Units	LOM Total	2028	2029	2030	2031	2032	2033	2034
Concentrate Metal Content	kt	235.5	7.9	17.1	17.5	23.6	17.8	23.6	16.9
Cu	kt	185.5	6.3	13.1	13.1	17.5	13.2	17.5	13.2
Au	koz	44.8	1.4	3.2	3.5	6.5	5.2	6.0	3.0
Ag	koz	6 942.4	184.4	524.2	641.3	681.5	472.7	707.2	442.5
Pd	koz	16.9	0.6	1.5	2.2	3.6	3.1	2.0	1.1
Pt	koz	55.1	1.3	3.9	4.7	8.1	6.6	9.7	7.2
Production	**Units**	**LOM Total**	**2035**	**2036**	**2037**	**2038**	**2039**	**2040**	**2041**
Concentrate Metal Content	kt	235.5	21.1	15.5	20.4	15.8	16.5	17.0	4.8
Cu	kt	185.5	17.5	13.2	17.5	13.2	13.2	13.2	3.8
Au	koz	44.8	3.2	2.4	2.6	2.3	2.3	2.7	0.5
Ag	koz	6 942.4	421.2	315.3	447.8	470.0	660.2	764.5	209.6
Pd	koz	16.9	1.0	0.4	0.6	0.2	0.2	0.2	0.1
Pt	koz	55.1	6.5	2.3	2.2	1.1	0.9	0.7	0.1

22.2.3.2 Operating Costs

The OPEX estimate is described in Section 21. In addition to these costs, a closure cost provision of 1.5 MUSD at current exchange rates was included and is to be provided during the first three months after the start of mining. A mineral royalty of 0.75% of the NSR was incorporated as per the permitting requirements.

Table 22-6 presents a summary of the LOM operating costs per annum.

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Table 22-6: Summary of Operating Costs (excluding Royalties)

Area	Total LOM (MUSD)	LOM Unit Cost (USD/t ore)	LOM Unit Cost (% of Total)
Mining	593.2	23.75	67.9%
Processing	236.0	9.41	27.1%
Site Infrastructure	4.0	0.16	0.5%
Transport and Quay	1.8	0.07	0.2%
G&A	38.6	1.55	4.4%
Total	**873.5**	**34.93**	**100.0%**

22.2.3.3 Capital Expenditure

The CAPEX is described in Section 21 and is based on the mining, processing and infrastructure chapters required to achieve steady state production, which is currently scheduled to be by January 2028.

Project capital was scheduled monthly over the construction period, with mining development capital driven by the production schedule.

The sustaining capital consists of ongoing mining capital development works (as calculated in the mining cost model) and an allowance for plant maintenance (2% based on the planned plant operating costs).

The first three months of CAPEX (13.4 MUSD) are treated as predevelopment costs and therefore do not form part of the financial valuation.

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Table 22-7: Summary of Costs by Commodity Level – CAPEX

Account Description	Total Direct Hours (x 1,000)	Total Labour Cost MUSD	Total Material Cost MUSD	Total Equipment MUSD	Total Subcontract MUSD	TOTAL COST MUSD
SITE DEVELOPMENT	5.5	0.9	0.2	-	-	1.1
DETAILED EARTHWORKS	3.1	0.4	0.5	-	-	0.8
CONCRETE	26.8	2.9	2.5	-	0.5	6.0
STRUCTURAL STEEL	9.2	1.1	2.7	-	-	3.8
BUILDINGS & ARCHITECHTURAL	19.3	0.8	0.6	-	2.9	4.4
MECHANICAL BULKS	2.0	0.3	3.4	-	-	3.6
MECHANICAL EQUIPMENT	22.6	2.9	0.5	20.1	0.8	24.3
MINING, TUNNELLING & SHAFT DEVELOPMENT	147.9	-	5.0	17.5	41.5	63.9
PIPING	21.6	2.3	2.6	-	0.5	5.4
ELECTRICAL EQUIPMENT	3.4	0.5	-	6.6	0.2	7.3
ELECTRICAL BULKS	29.6	4.0	4.1	-	-	8.2
INSTRUMENTATION & CONTROLS	3.2	0.4	1.1	2.2	-	3.7
PROTECTIVE COATINGS AND INSULATION	10.3	1.1	0.4	-	0.0	1.5
FIELD INDIRECTS	15.0	-	4.0	-	6.6	10.5

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Account Description	Total Direct Hours (x 1,000)	Total Labour Cost MUSD	Total Material Cost MUSD	Total Equipment MUSD	Total Subcontract MUSD	TOTAL COST MUSD
PROFESSIONAL SERVICES/OWNERS ENGINEER	-	-	-	-	8.4	8.4
CONTINGENCY, ESCALATION, WARRANTY & ALLOWANCES	-	-	-	-	27.1	27.1
OWNER'S COSTS	-	-	-	-	17.5	17.5
TOTAL	**319.5**	**17.6**	**27.4**	**46.3**	**106.1**	**197.4**

Table 22-8: Summary of Costs by Commodity Level – Sustaining

Account Description	Total Direct Hours (x 1,000)	Total Labour Cost MUSD	Total Material Cost MUSD	Total Equipment MUSD	Total Subcontract MUSD	TOTAL COST MUSD
MINING EQUIPMENT	0.6	0.1	-	0.7	-	0.8
MINING, TUNNELLING & SHAFT DEVELOPMENT	1251.2	-	34.8	139.5	314.7	489.0
INSTRUMENTATION & CONTROLS	2.9	0.4	-	4.4	-	4.8
TOTAL	**1254.7**	**0.5**	**34.8**	**144.7**	**314.7**	**494.6**

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22.3 Basis of Analysis

The financial analysis is based on the following:

- The Mineral Resource disclosed in Section 14, defined as the Mineral Reserve included in the mine plan presented in Section 15.
- Mill feed is treated in the process plant described in Section 17.
- Support from the projected infrastructure requirements outlined in Section 18.
- Marketing assumptions.
- CAPEX and OPEX estimates detailed in Section 21.

22.4 Taxation

Corporate income tax is payable at a rate of 22%. Depreciation of all capital (including mining development) is based on tonnage mined out of the total Run of Mine (ROM) remaining, which means that the book value will be zero by the end of the LOM.

For the acquisition of the Repparfjord Eiendom property (on which the processing plant is located), a cash payment of 7.6 MUSD has already spent.

Losses incurred to the start date of the model have been included as carried forward losses to offset future tax payments. A total corporate income tax of USD 275.5 million is estimated to be payable over the LOM.

Working capital allowances to cover for changes in debtors/creditors on operating costs, revenue and stores have been modelled. VAT movements have not been modelled since VAT payments are expected to be 100% recoverable without any delay.

22.5 Financial Model and Results

The results from the economic analysis are presented in Table 22-9. The Project returns a positive NPV of USD 235 million at an 8% discount rate and an IRR of 19.0%. Maximum drawdown occurs in October 2028, totaling 271 MUSD. This is graphically illustrated in Figure 22-3.

The cash cost on a Cu equivalent basis is estimated at 1.86 USD/lb CuEq (LOM average). This captures all refinery charges and operating costs, including royalties, and excludes closure and financing costs. As a benchmark, the Cu equivalent unit cash cost sits in the 2nd quartile of the cash curve for 2025 (Figure 22-4). The cash cost curve is stated as capturing 87% of global recovered copper production.

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In a by-product scenario, the revenue from the by-products (gold and silver in this case) are used as an offset to production costs.

Table 22-9: Economic Parameters and Results

Economic Parameters	Units	LOM Total
Net Smelter Return		
Cu	MUSD	1,989
Au	MUSD	163
Ag	MUSD	33
Pd	MUSD	21
Pt	MUSD	87
Total NSR	MUSD	2,562
Operating Costs		
Mining	MUSD	(593)
Processing	MUSD	(236)
Site Infrastructure	MUSD	(4)
Transport and Quay	MUSD	(2)
General & Administrative	MUSD	(39)
Sub-total	MUSD	(874)
Royalty	MUSD	(19)
Total	MUSD	(892)
EBITDA and Taxes		
EBITDA	MUSD	1,578
Corporate Income Tax	MUSD	(191)
Cashflow from Operations	MUSD	1,386
CAPEX		
Development CAPEX	MUSD	(184)
SUSEX	MUSD	(495)
Total CAPEX	MUSD	(679)
Cashflow		
Working Capital	MUSD	0
Net Free Cashflow	MUSD	708
NPV (8%)	MUSD	235
IRR	%	19%
Max drawdown (monthly basis) in	MUSD	(271)
Unit Cash Costs	Period	October 2028
Copper Equivalent Basis		
By-product basis	USD/lb CuEq	1.86

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Economic Parameters	Units	LOM Total
	(USD/lb Cu)	0.95

Net Smelter Return
Total Operating Cost
Tax Payable
Develoment Capex
Sustaining Capex
Working Capital
Free Cash Flow
Cumulative Free Cash Flow
705
-264
(167)
50
54
85
67
87
59
86
46
89
94
103
116
43
2029
2030
2031
2033
2034
2035
2036
2037
2038
2039
2041

Figure 22-2: LOM Free Cashflow

2025 Copper Production Ranked on Total Cash Cost*
Nassir
Project

Source: S&P Global Market Intelligence (2025)

Figure 22-3: Copper Cash Cost Curve, Copper Equivalent Basis

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22.6 Sensitivity Analysis

At spot prices as of 4 March 2026 for Cu (5.84 USD/lb), Au (5,171 USD/oz), Ag (84.61 USD/oz), Pd (1,720 USD/oz), Pt (2,164 USD/oz), the Project returns a NPV at 8% of 559 MUSD and an IRR of 31.2%.

Whilst the chosen base discount rate by Nussir for the Project is 8%, Table 22-10 presents the NPV at a range of discount rates. Figure shows an NPV sensitivity at 8% against changes to either the copper price, OPEX or CAPEX. The Project is most sensitive to changes in copper price.

Table 22-10: NPV Sensitivity to Discount Rate

Discount Rate	NPV (MUSD)
4%	418
6%	316
8%	235
10%	170
12%	118
14%	75

Project Sensitivity
NPV (8%)
600
500
400
300
200
100
0
-100
-30%
-20%
-10%
0%
10%
20%
30%
Copper Price
Operating Expenditure
Capital Expenditure
Sustaining Capital

Figure 22-4: NPV (8%) Sensitivity to Cu price, OPEX and CAPEX

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22.6.1 Upside

The inferred mineral resource increases the NPV of 235 MUSD at a 8% discount rate to an NPV of 358 MUSD. The same change increases the IRR from 19.0% to 19.6%.

The reported Inferred Mineral Resource for the Nussir deposit is:

- 30.5 Mt at 1.21% Cu.

This compares with the following Measured and Indicated Mineral Resources:

The Inferred Mineral Resource will be further studied with the objective of converting it to an Indicated or Measured classification. This will be completed through in-fill drilling and resource estimation. Further studies will follow to assess the potential to increase the Mineral Reserve, including, but not limited to, assessing the mining loss, dilution and associated costs.

22.6.2 Ulveryggen

The Ulveryggen deposit was not included in the financial analysis n on the basis that Blue Moon decided to focus on the Nussir deposit for ease of project execution.

The Ulveryggen Mineral Resource includes 4.1 Mt at 0.65% Cu of Indicated material. There is potential for this Mineral Resource to be brought into the mine plan, which would likely occur at the end of the current LOM and after further technical studies. An additional 3.7 Mt at 0.68% Cu of Inferred Resources has been reported, which may be upgraded to Measured or Indicated Resources through further field work and studies.

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23. Adjacent Properties

23.1 Comparable Projects

There are other claim holders in the Repparfjord area, as shown in the plan in Figure 23-1. The companies holding the claims, beside Nussir, are:

- Grønnstein AS, Norwegian exploration company.
- Aurum Future Minerals AS, owned by Ireland-based Aurum Discovery Ltd

As can be seen from the plan, these other claims are either immediately to the west or east of Nussir's claims.

The Author has not visited these other properties and is therefore unable to verify information pertaining to the presence of mineralisation on the adjacent properties. These properties are not necessarily indicative of the mineralisation associated with the Nussir and Ulveryggen projects that is the subject of this report. The information provided in this section is simply intended to provide examples of other properties that exist in the region.

N
CLAIM OWNERSHIP
Nussir ASA
Grønnstein AS
Aurum Future Minerals AS
Exploration rights
Production rights
0
5
10 km

Figure 23-1:Claims in the Repparfjord Area

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24. Other Relevant Data and Information

24.1 Project Execution Plan

Blue Moon Metals plans to award lump sum EPC contracts and appoint a PMC company to support project management practices, processes, and methodologies.

The process of converting to a lump sum EPC contract is contingent upon several key elements that are designed to provide both Blue Moon and EPC Contractors with greater confidence and clearer communication throughout the project. These essential elements include:

Optimal Conversion Timing: A two-phased approach is used for transitioning from the engineering phase to the full EPC contract. This method provides flexibility to determine the most suitable timing for conversion. Blue Moon and EPC Contractors will collaborate during an open-book project definition and engineering development phase, working to reduce contingencies as engineering and procurement progress. Together, they will identify the optimal point at which to convert to a lump sum EPC contract, in other words fixing the quantities.

Risk Management: The parties will conduct a joint, facilitated risk analysis to identify all project risks, quantify them, determine mitigation strategies, and agree on the appropriate allocation of risk ownership. This collaborative process addresses one of the main challenges of EPC contracts: ensuring that contingencies are set at fair and appropriate levels. Also, Blue Moon will purchase all process equipment and will manage the process engineering and process design.

Commercials: Design terms and conditions will be agreed upon upfront to ensure that neither party encounters unexpected issues that could affect the transition to the EPC contract.

Controls: Robust project controls, clear scope definitions, and comprehensive work breakdown structures will be established. These controls are crucial for supporting the conversion process and for the effective management and oversight of the project after conversion.

Contracting Strategy: The approach to contracting ensures that equipment and service contracts can be maintained directly with Blue Moon or transferred (novated) to the EPC Contractor as part of the EPC delivery, depending on what is most appropriate for the project.

Partnership: Regular sponsors' meetings will be actively used as a forum to resolve issues and avoid the adversarial dynamics that can arise in traditional EPC contracts.

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24.1.1 Phase 1: Collaborative Project Development

In Phase 1, Blue Moon and EPC Contractors will work in close partnership to lay the foundation for a successful project outcome. This phase emphasizes joint planning, risk management, and the refinement of engineering and construction details to ensure an aligned and executable approach for subsequent phases.

24.1.1.1 Key Activities:

Phase 1 will also include selected fast-track engineering, procurement, and construction activities. EPC Contractor is required to execute early and critical construction activities necessary for keeping the project schedule on track. These activities will be jointly identified and carried out by EPC Contractor in accordance with the contract and Tender terms.

- Agree and define the key objectives and success factors for the project.
- Identify and assess all project risks, including the development of mitigation strategies, estimation of mitigation costs, and assignment of accountability for each risk.
- Utilize the jointly agreed risk analysis to establish appropriate contingencies and provisions for the project.
- Identify remaining long lead time equipment and critical early works, prioritizing engineering efforts to advance these essential activities.
- Mobilize the site team as needed to manage and execute early works.
- Further develop the basic engineering design, advancing it into detailed design.
- Agree on a contracting and construction strategy that accelerates the project schedule and ensures all contracts are structured for potential novation and conversion to EPC when required.
- Finalize outstanding options or trade-offs, and freeze the design, layout, and equipment list.
- Conduct Value Engineering to lower project costs, enhance construction safety, increase plant availability, and expedite project delivery.
- Optimize the project scope and execution methodology so they can be accurately scheduled and priced on an open book basis.
- Establish the work breakdown structure and project controls systems, and develop both the project control estimate and control schedule.
- Complete engineering to 60% and procure any remaining packages required for the project.

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- Maximize confidence in the execution schedule and cost estimate, and reach agreement on the appropriate transfer of risk and contingency.

24.1.2 Phase 2: Conversion to EPC

Blue Moon prefers to transition to a lump sum EPC (Engineering, Procurement, and Construction) contract once engineering has reached approximately 60% completion. This conversion is based on the commercial terms mutually agreed upon by both parties. Achieving this level of engineering maturity ensures that the development and execution of the EPC contract can proceed without obstacles, providing greater security and clarity for the project.

The point at which the project converts to an EPC contract is determined by several key variables:

- Engineering completion
- Procurement progress
- Risk analysis
- The agreed value for the transfer of risk at the time of conversion

The most advantageous time to convert to an EPC contract is when engineering is between 40% and 60% complete. At this stage, vendor information for long lead items and major capital equipment has been obtained, and material contracts have advanced to firm pricing, with some orders already placed. This level of progress ensures a solid foundation for the EPC contract, minimizing uncertainties.

As part of the EPC conversion process, a risk workshop is conducted to review all relevant risks, establish mitigation strategies or values, and assign ownership of each risk. If it is determined that certain risks are better managed by Blue Moon, those specific work packages may remain under a different contractual arrangement to ensure effective risk management.

24.1.3 Design Approach

In Phase 1 of the conversion approach, the primary objective is to advance the engineering work to a level that allows for the creation of a reliable control budget. This budget serves as a foundation for project execution and is developed in accordance with Blue Moon's standard guidelines. The scope of this phase includes all aspects of design, procurement, and construction planning, ensuring comprehensive preparation for the project lifecycle.

The project execution plan, regardless of the chosen contracting strategy, must be constructed to meet several essential criteria:

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- **Credibility in terms of safety:** The plan must demonstrate a strong commitment to safety standards, ensuring that all engineering and construction activities prioritize the well-being of personnel and stakeholders.
- **Technical and economic feasibility:** The plan should be both technically sound and economically viable, providing assurance that the proposed methods and solutions can be implemented within the project's constraints.

Additionally, the execution plan must be supported and defensible based on cost and schedule considerations. This means that all decisions and actions taken during the project should be justified by their impact on the overall budget and timeline, reinforcing the integrity and reliability of the project management process.

24.1.4 Execution Principles

Key project execution principles are to:

- Implement and utilize EPC engineering systems and processes and develop work processes and reporting governance to integrate EPC engineering systems and processes with Blue Moon's project execution principles, processes, and suite of tools.
- Implement and utilize EPC Baseline execution principles, practices, and systems across every facet of project execution to drive and motivate execution in accordance with Blue Moon.
- Implement and utilize EPC Data-Centric execution principles, processes, and suite of tools for project controls, engineering, and generation of MTOs for quotations and CAPEX estimation.
- Develop, implement, and foster sustaining work for local goods and services providers in support of Blue Moon's social management and performance objectives.

24.1.5 PMC scope

The appointed PMC Consultant is the Project Management Team that is partially responsible for managing the project and is part of the integrated owner's team.

24.1.5.1 PMC Work Packages

- Project Management Services: This includes the overall management of the project as well as the administration of the agreed contracts during the Engineering, Procurement, and Construction (EPC) phase.
- Procurement & Contract Management Services: The PMC will oversee the overall procurement strategy, preparing both the equipment procurement plan and the

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materials procurement plan. The PMC will also support Blue Moon through management of various contracts.

- Technical Authority Service/Engineering Management: PMC Engineering Leads will deliver Technical Authority services on behalf of Blue Moon.
- Construction & Commissioning Management Services: It is anticipated that the PMC will manage the EPC Contractors through all phases, including Construction and Commissioning. Blue Moon is expected to be accountable for site safety and retain site primacy. The EPC Contractors are responsible for directly managing their workforce during every stage.

24.1.6 EPC Contractors' scopes:

The EPC Contractors' scopes cover the full Engineering, Procurement and Construction responsibilities defined in their respective SOWs.

Three EPC contracts are envisioned for the project implementation:

- **Civil, building, Mechanical and Piping EPC:** This EPC contractor executes all foundations, slabs, plinths, pavements and minor civil structures on the prepared platforms, subgrades, construct all building superstructures, architectural systems, steelwork, pipe racks, building HVAC and brownfield refurbishments. The same contractor delivers all mechanical equipment installation (excluding Client-procured long-lead items), piping systems, tie-ins, testing and mechanical completion across the process plant.
- **Electrical, Instrumentation & Control EPC Contractor**: This contractor provides complete electrical distribution, instrumentation, control infrastructure, heat tracing, cabling, testing and commissioning support for all surface EI&C systems.
- **Tailing Pipeline Contractor:** This contractor will be responsible for design, supply and installation of the onshore and offshore portion of the tailing pipeline including the fabrication of the HDPE pipeline.

This division of responsibilities ensures that Bleu Moon maintains control of project definition, regulatory compliance and long-lead procurement; the PMC contractor provides engineering leadership, integration and execution planning; and the EPC Contractors deliver the full construction scope under NS 8407 Design & Build obligations.

24.1.7 Blue Moon's Scope

Blue Moon's scope consists of providing all upstream project definition and foundational inputs required for the EPC packages. This includes issuing the 30% preliminary design basis covering process flowsheets, PFDs, P&IDs, electrical and instrumentation criteria, mechanical and piping design criteria, civil/structural design criteria, site layout, and

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geotechnical reports, which form the starting point for design EPC development. Blue Moon is also responsible for all site preparation and bulk earthworks, including mass excavation, platform formation, major regrading, and main site drainage and underground utility systems, before EPC civil works can commence. In addition, the Client procures all mechanical equipment such as SAG and Ball mills, thickeners, filters and major pumps, which are then installed by the Mechanical & Piping EPC Contractor. Blue Moon further manages all permitting, environmental and regulatory processes, project governance, contracting strategy, change approval, and documentation control requirements, and retains ownership of battery limit definitions and final interface approvals across all EPC packages.

24.2 Project Schedule

A project execution plan and schedule have been developed as part of the Feasibility Study to outline the durations and key activities for delivering the Project. The Project schedule defined the construction completion of October 2027, hot commissioning starting August 2027 and start of production December 2027. Table 24-1 provides the key project milestones.

Figure 24-1 represents a high-level schedule that was produced to capture the timings and aid discussions throughout the schedule process and as a summary of the key working elements.

Environmental Assessments
Permits
Tailings Thickener & Concentrate Storage Civils 3M / 12W
Install Tailing Thickener & Tank Farm
First Ore August 2027
Commissioning 3M & Ramp-up 3M
Install Mills & Associated Equipment
Demolition, Ground Works and Site Preparation (Incumbent)
New Mill House Civils 4M / 16W
Structure Works 3M / 12W
Main Equipment / Packages Installation
Site Camp Permit & Survey 2M & Forestry 2M
Site Camp 4M
Secondary / Balance Equipment Installation
Temporary Camp 4M
Utilities & Controls
Main Site Civil Works
Early Civil Design
Main Structural Works
Early Structural Design
Trucking Above Plant to East of Site / New Stockpile
Trucking North of Plant
Mine Conveys Waste & Ore to Stockpile
Mine Conveys Waste & Ore to Stockpile
Cut & Fill for Trucking towards Radial Stacker
Stockpile Relocation
Civil & Structural Req. Access to East of Plant – Access Road, Flotation, Old Mill House & Silo
Radial Stacker Tower
Conveyor & Radial Stacker Install & Commissioning
Conveyor Packages Manufacturing 11M
Shipping 2M
P1 Long Lead Packages Manufacturing 9M
Shipping 3M

Figure 24-1:Project Schedule

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Table 24-1: Project Milestones

Milestone	Date
EPC Contract Award	May 2026
First Concrete Pour Mill Building	July 2026
Mechanical Completion	October 2027
Start of No-Load Commissioning	March 2027
Start of System Handover to Operation	April 2027
Start of Production and Ramp-up	December 2027
Final Certification	March 2028

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25. Interpretation And Conclusions

25.1 Geology and Mineral Resource Estimate

The Mineral Resource Estimate (MRE) for the Nussir copper deposit was completed in accordance with NI 43-101 and CIM (2014) Mineral Resource definitions by a Qualified Person. The estimate is based on a robust geological database comprising 211 diamond drillholes and 10 surface channel lines totaling approximately 52.7 km of sampling. Data was validated through database checks, certificate reviews, site visits, and core inspections. Geological interpretation and modelling were completed using Leapfrog Geo, while Datamine was used for compositing, geostatistics, block modelling, grade estimation, and resource evaluation.

The copper mineralisation is interpreted as a laterally extensive, stratabound zone within the Gorohatjohca Formation, with continuity locally disrupted by structural complexity and a central "dry zone" interpreted as fault-related.

Resource estimation followed industry-standard practices including compositing across mineralised intersections, application of top-cuts, variogram modelling, and ordinary kriging grade interpolation. The resources were classified as Measured, Indicated, and Inferred using a conditional simulation approach that quantitatively links drill spacing to confidence thresholds tied to quarterly and annual production equivalents.

To comply with the CIM Guidelines which require reasonable prospects of eventual economic extraction, the following economic extraction parameters were considered:

- 0.30% Cu cut-off
- 2.0 m minimum mining width
- 10 m minimum stope height
- 10 m minimum stope length.

Table 25-1 lists the constrained MRE by resource class and spatial domain, effective 20 January 2025.

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Table 25-1: Resource Estimate Classification

Measured Resources						Indicated Resources					
Region	Tonnes (Mt)	Cu (%)	Ag (g/t)	Au (g/t)	CuEq (%)	Region	Tonnes (Mt)	Cu (%)	Ag (g/t)	Au (g/t)	CuEq (%)
West						West	5.52	1.03	19.6	0.10	1.25
Central	0.59	1.44	15.6	0.10	1.64	Central	12.84	1.03	9.4	0.10	1.18
East	2.10	0.98	12.0	0.20	1.22	East	7.68	0.97	11.9	0.13	1.16
Total	2.69	1.08	12.8	0.18	1.31	Total	26.03	1.01	12.3	0.11	1.19

Measured + Indicated Resources						Inferred Resources					
Region	Tonnes (Mt)	Cu (%)	Ag (g/t)	Au (g/t)	CuEq (%)	Region	Tonnes (Mt)	Cu (%)	Ag (g/t)	Au (g/t)	CuEq (%)
West	5.52	1.03	19.6	0.10	1.25	West	22.45	1.07	17.4	0.13	1.31
Central	13.43	1.05	9.7	0.10	1.20	Central	7.95	0.93	8.1	0.14	1.10
East	9.77	0.97	11.9	0.15	1.17	East	1.59	0.60	6.5	0.17	0.78
Total	28.72	1.02	12.3	0.12	1.20	Total	31.99	1.01	14.6	0.14	1.23

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26. Recommendations

26.1 General

This updated Technical Report outlines a technically and economically viable project based on the assumed inputs. During the Technical Report update several design parameters were changed including changing the mining method to a more common method and updating infrastructure designs to align with permitting. All of the financial factors were escalated or updated including capital costs, operating costs and metal price forecasts.

Worley recommends construction of the Nussir mine proceed as described in this report.

Worley also provides the following recommendations as part of this report. Recommendations considered essential for successful project execution have been included in cost estimates for the project. Costs associated with recommendations associated with project optimization have not been established.

26.2 Geology and Exploration

The Nussir deposit is open along strike and open at depth. Additional exploration drilling is recommended to delineate the extents of the deposit. There is also an opportunity to complete additional definition drilling to upgrade the existing mineralized resource.

The Ulverggyn deposit, adjacent to the Nussir deposit, could also be upgraded through additional definition drilling.

26.3 Mining

Worley recommends several PEA level studies which could reduce the operating costs and complexity of the underground mine:

- BEV fleet conversion
- Storing waste rock in mined stopes
- Trade-off study on the number of internal ramps vs extending the mining sill lengths
- Constructing facilities on surface above the mine to reduce costs and complexity of underground mine

26.4 Geotechnology and Hydrogeology

Worley recommends drilling programs to better understand the geotechnical and hydrogeology:

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- Hydrogeological drilling targeting the entire strike of the reserves
- Geotechnical drilling targeting the entire strike of the reserves
- Geotechnical drilling around critical infrastructure including ventilation shafts

26.5 Processing

Worley recommends continued test work on fresh drill core for the following:

- Undertake additional locked cycle flotation and concentrate dewatering test work using fresh drill core to confirm concentrate moisture content, transportable moisture limit (TML), and handling characteristics for commercial shipment.
- Continue variability and geometallurgical testing to further refine spatial variability in hardness, mineralogy, and flotation response, supporting mine planning, blending strategies, and process control.
- Confirm tailings thickening, rheology, and water recovery parameters at a pilot or large-scale test level to finalize equipment sizing and water balance assumptions for detailed engineering.

26.6 Infrastructure

Worley recommends the following level studies with regards to the mine's infrastructure:

- Implement a mine inflow monitoring and review program to measure groundwater inflows as workings develop and use the data to calibrate/update the groundwater model and confirm future dewatering, WTP capacity and discharge requirements.
- Complete a market and logistics assessment for aggregate sales (including seasonality) to confirm achievable offtake rates required to manage waste rock volumes and maintain adequate stockpile capacity during early development and operations.
- Finalize stockpile design criteria (maximum tonnage/volume, footprint, and operating constraints) and confirm that the combined ore and waste storage arrangements remain within available areas and applicable permit limits under credible schedule and sales scenarios.
- Undertake site-specific bathymetric survey along the proposed pipeline corridor and complete additional tailings discharge/plume and deposition modelling to confirm discharge elevation, end-of-pipe configuration, and pipeline routing at both start and end of life locations.
- Establish a hydrological monitoring programme (reservoir levels and inflows, streamflow where relevant, and key site water streams) to validate the water balance assumptions and improve confidence in freshwater availability and operational water management performance.

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26.7 Environmental, Permitting and Community Relations

It is recommended that Nussir ASA continue to advance environmental planning through studies including:

- Marine baseline monitoring
- Integrated mine closure planning

26.8 Engineering and Feasibility

It is recommended that Nussir ASA continue with its development of the Nussir mine. Continued work will include:

- Detailed engineering, procurement, and construction of site infrastructure
- Continued delineation and upgrading of existing mineral resources
- Evaluation of the Ulverggyn mineral resource
- Geotechnical and hydrological drilling

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27. References

27.1 Mineral Reserve Estimates

Anderson, S., Dishaw, G., Oldcorn, R., et al. (2023). Nussir Feasibility Study 2023. Technical report prepared by SRK Consulting (UK) Limited. Effective date 01 May 2023.

Canadian Institute of Mining, Metallurgy and Petroleum (CIM). (2014). Definition Standards for Mineral Resources and Mineral Reserves. Link: https://mrmr.cim.org/media/1128/cim-definition-standards_2014.pdf

Canadian Institute of Mining, Metallurgy and Petroleum (CIM). (2019). CIM Estimation of Mineral Resources & Mineral Reserves Best Practice Guidelines. Link: https://mrmr.cim.org/media/1129/cim-mrmr-bp-guidelines_2019.pdf

Ehsani, R. (2025). FW: Nussir's Offtake Agreement - technical Portion. Dated 21 July 2025. [Email from Mr. Reza Ehsani to Mr. Martin Prior with "Blue Moon - Side Letter Agreement-Redacted" pdf attached containing Schedule D - Offtake Terms.

Krogh, A., (2025). SV: NSR Template and Financial Assumptions. Dated 06 October 2025. [Email from Mr. Alexander Krogh to Mr. Neil Schunke, Mr. Martin Prior, Mr. Helge Rushfeldt, Ms. Boi Linh Doig, Mr. Roy Levesque and Mr. Paul Lombard with forecast long-term treatment and refining charges]

Schunke, N. (2026). Nussir Feasibility Study Update - Note for the Record No. 0003: Financial and NSR Study Assumptions. Document No. NU02A001-0000-PM-TEN-00002. 06 March 2026.

27.2 Mineral Processing and Metallurgical Testing

SGS LAKEFIELD "An Investigation into RECOVERY OF COPPER FROM THE KVALSUND DEPOSIT" prepared for NUSSIR ASA, SGS Project 12527-001 – Final report, dated May 9, 2011SGS Lakefield "An Investigation into PRE-FEASIBILITY LEVEL METALLURGICAL TESTING ON SAMPLES FROM NUSSIR AND ULVERYGGEN COPPER DEPOSITS" prepared for NUSSIR ASA, SGS Project 12527-003 – Final Draft Report, dated Aug 17, 2016.

SGS Lakefield "An Investigation into THE RECOVERY OF COPPER FROM THE NUSSIR DEPOSIT" prepared for NUSSIR ASA, SGS Project 12527-04 – Report 2, dated June 27, 2019.

SGS LAKEFIELD - DILUTION TESTWORK ON SAMPLES FROM THE NUSSIR DEPOSIT, Project 12527-05 – Final Report, January 26, 2023

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SGS LAKEFIELD PRELIMNARY GRINDING CIRCUIT DESIGN STUDY USING UPDATED CEET2® TECHNOLOGY BASED ON SAMPLES FROM THE NUSSIR PROJECT; Project 12527-04 – Final Report April 21, 2020.

27.3 Mining Methods

Potvin, Y. (1988). Empirical open stope design in Canada. PhD Thesis, University of British Columbia, Vancouver

Barton, N., Lien, R., and Lunde, J. (1974). Engineering classification of rock masses for the design of tunnel support. Rock Mechanics, 6(4), 189–236.

Lunder, P. J., & Pakalnis, R. C. (1997). Determination of the strength of hard-rock mine pillars. CIM Bulletin, 90(1013), 51–55.

27.4 Project Infrastructure

GEBCO's global grided bathymetric data sets. GEBCO_2025. https://download.gebco.net/

27.5 Environmental Studies, Permitting and Social Impact

Aanes Karl Jan et al. - Studies Related to New Mining and Ore Processing Activity in Kvalsund Municipality (Orienterende undersøkelser i forbindelse med mulig ny gruvedrift og oppredning i Kvalsund kommune). Norwegian Institute of Water Research – NIVA. Kvalsund 2011.

Christensen, G. N. e. a. (2011). Consequences for the marine environment in Repparfjorden through establishment of sea - or land tailings placement from Nussir and Ulveryggen in Kvalsund Muncipality, Finnmark. Akvaplan Niva AS: 130-161.

Didriksen Thor-Arthur et al. - EIA Mining Operations in Nussir and Ulveryggen (Konsekvensutredning gruvedrift i Nussir og Ulveryggen). Sweco Norge AS. Kvalsund Kommune 15 April 2011.

Frilund Gunn et al. - Mining: Ulveryggen and Nussir Consequences to the Landscape Outdoor Recreation Biodiversity on Land and Freshwater (Gruvedrift: Ulveryggen og Nussir Konsekvenser for Landskap Friluftsliv Biologisk Mangfold på Land og Ferskvann). Sweco Norge AS. Kvalsund Kommune Finnmark 23 May 2011.

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Johnsen Evelyn - Report from Cultural-Historical Assessment/Registration (Rapport fra Kulturhistorisk Befaring/Registrering). Finnmark County. Kvalsund: 2010.

Muotka, Jack Sture et al. - Interim Report on Social Impacts related to the Zoning Plan with EIA (Delutredning samfunn tilknyttet reguleringsplan med KU) Bedriftskompetanse. Kvalsund, May 2011.

Myrvoll Elin Rose - Cultural Heritage Report: Copper Mining in Riehpovuotna/Repparford (Kulturminnefaglig rapport Kopperutvinning i Riehpovuotna/Repparford). NIKU Landskapsavdeling. Rapport 227/2009. Kvalsund: 2009

Nelleman Christian et al. - Report on the Proposed Nussir Mine in Reindeer Districts 22 and 20 (Foreslått Utbygging av Nussir Gruver I Reinbeitadristrikt 22 og 20). NORUT. Kvalsund 2011.

Skei, J. (2014). Methodologies for Environmental Impact Assessment of Deep Sea Tailings Disposal (DSTD) projects. Annual Conference of International Impact Assessment Villa del Mar Chile.

Sørlie, Kjetil and Broderstad, Ann Ragnhild – Relocation to towns from districts with sami population (Flytting til byer fra distriktsområder med samisk besetting), NIBR/University of Tromsø, 2011.

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28. Qualified Persons

QUALIFIED PERSONS CERTIFICATE

Certificate Of Author

Adam Wheeler, Mining Consultant,

Cambrose Farm, Redruth, Cornwall, TR16 4HT, England. Tel/Fax: (44) 1209-899042; E-mail: adamwheeler@btinternet.com

As an author of this "NI 43-101 Technical Report on the Nussir Project – Feasibility Study" dated effective April 14th, 2026, I, A. Wheeler do hereby certify that:

1. I am an independent mining consultant, based at Cambrose Farm, Redruth, Cornwall, TR16 4HT, England.

2. I hold the following academic qualifications:

. B.Sc. (Mining) Camborne School of Mines 1981

. M.Sc. (Mining Engineering) Queen's University (Canada) 1982

3. I am a registered Chartered Engineer (C. Eng and EUR ING) with the Engineering Council (UK). Reg. no. 371572.

4. I am a Professional Fellow (FIMMM) in good standing of the Institute of Materials, Minerals and Mining.

5. I have worked as a mining consultant in the minerals industry for over forty years. I have worked on over fifty different projects involving geological modelling, exploration drillhole layout or resource estimation. These projects have covered thirty-five different countries, and I have authored either 43-101 or JORC reports for twenty-five such projects. Twenty of these projects have been related to copper. I have been working on the Nussir project since 2007 and the Ulveryggen project since 2010, and have been involved with exploration drillhole layout, geological modelling and resource estimation.

6. I have read NI 43-101 and the Technical Report, which is the subject of this certificate, has been prepared in compliance with NI 43-101. By reason of my education, experience and professional registration, I fulfil the requirements of a "qualified person" as defined by NI 43-101. My work experience includes five years at an underground gold mine, seven years as a mining engineer in the development and application of mining and geological software, and thirty years as an independent mining consultant, involved with geological modelling, exploration drill hole layout, resource and reserve estimation, evaluation and planning projects for both open pit and underground mining projects.

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7. I am responsible for the preparation of Section 14 of the Technical Report titled "NI 43-101 Technical Report on the Nussir Project – Feasibility Study" dated April 14th, 2026. I visited the project property on 2/7/2007 – 4/7/2007, 14/6/2010 – 16/6/2010, 22/9/2014 – 24/9/2014 and 14/1/2025 – 16/1/2025. The visits before 2024 were part of my prior involvement with Nussir as an independent contractor, related to previous resource estimation exercises for the Nussir and Ulveryggen projects.

8. As of the date here of, to the best of my knowledge, information and belief, the Technical Report, which is the subject of this certificate, contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

9. I am independent of Blue Moon Metals Inc. and related companies applying all of the tests of Section 1.5 of NI 43-101.

Dated this April 16th 2026

Signed and Sealed "A Wheeler", C. Eng, EUR ING, FIMMM

A Wheeler, Mining Consultant, C. Eng, EUR ING, FIMMM

Effective Date: April 14, 2026

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QUALIFIED PERSON'S CERTIFICATE

Certificate Of Author

As an author of this "NI 43-101 Technical Report on the Nussir Project – Feasibility Study" dated effective April 14th, 2026, I, Christopher Hughes-Narborough do hereby certify that:

2. I graduated with a Bachelor of Science (Eng) Degree in Mineral Technology from the Royal School of Mines, Imperial College, London University in 1981

3. I am a Professional Member (MIMMM) in good standing of the Institute of Materials, Minerals and Mining (Membership No. 0045567) and a registered Chartered Engineer (CEng) with the Engineering Council, UK (Reg No. 369175).

4. I have practiced my profession continuously since graduation in 1981 and have experience in mineral processing operations and consulting, delivering projects in several countries. I have sufficient experience relevant to the style of mineralization and type of deposit under consideration, and to the activity described in the Technical Report. My relevant experience includes process design and operation of base metal flotation concentrators from Pre-feasibility Study to plant operation. Projects include Lisheen Pb/Zn Mine, Ireland (Anglo American), Aguas Tenidas Cu/Pb/Zn Mine, Spain (now Sandfire Resources), Dugald River Pb/Zn Mine, Australia (MMG Limited), and Skouries Cu/Au Mine, Greece (Eldorado Gold).

5. I have read NI 43-101 and the Technical Report, which is the subject of this certificate, has been prepared in compliance with NI 43-101. By reason of my education, experience and professional registration, I fulfil the requirements of a "qualified person" as defined by NI 43-101.

6. I visited the project property from August 4-7, 2025.

7. I am responsible for the preparation of Section13, Section 17, and Section 21.2.2 of the Technical Report.

8. I am independent of Blue Moon Metals Inc. and related companies applying all the tests of Section 1.5 of NI 43-101.

9. I have had no prior involvement with the property that is the subject of the Technical Report.

Effective Date: April 14, 2026 528

10. As of the effective date of the Technical Report, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this April 16th, 2026

(signed) "Chris Hughes-Narborough"

Christopher Hughes-Narborough, CEng.

Effective Date: April 14, 2026

529

QUALIFIED PERSONS CERTIFICATE

Certificate Of Author

As an author of this "NI 43-101 Technical Report on the Nussir Project – Feasibility Study" dated effective April 14th, 2026, I, Martin Prior. do hereby certify that:

1. I am a Senior Project Manager employed by Worley Europe Limited with business address at Building 6, Chiswick Park, 566 Chiswick High Road, Chiswick, W4 5HR, United Kingdom

2. I graduated with a Master's in Engineering Degree in Mining from Witwatersrand University in South Africa.

3. I am a Fellow member in good standing of the Southern African Institute of Mining and Metallurgy. (#706045).

4. I have practiced my profession since 1985 and have experience in mining operations and consulting. I have worked as a Mining Engineer and Project Manager working on studies for most commodities in many different countries. My relevant experience includes underground mine design and scheduling, underground infrastructure and capital and operating cost estimates for gold, copper, nickel, zinc and platinum projects and operations.

5. I have read NI 43-101 and the Technical Report, which is the subject of this certificate, has been prepared in compliance with NI 43-101. By reason of my education, experience and professional registration, I fulfil the requirements of a "qualified person" as defined by NI 43-101.

6. I visited the project property on 25 August 2026.

7. I am responsible for Sections, 21-22, 24-27, and related disclosure in Section 27 of the Technical Report.

8. I am independent of Blue Moon Metals Inc. and related companies applying all of the tests of Section 1.5 of NI 43-101.

9. I have had no prior involvement with the property that is the subject of the Technical Report.

10. As of the effective date of the Technical Report, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this April 16, 2026

(signed) "Martin Prior"

Effective Date: April 14, 2026

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Signed and Sealed M. Prior, M.Eng

M. Prior, M.Eng.

Effective Date: April 14, 2026 531

QUALIFIED PERSONS CERTIFICATE

Certificate Of Author

As an author of this "NI 43-101 Technical Report on the Nussir Project – Feasibility Study" dated effective April 14th, 2026, I, Lumin Ma, do hereby certify that:

1. I am an SME (Subject Matter Expert) and work part time at Worley as a Principal Technical Consultant - Geotechnical Engineer, North America Lead. I work at 2296, Pheasant Bend Circle, South Jordan, Utah 84095, USA.

2. I graduated with a Doctorate Degree in Geo-Engineering from the University of Nevada,Reno, USA, in August 2004.

3. I am a licensed Professional Engineer registered in several states of the United States,including the state of West Virginia (License # 021666), state of Utah (License # 11046472-2202), state of Nevada (License # 026184), state of Idaho (License # 18244), state of Montana (License # 59988PE), and state of Wyoming (License # 17024).

4. I have practiced my profession since 1983 and have experience in geotechnical engineering, rock mechanics, and consulting. I have worked as a Principal Technical Consultant - Geotechnical Engineer, working on studies in Canada, the United States, Norway, Mexico, and Morocco. My relevant experience includes geotechnical design for underground mining and civil engineering, numerical analysis, rock mass characterization for gold, copper, potash projects and operations. Projects that I worked include Equinox Gold in Brazil, Rio Tinto Artemis project in the United States, Khemisset Potash Mine project in Morocco, and Orisyvo Feasibility Study project in Mexico. I have worked at Nevada Gold Mines, and Nevada Copper.

5. I have read NI 43-101 and the Technical Report, which is the subject of this certificate, has been prepared in compliance with NI 43-101. By reason of my education, experience and professional registration, I fulfil the requirements of a "qualified person" as defined by NI43-101.

6. I visited the project property from August 4-8, 2025.

7. I am responsible for Sections 1.8,16.3, 26.4, and related disclosure in Section 27 of the Technical Report.

8. I am independent of Blue Moon Metals Inc. and related companies applying all of the tests of Section 1.5 of NI 43-101.

9. I have had no prior involvement with the property that is the subject of the Technical Report.

Effective Date: April 14, 2026 532

10. As of the effective date of the Technical Report, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this April 16, 2026

(signed) "Lumin Ma"

Lumin Ma, PE

Effective Date: April 14, 2026

533

QUALIFIED PERSONS CERTIFICATE

Certificate Of Author

As an author of this "NI 43-101 Technical Report on the Nussir Project – Feasibility Study" dated effective April 14th, 2026, I, Roy R. Levesque, P.Eng. do hereby certify that:

1. I am a Principal Mining Engineer employed by Worley Canada Inc. of 69 Young St., Sudbury, ON, P3E 3G5.
2. I graduated with a Bachelor of Engineering Degree in Mining from Laurentian University in Sudbury, Ontario in 1999.
3. I am a member in good standing of Professional Engineers Ontario (#100072522).
4. I have practiced my profession since 2001 and have experience in mining operations and consulting. I have worked as a Mining Engineer working on studies for most commodities in many different countries. My relevant experience includes underground mine design and scheduling, underground infrastructure and capital and operating cost estimates for gold, copper, nickel, zinc and lithium projects and operations. During my time at FNX Mining and JDS Energy and Mining, I have three years of onsite experience at Levack Mine, Podolsky Mine, Hemlo Mine in Ontario, Canada and Aurora Gold Mine in Guyana.
5. I have read NI 43-101 and the Technical Report, which is the subject of this certificate, has been prepared in compliance with NI 43-101. By reason of my education, experience and professional registration, I fulfil the requirements of a "qualified person" as defined by NI 43-101.
6. I visited the project property from August 4-8, 2025.
7. I am responsible for Sections 1.6, 1.7, 16.1, 16.2, 16.4 to 16.12, 26.2, and related disclosure in Section 27 of the Technical Report.
8. I am independent of Blue Moon Metals Inc. and related companies applying all of the tests of Section 1.5 of NI 43-101.
9. I have had no prior involvement with the property that is the subject of the Technical Report.
10. As of the effective date of the Technical Report, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this April 16, 2026

(signed and sealed
"Roy R. Levesque")

Roy R. Levesque, P.Eng.

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QUALIFIED PERSONS CERTIFICATE

Certificate Of Reviewer

As a reviewer of Section 20 of this "NI 43-101 Technical Report on the Nussir Project – Feasibility Study" dated effective 14 April 2026, I, Susan Abell (PrSciNat) do hereby certify that:

1. I am a Principal Environmental Scientist engaged by Worley Europe Limited with a registered office of Chiswick Business Park, 566 Chiswick High Road. Building6,Level 8W4 5HR.

2. I graduated with a Master's Degree in Resource Conservation Biology at the University of the Witwatersrand, South Africa in 2001.

3. I am a member in good standing of South African Council for Natural Scientific Professions (SACNASP) (Reg No:400116/05).

4. I have practiced my profession since 2001 and have experience in consulting within the environmental sector. I have worked as an Environmental Scientist and specifically a Biodiversity Specialist on studies for most mining related commodities including gold, platinum, chrome and copper in many different countries. My relevant experience includes input into numerous Environmental and Social Impact Assessments (ESIAs); Water Use Licenses; Risk Assessments; Red Flag Assessments; Due Diligence Reporting; Biodiversity (terrestrial & freshwater) Specialist Assessments; Alien Invasive Permits; Critical Habitat Assessments; Offset Guidance and Phase 1 Assessments.

5. I have read NI 43-101 and the Technical Report, which is the subject of this certificate, has been prepared in compliance with NI 43-101. By reason of my education, experience and professional registration, I fulfil the requirements of a "qualified person" as defined by NI 43-101.

6. I have not visited the project property.

7. I was responsible for the review of the available project environmental and social documentation and Section 20, which was developed by a 3rd part consultant engaged by Blue Moon Metals Inc. to establish if any environmental and social gaps exist from NI 43-101 and GIIP perspective and develop an action plan to mitigate environmental and social risks to ensure the project environmental and social sustainability.

8. I am independent of Blue Moon Metals Inc. and related companies applying all of the tests of Section 1.5 ofNI43-101.

9. I have had no prior involvement with the property that is the subject of the Technical Report.

Effective Date: April 14, 2026 535

10. As of the effective date of the TechnicalReport, to the best of my knowledge, information and belief, Section 20 of the Technical Report contains a summary of scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated 16 April, 2026

(signed) "Susan Abell"

Susan Abell, PrSciN

Effective Date: April 14, 2026

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